EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
dated as of September 28, 2015,
among
ENERGY TRANSFER CORP LP,
ETE CORP GP, LLC,
ENERGY TRANSFER EQUITY, L.P.,
LE GP, LLC,
ENERGY TRANSFER EQUITY GP, LLC
and
THE WILLIAMS COMPANIES, INC.

Page
ARTICLE I

The Transactions    2

SECTION 1.01. The Merger; the Contribution; the Parent Class E Issuance.	2
ARTICLE II

Effect of the Merger on the Equity of the
Constituent Entities; Exchange Fund;
Company Equity Awards    4

SECTION 2.01. Effect on Equity	4

SECTION 2.02. Exchange Fund	7

SECTION 2.03. Election Procedures	11

SECTION 2.04. Proration.	12

SECTION 2.05. Company Equity Awards	14

SECTION 2.06. Treatment of the Company ESPP	17
ARTICLE III

Representations and Warranties    17

SECTION 3.01. Representations and Warranties of the Company	17

SECTION 3.02. Representations and Warranties of TopCo and Parent	34
ARTICLE IV

Covenants Relating to Conduct of Business    49

SECTION 4.01. Conduct of Business	49

SECTION 4.02. No Solicitation by Company; Recommendation of the Board of Directors of the Company	57
ARTICLE V

Additional Agreements    61

SECTION 5.01. Preparation of the Form S-4 and the Proxy Statement; Company Stockholders’ Meeting	61

SECTION 5.02. Mutual Access to Information; Confidentiality	63

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SECTION 5.03. Reasonable Best Efforts	64

SECTION 5.04. Employees and Benefit Plans	67

SECTION 5.05. Indemnification, Exculpation and Insurance	69

SECTION 5.06. Fees and Expenses	71

SECTION 5.07. Certain Tax Matters	73

SECTION 5.08. Public Announcements	73

SECTION 5.09. Rule 16b-3	74

SECTION 5.10. Stock Exchange Listing	74

SECTION 5.11. Stock Exchange De-listing	74

SECTION 5.12. Securityholder Litigation	74

SECTION 5.13. Control of Operations	74

SECTION 5.14. Financing Assistance	75

SECTION 5.15. CCR Agreement	75

SECTION 5.16. Pre-Merger Special Dividend	75

SECTION 5.17. Charitable Giving	75
ARTICLE VI

Conditions Precedent    75

SECTION 6.01. Conditions to Each Party’s Obligation to Effect the Merger	75

SECTION 6.02. Conditions to Obligations of Parent and TopCo	76

SECTION 6.03. Conditions to Obligation of the Company	77

SECTION 6.04. Frustration of Closing Conditions	78
ARTICLE VII

Termination, Amendment and Waiver    79

SECTION 7.01. Termination	79

SECTION 7.02. Effect of Termination	81

SECTION 7.03. Amendment	81

SECTION 7.04. Extension; Waiver	81
ARTICLE VIII

General Provisions    81

SECTION 8.01. Nonsurvival of Representations and Warranties	81

SECTION 8.02. Notices	81

SECTION 8.03. Definitions	83

SECTION 8.04. Interpretation	90

SECTION 8.05. Consents and Approvals	91

SECTION 8.06. Counterparts	91

SECTION 8.07. Entire Agreement; No Third-Party Beneficiaries	91

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SECTION 8.08. GOVERNING LAW	92

SECTION 8.09. Assignment	93

SECTION 8.10. Specific Enforcement; Consent to Jurisdiction	93

SECTION 8.11. WAIVER OF JURY TRIAL	94

SECTION 8.12. Severability	94

SECTION 8.13. No Recourse to Financing Sources	94

Annex I    Index of Defined Terms

Exhibit A	Form of Amended and Restated Certificate of Formation of Energy Transfer Equity GP, LLC

Exhibit B	Form of Amended and Restated Limited Liability Company Agreement of Energy Transfer Equity GP, LLC

Exhibit C	Form of Amendment No. 5 to the Third Amended and Restated Agreement of Limited Partnership of Parent

Exhibit D	Form of Contribution and Assumption Agreement

Exhibit E	Form of Amended and Restated Certificate of Limited Partnership of TopCo

Exhibit F	Form of Amended and Restated Limited Partnership Agreement of TopCo

Exhibit G	Form of First Amended and Restated Limited Liability Company Agreement of ETE Corp GP, LLC

Exhibit H	Form of Contingent Consideration Rights Agreement

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AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of September 28, 2015, among ENERGY TRANSFER CORP LP, a Delaware limited partnership (“TopCo”), ETE CORP GP, LLC, a Delaware limited liability company and the general partner of TopCo (“TopCo GP”), ENERGY TRANSFER EQUITY, L.P., a Delaware limited partnership (“Parent”), LE GP, LLC, a Delaware limited liability company and the general partner of Parent (“Parent GP”), ENERGY TRANSFER EQUITY GP, LLC, a Delaware limited liability company (“ETE GP”), and THE WILLIAMS COMPANIES, INC., a Delaware corporation (the “Company”).
WHEREAS the Board of Directors of the Company has unanimously (a) approved and declared advisable and resolved to recommend to its stockholders the adoption of (i) this Agreement, (ii) the merger of the Company with and into TopCo, with TopCo surviving the Merger (the “Merger”) following the effectiveness of TopCo’s election to be classified as a corporation for U.S. Federal income Tax purposes, upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $1.00 per share, of the Company (“Company Common Stock”), other than (a) shares of Company Common Stock owned directly by the Company, as treasury stock, (b) shares of Company Common Stock owned directly by TopCo, (c) the Subsidiary-Owned Company Shares and (d) the Appraisal Shares, will be converted into the right to receive the Merger Consideration, and (iii) the Transactions, and (b) declared that it is in the best interests of the stockholders of the Company that the Company enter into this Agreement and consummate the Merger and the other Transactions on the terms and subject to the conditions set forth herein;
WHEREAS in connection with the Merger, (a) an amount of cash of the Surviving Entity (other than the Parent Cash Deposit) shall be contributed to ETE GP such that ETE GP may contribute such cash to Parent in exchange for newly issued general partner units and (b) all the remaining assets and liabilities of the Surviving Entity (other than its membership interest in ETE GP) (the “Contributed Assets”) shall be contributed to Parent in exchange for newly issued Class E common units representing limited partner interests in Parent (the “Parent Class E Units”) pursuant to the Contribution and the Parent Class E Issuance, upon the terms and subject to the conditions set forth in this Agreement;
WHEREAS TopCo GP has (a) determined that it is in the best interests of TopCo and its equityholder, and declared it advisable, to enter into this Agreement, and (b) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Merger, the Contribution and the Parent Class E Issuance;
WHEREAS Parent GP has (a) determined that it is in the best interests of Parent GP and Parent and their respective members and unitholders, and declared it advisable, to enter into this Agreement, and (b) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions;
WHEREAS for U.S. Federal income Tax purposes, (a)(i) the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (such qualification, the “Intended Tax

Treatment”), and (ii) this Agreement is intended to be, and hereby is, adopted as a “plan of reorganization,” within the meaning of Treasury Regulation Section 1.368-2(g), for purposes of Sections 354 and 361 of the Code, and (b) the Contribution and the Parent Class E Issuance are intended to qualify as an exchange described in Section 721(a) of the Code;
WHEREAS immediately prior to the execution of this Agreement by the Company, the Agreement and Plan of Merger, dated as of May 12, 2015, by and among the Company, SCMS LLC, WPZ and WPZ GP LLC (“WPZ GP”) (the “WPZ Merger Agreement”) has been terminated in accordance with its terms and the Parent Termination Fee (as defined in the WPZ Merger Agreement) has been paid by WPZ GP LLC to WPZ through the execution of the IDR Waiver (as defined in the WPZ Merger Agreement, the “WPZ Fee”); and
WHEREAS the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I

The Transactions
SECTION 1.01. The Merger; the Contribution; the Parent Class E Issuance.
(a)    The Merger.
(i)    At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and the Delaware Revised Uniform Limited Partnership Act, as amended (the “DRULPA”), the Company shall be merged with and into TopCo, whereupon the separate corporate existence of the Company shall cease, and TopCo shall continue its existence under Delaware law as the surviving entity in the Merger (the “Surviving Entity”).
(ii)    On the Closing Date, the Company and TopCo shall file the certificate of merger (the “Certificate of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL and the DRULPA with the Secretary of State of the State of Delaware. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as is agreed between the parties and specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL and the DRULPA (such date and time is hereinafter referred to as the “Effective Time”).

(b)    The GP Merger; the Contribution; the Parent Class E Issuance.
(i)    On the Closing Date, immediately following the Effective Time and concurrent with the Contribution and the Parent Class E Issuance, in accordance with the applicable provisions of the Delaware Limited Liability Company Act (the “DLLCA”), Parent GP shall be merged with and into ETE GP (the “GP Merger”), whereupon the separate company existence of Parent GP shall cease, and ETE GP shall continue its existence under Delaware law as the surviving company in the GP Merger and as the general partner of Parent (the “GP Surviving Company”). Parent GP and ETE GP shall file the certificate of merger (the “GP Certificate of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the DLLCA with the Secretary of State of the State of Delaware. The GP Merger shall become effective at such time as the GP Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (such date and time is hereinafter referred to as the “GP Merger Effective Time”). The effects of the GP Merger shall be as provided in this Agreement and in the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the GP Merger Effective Time, all of the property, rights, privileges, powers and franchises of Parent GP and ETE GP shall vest in the GP Surviving Company, and all debts, liabilities and duties of the Parent GP and ETE GP shall become the debts, liabilities and duties of the GP Surviving Company, all as provided under the DLLCA. In the GP Merger, each unit representing a limited liability company interest of Parent GP issued and outstanding prior to the GP Merger Effective Time and each unit representing a limited liability company interest of ETE GP issued and outstanding prior to the GP Merger Effective Time shall automatically be converted into a limited liability company interest of the GP Surviving Company as set forth in Section 1.01(b)(i) of the Parent Disclosure Letter. At the GP Merger Effective Time, the certificate of formation and limited liability company agreement of Energy Transfer Equity GP, LLC, substantially in the forms set forth in Exhibit A and Exhibit B, respectively, shall be the certificate of formation and the limited liability company agreement, respectively, of the GP Surviving Company until thereafter amended in accordance with the provisions thereof and applicable Law. Subject to applicable Law, the directors of Parent GP immediately prior to the GP Merger Effective Time shall be the initial directors of the GP Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of Parent GP immediately prior to the GP Merger Effective Time shall be the initial officers of the GP Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
(ii)    Concurrent with the GP Merger, the GP Surviving Company and Parent shall execute Amendment No. 5 to the Third Amended and Restated Agreement of Limited Partnership of Parent (the “Parent Partnership Agreement Amendment”) substantially in the form attached hereto as Exhibit C, pursuant to which the terms of the Parent Class E Units will be established.
(iii)    On the Closing Date, immediately following the Effective Time and concurrent with the GP Merger, the Surviving Entity shall contribute the Contributed Assets to Parent (the “Contribution”), in exchange for the issuance by Parent to TopCo of a number of newly issued Parent Class E Units equal to the aggregate number of TopCo Common Shares to be issued pursuant to Article II (the “Parent Class E Issuance”). Parent and TopCo shall cause the Contribution and the Parent Class E Issuance to be consummated on the Closing Date after the Effective Time by executing a Contribution and Assumption Agreement substantially in the form attached hereto as Exhibit D.
SECTION 1.02.    The Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, at 10:00 a.m., local time, on a date to be agreed upon by the parties in writing (the “Closing Date”), which shall be no later than the third business day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied by action taken at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing; provided, however, that upon satisfaction or waiver of all the conditions set forth in Article VI (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the satisfaction or waiver of such conditions) Parent may, on one occasion, by giving written notice to the Company no later than two business days prior to the date the Closing is scheduled to occur, elect to postpone the Closing Date for a period of time not to exceed 15 consecutive business days in order to facilitate the Financings (as defined below).
SECTION 1.03.    Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL and the DRULPA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and TopCo shall vest in the Surviving Entity, and all debts, liabilities and duties of the Company and TopCo shall become the debts, liabilities and duties of the Surviving Entity, all as provided under the DGCL and the DRULPA.
SECTION 1.04.    Certificate of Formation and Limited Partnership Agreement of the Surviving Entity. At the Effective Time, (a) the certificate of formation and limited partnership agreement of TopCo substantially in the forms attached hereto as Exhibit E and Exhibit F, respectively, shall be the certificate of formation and the limited partnership agreement, respectively, of the Surviving Entity, until thereafter amended in accordance with the provisions thereof and applicable Law, and (b) the sole member of TopCo GP will execute the First Amended and Restated Limited Liability Company Agreement of TopCo GP substantially in the form attached hereto as Exhibit G.

ARTICLE II

Effect of the Merger on the Equity of the
Constituent Entities; Exchange Fund;
Company Equity Awards
SECTION 2.01.    Effect on Equity. Subject to the provisions of this Article II, at the Effective Time, by virtue of the Merger and without any action on the part of the Company or TopCo or the holder of any shares of Company Common Stock or any shares of equity of TopCo:
(a)    Cancelation of Treasury Stock and TopCo-Owned Stock. Each share of Company Common Stock that is directly owned by the Company, as treasury stock, or by TopCo immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor (the “Canceled Shares”).
(b)    Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than the Canceled Shares, the Subsidiary-Owned Company Shares and, except as provided in Section 2.01(g), the Appraisal Shares) shall be converted into the right to receive any of the following forms of consideration (the “Merger Consideration”):
(i)    for each share of Company Common Stock with respect to which an election to receive shares (a “Share Election”) has been validly made and not revoked (collectively, the “Share Election Shares”), the right to receive from TopCo the number of validly issued, fully paid and nonassessable TopCo Common Shares as is equal to 1.8716 (the “Share Consideration” or the “Share Consideration Ratio”), with each TopCo Common Share having attached to it one contingent consideration right, which shall represent the right to receive a contingent payment in accordance with the terms and conditions of the CCR Agreement (a “CCR”);
(ii)    for each share of Company Common Stock with respect to which an election to receive shares and cash (a “Mixed Election”) has been validly made and not revoked (collectively, the “Mixed Election Shares”), the right to receive from TopCo: (A) the number of validly issued, fully paid and nonassessable TopCo Common Shares as is equal to 1.5274, with each TopCo Common Share having attached to it one CCR, and (B) cash in an amount equal to $8.00 (collectively, the “Mixed Consideration”);
(iii)    for each share of Company Common Stock with respect to which an election to receive cash (a “Cash Election”) has been validly made and not revoked (collectively, the “Cash Election Shares”), the right to receive in cash from TopCo an amount equal to $43.50 (the “Cash Consideration”); and
(iv)    for each share of Company Common Stock other than shares as to which a Cash Election, a Mixed Election or a Share Election has been validly made and not revoked (collectively, the “Non-Election Shares”), the right to receive from TopCo such Share Consideration and/or Cash Consideration as is determined in accordance with Section 2.04.

(c)    At the Effective Time, subject to Section 2.02(b), all shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Company Common Stock or shares of Company Common Stock that are in uncertificated book-entry form (either case being referred to in this Agreement, to the extent applicable, as a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, the Pre-Merger Special Dividend and any other declared dividends with a record date prior to the Effective Time that remain unpaid at the Effective Time, dividends or distributions that are due to such holder pursuant to Section 2.02(j) and cash in lieu of any fractional shares payable pursuant to Section 2.02(i), without interest, in each case to be issued or paid in consideration therefor upon surrender of the applicable Certificate in accordance with Section 2.02(b).
(d)    Treatment of Subsidiary-Owned Company Common Stock. Each share of Company Common Stock owned by a wholly owned Subsidiary of the Company, TopCo or Parent immediately prior to the Effective Time (the “Subsidiary-Owned Company Shares”) shall, at the Effective Time, no longer be outstanding and shall automatically be canceled and cease to exist and shall be converted into the right to receive from TopCo the Share Consideration, with each TopCo Common Share having attached to it one CCR.
(e)    Cancelation of TopCo Common Shares. Each TopCo Common Share held by TopCo in treasury and each TopCo Common Share held by its partners immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancelation and retirement; provided, however, that the general partner interest in TopCo and TopCo’s membership interest in the GP Surviving Company shall remain outstanding.
(f)    Adjustments to Merger Consideration. The Merger Consideration and any payment contemplated by Section 2.05 shall be adjusted to reflect appropriately the effect of any stock or unit split, reverse stock or unit split, stock or unit dividend (including any dividend or distribution of securities of a Subsidiary of the Company or of securities convertible into Company Common Stock and any dividend or distribution of securities of a Subsidiary of Parent or of securities convertible into Parent Common Units), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock or Parent Common Units with a record date occurring on or after the date hereof and prior to the Effective Time.
(g)    Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(b), but instead such holder shall be entitled to payment of the “fair value” of such shares in accordance with the provisions of Section 262. At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the Pre-Merger Special Dividend, any dividends in accordance with Section 2.02(c) and the right to receive the “fair value” of such Appraisal Shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder fails to perfect or otherwise waives, withdraws or loses the right to appraisal under Section 262 or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the “fair value” of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall cease to be Appraisal Shares and be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.01(b), without any interest thereon. The Company shall give prompt written notice to Parent of any demands for appraisal of any shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.
SECTION 2.02. Exchange Fund. (a) Exchange Agent. Prior to the Closing Date, TopCo shall appoint a bank or trust company reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) for the purpose of receiving elections and exchanging, in accordance with this Article II, Company Common Stock for the Merger Consideration, and, in connection therewith, shall enter into an agreement with the Exchange Agent in a form reasonably acceptable to the Company. At or prior to the Effective Time, TopCo shall deposit or shall cause to be deposited with the Exchange Agent that number of whole uncertificated or certificated TopCo Common Shares representing the number of TopCo Common Shares sufficient to pay the aggregate number of TopCo Common Shares issuable pursuant to this Article II. In addition, Parent shall deposit or cause to be deposited with the Exchange Agent an amount in cash sufficient to pay the Cash Component pursuant to Section 2.04 (the “Parent Cash Deposit”). In addition, TopCo shall deposit or cause to be deposited with the Exchange Agent that number of certificates representing the aggregate number of CCRs issuable pursuant to the CCR Agreement in accordance with Section 2.01(b) to which the holders of Company Common Stock will become entitled under this Article II at the Effective Time. In addition, TopCo shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time on or after the Effective Time, an amount in cash sufficient to pay any dividends or other distributions payable pursuant to Section 2.02(c) or Section 2.02(j). The TopCo Common Shares, the CCRs and the cash deposited with the Exchange Agent are referred to in this Agreement as the “Exchange Fund”.
(b)    Exchange Procedures. As promptly as practicable after the Effective Time, but in any event within three business days thereafter, TopCo shall cause the Exchange Agent to mail to each holder of record of Company Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall otherwise be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration, any cash in lieu of fractional shares pursuant to Section 2.02(i) and any dividends or other distributions payable pursuant to Section 2.02(c) or Section 2.02(j). Each holder of record of Company Common Stock shall, upon surrender to the Exchange Agent of such Certificate (or affidavit of loss in lieu thereof as provided in Section 2.02(h)), together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Exchange Agent, be entitled to receive in exchange therefor that number of whole TopCo Common Shares, CCRs and/or cash representing the Merger Consideration that such holder has the right to receive pursuant to this Article II, cash in lieu of any fractional TopCo Common Shares such holder is entitled to receive pursuant to Section 2.02(i) and any dividends or other distributions such holder is entitled to receive pursuant to Section 2.02(c) or Section 2.02(j), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any fiduciary or surety bonds or any transfer or other similar Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of TopCo that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender that number of whole TopCo Common Shares, CCRs and/or cash representing the Merger Consideration that such holder has the right to receive pursuant to this Article II, cash in lieu of any fractional TopCo Common Shares such holder is entitled to receive pursuant to Section 2.02(i) and any dividends or other distributions such holder is entitled to receive pursuant to Section 2.02(c) or Section 2.02(j). No interest shall be paid or will accrue on any consideration payable to holders of Certificates pursuant to the provisions of this Article II.
(c)    No Further Ownership Rights in Company Common Stock. The Merger Consideration, the Pre-Merger Special Dividend, any other dividends or other distributions payable pursuant to Section 2.02(j) and cash in lieu of any fractional shares payable pursuant to Section 2.02(i) paid in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock canceled pursuant to Section 2.01(b) and any related Certificates; subject, however, to the Surviving Entity’s obligation to pay all declared dividends with a record date prior to the Effective Time that remain unpaid at the Effective Time. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Entity of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.
(d)    Share Issuance to Parent. As promptly as practicable after the Effective Time, but in any event within three business days thereafter, in consideration for the Parent Cash

Deposit, TopCo shall cause the Exchange Agent to deliver to Parent a number of TopCo Common Shares, with each TopCo Common Share having attached to it one CCR, equal to (i) the Share Consideration multiplied by the Cash Component, divided by (ii) the Cash Consideration. To the extent Parent provides any cash amounts to TopCo that are necessary to make any payments in respect of Appraisal Shares, TopCo shall issue to Parent additional TopCo Common Shares, with each TopCo Common Share having attached to it one CCR (provided that the CCR Agreement is still in effect at the time of such issuance), equal to (x) the number of Appraisal Shares, multiplied by (ii) the Share Consideration.
(e)    Termination of the Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investment thereof) that remains undistributed for one year after the Effective Time shall be delivered to TopCo, and any holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to TopCo for, and TopCo shall remain liable for, payment of their claims for the Merger Consideration (and any dividends or other distributions payable with respect thereto pursuant to Section 2.02(j) and cash in lieu of any fractional shares payable with respect thereto pursuant to Section 2.02(i)) and CCRs, in each case without any interest thereon, pursuant to the provisions of this Article II.
(f)    No Liability. None of TopCo, Parent, the Company, the Surviving Entity or the Exchange Agent shall be liable to any person in respect of any TopCo Common Shares, CCRs, cash, dividends or other distributions from the Exchange Fund delivered to a public official in compliance with any applicable state, Federal or other abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to the date on which the related Merger Consideration (and any dividends or other distributions payable with respect thereto pursuant to Section 2.02(j) and cash in lieu of any fractional shares payable with respect thereto pursuant to Section 2.02(i)) would escheat to or become the property of any Governmental Entity, (i) any portion of such Merger Consideration payable in TopCo Common Shares (and any dividends or other distributions payable with respect thereto pursuant to Section 2.02(j) and cash in lieu of any fractional shares payable with respect thereto pursuant to Section 2.02(i)) or CCRs, and (ii) any portion of such Merger Consideration payable as Cash Consideration shall, to the extent permitted by applicable Law, immediately prior to such time become the property of TopCo and Parent, respectively, in each case, free and clear of all claims or interest of any person previously entitled thereto.
(g)    Investment of Exchange Fund. The Exchange Agent shall invest the cash in the Exchange Fund as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A‑1 or P‑1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) and, in any such case, no instrument or investment shall have a maturity exceeding three months. Any interest and other income resulting from such investments shall be paid solely to Parent. To the extent there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly replace or restore or cause to be promptly replaced or restored the cash in the Exchange Fund so that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to fully satisfy such cash payment obligations. Nothing contained herein and no investment losses resulting from investment of the Exchange Fund shall diminish the rights of any former holder of Company Common Stock or holder of Certificates to receive the Merger Consideration as provided herein.
(h)    Lost Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by TopCo, the posting by such person of a bond or surety in such reasonable amount as TopCo may direct as indemnity against any claim that may be made against it with respect to such Certificate, together with the submission of a duly executed letter of transmittal and such other customary documents as may reasonably be required by the Exchange Agent, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration and any dividends or other distributions payable with respect thereto pursuant to Section 2.02(j) and cash in lieu of any fractional shares payable with respect thereto pursuant to Section 2.02(i).
(i)    No Fractional Shares. No certificates or scrip representing fractional shares or book-entry credit of TopCo Common Shares shall be issued upon the surrender for exchange of Certificates or upon the conversion of shares of Company Common Stock, no dividends or other distributions of TopCo shall relate to such fractional share interests and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of TopCo. Each former holder of Company Common Stock who otherwise would have been entitled to a fraction of a TopCo Common Share shall receive in lieu thereof cash (rounded to the nearest cent) equal to such fraction as determined below. As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of full TopCo Common Shares delivered to the Exchange Agent by TopCo for issuance to holders of Certificates over (ii) the aggregate number of full TopCo Common Shares to be distributed to holders of Certificates (such excess being herein referred to as the “Excess Shares”). As promptly as practicable following the Effective Time, the Exchange Agent, as agent for such holders of Certificates, shall sell the Excess Shares at then prevailing prices on the New York Stock Exchange, all in the manner provided herein. The sale of the Excess Shares by the Exchange Agent shall be executed on the New York Stock Exchange and shall be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to the holders of Certificates, the Exchange Agent shall hold such proceeds in trust for such holders. The net proceeds of any such sale or sales of Excess Shares to be distributed to the holders of Certificates shall be reduced by any and all commissions, transfer taxes and other out-of-pocket transaction costs, as well as any expenses, of the Exchange Agent incurred in connection with such sale or sales. The Exchange Agent shall determine the portion of such net proceeds to which each holder of Certificates shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Certificates is entitled (after taking into account all Certificates then held by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Certificates are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders subject to and in accordance with this Section 2.02(i). The parties hereto acknowledge that payment of the cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to TopCo that would otherwise be caused by the issuance of fractional shares.
(j)    Distributions with Respect to Unexchanged TopCo Common Shares. No dividends or other distributions with respect to TopCo Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the TopCo Common Shares that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of fractional TopCo Common Shares shall be paid to any such holder pursuant to Section 2.02(i), in each case until the holder of such Certificate shall have surrendered such Certificate in accordance with this Article II. Following the surrender of any Certificate, there shall be paid to the record holder of the certificate representing that number of TopCo Common Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such TopCo Common Shares and the amount of any cash payable in lieu of a fractional TopCo Common Share to which such holder is entitled pursuant to Section 2.02(i) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such TopCo Common Shares.
(k)    Withholding. The Company, TopCo, Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement, such amounts as are required to be withheld or deducted under the Code or any other applicable Tax Law with respect to the making of such payment. All amounts so withheld or deducted will be paid over to the applicable Governmental Entity and treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.
SECTION 2.03.    Election Procedures. Each holder of record of Company Common Stock issued and outstanding immediately prior to the Election Deadline (a “Company Holder”) shall have the right, subject to the limitations set forth in this Article II, to submit an election on or prior to the Election Deadline in accordance with the following procedures:
(a)    Each Company Holder may specify in a request made in accordance with the provisions of this Section 2.03 (an “Election”), (A) the number of shares of Company Common Stock with respect to which such Company Holder desires to make a Share Election, (B) the number of shares of Company Common Stock with respect to which such Company Holder desires to make a Mixed Election, and (C) the number of shares of Company Common Stock with respect to which such Company Holder desires to make a Cash Election, and the order in which either such election is to apply to any such shares if the election is subject to proration pursuant to Section 2.04. Any Company Holder who makes an Election shall be required to waive all appraisal rights in connection with making such Election.
(b)    TopCo shall prepare a form reasonably acceptable to the Company (the “Form of Election”), which shall be mailed by TopCo to record holders of Company Common Stock so as to permit those Company Holders to exercise their right to make an Election prior to the Election Deadline.
(c)    TopCo shall mail or cause to be mailed or delivered, as applicable, the Form of Election to record holders of Company Common Stock as of the record date for the Company Stockholders’ Meeting not less than 20 business days prior to the anticipated Election Deadline. TopCo shall make available one or more Forms of Election as may reasonably be requested from time to time by all persons who become holders of record of Company Common Stock during the period following the record date for the Company Stockholders’ Meeting and prior to the Election Deadline.
(d)    Any Election shall have been made properly only if the Exchange Agent shall have received, prior to the Election Deadline, a Form of Election properly completed and signed and accompanied by Certificates (or affidavits of loss in lieu of the Certificates) to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company or by an appropriate customary guarantee of delivery of such Certificates, as set forth in such Form of Election, from a firm that is an eligible guarantor institution (as defined in Rule 17Ad−15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)); provided that such Certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery, and, in the case of shares of Company Common Stock in book-entry form, any additional documents specified in the procedures set forth in the Form of Election. Failure to deliver shares of Company Common Stock covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by TopCo, in its sole and absolute discretion. As used herein, unless otherwise jointly agreed in advance by the Company and TopCo, “Election Deadline” means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on a date mutually agreed by the Company and Parent but which in no event shall be less than 30 days prior to the anticipated Closing Date. TopCo and the Company shall issue a joint press release reasonably satisfactory to each of them announcing the anticipated date of the Election Deadline not more than 15 business days before, and at least five business days prior to, the anticipated date of the Election Deadline.
(e)    Any Company Holder may, at any time prior to the Election Deadline, change or revoke such Company Holder’s Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election or by withdrawal prior to the Election Deadline of such Company Holder’s Certificates, or of the guarantee of delivery of such Certificates, or any documents in respect of shares of Company Common Stock in book-entry form, previously deposited with the Exchange Agent. After an Election is validly made with respect to any shares of Company Common Stock, any subsequent transfer of such shares of Company Common Stock shall automatically revoke such Election. Notwithstanding anything to the contrary in this Agreement, all Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the Company that this Agreement has been terminated in accordance with Article VII. The Exchange Agent shall have reasonable discretion to determine if any Election is not properly made with respect to any shares of Company Common Stock (none of the parties or the Exchange Agent being under any duty to notify any stockholder of any such defect). In the event the Exchange Agent makes such a determination, such Election shall be deemed to be not in effect, and the shares of Company Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made with respect to such shares.
(f)    TopCo, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 2.04.
SECTION 2.04.    Proration.
(a)    Notwithstanding any other provision contained in this Agreement, the total number of shares of Company Common Stock to be converted into Cash Consideration pursuant to Section 2.01(b) (the “Cash Conversion Number”) shall be equal to the quotient obtained by dividing (A) the Cash Component minus the product of (1) the number of Mixed Election Shares multiplied by (2) $8.00 by (B) the Cash Consideration. The “Cash Component” shall be equal to the product obtained by multiplying (x) the number of shares of Company Common Stock issued and outstanding as of the Closing Date (excluding all Canceled Shares, Appraisal Shares and Subsidiary-Owned Company Shares) by (y) $8.00. All other shares of Company Common Stock (other than Mixed Election Shares, which shall be converted into the Mixed Consideration) shall be converted into the Share Consideration, subject to Section 2.04(b)(iii).
(b)    Within three business days after the Effective Time, TopCo shall cause the Exchange Agent to effect the allocation among the holders of Cash Election Shares as follows:
(i)    if the aggregate number of shares of Company Common Stock with respect to which the Cash Election shall have been made (the “Total Cash Election Number”) exceeds the Cash Conversion Number, then (A) all Share Election Shares and all Non-Election Shares shall be converted into the right to receive the Share Consideration, (B) all Mixed Election Shares shall be converted into the right to receive the Mixed Consideration and (C) Cash Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Total Cash Election Number (with the Exchange Agent to determine, consistent with Section 2.04, whether fractions of Cash Election Shares shall be rounded up or down), with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Share Consideration;

(ii)    if the Total Cash Election Number equals the Cash Conversion Number, then (A) all Cash Election Shares shall be converted into the right to receive the Cash Consideration, (B) all Mixed Election Shares shall be converted into the right to receive the Mixed Consideration, (C) all Share Election Shares shall be converted into the right to receive the Share Consideration, and (D) all Non-Election Shares shall be converted into the right to receive the Mixed Consideration; and
(iii)    if the Total Cash Election Number is less than the Cash Conversion Number (the amount by which the Cash Conversion Number exceeds the Total Cash Election Number being referred to herein as the “Shortfall Number”), then (A) all Cash Election Shares shall be converted into the right to receive the Cash Consideration, (B) all Mixed Election Shares shall be converted into the right to receive the Mixed Consideration, and (C) all Share Election Shares and the Non-Election Shares shall be treated in the following manner:
(a)    if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Share Election Shares shall be converted into the right to receive the Share Consideration, and the Non-Election Shares of each holder thereof shall convert into the right to receive the Cash Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (1) the number of Non-Election Shares held by such holder by (2) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares (with the Exchange Agent to determine, consistent with Section 2.02, whether fractions of Non-Election Shares shall be rounded up or down), with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Share Consideration; or
(b)    if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall convert into the right to receive the Cash Consideration, and the Share Election Shares of each holder thereof shall convert into the right to receive the Cash Consideration in respect of that number of Share Election Shares equal to the product obtained by multiplying (1) the number of Share Election Shares held by such holder by (2) a fraction, the numerator of which is the amount by which (x) the Shortfall Number exceeds (y) the total number of Non-Election Shares, and the denominator of which is the total number of Share Election shares (with the Exchange Agent to determine, consistent with this Section 2.04, whether fractions of Share Election Shares shall be rounded up or down), with the remaining number of such holder’s Share Election Shares being converted into the right to receive the Share Consideration.
SECTION 2.05.    Company Equity Awards.
(a)    Each Company Stock Option that is outstanding immediately prior to the Effective Time, whether or not vested or exercisable, shall be equitably adjusted immediately prior to the Effective Time pursuant to the terms of the applicable Company Stock Plan and award agreement by reducing the exercise price thereof by an amount equal to the Pre-Merger Special Dividend, contingent on the consummation of the Merger. At the Effective Time, each unexercised Company Stock Option that is outstanding immediately prior to the Effective Time, whether or not vested or exercisable, shall, as of the Effective Time, be assumed by TopCo and shall be converted into a cash-settled stock appreciation right (a “TopCo SAR”), on the same terms and conditions as were applicable under such Company Stock Option (including with respect to vesting and acceleration of vesting upon certain terminations of employment following the Effective Time), corresponding to a number of TopCo Common Shares (rounded down to the nearest whole share), determined by multiplying the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by the Exchange Ratio, at a base price per TopCo Common Share (rounded up to the nearest whole cent) equal to the exercise price per share of Company Common Stock of such Company Stock Option (after giving effect to the adjustment described in the first sentence of this Section 2.05(a)) divided by the Exchange Ratio; provided that upon exercise, the holder of a TopCo SAR shall be entitled to receive a cash payment per share equal to the excess, if any, of (i) the fair market value of a TopCo Common Share (as determined in accordance with the terms of the applicable Company Stock Plan) as of the exercise date over (ii) the base price of such TopCo SAR.
(b)    At the Effective Time, with respect to each Company RSU that is outstanding immediately prior to the Effective Time, such Company RSU shall, as of the Effective Time, be assumed by TopCo and shall be converted into a cash-settled restricted stock unit (a “TopCo RSU”) with respect to a number of whole TopCo Common Shares (rounded down to the nearest whole share) equal to the product obtained by multiplying (x) the applicable number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time by (y) the Share Consideration Ratio, and shall have the additional terms set forth below.
(i)    With respect to each Company PSU (other than a Company Leveraged PSU), (A) if the Effective Time occurs prior to the end of the performance period applicable to such Company PSU, the number of shares of Company Common Stock underlying such Company PSU immediately prior to the Effective Time shall be deemed to equal the target number of shares of Company Common Stock covered by such Company PSU, and, (B) if the Effective Time occurs on or after the end of the performance period applicable to such Company PSU, the number of shares of Company Common Stock underlying such Company PSU immediately prior to the Effective Time shall be deemed to be the number of shares of Company Common Stock covered by such Company PSU based on actual performance, as determined by the Compensation Committee of the Board of Directors of the Company prior to the Effective Time in accordance with the terms of the applicable Company Stock Plan and the applicable award agreement.
(ii)    With respect to each Company PSU that is a Company Leveraged PSU, the number of shares of Company Common Stock underlying such Company Leveraged PSU immediately prior to the Effective Time shall be deemed to equal the greater of (A) the number of shares of Company Common Stock covered by such Company Leveraged PSU based on actual performance as of immediately prior to the Effective Time, as determined by the Compensation Committee of the Board of Directors of the Company prior to the Effective Time in accordance with the terms of the applicable Company Stock Plan and the applicable award agreement, and (B) the target number of shares of Company Common Stock covered by such Company Leveraged PSU.
(iii)    Following the Effective Time, the performance vesting criteria with respect to each TopCo RSU that was a Company PSU no longer shall apply and the vesting of such TopCo RSU shall be time-based and subject to continued employment through the end of the applicable performance period or any other date required under the terms of the Company RSU in effect immediately prior to the Effective Time.
(iv)    Upon settlement, the holder of a TopCo RSU shall be entitled to receive on the settlement date the following amounts, without interest:
(A)    a cash payment for such TopCo RSU equal to the fair market value of a TopCo Common Share (as determined in accordance with the terms of the applicable Company Stock Plan) on the settlement date,
(B)    in lieu of any fractional TopCo Common Shares that would result from the determination in the first sentence of this Section 2.05(b) without regard to rounding, a cash payment equal to the product obtained by multiplying (1) the number of such fractional TopCo Common Shares by (2) the TopCo Share Value (such cash payment, the “Fractional Share Payment”),
(C)    to the extent that any accrued dividend equivalent payments (which, for the avoidance of doubt, shall include the Pre-Merger Special Dividend) in respect of such Company RSU remain unpaid as of immediately prior to the Effective Time, a cash payment equal to the value of such unpaid dividend equivalent payments, and
(D)    if such TopCo RSU settles after the End Date (as defined in the CCR Agreement), a cash payment equal to the Shortfall Amount (as defined in the CCR Agreement), if any, as determined in accordance with the terms and conditions of the CCR Agreement (the “CCR Shortfall Payment”).
(v)    Except as otherwise provided in this Section 2.05(b), each TopCo RSU assumed and converted pursuant to this Section 2.05(b) shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company RSU immediately prior to the Effective Time (including with respect to vesting and acceleration of vesting upon certain terminations of employment following the Effective Time and the right to accrue dividend equivalents).
(c)    At the Effective Time, with respect to each Director DSU that is outstanding immediately prior to the Effective Time, such Director DSU shall, as of the Effective Time, be assumed by TopCo and shall be converted into a cash-settled deferred stock unit (a “TopCo DSU”) with respect to a number of whole TopCo Common Shares (rounded down to the nearest whole share) equal to the product obtained by multiplying (x) the applicable number of shares of Company Common Stock subject to such Director DSU immediately prior to the

Effective Time by (y) the Share Consideration Ratio, and shall have the additional terms set forth below.
(i)    Upon settlement, the holder of such TopCo DSU shall be entitled to receive on the settlement date specified in the underlying Company Stock Plan or the deferral election applicable to such Director DSU the following amounts, without interest:
(A)    a cash payment for such TopCo DSU equal to the fair market value of a TopCo Common Share (as determined in accordance with the terms of the applicable Company Stock Plan) on the settlement date,
(B)    the Fractional Share Payment,
(C)    to the extent that any accrued dividend equivalent payments (which, for the avoidance of doubt, shall include the Pre-Merger Special Dividend) in respect of such Director DSU remain unpaid as of immediately prior to the Effective Time, a cash payment equal to the value of such unpaid dividend equivalent payments, and
(D)    if such TopCo DSU settles after the End Date, the CCR Shortfall Payment, if any.
(ii)    Except as otherwise provided in this Section 2.05(c), each TopCo DSU assumed and converted pursuant to this Section 2.05(c) shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Director DSU immediately prior to the Effective Time (including with respect to settlement and the right to accrue dividend equivalents).
(d)    At the Effective Time, TopCo shall assume all the obligations of the Company under the Company Stock Plans with respect to each outstanding TopCo SAR, TopCo RSU and TopCo DSU (collectively, the “Assumed TopCo Equity Awards”), and the agreements evidencing the grants thereof, and the number and kind of shares available for issuance under each Company Stock Plan shall be adjusted to reflect TopCo Common Shares in accordance with the provisions of the applicable Company Stock Plan and this Section 2.05.
(e)    To the extent any conversion contemplated by this Section 2.05 would cause any payment in connection with an Assumed TopCo Equity Award to result in an impermissible acceleration event or otherwise result in any excise taxes under Section 409A of the Code, TopCo shall, to the extent reasonably practicable and otherwise permitted by applicable Law, consider in its discretion such adjustment to the Assumed TopCo Equity Award, including with respect to the timing of the payment, to eliminate, limit or minimize the impact of any excise tax under Section 409A of the Code. Notwithstanding the foregoing provisions of this Section 2.05(e), nothing contained in this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A of the Code from any individual holder of an Assumed TopCo Equity Award to TopCo, Parent, the Company or any of

their respective Affiliates, employees or agents, and such individual holder shall be solely responsible for any such liability.
(f)    Prior to the Effective Time, the Company shall adopt such resolutions, in a form reasonably acceptable to TopCo, and take such other actions as may be required or reasonably requested by TopCo to provide for the treatment of the Company Stock Options, Company RSUs and Director DSUs contemplated by this Section 2.05.
SECTION 2.06.    Treatment of the Company ESPP. As soon as practicable following the date of this Agreement, the Company shall take all actions with respect to the Company ESPP that are necessary to provide that: (a) with respect to each offering period in effect as of the date hereof (the “Company ESPP Offering Period”), (i) no participant may elect to participate in the Company ESPP after the date of this Agreement and (ii) no participant may increase the percentage amount of his or her payroll deduction election from that in effect on the date of this Agreement for the Company ESPP Offering Period; (b) the Company ESPP Offering Period shall terminate at the earlier of (i) the scheduled purchase date for such Company ESPP Offering Period and (ii) the date that is seven business days prior to the Effective Time, and, subject to the consummation of the Merger, be the final offering period under the Company ESPP; (c) each participant’s accumulated payroll deduction shall be used to purchase shares of Company Common Stock in accordance with the terms of the Company ESPP on the earlier of (i) the scheduled purchase date for such Company ESPP Offering Period and (ii) the date that is seven business days prior to the Effective Time; and (d) subject to the consummation of the Merger, the Company ESPP shall terminate, effective immediately prior to the Effective Time.
ARTICLE III

Representations and Warranties
SECTION 3.01. Representations and Warranties of the Company. Except (x) as set forth in any report, schedule, form, statement or other document filed with, or furnished to, the Securities and Exchange Commission (the “SEC”) since January 1, 2013 by the Company or WPZ and publicly available on EDGAR prior to the date of this Agreement (collectively, the “Company Filed SEC Documents”) (without giving effect to any amendment to any such Company Filed SEC Documents filed on or after the date of this Agreement and excluding any disclosures set forth in any “risk factor” section to the extent such disclosures are cautionary, predictive or forward-looking in nature) or (y) as set forth in the Company Disclosure Letter (it being understood that any information set forth in one Section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement to the extent that it is reasonably apparent on its face in light of the context and content of the disclosure that such information is relevant to such other Section or subsection), the Company represents and warrants to TopCo and Parent as follows:
(a)    Organization, Standing and Corporate Power. The Company is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to carry on its business as presently conducted and each of the Company’s Subsidiaries is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent prior to the execution of this Agreement (i) a true and complete copy of the Amended and Restated Certificate of Incorporation of the Company (the “Company Certificate of Incorporation”) and the By-laws of the Company (the “Company By-laws”), in each case as amended to and in effect as of the date of this Agreement, and (ii) the certificate of limited partnership of WPZ and the partnership agreement of WPZ (the “WPZ Partnership Agreement”), in each case as amended to and in effect as of the date of this Agreement. Upon the request of Parent, the Company will make available to Parent the comparable organizational documents of each of its other Subsidiaries, in each case as amended to and in effect as of the date of this Agreement.
(b)    Subsidiaries. All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have, in all cases, been duly authorized and validly issued and are fully paid, nonassessable and not subject to preemptive rights, and are wholly owned, directly or indirectly, by the Company free and clear of all pledges, liens, charges, mortgages, encumbrances, adverse claims and interests, or security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act, the “blue sky” Laws of the various States of the United States or similar Laws of other applicable jurisdictions) (collectively, “Liens”), other than Company Permitted Liens. Except for its interests in its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity interests in, any person.
(c)    Capital Structure. (i) The authorized capital stock of the Company consists of 960,000,000 shares of Company Common Stock and 30,000,000 shares of preferred stock, par value $1.00 per share (the “Company Preferred Stock”). At the close of business on September 25, 2015 (the “Company Capitalization Date”), (i) (A) 749,739,823 shares of Company Common Stock were issued and outstanding and (B) 34,503,912 shares of Company Common Stock were held by the Company in its treasury, (ii) 5,747,520 shares of Company Common Stock were subject to outstanding options to acquire shares of Company Common Stock from the Company (the “Company Stock Options”), (iii) 2,160,945 shares of Company

Common Stock were issuable upon settlement or vesting of outstanding Company RSUs (other than Company PSUs), (iv) 1,369,979 shares of Company Common Stock were issuable upon settlement or vesting of outstanding Company PSUs (assuming achievement of applicable performance goals at target value), (v) 130,131 shares of Company Common Stock were issuable upon settlement or exercise of outstanding purchase rights under the Company ESPP (assuming that the closing market price per share of Company Common Stock on such date is equal to $41.60 and such date represents the last day of the current purchase period) and (vi) no shares of Company Preferred Stock were issued or outstanding or held by the Company in its treasury. Except as set forth above, at the close of business on the Company Capitalization Date, no shares of capital stock or other voting securities of the Company were issued or outstanding. Since the Company Capitalization Date to the date of this Agreement, (x) there have been no issuances by the Company of shares of capital stock or other voting securities of the Company, other than issuances of shares of Company Common Stock pursuant to the exercise of Company Stock Options or purchase rights under the Company ESPP or vesting of Company RSUs that were, in each case, outstanding as of the Company Capitalization Date and (y) there have been no issuances by the Company of options, warrants, other rights to acquire shares of capital stock of the Company or other rights that give the holder thereof any economic interest of a nature accruing to the holders of Company Common Stock. All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.
(ii)    As of the Company Capitalization Date, the outstanding capitalization of WPZ consists of 586,730,729 Common Units (as defined in the WPZ Partnership Agreement, the “WPZ Common Units”), 14,432,380 Class B Units (as defined in the WPZ Partnership Agreement, the “WPZ Class B Units”), 12,268,635 Notional General Partner Units (as defined in the WPZ Partnership Agreement, the “WPZ General Partner Units”) and the Incentive Distribution Rights (as defined in the WPZ Partnership Agreement, the “WPZ IDRs”). All of such WPZ Common Units, WPZ Class B Units, and WPZ IDRs and the limited partner interests represented thereby, with respect to the WPZ Common Units and WPZ Class B Units, have been duly authorized and validly issued in accordance with the WPZ Partnership Agreement, and are fully paid (to the extent required under the WPZ Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA and the WPZ Partnership Agreement) and not subject to preemptive rights. WPZ GP is the sole owner of the WPZ General Partner Units and such WPZ General Partner Units have been duly authorized and validly issued in accordance with the WPZ Partnership Agreement and represent the entire WPZ General Partner Interest (as defined in the WPZ Partnership Agreement, the “WPZ General Partner Interest”). Except as set forth above in this Section 3.01(c)(ii), as of the date hereof, there are not any WPZ Common Units, WPZ Class B Units, partner interests, voting securities or equity interests of WPZ issued and outstanding or any rights issued or granted by, or binding upon, WPZ, except as set forth in the reports filed by WPZ with the SEC (without giving effect to any amendment to any such report filed with the SEC on or after the date hereof) or the WPZ Partnership Agreement as in effect on the date hereof, except for awards granted under the WPZ GP Long-Term Incentive Plan or the WPZ Legacy Long-Term Incentive Plan. Except as set forth in the WPZ Partnership Agreement as in effect on the date hereof, there are no outstanding obligations of WPZ or any of its Subsidiaries or Affiliates to repurchase, redeem or otherwise acquire any WPZ Common Units, WPZ Class B Units or other partner interests, voting securities or equity interests or any rights of WPZ or any of its Subsidiaries or Affiliates. There are no outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the limited partners of WPZ on any matter. As of the date of this Agreement, the Company indirectly owns (i) 339,664,088 WPZ Common Units and 14,432,380 WPZ Class B Units, which together, as the date of this Agreement, represented 58.9% of the outstanding limited partner interest in WPZ, (ii) the WPZ General Partner Interest and (iii) all of the WPZ IDRs, in each case, free and clear of any Liens other than Company Permitted Liens.
(iii)    No Subsidiary of the Company owns any shares of capital stock of the Company. There are no bonds, debentures, notes or other indebtedness of the Company that give the holders thereof the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote, other than the Company’s 5.50% Junior Subordinated Convertible Debentures due 2033) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”). There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interests of the Company or any of its Subsidiaries. Except for any obligations pursuant to this Agreement or as otherwise set forth above, as of the Company Capitalization Date, there are no options, warrants, rights (including preemptive, conversion, stock appreciation, redemption or repurchase rights), convertible or exchangeable securities, stock-based performance units, Contracts or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound (1) obligating the Company or any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other securities of, or equity interests in, or any security convertible or exchangeable for any capital stock or other security of, or equity interest in, the Company or of any of its Subsidiaries or any Voting Company Debt, (2) obligating the Company or any such Subsidiary to issue, grant or enter into any such option, warrant, right, security, unit, Contract or undertaking, (3) that give any person the right to subscribe for or acquire any securities of the Company or any of its Subsidiaries (including preemptive and anti-dilution rights), or to receive any economic interest of a nature accruing to the holders of Company Common Stock or otherwise based on the performance or value of shares of capital stock of the Company or any of its Subsidiaries, or (4) obligating the Company or any of its Subsidiaries to provide a material amount of funds to, or make any material investments in (in the form of a loan, capital contribution or otherwise), any person. As of the date of this Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, other than pursuant to the Company Stock Plans, or options, warrants or other rights to acquire shares of capital stock of the Company or any such Subsidiary other than as described above.
(d)    Authority; Noncontravention. (i) The Company has all requisite corporate power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the Transactions, subject, in the case of the Merger only, to receipt of the Company Stockholder Approval. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger only, to receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Board of Directors of the Company duly, validly and unanimously adopted resolutions (A) approving and declaring advisable this Agreement, the Merger and the other Transactions, (B) declaring that it is in the best interests of the stockholders of the Company that the Company enter into this Agreement and consummate the Merger and the other Transactions on the terms and subject to the conditions set forth herein, (C) directing that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company and (D) recommending that the stockholders of the Company adopt this Agreement ((A), (B), (C) and (D) being referred to herein as the “Company Board Recommendation”), which resolutions, as of the date of this Agreement, have not been rescinded, modified or withdrawn in any way.
(ii)    The execution, delivery and performance by the Company of this Agreement do not, and the consummation of the Transactions and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to any right (including a right of termination, cancelation or acceleration of any obligation or any right of first refusal, participation or similar right) under, or cause the loss of any benefit under, or result in the creation of any Lien (other than Company Permitted Liens and Liens created in connection with any action taken by TopCo or Parent or any of their respective Affiliates) upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (A) the Company Certificate of Incorporation, the Company By-laws or the comparable organizational documents of any of its Subsidiaries or (B) (1) any contract, license, lease, sublease, indenture, note, bond, mortgage, undertaking or other legally binding agreement, instrument or obligation, whether written or unwritten, that is in force and effect (a “Contract”) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, or (2) any statute, law, ordinance, rule, regulation, common law, code, injunction, order, judgment, ruling, decree, agency requirement, writ, governmental guideline or interpretation having the force of law or permit or regulation of any Governmental Entity (collectively, “Law”), in each case applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (B) above, any such conflicts, violations, defaults, rights, losses or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(iii)    No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Federal, state, local or foreign government, any court of competent jurisdiction, any administrative, regulatory (including any stock exchange) or other governmental agency, commission, branch or authority or other governmental entity or body, independent system operator, regional transmission organization or national, regional or state reliability organization (each, a “Governmental Entity”) is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Transactions, except for (I) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), any required filing under the Canada Competition Act and any other filings required or advisable under any applicable foreign antitrust, competition or foreign investment Law, (II) the approval of the Federal Energy Regulatory Commission (“FERC”) pursuant to the Federal Power Act, 16 U.S.C. § 791a et seq. and the rules and regulations promulgated by FERC thereunder (the “FPA”), (III) the filing with the SEC of (x) the Form S-4, (y) the Proxy Statement and (z) such reports under the Exchange Act, as may be required in connection with this Agreement and the Transactions, (IV) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (V) any filings required under the rules and regulations of the New York Stock Exchange and (VI) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(e)    Company SEC Documents; Financial Statements. (i) The Company and each of its Subsidiaries has filed all reports, schedules, forms, statements and other documents with the SEC required to be filed by the Company and its Subsidiaries since January 1, 2013 (the “Company SEC Documents”). As of their respective dates of filing, or, in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act, their respective effective dates, or if amended or superseded prior to the date of this Agreement, then as of the date of such later filing, (A) each Company SEC Document complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable thereto, and (B) none of the Company SEC Documents contained any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Company SEC Document that is a registration statement, as amended, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein not misleading. There are no outstanding comments from, or unresolved issues raised by, the staff of the SEC with respect to the Company Filed SEC Documents. No enforcement action has been initiated against the Company relating to disclosures contained in or omitted from any Company Filed SEC Document.
(ii)    The audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of the Company and of WPZ included in the Company SEC Documents have been prepared in all material respects in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited quarterly financial statements, as permitted by Form 10‑Q of the SEC or other applicable rules and regulations of the SEC) applied on a consistent basis during the periods and as of the dates involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries and of WPZ and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments and to any other adjustments described therein).
(iii)    Each of the Company and WPZ maintains disclosure controls and procedures required by Rule 13a-15(e) or Rule 15d-15(e) under the Exchange Act. Each of the Company and WPZ maintains internal controls over financial reporting required by Rule 13a-15(f) or Rule 15d-15(f) under the Exchange Act. The Company’s and WPZ’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by each of the Company and WPZ in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s or WPZ’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”). Each of the Company’s and WPZ’s management has completed an assessment of the effectiveness of the Company’s and WPZ’s, respectively, internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2014 and such assessment concluded that such controls were effective. Each of the Company and WPZ has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s auditors and the Audit Committee of the Board of Directors of the Company, or to WPZ’s auditors and the Audit Committee of the Board of Directors of WPZ GP, as applicable, (A) any known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s or WPZ’s ability, as applicable, to record, process, summarize and report financial information and (B) any known fraud, whether or not material, that involves management or other employees who have, in each case, a significant role in the Company’s, or WPZ’s, as applicable, internal controls over financial reporting, and each such significant deficiency, material weakness or fraud has been disclosed to Parent as of the date hereof.
(iv)    There are no liabilities or obligations of the Company or any of its Subsidiaries (whether known or unknown and whether accrued, absolute, contingent or otherwise), other than (A) liabilities or obligations reflected or reserved against in the consolidated balance sheet as of December 31, 2014 (or the notes thereto) (1) of the Company, included in the Company’s Current Report on Form 8-K filed with the SEC on May 7, 2015 or (2) of WPZ, included in WPZ’s Current Report on Form 8-K filed with the SEC on May 7, 2015, (B) current liabilities incurred in the ordinary course of business since December 31, 2014, (C) liabilities or obligations incurred under the terms of this Agreement or in connection with the Transactions and (D) liabilities or obligations (whether known or unknown and whether accrued, absolute, contingent or otherwise) that would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(f)    Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement will, at the date it (and any amendment or supplement thereto) is first mailed to the stockholders of the Company and at the time of the Company Stockholders’ Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of TopCo or Parent. The Form S-4 and the Proxy Statement will, with respect to information regarding the Company, comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act.
(g)    Absence of Certain Changes or Events. (i) From December 31, 2014 through the date of this Agreement, (A) except in connection with (1) the negotiation and execution of this Agreement, (2) the negotiation and execution of the WPZ Merger Agreement and (3) the process to explore a range of strategic alternatives described in the Company’s June 21, 2015 press release, the Company and its Subsidiaries have conducted their businesses in all material respects in the ordinary course of business, and (B) none of the Company nor any of its Subsidiaries has taken any action that if taken after the date of this Agreement would require Parent’s consent pursuant to Section 4.01(a)(ii), 4.01(a)(vi), 4.01(a)(vii), 4.01(a)(ix), 4.01(a)(xi), 4.01(a)(xv) or 4.01(a)(xvi) and (ii) since December 31, 2014, there has not been any change, effect, event, occurrence, development or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(h)    Litigation. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or would not reasonably be expected to prevent, impede or delay the consummation of the Transactions, including the Merger, (i) there is no suit, action, claim, arbitration, mediation or legal, arbitral, administrative or other proceeding pending or, to the Knowledge of the Company, threatened against, or to the Knowledge of the Company, any pending or threatened governmental or regulatory investigation of, the Company or any of its Subsidiaries and (ii) there is no injunction, order, judgment, ruling, decree or writ of any Governmental Entity outstanding or, to the Knowledge of the Company, threatened to be imposed, against the Company or any of its Subsidiaries.

(i)    Contracts. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to:
(i)    any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;
(ii)    any Contract that (A) restricts the ability of the Company or any of its Subsidiaries (or, after the Closing, would restrict Parent, TopCo or any of their respective Subsidiaries) in any material respect to compete with any other person or acquire or dispose of the securities of another person and (B) is material to the Company and its Subsidiaries, taken as a whole;
(iii)    any loan, mortgage, note, debenture, bond, indenture or other similar Contract pursuant to which any Indebtedness of the Company or any of its Subsidiaries, in each case in excess of $500.0 million, is outstanding or may be incurred, other than any such Contract solely between or among any of the Company and any of its Subsidiaries;
(iv)    any Contract that is related to the governance or operation of any joint venture, partnership or similar arrangement, other than such Contract solely between or among any of the Company and any of its Subsidiaries;
(v)    any Contract expressly limiting or restricting the ability of the Company or any of its Subsidiaries to declare or pay dividends or make distributions in respect of their capital stock, partner interests, membership interests or other equity interests, as the case may be;
(vi)    any Contract that by its terms calls for aggregate payments by the Company or any of its Subsidiaries of more than $500.0 million in any fiscal year period or $1.0 billion in the aggregate over the term of such Contract, except for any such Contract that may be canceled by the Company, without any material penalty or other liability to the Company or any of its Subsidiaries, upon notice of 180 days or less;
(vii)    any Contract that involves, or is reasonably expected in the future to involve, annual revenues of $500.0 million in the aggregate;
(viii)    any material Contract, other than Contracts for transportation services to be provided for FERC-regulated Natural Gas Act or Interstate Commerce Act transportation services pursuant to an open season, that contains a “most favored nation” or any similar term for the benefit of a third party that restricts the business of the Company (or would, after the Closing, restrict the business of Parent, TopCo or any of their respective Subsidiaries) in a material manner;
(ix)    any collective bargaining agreement;
(x)    any Contract under which the Company or any of its Subsidiaries has advanced or loaned any amount of money to any of its current or former directors, officers, employees or consultants, in each case with a principal amount in excess of $100,000;

(xi)    any material Contract that includes any Affiliate of the Company (other than a Subsidiary of the Company) as a counterparty or third party beneficiary;
(xii)    any Contract to acquire all or a portion of the capital stock, business, property or assets of any other person for an amount of cash (or value of non-cash consideration) in excess of $500.0 million;
(xiii)    any Contract in favor of directors or executive officers relating to employment or compensation or providing rights to indemnification; or
(xiv)    any Contract the loss or breach of which would reasonably be expected to have a Company Material Adverse Effect.
Each such Contract described in clauses (i) through (xiv) above is referred to herein as a “Company Specified Contract”. The Company has delivered or made available to Parent true and complete copies of all Company Specified Contracts. Each of the Company Specified Contracts is valid and binding on the Company or the Subsidiary of the Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no default under any Company Specified Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, in each case except for such defaults that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(j)    Compliance with Laws; Permits. The Company and each of its Subsidiaries are in compliance with and are not in default under or in violation of any applicable Law, except where such non-compliance, default or violation would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2013, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity regarding any violation of, or failure to comply with, any Law, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all Governmental Entities, and all rights under any Company Specified Contract with all Governmental Entities, and have filed all tariffs, reports, notices, and other documents with all Governmental Entities necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as presently conducted (the “Company Permits”), except where the failure to have any of the Company Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding that could result in modification, termination or revocation thereof, except where the failure to be in full force and effect or any modification, termination or revocation thereof has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse

Effect. The Company is, and each of its Subsidiaries is, in compliance with the terms and requirements of such Company Permits, except where the failure to be in compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(k)    Regulatory Matters.
(i)    Each of the Company or its Subsidiaries is not a holding company or a public-utility company as defined in the Public Utility Holding Company Act of 2005, 42 U.S.C. §§ 16451-16453, and the regulations promulgated by the FERC thereunder (“PUHCA”), or, if the Company or any Subsidiary is a holding company or a public-utility company as defined under PUHCA, the Company or its Subsidiary is exempt from the books and records requirements applicable to holding companies and their associate companies under Section 1264 of PUHCA.
(ii)    All filings required to be made by the Company or any of its Subsidiaries during the three years preceding the date hereof with the FERC under the FPA, the Natural Gas Act, 15 U.S.C. §§ 717-717W, and the regulations promulgated by FERC thereunder (“NGA”), the Natural Gas Policy Act of 1978, 15 U.S.C. §§ 3302-3432, and regulations promulgated by FERC thereunder (“NGPA”), the Interstate Commerce Act implemented by FERC pursuant to 49 U.S.C. § 60502 and the regulations promulgated by FERC thereunder (“ICA”), PUHCA, the Public Utility Regulatory Policies Act of 1978 §§ 16 U.S.C. 2601-2645, and the regulations promulgated by the FERC thereunder (“PURPA”), the U.S. Department of Energy (“DOE”), the Federal Communications Commission (“FCC”) or any other applicable state public utility commission or department, as the case may be, have been made, including all forms, statements, reports, notices, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such filings complied, as of their respective dates, and, as amended or supplemented, continue to comply with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder, except for filings the failure of which to make or the failure of which to make in compliance with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(l)    Labor and Employment Matters. (x)   Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other similar agreement with a labor union, labor organization or employee association, works council or similar organization applicable to the employees of the Company or any of its Subsidiaries. (A) To the Knowledge of the Company, there are no union or other labor organizing activities occurring concerning any employees of the Company or any of its Subsidiaries, (B) there are no labor strikes, slowdowns, work stoppages or lockouts pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, and (C) there is no unfair labor practice, labor dispute (other than individual grievances) or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened, with respect to employees of the Company or any of its Subsidiaries.

(i)    The Company and its Subsidiaries are in compliance with all applicable Law respecting labor, employment, discrimination in employment, terms and conditions of employment, payroll, worker classification, wages, mandatory social security schemes, hours and occupational safety and health and employment practices, other than instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(m)    Employee Benefit Matters. (i) With respect to each material Company Benefit Plan, the Company has made available to Parent complete and accurate copies of (A) such Company Benefit Plan, including any amendment thereto, (B) a written description of any such Company Benefit Plan if such plan is not set forth in a written document, (C) each trust, insurance, annuity or other funding Contract related thereto (if any), (D) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto (if any), (E) the most recent Internal Revenue Service determination letter (if any), (F) the two most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service with respect thereto (if any) and (G) all material correspondence to or from any Governmental Entity received in the last three years with respect to any such Company Benefit Plan.
(ii)    (A) Each Company Benefit Plan (and any related trust or other funding vehicle) has been established, maintained, operated and administered in all material respects in accordance with its terms and is in compliance in all material respects with ERISA, the Code and all other applicable Law, (B) all material contributions or other amounts payable by the Company or any of its Subsidiaries with respect to each Company Benefit Plan in respect of current or prior plan years have been timely paid or properly reflected on the Company’s financial statements, (C) each of the Company and its Subsidiaries is in compliance in all material respects with ERISA, the Code and all other Laws applicable to Company Benefit Plans, and (D) each Company Benefit Plan (and any related trust) that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter and, to the Knowledge of the Company, nothing has occurred since the date of such determination or opinion letter that would reasonably be expected to adversely affect such qualification.
(iii)    With respect to any Company Benefit Plan (and any related trust or other funding vehicle), (A) no actions, suits or claims (other than routine claims for benefits in the ordinary course of business) are pending or, to the Knowledge of the Company, threatened relating to or otherwise in connection with such Company Benefit Plan, assets thereof, or fiduciaries or parties-in-interest, as defined under ERISA, and (B) there are no pending or, to the Knowledge of the Company, threatened administrative investigations, audits or other administrative proceedings by the Department of Labor, the Pension Benefit Guaranty Corporation, the Internal Revenue Service or other Governmental Entity that, in each of clauses (A) or (B), has materially and adversely affected or would reasonably be expected to materially and adversely affect, individually or in the aggregate, the ability of the Company and its Subsidiaries to operate their business in the ordinary course consistent with past practice.
(iv)    With respect to each Company Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code: (A) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted; (B) all premiums to the Pension Benefit Guaranty Corporation have been timely paid in full, (C) no liability (other than for premiums to the Pension Benefit Guaranty Corporation) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries, and (D) no notice of intent to terminate any such Company Benefit Plan has been filed and no amendment to treat any such Company Benefit Plan as terminated has been adopted, and there have been no proceedings instituted (by the Pension Benefit Guaranty Corporation or otherwise) to treat any such Company Benefit Plan as terminated.
(v)    None of the Company, any of its Subsidiaries or any Commonly Controlled Entity of the Company maintains, contributes to or is required to contribute to, or has in the past six years maintained, contributed to or been required to contribute to any (i) “multiemployer plan” (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”), or (ii) a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”).
(vi)    The Company has no liability for providing health, medical or life insurance or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or other similar applicable Law), except for any liabilities that have not resulted in and would not reasonably be expected to, individually or in the aggregate, result in any material liability to the Company and its Subsidiaries.
(vii)    Except as otherwise expressly provided in this Agreement, none of the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approval or the consummation of the Merger (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) would reasonably be expected to (A) entitle any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries to any compensation or benefit, (B) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other obligation under any Company Benefit Plan, (C) result in any breach or violation of, or default under or limit the Company’s right to amend, modify, terminate or transfer the assets of, any Company Benefit Plan, (D) directly or indirectly cause the Company to transfer or set aside any assets to fund any benefits, or otherwise give rise to any liability, under any Company Benefit Plan, or (E) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries.
(viii)    Except as would not reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect, each Company Benefit Plan that is maintained outside the jurisdiction of the United States for the benefit of any employees or other service providers of the Company or any of its Subsidiaries whose principal place of employment is outside the United States (each, a “Non-U.S. Company Benefit Plan”) (A) has been maintained and operated in accordance with, and is in compliance with, its terms, applicable local Law, government taxation and funding requirements, and with any agreement entered into with a works council, union or labor organization and (B) to the extent required to be registered or approved by any Governmental Entity, has been registered with, or approved by, such Governmental Entity and, to the Company’s Knowledge, nothing has occurred that would adversely affect such registration or approval. To the extent intended to be funded or book-reserved, each Non-U.S. Company Benefit Plan is funded or book-reserved, as appropriate, based upon reasonable actuarial assumptions.
(ix)    Neither the Company nor any of its Subsidiaries is a party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax).
(n)    Taxes.
(i)    Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or knows of the existence of any fact that would reasonably be expected to prevent (A) the Merger from qualifying for the Intended Tax Treatment or (B) the Contribution and Parent Class E Issuance from qualifying as an exchange to which Section 721(a) of the Code applies.
(ii)    Except where the failure of the representations and warranties set forth in this Section 3.01(n)(ii)(A) to (L) to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(A)    all Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file) and all such Tax Returns are correct and complete;
(B)    all Taxes of the Company and its Subsidiaries (including any Taxes required to be withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party), other than Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, have been timely paid;
(C)    there are no Tax Liens, other than Company Permitted Liens, on any asset of the Company or any of its Subsidiaries;
(D)    neither the Company nor any of its Subsidiaries has executed any outstanding waiver of any statute of limitations for the assessment or collection of any Tax and there is no pending request by a Governmental Entity to execute such a waiver or extension;
(E)    no audit or other examination or administrative, judicial or other proceeding of, or with respect to, any Tax Return or Taxes of the Company or any of its Subsidiaries is currently in progress;

(F)    none of the Company or any of its Subsidiaries (i) is a party to any Tax allocation, Tax sharing, Tax indemnity or similar agreement or (ii) is under an obligation under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or as transferee or successor, such that, in each of clauses (i) and (ii), the Company or any of its Subsidiaries is, on or after the date hereof, liable for any amount of Taxes of another person (other than the Company or any of its Subsidiaries);
(G)    neither the Company nor any of its Subsidiaries has been, within the past two years, a party to any transaction to which Section 355 of the Code applies;
(H)    each of the Subsidiaries of the Company is currently either (i) properly classified as a partnership for U.S. Federal income Tax purposes or (ii) properly disregarded as an entity separate from its respective owner for U.S. Federal income Tax purposes pursuant to Treasury Regulation Section 301.7701-3(b);
(I)    each of the Subsidiaries of the Company that is classified as a partnership for U.S. Federal income Tax purposes has in effect a valid election under Section 754 of the Code;
(J)    WPZ is properly classified as a partnership for U.S. Federal income Tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code and has been properly treated as such since its formation;
(K)    at least 90% of the gross income of WPZ for each taxable year since its formation has been “qualifying income” within the meaning of Section 7704(d) of the Code; and
(L)    neither the Company nor any of its Subsidiaries has participated in a listed transaction within the meaning of Treasury Regulation Section 1.6011-4.
(iii)    As of December 31, 2014, the consolidated Federal income Tax Return group of which the Company is the common parent had Federal and state net operating loss carryforwards and foreign tax or AMT credit carryforwards as set forth in Section 3.01(n)(iii) of the Company Disclosure Letter. Except as set forth in Section 3.01(n)(iii) of the Company Disclosure Letter, as of immediately prior to the Effective Time, such net operating loss carryforwards and credit carryforwards will not be subject to limitation under Section 382, 383 or 384 of the Code or Treasury Regulations Section 1.1502-1, -21 or -22 (or any analogous or similar provisions of applicable Law).
(iv)    The distribution by the Company of all the common stock of WPX Energy, Inc. to the Company’s stockholders on December 31, 2011 (the “WPX Spin-Off”), together with certain related transactions, qualified for tax-free treatment under Sections 355(a) and 368(a)(1)(D) of the Code. None of the Company or its Subsidiaries have any Tax liability with respect to the WPX Spin-Off by reason of the application of Section 355(d) or 355(e) of the Code.

(o)    Condition of Assets. Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the assets of the Company and its Subsidiaries have been maintained and repaired in the same manner as would a prudent operator of such assets, and are adequate for the purposes for which they are currently used.
(p)    Environmental Matters. Except for those matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries is, and, since January 1, 2013, has been, in compliance with all applicable Environmental Laws, and neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity alleging that the Company or any of its Subsidiaries is in violation of, or has any liability under, any Environmental Law, (ii) each of the Company and its Subsidiaries possesses and is in compliance with all Company Permits required under applicable Environmental Laws to conduct its business as presently conducted, and all such Company Permits are valid and in good standing, (iii) there are no claims, suits, actions or proceedings pursuant to any Environmental Laws pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, (iv) there have been no releases or threatened releases of Hazardous Materials at or on any location, including at or on any property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, in each of the above cases, in a manner that would reasonably be expected to result in any obligation to conduct any investigation, remediation or other corrective or response action by the Company or any of its Subsidiaries, (v) neither the Company nor any of its Subsidiaries is subject to any consent decrees, orders, settlements or compliance agreements that impose any current or future obligations under Environmental Laws, (vi) there have been no ruptures or explosions in the Systems of the Company or its Subsidiaries resulting in personal injury, loss of life or material property damage, except to the extent any claims related to such ruptures have been resolved and (vii) there are no defects, corrosion or other damage to any of the Systems of the Company or any of its Subsidiaries that could reasonably be expected to result in a pipeline integrity failure.
(q)    Insurance. The Company and its Subsidiaries maintain, or are entitled to the benefits of, insurance in such amounts and against such risks as the Company believes to be customary for companies of a comparable size in the industries in which it and its Subsidiaries operate. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all material insurance policies carried by or covering the Company and its Subsidiaries with respect to their business, assets and properties are in full force and effect, and, to the Knowledge of the Company, no notice of cancelation or material premium increase has been given with respect to any such policy.
(r)    Title to Properties; Rights-of-Way. (i) Each agreement under which the Company or any Subsidiary thereof is the landlord, sublandlord, tenant, subtenant or occupant (each, a “Company Real Property Lease”) with respect to material real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of its Subsidiaries (collectively, including the improvements thereon, the “Company Leased Real Property”) is valid and binding on the

Company or the Subsidiary of the Company party thereto, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person the right to use or occupy a material portion of the Company Leased Property that would reasonably be expected to adversely affect the existing use of the Company Leased Real Property by the Company or its Subsidiaries in the operation of their business thereon. There is no uncured default under any Company Real Property Lease by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would reasonably be expected to constitute a default thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, in each case except for such defaults and events that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice of termination or cancelation, and to the Knowledge of the Company, no termination or cancelation is threatened, under any Company Real Property Lease, except for such notices that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(ii)    The Company or one of its Subsidiaries has good and valid title to all material real property currently owned by the Company or any of its Subsidiaries (collectively, “Company Owned Real Property”) and the Company and its Subsidiaries have good and valid leasehold interest in the Company Leased Real Property, in each case free and clear of all Liens (other than Company Permitted Liens and leases, subleases, licenses, conditions, encroachments, easements, rights-of-way, restrictions, options or rights of first refusal relating to the purchase of Company Owned Real Property and other encumbrances that do not or would not reasonably be expected to adversely affect the existing use of the real property subject thereto by the owner (or lessee to the extent a leased property) thereof in the operation of its business), except where absence of good and valid title has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(iii)    Each of the Company and its Subsidiaries has such consents, easements, rights-of-way, permits and licenses from each person (collectively, “Rights-of-Way”) as are sufficient to conduct its business in the manner described, and subject to the limitations, qualifications, reservations and encumbrances contained, in any Company Filed SEC Document, except for such Rights-of-Way the absence of which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries has fulfilled and performed all its material obligations with respect to such Rights-of-Way and conduct their business in a manner that does not violate any of the Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All pipelines operated by the Company and its Subsidiaries are subject to Rights-of-Way, and there are no gaps (including any gap arising as a result of any breach by the Company or any of its Subsidiaries of the terms of any Rights-of-Way) in the Rights-of-Way other than gaps that would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(s)    Voting Requirements. Assuming the accuracy of the representations and warranties set forth in Section 3.02(v), the affirmative vote of holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon at the Company Stockholders’ Meeting or any adjournment or postponement thereof to adopt this Agreement (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary for the Company to adopt this Agreement and approve and consummate the Transactions.
(t)    Brokers and Other Advisors. No broker, investment banker, financial advisor or other person, other than Barclays Capital Inc. and Lazard Frères & Co. LLC, is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company.
(u)    Opinions of Financial Advisors. The Board of Directors of the Company has received the oral opinion of each of Barclays Capital Inc. and Lazard Frères & Co. LLC to the effect that, as of the date of this Agreement, from a financial point of view, the Merger Consideration to be offered to the stockholders of the Company in the Transactions is fair to such stockholders. A signed copy of the written opinion of each of Barclays Capital Inc. and Lazard Frères & Co. LLC rendered to the Board of Directors of the Company will promptly be delivered to Parent, solely for informational purposes, following receipt thereof by the Company.
(v) State Takeover Statutes. Assuming the accuracy of the representations and warranties set forth in Section 3.02(v), the approval of the Board of Directors of the Company of this Agreement, the Merger and the other Transactions represents all the action necessary to render inapplicable to this Agreement, the Merger and the other Transactions, the provisions of Section 203 of the DGCL to the extent, if any, such Section would otherwise be applicable to this Agreement, the Merger and the other Transactions, and no “fair price”, “moratorium”, “control share acquisition” or other state takeover statute or regulation (collectively, “Takeover Laws”) or any anti-takeover provision in the Company’s organizational documents is applicable to the Company, the Company Common Stock, this Agreement, the Merger or the other Transactions.
(w) WPZ Merger Agreement. The WPZ Merger Agreement has been validly terminated, and other than the payment of the WPZ Fee and the last sentence of Section 5.2 and Section 5.5, Section 5.6, Article VII and Article VIII of the WPZ Merger Agreement, if applicable, in accordance with the terms of the WPZ Merger Agreement, the Company and its Subsidiaries have no further obligations or liability under the WPZ Merger Agreement.

SECTION 3.02.    Representations and Warranties of TopCo and Parent. Except (x) as set forth in any report, schedule, form, statement or other document filed with, or furnished to, the SEC since January 1, 2013 by Parent, ETP or SXL and publicly available on EDGAR prior to the date of this Agreement (collectively, the “Parent Filed SEC Documents”) (without giving effect to any amendment to any such Parent Filed SEC Documents filed on or after the date of this Agreement and excluding any disclosures set forth in any “risk factor” section to the extent such disclosures are cautionary, predictive or forward-looking in nature) or (y) as set forth in the Parent Disclosure Letter (it being understood that any information set forth in one Section or subsection of the Parent Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement to the extent that it is reasonably apparent on its face in light of the context and content of the disclosure that such information is relevant to such other Section or subsection), TopCo and Parent represent and warrant to the Company as follows:
(a)    Organization, Standing and Corporate Power. Each of TopCo and Parent is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to carry on its business as presently conducted and each of Parent’s Subsidiaries is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available to the Company prior to the execution of this Agreement a true and complete copy of (A) the Certificate of Limited Partnership of Parent (the “Parent Certificate of Partnership”) and the Third Amended and Restated Agreement of Limited Partnership of Parent (the “Parent Partnership Agreement”), (B) the organizational documents of TopCo, (C) the Certificate of Limited Partnership of ETP and the Agreement of Limited Partnership of ETP (the “ETP Partnership Agreement”), and (D) the Certificate of Limited Partnership of SXL and the Agreement of Limited Partnership of SXL (the “SXL Partnership Agreement”), in each case of clauses (A) through (D), as amended to and in effect as of the date of this Agreement. Upon the request of the Company, Parent will make available to the Company the comparable organizational documents of each of its other Subsidiaries, in each case as amended to and in effect as of the date of this Agreement.

(b)    Subsidiaries. All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Parent have, in all cases, been duly authorized and validly issued and are fully paid, nonassessable and not subject to preemptive rights, and are wholly owned, directly or indirectly, by Parent free and clear of all Liens, other than Parent Permitted Liens. Except for its interests in its Subsidiaries, Parent does not own, directly or indirectly, any capital stock of, or other equity interests in, any person.
(c)    Capital Structure. (i) The authorized equity interests of Parent consist of common units representing limited partner interests in Parent (“Parent Common Units”), Class D Units representing limited partner interests in Parent (“Parent Class D Units”) and a general partner interest in Parent (“Parent General Partner Interest”). At the close of business on September 25, 2015 (the “Parent Capitalization Date”), (i) 1,044,764,836 Parent Common Units were issued and outstanding, of which 5,776,462 consisted of Parent Restricted Units, (ii) 2,156,000 Parent Class D Units were issued and outstanding and (iii) there was an approximate 0.2576% Parent General Partner Interest. Except as set forth above, at the close of business on the Parent Capitalization Date, no equity securities or other voting securities of Parent were issued or outstanding. Since the Parent Capitalization Date to the date of this Agreement, (x) there have been no issuances by Parent of equity securities or other voting securities of Parent, other than the conversion of Parent Class D Units outstanding as of the Parent Capitalization Date and (y) there have been no issuances by Parent of options, warrants, other rights to acquire equity securities of Parent or other rights that give the holder thereof any economic interest of a nature accruing to the holders of Parent Common Units. All outstanding Parent Common Units are, and all such Parent Common Units that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid (to the extent required by the Parent Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17‑607 and 17-804 of the DRULPA) and not subject to preemptive rights.
(ii)    The authorized equity interests of ETP consist of common units representing limited partner interests in ETP (“ETP Common Units”), Class E Units representing limited partner interests in ETP (“ETP Class E Units”), Class G Units representing limited partner interests in ETP (“ETP Class G Units”), Class H Units representing limited partner interests in ETP (“ETP Class H Units”), Class I Units representing limited partner interests in ETP (the “ETP Class I Units”), the Incentive Distribution Rights (as defined in the ETP Partnership Agreement, the “ETP IDRs”) and a general partner interest in ETP (“ETP General Partner Interest”). As of the Parent Capitalization Date, the issued and outstanding limited partner interests and general partner interests of ETP consisted of (1) 8,853,832 ETP Class E Units, (2) 90,706,000 ETP Class G Units, (3) 81,001,069 ETP Class H Units, (4) the ETP Class I Units, (5) 495,421,664 ETP Common Units, (6) the ETP IDRs and (7) an approximate 1% ETP General Partner Interest. As of the Parent Capitalization Date, 3,838,321 ETP Common Units were issuable pursuant to employee and director equity plans of ETP. The authorized equity interests of SXL consist of common units representing limited partner interests in SXL (“SXL Common Units”), the Incentive Distribution Rights (as defined in the SXL Partnership Agreement, the “SXL IDRs”) and a general partner interest in SXL (“SXL General Partner Interest”). As of the Parent Capitalization Date, the issued and outstanding limited partner interests and general partner interests of SXL consisted of (x) 259,220,261 SXL Common Units, (y) the SXL IDRs and (z) an approximate 1.67% SXL General Partner Interest. As of the Parent Capitalization Date, 668,821 SXL Common Units were issuable pursuant to employee and director equity plans of SXL. All outstanding equity securities of ETP and SXL are, and all such securities that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid (to the extent required by the ETP Partnership Agreement or SXL Partnership Agreement, as applicable) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17‑607 and 17-804 of the DRULPA) and not subject to preemptive rights.
(iii)    No Subsidiary of Parent owns any equity securities of Parent. There are no bonds, debentures, notes or other indebtedness of Parent that give the holders thereof the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Common Units may vote (“Voting Parent Debt”). There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interests of Parent or any of its Subsidiaries. Except for any obligations pursuant to this Agreement or as otherwise set forth above, as of the Parent Capitalization Date, there are no options, warrants, rights (including preemptive, conversion, stock appreciation, redemption or repurchase rights), convertible or exchangeable securities, stock-based performance units, Contracts or undertakings of any kind to which Parent or any of its Subsidiaries is a party or by which any of them is bound (1) obligating Parent or any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional equity securities or other securities of, or equity interests in, or any security convertible or exchangeable for any equity securities or other security of, or equity interest in, Parent or of any of its Subsidiaries or any Voting Parent Debt, (2) obligating Parent or any such Subsidiary to issue, grant or enter into any such option, warrant, right, security, unit, Contract or undertaking, (3) that give any person the right to subscribe for or acquire any securities of Parent or any of its Subsidiaries (including preemptive and anti-dilution rights), or to receive any economic interest of a nature accruing to the holders of Parent Common Units or otherwise based on the performance or value of equity securities of Parent or any of its Subsidiaries, or (4) obligating Parent or any of its Subsidiaries to provide a material amount of funds to, or make any material investments in (in the form of a loan, capital contribution or otherwise), any person. As of the date of this Agreement, there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any equity securities, other than pursuant to the Parent Equity Plan, or options, warrants or other rights to acquire equity securities of Parent or any such Subsidiary other than as described above.
(iv)    The TopCo Common Shares to be issued pursuant to the Merger in accordance with Article II (A) will be duly authorized, validly issued, fully paid (to the extent required by the limited partnership agreement of TopCo) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17‑607 and 17-804 of the DRULPA), (B) will not be subject to preemptive rights created by statute, the organizational documents of TopCo or any Contract to which TopCo or Parent is a party or is bound, (C) will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable “blue sky” Laws and (D) will be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Effective Time.
(d)    Authority; Noncontravention. (i) Each of TopCo, TopCo GP, Parent, Parent GP and ETE GP has all requisite company or similar power and authority to execute and deliver, and perform its obligations under, this Agreement and each other document to be entered into by it in connection with the Transactions, including the CCR Agreement (the “Parent Transaction Documents”), and to consummate the Transactions. The execution, delivery and performance of this Agreement and the other Parent Transaction Documents by TopCo, TopCo GP, Parent, Parent GP and ETE GP and the consummation by TopCo, TopCo GP, Parent, Parent GP and ETE GP of the Transactions have been duly authorized by all necessary corporate or similar action on the part of each of TopCo, TopCo GP, Parent, Parent GP and ETE GP. This Agreement and the other Parent Transaction Documents have been duly executed and delivered by each of TopCo, TopCo GP, Parent, Parent GP and ETE GP and, assuming the due authorization, execution and delivery by the other parties thereto, constitute legal, valid and binding obligations of each of TopCo, TopCo GP, Parent, Parent GP and ETE GP, enforceable against each of TopCo, TopCo GP, Parent, Parent GP and ETE GP in accordance with their terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Each of TopCo GP and Parent GP has approved this Agreement and the other Parent Transaction Documents and the Transactions.
(ii)    The execution, delivery and performance by TopCo and Parent of the Parent Transaction Documents do not, and the consummation of the Transactions and compliance with the provisions of the Parent Transaction Documents will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to any right (including a right of termination, cancelation or acceleration of any obligation or any right of first refusal, participation or similar right) under, or cause the loss of any benefit under, or result in the creation of any Lien (other than Parent Permitted Liens) upon any of the properties or assets of TopCo or Parent or any of their respective Subsidiaries under, any provision of (A) the organizational documents of TopCo, the Parent Certificate of Partnership or the Parent Partnership Agreement or the comparable organizational documents of any of their respective Subsidiaries or (B) (1) any Contract to which TopCo or Parent or any of their respective Subsidiaries is a party or by which any of their respective properties or assets are bound or (2) any Law applicable to TopCo or Parent or any of their respective Subsidiaries or any of their respective properties or assets, other than, in the case of clause (B) above, any such conflicts, violations, defaults, rights, losses or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(iii)    No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by or with respect to TopCo or Parent or any of their respective Subsidiaries in connection with the execution, delivery and performance of the Parent Transaction Documents by TopCo and Parent or the consummation by TopCo and Parent of the Transactions, except for (I) the filing of a premerger notification and report form by TopCo and Parent under the HSR Act, any required filing under the Canada Competition Act and any other filings required or advisable under any applicable foreign antitrust, competition or foreign investment Law, (II) the approval of FERC under the FPA, (III) the filing with the SEC of (x) the Form S-4, (y) the Proxy Statement and (z) such reports under the Exchange Act, as may be required in connection with this Agreement and the Transactions, (IV) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (V) such filings with and approvals of the New York Stock Exchange as are required to permit the consummation of the Merger and the issuance and listing of the TopCo Common Shares (including the attached CCRs) to be issued as Merger Consideration and (VI) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(e)    Parent SEC Documents; Financial Statements. (i) Parent and each of its Subsidiaries has filed all reports, schedules, forms, statements and other documents with the SEC required to be filed by Parent and its Subsidiaries since January 1, 2013 (the “Parent SEC Documents”). As of their respective dates of filing, or, in the case of Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act, their respective effective dates, or if amended or superseded prior to the date of this Agreement, then as of the date of such later filing, (A) each Parent SEC Document complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable thereto, and (B) none of the Parent SEC Documents contained any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Parent SEC Document that is a registration statement, as amended, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein not misleading. There are no outstanding comments from, or unresolved issues raised by, the staff of the SEC with respect to the Parent Filed SEC Documents. No enforcement action has been initiated against Parent relating to disclosures contained in or omitted from any Parent Filed SEC Document.
(ii)    The audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of each of Parent, ETP and SXL included in the Parent SEC Documents have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly financial statements, as permitted by Form 10‑Q of the SEC or other applicable rules and regulations of the SEC) applied on a consistent basis during the periods and as of the dates involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, ETP and its consolidated Subsidiaries, or SXL and its consolidated Subsidiaries, as the case may be, as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments and to any other adjustments described therein).

(iii)    Each of Parent, ETP and SXL maintains disclosure controls and procedures required by Rule 13a-15(e) or Rule 15d-15(e) under the Exchange Act. Each of Parent, ETP and SXL maintains internal controls over financial reporting required by Rule 13a-15(f) or Rule 15d-15(f) under the Exchange Act. Each of Parent’s, ETP’s and SXL’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent, ETP and SXL in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s, ETP’s or SXL’s management, as applicable, as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Each of Parent’s, ETP’s and SXL’s management has completed an assessment of the effectiveness of Parent’s, ETP’s and SXL’s, respectively, internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2014 and such assessment concluded that such controls were effective. Each of Parent, ETP and SXL has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Parent’s, ETP’s or SXL’s auditors, as applicable, and the Audit Committee of the Board of Directors of Parent GP, the general partner of ETP or the general partner of SXL, as applicable, (A) any known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Parent’s, ETP’s or SXL’s ability, as applicable, to record, process, summarize and report financial information and (B) any known fraud, whether or not material, that involves management or other employees who have, in each case, a significant role in Parent’s, ETP’s or SXL’s, as applicable, internal controls over financial reporting, and each such significant deficiency, material weakness or fraud has been disclosed to the Company as of the date hereof.
(iv)    There are no liabilities or obligations of Parent or any of its Subsidiaries (whether known or unknown and whether accrued, absolute, contingent or otherwise), other than (A) liabilities or obligations reflected or reserved against in the consolidated balance sheet as of December 31, 2014 (or the notes thereto) of each of Parent, ETP and SXL, in each case included in such person’s Annual Report on Form 10-K filed prior to the date of this Agreement for the fiscal year ended December 31, 2014, (B) current liabilities incurred in the ordinary course of business since December 31, 2014, (C) liabilities or obligations incurred under the terms of this Agreement or in connection with the Transactions and (D) liabilities or obligations (whether known or unknown and whether accrued, absolute, contingent or otherwise) that would not have or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(f)    Information Supplied. None of the information supplied or to be supplied by or on behalf of TopCo or Parent specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement will, at the date it (and any amendment or supplement thereto) is first mailed to the stockholders of the Company and at the time of the Company Stockholders’ Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by TopCo or Parent with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company. The Form S-4 and the Proxy Statement will, with respect to information regarding TopCo and Parent, comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act.
(g)    Absence of Certain Changes or Events. (i) From December 31, 2014 through the date of this Agreement, (A) except in connection with the negotiation and execution of this Agreement, Parent and its Subsidiaries have conducted their businesses in all material respects in the ordinary course of business, and (B) none of Parent nor any of its Subsidiaries has taken any action that if taken after the date of this Agreement would require the Company’s consent pursuant to Section 4.01(b)(ii), 4.01(b)(vi), 4.01(b)(vii), 4.01(b)(ix), 4.01(b)(xi), 4.01(b)(xv) or 4.01(b)(xvi), and (ii) since December 31, 2014, there has not been any change, effect, event, occurrence, development or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(h)    Litigation. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or would not reasonably be expected to prevent, impede or delay the consummation of the Transactions, including the Merger, (i) there is no suit, action, claim, arbitration, mediation or legal, arbitral, administrative or other proceeding pending or, to the Knowledge of Parent, threatened against, or to the Knowledge of Parent, any pending or threatened governmental or regulatory investigation of, Parent or any of its Subsidiaries and (ii) there is no injunction, order, judgment, ruling, decree or writ of any Governmental Entity outstanding or, to the Knowledge of Parent, threatened to be imposed, against Parent or any of its Subsidiaries.
(i)    Contracts. As of the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to:
(i)    any Contract that would be required to be filed by Parent as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;
(ii)    any Contract that (A) restricts the ability of Parent or any of its Subsidiaries in any material respect to compete with any other person or acquire or dispose of the securities of another person and (B) is material to Parent and its Subsidiaries, taken as a whole;
(iii)    any loan, mortgage, note, debenture, bond, indenture or other similar Contract pursuant to which any Indebtedness of Parent or any of its Subsidiaries, in each case in excess of $500.0 million, is outstanding or may be incurred, other than any such Contract solely between or among any of Parent and any of its Subsidiaries;

(iv)    any Contract that is related to the governance or operation of any joint venture, partnership or similar arrangement, other than such Contract solely between or among any of Parent and any of its Subsidiaries;
(v)    any Contract expressly limiting or restricting the ability of Parent or any of its Subsidiaries to declare or pay dividends or make distributions in respect of their capital stock, partner interests, membership interests or other equity interests, as the case may be;
(vi)    any Contract that by its terms calls for aggregate payments by Parent or any of its Subsidiaries of more than $500.0 million in any fiscal year period or $1.0 billion in the aggregate over the term of such Contract, except for any such Contract that may be canceled by Parent, without any material penalty or other liability to Parent or any of its Subsidiaries, upon notice of 180 days or less;
(vii)    any Contract that involves, or is reasonably expected in the future to involve, annual revenues of $500.0 million in the aggregate;
(viii)    any material Contract, other than Contracts for transportation services to be provided for FERC-regulated Natural Gas Act or Interstate Commerce Act transportation services pursuant to an open season, that contains a “most favored nation” or any similar term for the benefit of a third party that restricts the business of Parent in a material manner;
(ix)    any collective bargaining agreement;
(x)    any Contract under which Parent or any of its Subsidiaries has advanced or loaned any amount of money to any of its current or former directors, officers, employees or consultants, in each case with a principal amount in excess of $100,000;
(xi)    any material Contract that includes any Affiliate of Parent (other than a Subsidiary of Parent) as a counterparty or third party beneficiary;
(xii)    any Contract to acquire all or a portion of the capital stock, business, property or assets of any other person for an amount of cash (or value of non-cash consideration) in excess of $500.0 million;
(xiii)    any Contract in favor of directors or executive officers relating to employment or compensation or providing rights to indemnification; or
(xiv)    any Contract the loss or breach of which would reasonably be expected to have a Parent Material Adverse Effect.
Each such Contract described in clauses (i) through (xiv) above is referred to herein as a “Parent Specified Contract”. Parent has delivered or made available to the Company true and complete copies of all Parent Specified Contracts. Each of the Parent Specified Contracts is valid and binding on Parent or the Subsidiary of Parent party thereto and, to the Knowledge of Parent, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There is no default under any Parent Specified Contract by Parent or any of its Subsidiaries or, to the Knowledge of Parent, by any other party thereto, in each case except for such defaults that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(j)    Compliance with Laws; Permits. Parent and each of its Subsidiaries are in compliance with and are not in default under or in violation of any applicable Law, except where such non-compliance, default or violation would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2013, neither Parent nor any of its Subsidiaries has received any written notice from any Governmental Entity regarding any violation of, or failure to comply with, any Law, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all Governmental Entities, and all rights under any Parent Specified Contract with all Governmental Entities, and have filed all tariffs, reports, notices, and other documents with all Governmental Entities necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as presently conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding that could result in modification, termination or revocation thereof, except where the failure to be in full force and effect or any modification, termination or revocation thereof has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent is, and each of its Subsidiaries is, in compliance with the terms and requirements of such Parent Permits, except where the failure to be in compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(k)    Regulatory Matters.
(i)    TopCo and Parent are not subject to or are otherwise exempt from regulation as a “holding company” or a “public utility company” under PUHCA, including the books and records requirements applicable to holding companies and their associate companies under Section 1264 of PUHCA.
(ii)    All filings required to be made by Parent or any of its Subsidiaries during the three years preceding the date hereof with FERC under the FPA, NGA, NGPA, ICA, PUHCA, PURPA, DOE, FCC or any other applicable state public utility commission or department, as the case may be, have been made, including all forms, statements, reports, notices, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such filings complied, as of their respective dates, and, as amended or supplemented, continue to comply with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder, except for filings the failure of which to make or the failure of which to make in compliance with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(l)    Labor and Employment Matters. (i)   Neither Parent nor any of its Subsidiaries is a party to any collective bargaining agreement or other similar agreement with a labor union, labor organization or employee association, works council or similar organization applicable to the employees of Parent or any of its Subsidiaries. (A) To the Knowledge of Parent, there are no union or other labor organizing activities occurring concerning any employees of Parent or any of its Subsidiaries, (B) there are no labor strikes, slowdowns, work stoppages or lockouts pending or, to the Knowledge of Parent, threatened, against Parent or any of its Subsidiaries, and (C) there is no unfair labor practice, labor dispute (other than individual grievances) or labor arbitration proceeding pending or, to the Knowledge of Parent, threatened, with respect to employees of Parent or any of its Subsidiaries.
(ii)    Parent and its Subsidiaries are in compliance with all applicable Law respecting labor, employment, discrimination in employment, terms and conditions of employment, payroll, worker classification, wages, mandatory social security schemes, hours and occupational safety and health and employment practices, other than instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(m)    Employee Benefit Matters. (i) With respect to each material Parent Benefit Plan, Parent has made available to the Company complete and accurate copies of (A) such Parent Benefit Plan, including any amendment thereto, (B) a written description of any such Parent Benefit Plan if such plan is not set forth in a written document, (C) each trust, insurance, annuity or other funding Contract related thereto (if any), (D) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto (if any), (E) the most recent Internal Revenue Service determination letter (if any), (F) the two most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service with respect thereto (if any) and (G) all material correspondence to or from any Governmental Entity received in the last three years with respect to any such Parent Benefit Plan.
(ii)    (A) Each Parent Benefit Plan (and any related trust or other funding vehicle) has been established, maintained, operated and administered in all material respects in accordance with its terms and is in compliance in all material respects with ERISA, the Code and all other applicable Law, (B) all material contributions or other amounts payable by Parent or any of its Subsidiaries with respect to each Parent Benefit Plan in respect of current or prior plan years have been timely paid or properly reflected on Parent’s financial statements, (C) each of Parent and its Subsidiaries is in compliance in all material respects with ERISA, the Code and all other Laws applicable to Parent Benefit Plans and (D) each Parent Benefit Plan (and any related trust) that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter and, to the Knowledge of Parent, nothing has occurred since the date of such determination or opinion letter that would reasonably be expected to adversely affect such qualification.
(iii)    With respect to any Parent Benefit Plan (and any related trust or other funding vehicle), (A) no actions, suits or claims (other than routine claims for benefits in the ordinary course of business) are pending or, to the Knowledge of Parent, threatened relating to or otherwise in connection with such Parent Benefit Plan, assets thereof, or fiduciaries or parties-in-interest, as defined under ERISA, and (B) there are no pending or, to the Knowledge of Parent, threatened administrative investigations, audits or other administrative proceedings by the Department of Labor, the Pension Benefit Guaranty Corporation, the Internal Revenue Service or other Governmental Entity that, in each of clauses (A) or (B), has materially and adversely affected or would reasonably be expected to materially and adversely affect, individually or in the aggregate, the ability of Parent and its Subsidiaries to operate their business in the ordinary course consistent with past practice.
(iv)    With respect to each Parent Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code: (A) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted; (B) all premiums to the Pension Benefit Guaranty Corporation have been timely paid in full, (C) no liability (other than for premiums to the Pension Benefit Guaranty Corporation) under Title IV of ERISA has been or is expected to be incurred by Parent or any of its Subsidiaries, and (D) no notice of intent to terminate any such Parent Benefit Plan has been filed and no amendment to treat any such Parent Benefit Plan as terminated has been adopted, and there have been no proceedings instituted (by the Pension Benefit Guaranty Corporation or otherwise) to treat any such Parent Benefit Plan as terminated.
(v)    None of Parent, any of its Subsidiaries or any Commonly Controlled Entity of Parent maintains, contributes to or is required to contribute to, or has in the past six years maintained, contributed to or been required to contribute to any (A) Multiemployer Plan, or (B) Multiple Employer Plan.
(vi)    Parent has no liability for providing health, medical or life insurance or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or other similar applicable Law), except for any liabilities that have not resulted in and would not reasonably be expected to, individually or in the aggregate, result in any material liability to Parent and its Subsidiaries.
(vii)    Except as otherwise expressly provided in this Agreement, none of the execution and delivery of this Agreement or the consummation of the Merger (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) would reasonably be expected to (A) entitle any current or former director, officer, employee or independent contractor of Parent or any of its Subsidiaries to any compensation or benefit, (B) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other obligation under any Parent Benefit Plan, (C) result in any breach or violation of, or default under or limit Parent’s right to amend, modify, terminate or transfer the assets of, any Parent Benefit Plan, (D) directly or indirectly cause Parent to transfer or set aside any assets to fund any benefits, or otherwise give rise to any liability, under any Parent Benefit Plan, or (E) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any current or former employee, officer, director or independent contractor of Parent or any of its Subsidiaries.
(viii)    Except as would not reasonably be expected to, individually or in the aggregate, result in a Parent Material Adverse Effect, each Parent Benefit Plan that is maintained outside the jurisdiction of the United States for the benefit of any employees or other service providers of Parent or any of its Subsidiaries whose principal place of employment is outside the United States (each, a “Non-U.S. Parent Benefit Plan”) (A) has been maintained and operated in accordance with, and is in compliance with, its terms, applicable local Law, government taxation and funding requirements, and with any agreement entered into with a works council, union or labor organization and (B) to the extent required to be registered or approved by any Governmental Entity, has been registered with, or approved by, such Governmental Entity and, to Parent’s Knowledge, nothing has occurred that would adversely affect such registration or approval. To the extent intended to be funded or book-reserved, each Non-U.S. Parent Benefit Plan is funded or book-reserved, as appropriate, based upon reasonable actuarial assumptions.
(ix)    Neither Parent nor any of its Subsidiaries is a party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax).
(n)    Taxes.
(i)    None of TopCo, Parent or any Subsidiaries of Parent has taken or agreed to take any action or knows of the existence of any fact that would reasonably be expected to prevent (A) the Merger from qualifying for the Intended Tax Treatment or (B) the Contribution and Parent Class E Issuance from qualifying as an exchange to which Section 721(a) of the Code applies.
(ii)    Except where the failure of the representations and warranties set forth in this Section 3.02(n)(ii)(A) to (L) to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:
(A)    all Tax Returns required to be filed by or with respect to TopCo, Parent or any Subsidiaries of Parent have been timely filed (taking into account any extension of time within which to file) and all such Tax Returns are correct and complete;
(B)    all Taxes of TopCo, Parent and the Subsidiaries of Parent (including any Taxes required to be withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party), other than Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, have been timely paid;

(C)    there are no Tax Liens, other than Parent Permitted Liens, on any asset of TopCo or Parent or any of its Subsidiaries;
(D)    none of TopCo, Parent or any Subsidiaries of Parent has executed any outstanding waiver of any statute of limitations for the assessment or collection of any Tax and there is no pending request by a Governmental Entity to execute such a waiver or extension;
(E)    no audit or other examination or administrative, judicial or other proceeding of, or with respect to, any Tax Return or Taxes of TopCo, Parent or any Subsidiaries of Parent is currently in progress;
(F)    none of TopCo, Parent or any Subsidiaries of Parent (i) is a party to any Tax allocation, Tax sharing, Tax indemnity or similar agreement or (ii) is under an obligation under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or as transferee or successor, such that, in each of clauses (i) and (ii), TopCo, Parent or any Subsidiaries of Parent is, on or after the date hereof, liable for any amount of Taxes of another person (other than TopCo, Parent or any Subsidiaries of Parent);
(G)    none of TopCo, Parent or any Subsidiaries of Parent has been, within the past two years, a party to any transaction to which Section 355 of the Code applies;
(H)    each of the Subsidiaries of Parent is currently either (i) properly classified as a partnership for U.S. Federal income Tax purposes or (ii) properly disregarded as an entity separate from its respective owner for U.S. Federal income Tax purposes pursuant to Treasury Regulation Section 301.7701-3(b);
(I)    each of the Subsidiaries of Parent that is classified as a partnership for U.S. Federal income Tax purposes has in effect a valid election under Section 754 of the Code;
(J)    each of Parent and ETP, SXL and SUN is properly classified as a partnership for U.S. Federal income Tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code and has been properly treated as such since its formation;
(K)    at least 90% of the gross income of each of Parent and ETP, SXL and SUN for each taxable year since its formation has been “qualifying income” within the meaning of Section 7704(d) of the Code; and
(L)    neither TopCo, Parent or any of its Subsidiaries has participated in a listed transaction within the meaning of Treasury Regulation Section 1.6011-4.
(o)    Condition of Assets. Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the assets of Parent and its Subsidiaries have been maintained and repaired in the same manner as would a prudent operator of such assets, and are adequate for the purposes for which they are currently used.

(p)    Environmental Matters. Except for those matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each of Parent and its Subsidiaries is, and, since January 1, 2013, has been, in compliance with all applicable Environmental Laws, and neither Parent nor any of its Subsidiaries has received any written notice from any Governmental Entity alleging that Parent or any of its Subsidiaries is in violation of, or has any liability under, any Environmental Law, (ii) each of Parent and its Subsidiaries possesses and is in compliance with all Parent Permits required under applicable Environmental Laws to conduct its business as presently conducted, and all such Parent Permits are valid and in good standing, (iii) there are no claims, suits, actions or proceedings pursuant to any Environmental Laws pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, (iv) there have been no releases or threatened releases of Hazardous Materials at or on any location, including at or on any property currently or formerly owned, leased or operated by Parent or any of its Subsidiaries, in each of the above cases, in a manner that would reasonably be expected to result in any obligation to conduct any investigation, remediation or other corrective or response action by Parent or any of its Subsidiaries, (v) neither Parent nor any of its Subsidiaries is subject to any consent decrees, orders, settlements or compliance agreements that impose any current or future obligations under Environmental Laws, (vi) there have been no ruptures or explosions in the Systems of Parent or its Subsidiaries resulting in personal injury, loss of life or material property damage, except to the extent any claims related to such ruptures have been resolved and (vii) there are no defects, corrosion or other damage to any of the Systems of Parent or any of its Subsidiaries that could reasonably be expected to result in a pipeline integrity failure.
(q)    Insurance. Parent and its Subsidiaries maintain, or are entitled to the benefits of, insurance in such amounts and against such risks as Parent believes to be customary for companies of a comparable size in the industries in which it and its Subsidiaries operate. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all material insurance policies carried by or covering Parent and its Subsidiaries with respect to their business, assets and properties are in full force and effect, and, to the Knowledge of Parent, no notice of cancelation or material premium increase has been given with respect to any such policy.
(r)    Title to Properties; Rights-of-Way. (i) Each agreement under which Parent or any Subsidiary thereof is the landlord, sublandlord, tenant, subtenant or occupant (each, a “Parent Real Property Lease”) with respect to material real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by Parent or any of its Subsidiaries (collectively, including the improvements thereon, the “Parent Leased Real Property”) is valid and binding on Parent or the Subsidiary of Parent party thereto, and, to the Knowledge of Parent, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person the right to use or occupy a material portion of the Parent Leased Property that would reasonably be expected to adversely affect the existing use of the Parent Leased Real Property by Parent and its Subsidiaries in the operation of their business thereon. There is no uncured default under any Parent Real Property Lease by Parent or any of its Subsidiaries or, to the Knowledge of Parent, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would reasonably be expected to constitute a default thereunder by Parent or any of its Subsidiaries or, to the Knowledge of Parent, by any other party thereto, in each case except for such defaults and events that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, neither Parent nor any of its Subsidiaries has received any written notice of termination or cancelation, and to the Knowledge of Parent, no termination or cancelation is threatened, under any Parent Real Property Lease, except for such notices that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(ii)    Parent or one of its Subsidiaries has good and valid title to all material real property currently owned by Parent or any of its Subsidiaries (collectively, “Parent Owned Real Property”) and Parent and its Subsidiaries have good and valid leasehold interest in the Parent Leased Real Property, in each case free and clear of all Liens (other than Parent Permitted Liens and leases, subleases, licenses, conditions, encroachments, easements, rights-of-way, restrictions, options or rights of first refusal relating to the purchase of Parent Owned Real Property and other encumbrances that do not or would not reasonably be expected to adversely affect the existing use of the real property subject thereto by the owner (or lessee to the extent a leased property) thereof in the operation of its business), except where absence of good and valid title has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(iii)    Each of Parent and its Subsidiaries has such Rights-of-Way as are sufficient to conduct its business in the manner described, and subject to the limitations, qualifications, reservations and encumbrances contained, in any Parent Filed SEC Document, except for such Rights-of-Way the absence of which have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and its Subsidiaries has fulfilled and performed all its material obligations with respect to such Rights-of-Way and conduct their business in a manner that does not violate any of the Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All pipelines operated by Parent and its Subsidiaries are subject to Rights-of-Way, and there are no gaps (including any gap arising as a result of any breach by Parent or any of its Subsidiaries of the terms of any Rights-of-Way) in the Rights-of-Way other than gaps that would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(s)    Voting Requirements. No vote of the holders of any class or series of equity securities of Parent is necessary for Parent to approve this Agreement and the other Parent Transactions Documents and approve and consummate the Transactions.

(t)    Brokers and Other Advisors. No broker, investment banker, financial advisor or other person, other than Goldman Sachs & Co., Citigroup Global Markets Inc., Morgan Stanley & Co. LLC, UBS Securities LLC, Bank of America Merrill Lynch, J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., Intrepid Financial Partners, RBC Capital Markets, LLC and Credit Suisse Securities (USA) LLC, is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of TopCo or Parent.
(u)    Operations and Assets of TopCo. TopCo has been formed solely for the purpose of engaging in the Transactions and, prior to the Effective Time, will not have incurred liabilities or obligations of any nature, other than pursuant to or in connection with this Agreement and the Merger and the other Transactions.
(v)    Ownership of Company Common Stock. None of TopCo or Parent or any of their Subsidiaries beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), or will prior to the Effective Time beneficially own, any shares of Company Common Stock, or is a party, or will prior to the Effective Time become a party, to any Contract, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock.
(w)    Investment Company Act. Neither TopCo nor Parent is, or immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.
(x)    Financing. Subject to the terms and conditions of the Commitment Letter, as of the date hereof, assuming compliance by the Company in all material respects with its covenants contained in Sections 4.01 and 5.14 and assuming satisfaction of the conditions set forth in Sections 6.01 and 6.02, the aggregate proceeds to be disbursed pursuant to the agreements contemplated by the Commitment Letter, together with other financial resources of Parent and TopCo, including cash on hand and marketable securities, will, in the aggregate, be sufficient to fund the payment of the Cash Component. As of the date hereof, TopCo and Parent have delivered to the Company true, complete and correct copies of the fully executed commitment letter (such letter, as amended, modified or waived from time to time to the extent permitted herein, the “Commitment Letter”) and fee letter executed in connection with the debt financing of the Merger Consideration (the “Financing”). As of the date hereof, the Commitment Letter has not been amended or modified in any respect and the respective commitments therein have not been withdrawn or terminated.
ARTICLE IV

Covenants Relating to Conduct of Business
SECTION 4.01. Conduct of Business. (ff) Except as set forth in Section 4.01(a) of the Company Disclosure Letter, expressly permitted by this Agreement, required by applicable Law or consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course and shall use commercially reasonable efforts to preserve substantially intact its current business organizations, maintain their rights, franchises and Company Permits and to preserve its relationships with significant customers and suppliers. Without limiting the generality of the foregoing, except as set forth in Section 4.01(a) of the Company Disclosure Letter, expressly permitted by this Agreement, required by applicable Law or consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to:
(i)    declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than (A) dividends or distributions by a Subsidiary of the Company (excluding WPZ), (B) dividends or distributions required under the applicable organizational documents of such entity in effect on the date of this Agreement and (C) the Pre-Merger Special Dividend;
(ii)    take any action that would result in the Company or any of its Subsidiaries becoming subject to any restriction not in existence on the date hereof with respect to the payment of distributions or dividends;
(iii)    split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, other than transactions by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;
(iv)    purchase, redeem or otherwise acquire any shares of its or its Subsidiaries’ capital stock or other securities or any rights, warrants or options to acquire any such shares or other securities, other than (A) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of the Company Stock Options, (B) the withholding of shares of Company Common Stock or WPZ Common Units to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans or the WPZ Legacy Long-Term Incentive Plan and (C) the acquisition by the Company or WPZ, as applicable, of awards granted pursuant to the Company Stock Plans or the WPZ Legacy Long-Term Incentive Plan and purchase rights under the Company ESPP in connection with the forfeiture of such awards or rights, in each case that are outstanding as of the date hereof and in accordance with their terms as of the date hereof;
(v)    issue, deliver, sell, pledge, dispose of, encumber or subject to any Lien any shares of its capital stock, ownership interests, any other voting securities or any securities convertible into, exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares, ownership interests, voting securities or convertible securities or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than (A) upon the exercise of Company Stock Options or purchase rights under the Company ESPP and (B) upon the vesting or settlement of Company RSUs or Director DSUs granted under the Company Stock Plans and WPZ Phantom Units granted under the WPZ Legacy Long-Term Incentive Plan, in the case of each of clause (A) and (B) that are outstanding as of the date hereof and in accordance with their terms as of the date hereof;
(vi)    amend (A) the Company Certificate of Incorporation or the Company By‑laws or (B) the comparable organizational documents of any Subsidiary of the Company in any material respect;
(vii)    acquire any business, whether by merger, consolidation, purchase of property or assets (including equity interests) or make any loans, advances or capital contributions to, or investments in, any other person, other than in connection with transactions solely between or among the Company and its Subsidiaries or as permitted by Section 4.01(a)(xii); provided, however, that notwithstanding the foregoing, the Company shall not, and shall not permit any of its Subsidiaries to, acquire any business or make any loans, advances or capital contributions to, or investments in, any other person which would reasonably be expected to prevent or impede the consummation of the Transactions, including the Merger;
(viii)    enter into or make any loans or advances to any of its officers, directors, employees, agents or consultants (other than loans or advances (A) in the ordinary course of business or (B) for travel and reasonable business expenses) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, except as required by the terms of any Company Benefit Plan;
(ix)    sell, license, lease, transfer, assign, divest, cancel, abandon or otherwise dispose of any of its properties, rights or assets, other than (A) sales or other dispositions of assets in the ordinary course of business, (B) sales, transfers and dispositions of obsolete, non-operating or worthless assets or properties and (C) sales, leases, transfers or other dispositions made by the Company to any of its Subsidiaries or in connection with any transaction among the Company’s wholly owned Subsidiaries;
(x)    directly or indirectly, waive, transfer, pledge, encumber, sell or dispose of, or authorize any waiver, transfer, pledge, encumbrance, sale or disposal of all or any portion of the WPZ General Partner Interest or the WPZ IDRs owned by the Company, except with respect to any waivers of or subsidies relating to WPZ IDRs (A) agreed to prior to entry into this Agreement and in connection with the payment of the WPZ Fee pursuant to the terms of the WPZ Merger Agreement, and any extensions of such previously agreed waivers and subsidies and (B) agreed to in connection with any transaction permitted by Section 4.01(a)(vii); provided that neither the Company nor any of its Subsidiaries may waive or grant subsidies pursuant to this exception in excess of the incremental distributions that it would have otherwise expected to receive as a result of any such permitted transaction;
(xi)    incur, redeem, prepay, defease, cancel, or, in any material respect, modify any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee, assume or endorse or otherwise as an accommodation become responsible for any such indebtedness or any debt securities or other financial obligations of another person (including all capitalized lease or leverage lease obligation or obligations to pay the deferred and unpaid purchase price of property and equipment and obligations pursuant to securitization of factoring programs or arrangements) or enter into any “keep well” or other agreement to maintain any financial statement condition of another person (collectively, “Indebtedness”), other than (A) Indebtedness incurred in the ordinary course of business, (B) prepayments of Indebtedness at stated maturity or pursuant to any required amortization payments or mandatory prepayments, in each case in accordance with the terms of the instrument governing such Indebtedness as of the date of this Agreement, (C) Indebtedness incurred by the Company or a wholly owned Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Company, (D) Indebtedness incurred to replace, renew, extend, refinance or refund any existing Indebtedness on substantially the same or more favorable terms to the Company than such existing Indebtedness and (E) with respect to any Indebtedness not incurred in accordance with clauses (A) through (D), for any Indebtedness not to exceed the amounts set forth in Section 4.01(a)(xi) of the Company Disclosure Letter; provided, however, that in the case of each of clauses (A) through (E) such Indebtedness does not impose or result in any additional restrictions or limitations in any material respect on the Company or any of its Subsidiaries or, following the Closing, TopCo or any of its Subsidiaries, or subject the Company or any of its Subsidiaries or, following the Closing, TopCo or any of its Subsidiaries, to any additional covenants or obligations in any material respect (other than the obligations to make payment on such Indebtedness) to which the Company or its Subsidiaries is not otherwise subject under the terms of any Indebtedness outstanding as of the date hereof;
(xii)    make any capital expenditures other than (A) expenditures made in response to any emergency, whether caused by war, terrorism, weather events, public health events, outages or otherwise and (B) expenditures to maintain the safety and integrity of any asset or property;
(xiii)    settle any non-Tax claim, investigation, proceeding or litigation with a Governmental Entity or third party, in each case threatened, made or pending against the Company or any of its Subsidiaries, other than the settlement of claims, investigations, proceedings or litigation made in the ordinary course of business or for an amount (excluding any amounts that are covered by any insurance policies of the Company or its Subsidiaries, as applicable) not in excess of the amount reflected or reserved therefor in the most recent financial statements (or the notes thereto) of the Company included in the Company Filed SEC Documents;
(xiv)    except as required pursuant to the terms of any Company Benefit Plan or other written agreement, in each case, in effect on the date hereof, (A) grant to any director, executive officer, employee or consultant any increase in compensation or pay, or award any bonuses or incentive compensation, other than annual increases of base compensation (not to exceed 3% per individual) and payouts of compensation to employees (other than, in the case of both increases and payouts, with respect to executive officers and directors) in the ordinary course of business consistent with past practice, (B) grant to any current or former director, executive officer or employee any increase in severance, retention or termination pay, (C) grant or amend any equity awards, (D) enter into any new or modify any existing employment or consulting agreement with any current or former director, executive officer, employee or individual consultant, (E) establish, adopt, enter into or amend any collective bargaining agreement or Company Benefit Plan or any agreement, plan or arrangement that would constitute a Company Benefit Plan if in effect on the date of this Agreement, other than immaterial amendments to a Company Benefit Plan in the ordinary course of business, consistent with past practice, that are not specifically intended to and do not result in a significant increase in the eligibility, payments or benefits under such Company Benefit Plan, (F) take any action to accelerate any rights or benefits under any Company Benefit Plan, (G) terminate the employment of any of its employees or other service providers, other than in the ordinary course of business, consistent with past practice; provided that, in no event may the Company or any of its Subsidiaries terminate the employment of any individual who is party to an individual change in control, severance or transaction bonus agreement; (H) hire any employee or other service provider, other than field and field support employees and field and field support service providers in the ordinary course of business, consistent with past practice; (I) fund or make any contribution to any Company Benefit Plan or any related trust or other funding vehicle, other than regularly scheduled contributions to trusts funding qualified plans; provided, however, that the foregoing shall not restrict the Company or any of its Subsidiaries from entering into or making available to newly-hired employees or to employees in the context of promotions to positions at or below the level of Manager based on job performance or workplace requirements, in each case, in the ordinary course of business, plans, agreements, benefits and compensation arrangements (excluding the award of any incentive equity grants and any individual severance arrangements) that have a value that is consistent with the past practice of making compensation and benefits available to newly-hired or promoted employees in similar positions;
(xv)    other than as required (A) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (B) by Law, including pursuant to SEC rule or policy, make any change in financial accounting methods, principles or practices or any of its methods of reporting income, deductions or other material items for financial accounting purposes affecting the consolidated assets, liabilities or results of operations of the Company where such change would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;
(xvi)    (A) make any change (or file any such change) in any material method of Tax accounting, except as required by applicable Law, (B) make, change or rescind any material Tax election, (C) settle or compromise any material Tax liability or consent to any claim or assessment relating to a material amount of Taxes, (D) amend any material Tax Return or (E) enter into any closing agreement relating to a material amount of Taxes;
(xvii)    (a) modify, amend, renew, extend, terminate or waive any rights under (1) any Company Specified Contract in a manner that is materially adverse to the Company and its Subsidiaries, taken as a whole, or that could prevent or materially delay the consummation of the Transactions, including the Merger, and (2) to the extent not included in subclause (1), any NGL-related contract or any Energy Products derived therefrom or any agreement involving Chesapeake Energy Corporation or any of its Subsidiaries that involves, or is reasonably expected in the future to involve, annual revenues of $50.0 million in the aggregate; provided, however, that this clause (xvii) shall not apply to extensions and renewals for a time period of 12 months or less that are on terms no less favorable to the Company and its Subsidiaries, or (b) enter into any Contract that if it had been entered into prior to the date of this Agreement, would have been a Company Specified Contract;
(xviii)    take any action or fail to take any action that would reasonably be expected to cause WPZ to be treated, for U.S. Federal income Tax purposes, as a corporation;
(xix)    other than in the ordinary course of business, modify, amend, surrender, terminate, or waive any rights under any Company Permit in a manner that is materially adverse to the Company and its Subsidiaries, taken as a whole, or that could prevent or materially delay the consummation of the Transactions, including the Merger;
(xx)    adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the Merger and any other mergers, consolidations, restructurings, recapitalizations or other reorganizations solely among the Company and its Subsidiaries or among its Subsidiaries; or
(xxi)    authorize any of, or commit or agree to take any of, the foregoing actions prohibited pursuant to clauses (i) through (xx) of this Section 4.01(a).
(b)    Except as set forth in Section 4.01(b) of the Parent Disclosure Letter, expressly permitted by this Agreement, required by applicable Law or consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course and shall use commercially reasonable efforts to preserve substantially intact its current business organizations, maintain its rights, franchises and Parent Permits and to preserve its relationships with significant customers and suppliers. Without limiting the generality of the foregoing, except as set forth in Section 4.01(b) of the Parent Disclosure Letter, expressly permitted by this Agreement, required by applicable Law or consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to:
(i)    declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its equity securities, other than (A) dividends or distributions by a Subsidiary of Parent (excluding ETP and SXL), and (B) dividends or distributions required under the applicable organizational documents of such entity in effect on the date of this Agreement;
(ii)    take any action that would result in Parent or any of its Subsidiaries becoming subject to any restriction not in existence on the date hereof with respect to the payment of distributions or dividends;
(iii)    split, combine or reclassify any of its equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for equity securities,

other than transactions by a wholly owned Subsidiary of Parent which remains a wholly owned Subsidiary after consummation of such transaction;
(iv)    purchase, redeem or otherwise acquire any shares of its or its Subsidiaries’ capital stock or other securities or any rights, warrants or options to acquire any such shares or other securities, other than (A) the withholding of securities to satisfy obligations to pay the exercise price or Tax obligations with respect to any equity awards granted by Parent or one of its Subsidiaries or Parent Class D Units, (B) the acquisition by Parent or any of its Subsidiaries, as applicable, of equity securities granted by Parent or its Subsidiaries in connection with the forfeiture of such securities, in each case that are outstanding as of the date hereof and in accordance with their terms as of the date hereof or granted after the date hereof in accordance with this Agreement and (C) purchases of equity securities of Parent by Parent made at market price pursuant to the publicly announced equity buyback program in effect on the date of this Agreement;
(v)    issue, deliver, sell, pledge, dispose of, encumber or subject to any Lien any equity securities, ownership interests, any other voting securities or any securities convertible into, exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares, ownership interests, voting securities or convertible securities or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than (A) with respect to any Parent Class D Units, (B) issuances of equity securities in respect of the exercise or settlement of any equity awards granted by Parent or its Subsidiaries that are outstanding as of the date hereof and in accordance with their terms as of the date hereof or granted after the date hereof in accordance with this Agreement, (C) the sale of equity securities pursuant to the exercise of options to purchase such equity securities granted by Parent or one of its Subsidiaries if necessary to effectuate an option direction upon exercise or for withholding of Taxes, and (D) issuances of equity awards in the ordinary course of business consistent with past practice;
(vi)    amend (A) the organizational documents of TopCo, (B) the Parent Certificate of Partnership or the Parent Partnership Agreement (other than the Parent Partnership Agreement Amendment) or (C) the comparable organizational documents of any Subsidiary of Parent in any material respect;
(vii)    with respect to Parent and ETP only, acquire any business, whether by merger, consolidation, purchase of property or assets (including equity interests) or make any loans, advances or capital contributions to, or investments in, any other person, other than in connection with transactions solely between or among Parent and its Subsidiaries or as permitted by Section 4.01(b)(xii); provided, however, that notwithstanding the foregoing, Parent shall not, and shall not permit ETP to, acquire any business or make any loans, advances or capital contributions to, or investments in, any other person which would reasonably be expected to prevent or impede the consummation of the Transactions, including the Merger;
(viii)    enter into or make any loans or advances to any of its officers, directors, employees, agents or consultants (other than loans or advances (A) in the ordinary course of business or (B) for travel and reasonable business expenses) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, except as required by the terms of any Parent Benefit Plan;
(ix)    sell, license, lease, transfer, assign, divest, cancel, abandon or otherwise dispose of any of its properties, rights or assets, other than (A) sales or other dispositions of assets in the ordinary course of business, (B) sales, transfers and dispositions of obsolete, non-operating or worthless assets or properties, and (C) sales, leases, transfers or other dispositions made by Parent to any of its Subsidiaries or in connection with any transaction among Parent’s wholly owned Subsidiaries;
(x)    directly or indirectly, waive, transfer, pledge, encumber, sell or dispose of, or authorize any waiver, transfer, pledge, encumbrance, sale or disposal of all or any portion of the ETP General Partner Interest, the ETP IDRs, the SXL General Partner Interest or the SXL IDRs owned by Parent, except with respect to any waivers of or subsidies relating to ETP IDRs or SXL IDRs (A) agreed to prior to entry into this Agreement, and any extensions of such previously agreed waivers and subsidies and (B) agreed to in connection with any transaction permitted by Section 4.01(b)(vii); provided that Parent may not waive or grant subsidies to ETP pursuant to this exception in excess of the incremental distributions it would have otherwise expected to receive as a result of any such permitted transaction;
(xi)    incur, redeem, prepay, defease, cancel, or, in any material respect, modify any Indebtedness, other than (A) Indebtedness incurred in the ordinary course of business, (B) prepayments of Indebtedness at stated maturity or pursuant to any required amortization payments or mandatory prepayments, in each case in accordance with the terms of the instrument governing such Indebtedness as of the date of this Agreement, (C) Indebtedness incurred by Parent or a wholly owned Subsidiary of Parent to Parent or a wholly owned Subsidiary of Parent, (D) Indebtedness incurred to replace, renew, extend, refinance or refund any existing Indebtedness on substantially the same or more favorable terms to Parent than such existing Indebtedness and (E) with respect to any Indebtedness not incurred in accordance with clauses (A) through (D), for any Indebtedness not to exceed the amounts set forth in Section 4.01(b)(xi) of the Parent Disclosure Letter; provided, however, that in the case of each of clauses (A) through (E) such Indebtedness does not impose or result in any additional restrictions or limitations in any material respect on Parent or any of its Subsidiaries or, following the Closing, TopCo or any of its Subsidiaries, or subject Parent or any of its Subsidiaries or, following the Closing, TopCo or any of its Subsidiaries, to any additional covenants or obligations in any material respect (other than the obligations to make payment on such Indebtedness) to which Parent or its Subsidiaries is not otherwise subject under the terms of any Indebtedness outstanding as of the date hereof;
(xii)    make any capital expenditures other than (A) expenditures made in response to any emergency, whether caused by war, terrorism, weather events, public health events, outages or otherwise, and (B) expenditures to maintain the safety and integrity of any asset or property;
(xiii)    settle any non-Tax claim, investigation, proceeding or litigation with a Governmental Entity or third party, in each case threatened, made or pending against Parent or any of its Subsidiaries, other than the settlement of claims, investigations, proceedings or litigation made in the ordinary course of business or for an amount (excluding any amounts that are covered by any insurance policies of Parent or its Subsidiaries, as applicable) not in excess of the amount reflected or reserved therefor in the most recent financial statements (or the notes thereto) of Parent included in the Parent Filed SEC Documents;
(xiv)    other than as required (A) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (B) by Law, including pursuant to SEC rule or policy, make any change in financial accounting methods, principles or practices or any of its methods of reporting income, deductions or other material items for financial accounting purposes affecting the consolidated assets, liabilities or results of operations of Parent where such change would reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole;
(xv)    (A) make any change (or file any such change) in any material method of Tax accounting, except as required by applicable Law, (B) make, change or rescind any material Tax election, (C) settle or compromise any material Tax liability or consent to any claim or assessment relating to a material amount of Taxes, (D) amend any material Tax Return or (E) enter into any closing agreement relating to a material amount of Taxes;
(xvi)    take any action or fail to take any action that would reasonably be expected to cause Parent, ETP, SXL or SUN to be treated, for U.S. Federal income Tax purposes, as a corporation;
(xvii)    other than in the ordinary course of business, modify, amend, surrender, terminate, or waive any rights under, any Parent Specified Contract or any Parent Permit in a manner that is materially adverse to Parent and its Subsidiaries, taken as a whole, or that could prevent or materially delay the consummation of the Transactions, including the Merger; provided that this clause (xvii) shall not apply to ETP or SXL;
(xviii)    adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the Merger and any other mergers, consolidations, restructurings, recapitalizations or other reorganizations solely among Parent and its Subsidiaries or among its Subsidiaries; or
(xix)    authorize any of, or commit or agree to take any of, the foregoing actions prohibited pursuant to clauses (i) through (xviii) of this Section 4.01(b).
(c)    Treatment of Certain Subsidiaries. Notwithstanding anything to the contrary, (i) with respect to WPZ and its Subsidiaries, the Company’s obligations under Section 4.01(a) to take an action or not to take an action shall only apply (A) to the extent permitted by the organizational documents and governance arrangements of WPZ and its Subsidiaries, (B) to the extent the Company is authorized and empowered to bind WPZ and its Subsidiaries and (C) to the extent such action or inaction would not breach any contractual or other duty to WPZ or any of its equity holders and (ii) with respect to each of ETP, SXL and their respective Subsidiaries, Parent’s obligations under Section 4.01(b) to take an action or not to take an action shall only apply (A) to the extent permitted by the organizational documents and governance arrangements of each of ETP, SXL and their respective Subsidiaries, as applicable, (B) to the extent Parent is authorized and empowered to bind each of ETP, SXL and their respective Subsidiaries, as applicable, and (C) to the extent such action or inaction would not breach any contractual or other duty to ETP, SXL or any of their respective equity holders.
(d)    Advice of Changes. During the period from the date of this Agreement to the Effective Time, (i) the Company shall promptly give Parent written notice upon becoming aware of (A) any termination, cancelation, repudiation or material breach of any Company Specified Contract and (B) any material event, development or occurrence that would reasonably be expected to give rise to a failure of any condition precedent set forth in Section 6.02 and (ii) Parent shall promptly give the Company written notice upon becoming aware of (A) any termination, cancelation, repudiation or material breach of any Parent Specified Contract and (B) any material event, development or occurrence that would reasonably be expected to give rise to a failure of any condition precedent set forth in Section 6.03; provided, however, that the delivery of any notice pursuant to this Section 4.01(d) shall not (1) cure any breach of, or non-compliance with, any other provision of this Agreement or (2) limit the remedies available to the party receiving such notice.
SECTION 4.02. No Solicitation by Company; Recommendation of the Board of Directors of the Company. (c) Except as expressly permitted by this Section 4.02, the Company and its Subsidiaries shall not, and the Company shall instruct and cause its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage, or take any other action to knowingly facilitate any inquiries regarding, or the making or submission of, any Company Takeover Proposal or any proposal or offer that would reasonably be expected to lead to any Company Takeover Proposal, (ii) engage in, participate in or otherwise continue any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to knowingly facilitate the making of, any proposal or offer that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal, (iii) approve, endorse or recommend (or publicly propose to approve, endorse or recommend) any Company Takeover Proposal or (iv) enter into or agree to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement related to any Company Takeover Proposal, other than a confidentiality agreement permitted under Section 4.02(c), or requiring the Company to abandon, terminate or fail to consummate the Merger or the Transactions (except as contemplated by Section 7.01(f)) (a “Company Acquisition Agreement”). The Company and its Subsidiaries shall, and the Company shall instruct and cause its and their respective Representatives to, immediately following the execution by Parent of this Agreement, (A) cease and cause to be terminated any discussions and negotiations with any person conducted heretofore with respect to any Company Takeover Proposal, or proposal or offer that could reasonably be expected to lead to any Company Takeover Proposal and (B) cause to be returned or destroyed all confidential information provided by or on behalf of the Company or any Subsidiary with any such person.

(b)    The Company shall promptly (and in any event, within 24 hours) notify Parent if (i) any Company Takeover Proposal is received by, (ii) any non-public information is requested in connection with any Company Takeover Proposal from, or (iii) any discussions or negotiations with respect to a Company Takeover Proposal are sought to be initiated with, it, its Subsidiaries or any of their respective Representatives, indicating, in connection with such notice, the name of such person and any financial terms included in, and the other material terms and conditions of, any such Company Takeover Proposal (including, if applicable, copies of any written Company Takeover Proposal) and thereafter shall keep Parent reasonably informed on a substantially current basis of the status and terms of any such Company Takeover Proposal (including any amendments thereto, which shall be communicated to Parent within 24 hours of such amendment) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.
(c)    Notwithstanding Section 4.02(a), if at any time prior to obtaining the Company Stockholder Approval, (i) the Company has received after the date of this Agreement an unsolicited, bona fide, written Company Takeover Proposal from a third party, (ii) the Board of Directors of the Company determines in good faith, (A) after consultation with its outside legal counsel and financial advisors, that such Company Takeover Proposal constitutes or could reasonably be expected to result in a Company Superior Proposal and (B) after consultation with and receiving advice of outside legal counsel, that the failure to take such action would reasonably be likely to constitute a breach of the fiduciary duties of the Board of Directors of the Company to the stockholders of the Company under applicable Law, (iii) the Company Takeover Proposal did not result from a material breach of this Section 4.02 and (iv) the Company has complied in all material respects with its obligations pursuant to Section 4.02(b) and provided at least 24 hours’ prior written notice to Parent of its intent to take any of the following actions, the Company may (A) furnish information with respect to the Company and its Subsidiaries to the person making such Company Takeover Proposal and (B) engage in discussions or negotiations with the person making such Company Takeover Proposal regarding such Company Takeover Proposal; provided, however, that the Company (x) shall not, and shall not permit its Subsidiaries or its or their Representatives to, disclose any non-public information to such person without first entering into a confidentiality agreement with such person on substantially the same terms as the Confidentiality Agreement, and (y) shall concurrently (and in any event within 24 hours) provide to Parent any non-public information concerning the Company or its Subsidiaries to be provided to such other person which was not previously provided to Parent.
(d)    Neither the Board of Directors of the Company nor any committee thereof shall (i)(A) withdraw (or modify or qualify in a manner adverse to Parent), or publicly propose to withdraw (or modify or qualify in a manner adverse to Parent), the Company Board Recommendation or (B) recommend the approval or adoption of, or approve or adopt, declare advisable or publicly propose to recommend, approve, adopt or declare advisable, any Company Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or publicly propose to approve or recommend, or cause or permit the Company or any of its Subsidiaries to execute or enter into any Company Acquisition Agreement. Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Company Stockholder

Approval and subject to compliance with Section 5.06(d) and this Section 4.02, (x) the Board of Directors of the Company may effect a Company Adverse Recommendation Change with respect to an Intervening Event if the Board of Directors of the Company determines in good faith after consultation with and receiving advice of its outside legal counsel and financial advisors that the failure to effect such Company Adverse Recommendation Change would reasonably be likely to constitute a breach of its fiduciary duties to the stockholders of the Company under applicable Law or (y) the Company may terminate this Agreement in accordance with Section 7.01(f) (a “Company Superior Proposal Termination”); provided, however, that no Company Adverse Recommendation Change relating to an Intervening Event may be made pursuant to this Section 4.02(d) until after at least three business days following Parent’s receipt of written notice from the Company advising Parent that the Board of Directors of the Company intends to take such action, which notice shall include a description of the Intervening Event and all relevant information pertaining thereto, and after providing such notice and prior to effecting the Company Adverse Recommendation Change relating to an Intervening Event (A) the Company shall, during such three-business day period, negotiate with Parent and its Representatives with respect to any revisions to the proposed terms of the Transactions proposed by Parent as would permit the Board of Directors of the Company not to effect a Company Adverse Recommendation Change relating to the Intervening Event, (B) in determining whether to effect the Company Adverse Recommendation Change relating to the Intervening Event, the Board of Directors of the Company shall take into account any changes to the terms of the Transactions proposed by Parent and any other information provided by Parent in response to such notice during the three-business day period and (C) following the end of the three-business day period, the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, assuming the changes offered by Parent were given effect, that a failure to effect the Company Adverse Recommendation Change in light of the Intervening Event would reasonably be likely to constitute a breach of its fiduciary duties to the stockholders of the Company under applicable Law.
(e)    The Company shall not terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which the Company or any of its Subsidiaries is a party and shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be permitted to fail to enforce any provision of any confidentiality, “standstill” or similar obligation of any person if the Board of Directors of the Company determines in good faith, after consultation with and receiving advice from its outside legal counsel, that the failure to take such action would reasonably be likely to constitute a breach of its fiduciary duties to the stockholders of the Company under applicable Law; provided that the Company promptly advises Parent that it is taking such action; provided, further, that the foregoing shall not restrict the Company from permitting a person to orally request the waiver of a “standstill” or similar obligation to the extent necessary to avoid violating fiduciary duties under applicable Law.
(f)    Nothing contained in this Section 4.02 or elsewhere in this Agreement shall prohibit the Company or any of its Subsidiaries from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9, Rule 14e‑2(a) or Item 1012(a) of

Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Board of Directors of the Company or any of its Subsidiaries determines in good faith (after consultation with and receiving advice of its outside legal counsel) that the failure to do so would reasonably be likely to constitute a breach of its fiduciary duties to its stockholders under applicable Law; provided, however, that any such action or statement or disclosure made pursuant to clause (i) or clause (ii) shall be deemed to be a Company Adverse Recommendation Change unless the Board of Directors of the Company reaffirms its recommendation in favor of the Merger in such statement or disclosure or in connection with such action (except that a mere “stop, look and listen” disclosure in compliance with Rule 14d-9(f) of the Exchange Act shall not constitute a Company Adverse Recommendation Change).
(g)    For purposes of this Agreement:
(i)    “Company Takeover Proposal” means any inquiry, proposal or offer from any person or “group” (as defined in the Exchange Act) of persons relating to (A) any direct or indirect acquisition or purchase in any manner (including a sale, issuance or repurchase of securities, tender offer, joint venture, exchange offer or similar transaction), in each case whether in a single transaction or a series of transactions, of (1) 20% or more (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company) of the consolidated total assets (including capital stock of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, or (2) 20% or more of the outstanding shares of the Company Common Stock or any other class of capital stock or equity securities of the Company or any Significant Subsidiary of the Company, (B) any tender offer or exchange offer, in each case whether in a single transaction or a series of transactions, that, if consummated, would result in any person or group of persons owning, directly or indirectly, 20% or more of the outstanding shares of the Company Common Stock or any other class of capital stock or equity securities of the Company or any Significant Subsidiary of the Company or (C) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution, share exchange or similar transaction involving the Company or any of its Subsidiaries pursuant to which any person or group (or the stockholders of any person) would own, directly or indirectly, (x) 20% or more of any class of equity securities of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity or (y) businesses or assets (including capital stock of the Subsidiaries of the Company) that constitute 20% or more of the consolidated revenues, net income or consolidated total assets of the Company and its Subsidiaries, taken as a whole, (D) the payment of any extraordinary dividend by the Company or any of its Subsidiaries or (E) any combination of the foregoing, other than, in each case, the Transactions and any transaction being negotiated to facilitate one or more Divestiture Actions.
(ii)    “Company Superior Proposal” means any unsolicited, bona fide Company Takeover Proposal (with the percentages set forth in the definition thereof changed from 20% to 50%) made in writing after the date of this Agreement that the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and financial advisors, (A) is reasonably capable of being consummated on the terms proposed and (B) is on terms which the Board of Directors of the Company determines in good faith, if consummated, would result in a transaction more favorable to the stockholders of the Company than the Merger, taking into account all financial (including with respect to break-up fees and expense reimbursement provisions), legal, regulatory, financing, certainty and timing of consummation and other aspects of such proposal and of this Agreement (including any changes to the financial and other terms of this Agreement proposed by Parent to the Company prior to the expiration of the applicable periods referred to in Section 7.01(f) in response to such proposal or otherwise).
ARTICLE V

Additional Agreements
SECTION 5.01. Preparation of the Form S-4 and the Proxy Statement; Company Stockholders’ Meeting. (j) As promptly as reasonably practicable after the execution of this Agreement, (i) the Company, TopCo and Parent shall jointly prepare and file with the SEC a proxy statement (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”) to be sent to the stockholders of the Company relating to the meeting of the stockholders of the Company (the “Company Stockholders’ Meeting”) to be held to consider adoption of this Agreement and (ii) the Company, TopCo and Parent shall jointly prepare and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, the “Form S-4”), in which the Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the TopCo Common Shares (including the attached CCRs) to be issued in the Merger. Each of TopCo, Parent and the Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing (including by responding to comments of the SEC) and to keep the Form S-4 effective as long as necessary to consummate the Merger and the other Transactions. Prior to the effective date of the Form S-4, TopCo, Parent and the Company shall also use their respective reasonable best efforts to satisfy all necessary state securities Laws or “blue sky” notice requirements in connection with the Merger and to consummate the Transactions and shall pay all expenses incident thereto. Each of TopCo, Parent and the Company shall furnish all information concerning such person and its Affiliates as may be reasonably requested by the other parties hereto and shall otherwise reasonably assist and cooperate with the other parties hereto in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Proxy Statement, including the resolution of any comments in respect thereof received from the SEC. As promptly as reasonably practicable after the Form S-4 shall have become effective, the Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders. No filing of, or amendment or supplement to, the Form S-4 will be made by TopCo, Parent or the Company, and no filing of, or amendment or supplement to, the Proxy Statement will made by TopCo, Parent or the Company, in each case without providing the other parties hereto a reasonable opportunity to review and comment thereon. If at any time prior to receipt of the Company Stockholder Approval any information relating to TopCo, Parent or the Company, or any of their respective Affiliates, directors or officers, should be discovered by TopCo, Parent or the Company which is required to be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. TopCo, Parent and the Company shall promptly notify each of the other parties hereto of the time when the Form S-4 has become effective or any supplement or amendment to the Form S-4 has been filed, and of the issuance of any stop order or suspension of the qualification of the TopCo Common Shares (including the attached CCRs) issuable in connection with the Merger for offering or sale in any jurisdiction. TopCo, Parent and the Company shall promptly notify each of the other parties hereto of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Form S-4 or the Proxy Statement or for additional information and shall supply each of the other parties hereto with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Form S-4, the Proxy Statement or the Merger. TopCo, Parent and the Company will cause the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder.
(b)    The Company shall, subject to applicable Law, the Company Certificate of Incorporation, the Company By-laws and the rules of the New York Stock Exchange, (i) as promptly as reasonably practicable, establish a record date for, duly call and give notice of the Company Stockholders’ Meeting and (ii) as promptly as reasonably practicable convene and hold the Company Stockholders’ Meeting and submit this Agreement to its stockholders for adoption, for the purpose of obtaining the Company Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, if on a date preceding the date on which or the date on which the Company Stockholders’ Meeting is scheduled, the Company reasonably believes that (A) it is necessary to postpone or adjourn the Company Stockholders’ Meeting to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholders’ Meeting or (B) (1) it will not receive proxies sufficient to obtain the Company Stockholder Approval, whether or not a quorum is present, or (2) it will not have sufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting, the Company may postpone or adjourn, or make one or more successive postponements or adjournments of, the Company Stockholders’ Meeting; provided, however, that in the case of any postponement or adjournment under clause (B) of this sentence, the date of the Company Stockholders’ Meeting is not postponed or adjourned more than an aggregate of 25 calendar days after the date for which the Company Stockholders’ Meeting was originally scheduled. Once the Company has established a record date for the Company Stockholders’ Meeting, the Company shall not change such record date or establish a different record date for the Company Stockholders’ Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law or the Company By-laws. Subject to the ability of the Board of Directors of the Company to make a Company Adverse Recommendation Change pursuant to and in accordance with Section 4.02(d), the Company shall (i) make the Company Board Recommendation and include such recommendation in the Proxy Statement and (ii) use reasonable best efforts to obtain from its stockholders the Company Stockholder Approval in favor of the adoption of this Agreement. Unless this Agreement is validly terminated in accordance with Section 7.01, the Company shall submit this Agreement to its stockholders at the Company Stockholders’ Meeting even if the Board of Directors shall have effected a Company Adverse Recommendation Change or announced or proposed any intention to do so. The Company shall, on the reasonable request of Parent, advise Parent at least on a daily basis on each of the last seven business days prior to the date of the Company Stockholders’ Meeting as to the aggregate tally of proxies received by the Company with respect to the Company Stockholder Approval. Without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the adoption of this Agreement shall be the only matter (other than related procedural matters) that the Company shall propose to be acted on by the stockholders at the Company Stockholders’ Meeting, and the Company will not submit to the vote of its stockholders any Company Takeover Proposal other than the Merger.
SECTION 5.02. Mutual Access to Information; Confidentiality. (a) From and after the date of this Agreement until the Effective Time and upon reasonable notice, (i) the Company shall, and shall cause its Subsidiaries to, (A) provide to Parent and Parent’s Representatives access at reasonable times to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof and (B) furnish to Parent such information concerning the business, properties, contracts, assets, liabilities, capital stock, personnel and other aspects of the Company and its Subsidiaries as Parent or its Representatives may reasonably request, and (ii) Parent shall, and shall cause its Subsidiaries to, (A) provide to the Company and the Company’s Representatives access at reasonable times to the officers, employees, agents, properties, offices and other facilities of Parent and its Subsidiaries and to the books and records thereof and (B) furnish to the Company such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of Parent and its Subsidiaries as the Company or its Representatives may reasonably request; provided, however, that no investigation pursuant to this Section 5.02 shall be deemed to modify any representation or warranty made by the Company or Parent or TopCo; provided, further, that none of the Company, Parent or TopCo shall be required pursuant to this Section 5.02 to disclose any information to the extent that (x) in the reasonable good faith judgment of such party, any applicable Law requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information, (y) in the reasonable good faith judgment of such party, the information is subject to confidentiality obligations to a third party (provided, however, that such party has used its reasonable best efforts to obtain the consent or waiver of the counterparty to whom such confidentiality obligations are owed) or (z) disclosure of any such information or document would result in the loss of attorney-client privilege. Notwithstanding the foregoing, (1) neither the Company nor Parent shall be required to afford such access if it would unreasonably disrupt the operations of such party or any of its Subsidiaries and (2) none of the Company, Parent or any of their respective officers, employees or Representatives shall be permitted to perform any on-site procedures (including an on-site study) with respect to any property of the other party or any of the other party’s Subsidiaries without the other party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

(b)    To the extent that any of the information or material furnished pursuant to this Section 5.02 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement and under the joint defense doctrine. All information obtained by the parties hereto pursuant to this Section 5.02 shall be kept confidential in accordance with the Confidentiality Agreement.
SECTION 5.03. Reasonable Best Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts to, and shall cause their respective Affiliates to use reasonable best efforts to, take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including using reasonable best efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the taking of all actions necessary to comply with all orders, decrees and requests imposed by Governmental Entities in connection with the Transactions, (iii) the obtaining of all necessary actions or nonactions, waivers, consents, authorizations, orders and approvals from Governmental Entities and the making of all necessary registrations, declarations and filings (including approval from FERC under the FPA and filings under the HSR Act or any foreign antitrust, competition or foreign investment Laws) applicable to the Transactions and other registrations, declarations and filings with, or notices to, Governmental Entities, (iv) defending through litigation on the merits any claim asserted in a court or administrative or other tribunal by any Governmental Entity acting pursuant to applicable Antitrust Laws in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing prior to the Outside Date, (v) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement and (vi) as promptly as reasonably practicable following the receipt thereof, responding to any formal or informal request for additional information or documentary material received by the Company, Parent or any of their respective Affiliates from any Governmental Entity in connection with the Transactions. In the event that any litigation, administrative or judicial action or other proceeding is commenced challenging the Merger or any of the other Transactions, each of Parent and the Company shall cooperate with each other and use its respective reasonable best efforts to contest and resist any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions. In connection with and without limiting the foregoing, each of Parent and the Company and their respective Boards of Directors shall

(A) take all action necessary to ensure that no Takeover Law is or becomes applicable to this Agreement, the Merger or any of the other Transactions and (B) if any Takeover Law becomes applicable to this Agreement, the Merger or any of the other Transactions, take all action necessary to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other Transactions.
(b)    In furtherance and not in limitation of the other covenants contained in this Section 5.03, Parent shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Entity or other person with respect to the Transactions and to avoid or eliminate each and every impediment under Antitrust Laws that may be asserted by any Governmental Entity with respect to the Transactions so as to enable the Closing to occur no later than the Outside Date; in this context “reasonable best efforts” shall include (i) agreeing to sell or otherwise disposing of, holding (through the establishment of a trust or otherwise), or divesting all or any portion of the business, assets or operations of Parent, the Company or any of their Affiliates or the business, assets or operations of the Surviving Entity and its Subsidiaries after the Effective Time; (ii) creating, terminating, or divesting relationships, ventures, contractual rights or obligations of Parent, the Company or any of their Affiliates or of the Surviving Entity and its Subsidiaries after the Effective Time, (iii) agreeing to or otherwise becoming subject to any limitations on (A) the right of TopCo or Parent to control or operate its business (including the business of the Surviving Entity and its Subsidiaries after the Effective Time) or assets (including the assets of the Surviving Entity and its Subsidiaries after the Effective Time), or (B) the right of TopCo or Parent to exercise full rights of ownership of its business (including the business of the Surviving Entity and its Subsidiaries after the Effective Time) or assets (including the assets of the Surviving Entity and its Subsidiaries after the Effective Time) and (iv) proposing, negotiating, committing to or agreeing to do or permitting to be done any of the foregoing, in each case as may be required in order to cause the conditions to Closing to be satisfied as promptly as reasonably practicable. To assist Parent in complying with its obligations set forth in this Section 5.03, the Company shall, and shall use reasonable best efforts to cause its Subsidiaries and Affiliates to, enter into one or more agreements requested by Parent to be entered into by any of them prior to the Closing with respect to any transaction to divest, hold separate or otherwise take any action that limits the Company’s or its Subsidiaries’ or Affiliates’ freedom of action, ownership or control with respect to, or their ability to retain or hold, directly or indirectly, any of the businesses, assets, equity interests, product lines or properties of the Company or any of its Subsidiaries or Affiliates or any equity interest in any joint venture held by the Company or any of its Subsidiaries or Affiliates (each, a “Divestiture Action”); provided, however, that (1) any agreement with respect to any business, assets or operations of WPZ or its Subsidiaries shall be subject to any required approval from a conflicts or similar committee of the board of directors of the general partner of WPZ; and (2) the consummation of the transactions provided for in any such agreement for a Divestiture Action shall be conditioned upon the Closing or satisfaction of all of the conditions to Closing in a case where the Closing will occur immediately following such Divestiture Action (and where Parent has irrevocably committed to effect the Closing immediately following such Divestiture Action). The Company agrees that if and to the extent compliance with its obligations pursuant to this Section 5.03(b) results in discussions or negotiations with, or a required approval from, a conflicts or similar committee of any of its Subsidiaries (a “Conflicts Committee”), the Company agrees that it shall (i) promptly inform Parent, (ii) consult with Parent on the appropriate course of action, including by giving Parent a reasonable opportunity to review and comment on any communications or documents to be provided to the Conflicts Committee, (iii) offer Parent the opportunity to participate in any such discussions or negotiations with such Conflicts Committee and/or its advisors and (iv) generally keep Parent apprised of the status of the discussions and negotiations with the Conflicts Committee.
(c)    Each of the parties hereto shall use its reasonable best efforts to (i) as promptly as practicable (and in any event not more than 15 business days) after the date hereof, make their respective filings and thereafter make any other required submissions under the HSR Act or the FPA, (ii) cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the Transactions, (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (C) assuring that all such filings are in material compliance with the requirements of applicable Antitrust Laws, and (D) making available to the other party such information as the other party may reasonably request in order to respond to information requests by any relevant Governmental Entity, (iii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things advisable to consummate and make effective the Transactions, (iv) cooperate in all respects with each other in connection with any filing or submission with a Governmental Entity in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Entity relating to the Transactions, including any proceeding initiated by a private party, and (v) keep each other apprised of the status of matters relating to the completion of the Transactions. Prior to transmitting any communication or submission to any Governmental Entity (or members of their respective staffs), the Company and Parent shall permit counsel for the other parties a reasonable opportunity to review and provide comments thereon, and consider in good faith the views of the other parties in connection with, any proposed written communication to any Governmental Entity (or members of their respective staffs) to the extent permitted by Law. None of the parties to this Agreement shall agree to participate in any meeting, telephone call or discussion with any Governmental Entity in respect of any filings, investigation (including any settlement of the investigation), litigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other parties the opportunity to attend and participate at such meeting, telephone call or discussion. The parties to this Agreement shall, and shall cause their respective Affiliates to, promptly provide each other with copies of all notices, correspondence, filings or communications (or memoranda setting forth the substance thereof) between them or any of their respective Representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement and the Transactions; provided, however, that materials may be redacted (i) to remove references concerning the valuation of the Company and its Subsidiaries, (ii) as necessary to comply with contractual arrangements or applicable Law and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(d)    As used in this Agreement, “Antitrust Laws” means the Sherman Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the Canada Competition Act, the FPA, the Communications Act of 1934, as amended, and other regulatory Laws and all other Federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition, foreign investment or trade regulation Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, price discrimination or lessening competition through merger or acquisition.
SECTION 5.04. Employees and Benefit Plans. (a) Following the Effective Time and until the first anniversary of the Closing Date, TopCo shall, or shall cause one of its Subsidiaries to, provide the individuals who are employed by the Company or any of its Subsidiaries immediately before the Effective Time (the “Company Employees”) and who continue employment during such time period with (i) annual base compensation that is no less favorable than the annual base compensation provided to such Company Employees immediately prior to the Effective Time, (ii) severance benefits that are no less favorable than the severance benefits provided to such Company Employees immediately prior to the Effective Time in accordance with the terms of the severance arrangements set forth in Section 5.04(a) of the Company Disclosure Letter and (iii) other compensation and employee benefits that are substantially comparable in the aggregate to the other compensation and employee benefits provided to similarly situated employees of Parent and its Subsidiaries.
(b)    Without limiting the generality of Section 5.04(a), from and after the Effective Time, TopCo shall, or shall cause one of its Subsidiaries to, assume, honor and continue all of the employment, severance, retention, termination and change in control plans, agreements or arrangements maintained by the Company or its Subsidiaries in accordance with their respective terms, in each case, as in effect at the Effective Time, including with respect to any payments, benefits or rights arising as a result of the Transactions (either alone or in combination with any other event), without any amendment, modification or termination, other than any amendment, modification or termination permitted under the applicable arrangement or required to comply with applicable Law; provided that, for a period beginning on the Effective Time and ending on the date that is 18 months following the Closing Date, TopCo and its Subsidiaries shall not make any amendment or modification to or terminate the Company severance plans listed in Section 5.04(b) of the Company Disclosure Letter, other than any amendment, modification or termination required to comply with applicable Law.
(c)    With respect to all plans maintained by TopCo or its Subsidiaries in which the Company Employees are eligible to participate after the Closing Date (including any vacation, paid time-off and severance plans) for purposes of determining eligibility to participate, level of benefits and vesting, each Company Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary) shall be credited as service with TopCo or any of its Subsidiaries, in each case, to the extent such service would have been recognized or credited by the Company or its

Subsidiaries under analogous Company Benefit Plans prior to the Effective Time; provided, however, that such service need not be recognized for purposes of benefit accrual under any defined benefit plan, or to the extent that such recognition would result in any duplication of benefits for the same period of service.
(d)    Without limiting the generality of Section 5.04(a), TopCo shall, or shall cause one of its Subsidiaries to, waive any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by TopCo or any of its Subsidiaries in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time. TopCo shall, or shall cause one of its Subsidiaries to, recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.
(e)    For the avoidance of doubt and notwithstanding anything to the contrary herein, for purposes of any Company Benefit Plan containing a definition of “change in control” or “change of control”, the Closing shall be deemed to constitute a “change in control” or “change of control” (except as would result in the imposition of “additional Taxes” under Section 409A of the Code).
(f)    With respect to any Company Employee whose principal place of employment is outside the United States, TopCo’s obligations under this Section 5.04 shall be modified to the extent necessary to comply with any applicable Law that applies in relation to the employment or terms of employment of such Company Employee.
(g)    TopCo shall provide each Company Employee who continues to be an employee of TopCo or one of its Subsidiaries immediately following the Effective Time a payment with respect to such Company Employee’s annual bonus under the Company’s annual bonus plan in respect of the Company’s 2015 fiscal year in accordance with the terms set forth in Section 5.04(g) of the Company Disclosure Letter.
(h)    If directed by TopCo in writing at least 10 business days prior to the Effective Time, the Board of Directors of the Company shall adopt resolutions, in form and substance reasonably acceptable to Parent, terminating, effective as of the day prior to the Closing Date (the “401(k) Plan Termination Date”), any Company Benefit Plan qualified under Section 401(a) of the Code and containing a qualified cash or deferred arrangement under Section 401(k) of the Code (a “401(k) Plan”). Prior to the 401(k) Plan Termination Date, the Company shall provide Parent with evidence of resolutions adopted by its Board of Directors authorizing such termination and amending any such 401(k) Plan commensurate with its termination to the extent necessary to comply with all applicable Law. The Company shall also take such other actions in furtherance of the termination of each 401(k) Plan as Parent may reasonably require, including such actions as Parent may require prior to the Effective Time to support Parent obtaining a determination letter with respect to the termination of each 401(k) Plan following the 401(k) Plan Termination Date. If the Company is directed by TopCo to terminate a 401(k) Plan pursuant to this Section 5.04(h), Parent shall (i) establish or designate one or more 401(k) Plans (the “Parent 401(k) Plans”) in which the Company Employees shall be eligible to participate following the Effective Time and which shall allow each Company Employee to make a “direct rollover” to the Parent 401(k) Plan in which such Company Employee participates following the Effective Time of the account balance of such Company Employee (including promissory notes evidencing any outstanding loans) under the Company’s 401(k) Plan in which such Company Employee participated prior to the Effective Time, if such direct rollover is elected in accordance with applicable Law by such Company Employee, and (ii) provide Company Employees with the opportunity to continue to make scheduled loan payments pending the rollover of the notes evidencing any such loans.
(i)    The provisions of this Section 5.04 are solely for the benefit of the parties to this Agreement, and no other person (including any Company Employee or any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 5.04 shall create such rights in any such persons. No provision of this Agreement shall be construed (i) as a guarantee of continued employment of any Company Employee, (ii) to prohibit TopCo from having the right to terminate the employment of any Company Employee, (iii) to prevent the amendment, modification or termination of any Company Benefit Plan after the Closing (in each case in accordance with the terms of the applicable Company Benefit Plan) or (iv) as an amendment or modification of the terms of any Company Benefit Plan.
SECTION 5.05. Indemnification, Exculpation and Insurance. (a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any person who is or prior to the Effective Time becomes, or has been at any time prior to the date of this Agreement, a director, officer, employee or agent (including as a fiduciary with respect to a Company Benefit Plan) of the Company, any of its Subsidiaries or any of their respective predecessors as provided in the Company Certificate of Incorporation, the Company By-laws, the organizational documents of any Subsidiary of the Company or any indemnification agreement, between a director, officer, employee or agent (including as a fiduciary with respect to a Company Benefit Plan) of the Company or any of its Subsidiaries and the Company or any of its Subsidiaries (in each case, as in effect on the date hereof) shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such director, officer, employee or agent.
(b)    Without limiting Section 5.05(a) or any rights of any director or officer of the Company or any of its Subsidiaries or any of their respective predecessors (each, an “Indemnified Party”) pursuant to any indemnification agreement, from and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding or investigation (a “Claim”), whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that the Indemnified Party is or was a director

(including in a capacity as a member of any board committee) or officer of the Company, any of its Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the Transactions, whether in any case asserted or arising before or after the Effective Time, TopCo shall indemnify and hold harmless, as and to the fullest extent permitted by Law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law upon receipt of any undertaking required by applicable Law), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual Claim. TopCo shall not settle, compromise or consent to the entry of any judgment in any threatened or actual Claim for which indemnification would reasonably be expected to be sought by an Indemnified Party hereunder, unless (i) such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Claim, (ii) TopCo agrees to provide for an indemnification of such Indemnified Party from any and all liability arising out of such Claim; or (iii) such Indemnified Party otherwise consents in writing to such settlement, compromise or consent. TopCo shall cooperate with an Indemnified Party in the defense of any matter for which such Indemnified Party could seek indemnification hereunder. TopCo’s obligations under this Section 5.05(b) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim.
(c)    The Company shall use commercially reasonable efforts to obtain, at or prior to the Effective Time, prepaid (or “tail”) directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time for six years from the Effective Time, covering each Indemnified Party on terms with respect to such coverage and amounts no less favorable than those of such policies in effect on the date of this Agreement; provided, however, that, without the prior written consent of TopCo, the Company may not expend therefor in excess of 300% of the amount (the “Annual Amount”) paid by the Company for coverage for the most recently completed 12‑month period prior to the date of this Agreement (such amount, equal to 300% of the annual amount, the “D&O Tail Premium Cap”). In the event the Company does not obtain such “tail” insurance policies, then, for a period of six years from the Effective Time, TopCo shall maintain in effect the Company’s current directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time, covering each Indemnified Party on terms with respect to such coverage and amounts no less favorable than those of such policies in effect on the date of this Agreement; provided, however, that (i) TopCo may substitute therefor policies of a reputable and financially sound insurance company containing terms, including with respect to coverage and amounts, no less favorable to any Indemnified Party and (ii) in satisfying its obligation under this Section 5.05(c), TopCo shall not be obligated to pay for coverage for any 12-month period aggregate premiums for insurance in excess of the D&O Tail Premium Cap, it being understood and agreed that TopCo shall nevertheless be obligated to provide such coverage as may be obtained for the Annual Amount.
(d)    In the event that TopCo or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any person, then, and in each such case, proper provision shall be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 5.05.
(e)    The provisions of this Section 5.05 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise. The obligations of TopCo under this Section 5.05 will not be terminated or modified in such a manner as to adversely affect any Indemnified Party without the prior written consent of such Indemnified Party. TopCo shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.05.
SECTION 5.06. Fees and Expenses. (a) Except as provided in this Section 5.06, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Transactions are consummated.
(b)    If this Agreement is terminated (i) by either the Company or Parent pursuant to Section 7.01(b)(iii) or (ii) by Parent pursuant to Section 7.01(c), then in each case of clauses (i) and (ii) the Company shall promptly upon written demand by Parent (and in any event no later than two business days after such written demand is delivered to the Company) reimburse Parent, by wire transfer of same day federal funds to the account specified by Parent, for all out-of-pocket fees and expenses incurred or paid by or on behalf of Parent, TopCo or their respective Subsidiaries and Affiliates in connection with the Merger or related to the preparation, negotiation, execution and performance of this Agreement, the Commitment Letter, the Fee Letter and related transaction documents, including all fees and expenses of counsel, financial advisors, accountants, experts and consultants retained by Parent, TopCo, or their respective Subsidiaries and Affiliates, such amount not to exceed $50.0 million in the case of clause (i) and $100.0 million in the case of clause (ii).
(c)    If this Agreement is terminated by the Company pursuant to Section 7.01(d), then Parent shall promptly upon written demand by the Company (and in any event no later than two business days after such written demand is delivered to Parent) reimburse the Company, by wire transfer of same day federal funds to the account specified by the Company, for all out-of-pocket fees and expenses incurred or paid by or on behalf of the Company or its Subsidiaries and Affiliates in connection with the Merger or related to the preparation, negotiation, execution and performance of this Agreement and related transaction documents, including all fees and expenses of counsel, financial advisors, accountants, experts and consultants retained by the Company or its Subsidiaries and Affiliates, such amount not to exceed $100.0 million.

(d)    If:
(i)    this Agreement is terminated by the Company pursuant to Section 7.01(f);
(ii)    (A) after the date of this Agreement and prior to the Company Stockholders’ Meeting, a Company Takeover Proposal shall have been publicly announced or publicly disclosed or otherwise communicated to the Company, the Board of Directors of the Company or any Representative of the Company (or any person shall have publicly announced a bona fide intention, whether or not conditional, to make a Company Takeover Proposal) and not have been withdrawn at least seven business days prior to the Company Stockholders’ Meeting, (B) thereafter, this Agreement is terminated (1) by Parent or the Company pursuant to Section 7.01(b)(iii) or (2) by Parent or the Company pursuant to Section 7.01(b)(i) or by Parent pursuant to Section 7.01(c), in each case, as a result of the Company’s breach of its obligations pursuant to Section 4.02, Section 5.01 or the proviso of Section 7.01(f) and (C) within 12 months after such termination, the Company enters into a definitive agreement to consummate a Company Takeover Proposal (which may be consummated after such 12-month period) or consummates a Company Takeover Proposal; or
(iii)    this Agreement is terminated by Parent pursuant to Section 7.01(e);
then, in each case, the Company shall pay Parent or its designee(s) an aggregate fee equal to $1.48 billion (the “Company Termination Fee”) by wire transfer of same-day funds (1) in the case of a payment required by clause (i) above, on the date of termination of this Agreement and as a condition to the effectiveness of such termination, (2) in the case of a payment required by clause (ii) above, on the date of consummation, or if earlier, contemporaneously with or immediately after the entry into any definitive agreement to consummate, referred to in clause (ii)(C) (provided that any amounts previously paid by the Company pursuant to Section 5.06(b) shall be credited toward the Company Termination Fee payable pursuant to this clause (2)) and (3) in the case of a payment required by clause (iii) above, within two business days of the date of termination of this Agreement, it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. For purposes of Section 5.06(d)(ii)(C) only, the term “Company Takeover Proposal” shall have the meaning assigned to such term in Section 4.02(g)(i), except that all references to 20% therein shall be deemed to be references to 50%.
(e)    If the Company Termination Fee is paid to Parent or its designee(s) pursuant to Section 5.06(d), payment of such fee is TopCo’s and Parent’s sole and exclusive remedy against the Company and its Affiliates, and their respective stockholders and Representatives (other than with respect to any willful and material breach of Section 4.02, Section 5.01 or the proviso of Section 7.01(f)), for any loss, cost, liability or expense relating to or arising out of this Agreement, any agreement entered into in connection herewith or the transactions contemplated hereby or thereby.
(f)    If the Company or Parent terminates this Agreement pursuant to (A) Section 7.01(b)(ii), (B) Section 7.01(d) or (C) Section 7.01(b)(i) and, at the time of any such termination pursuant to this clause (C) any condition set forth in Section 6.01(b), 6.01(c), 6.01

(d), 6.01(e), 6.03(a) or 6.03(b) shall not have been satisfied, then, in each case, Parent shall reimburse the Company for $410.0 million (the “WPZ Termination Fee Reimbursement”) by wire transfer of immediately available funds, concurrently with such termination (in the case of a termination by Parent) or within two business days of the date of termination of this Agreement (in the case of a termination by the Company). The Company agrees that in no event shall the Company be entitled to receive more than one WPZ Termination Fee Reimbursement.
(g)    The Company and Parent acknowledge and agree that the agreements contained in this Section 5.06 are an integral part of the Transactions, and that, without these agreements, the parties would not have entered into this Agreement; accordingly, if the Company fails promptly to pay any amount due pursuant to Section 5.06(b) or 5.06(d), or Parent fails promptly to pay any amount due pursuant to Section 5.06(c) or 5.06(f), and, in order to obtain such payment, Parent or the Company commences a suit that results in a judgment against the Company for the payment set forth in Section 5.06(b) or 5.06(d) or any portion thereof, or a judgment against Parent for the amount set forth in Section 5.06(c) or 5.06(f) or any portion thereof, the Company shall pay to Parent, or Parent shall pay to the Company, as applicable, the other party’s costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made.
SECTION 5.07. Certain Tax Matters. (a) The Company, TopCo and Parent shall cooperate and each use its commercially reasonable efforts to cause (i) the Merger to qualify for the Intended Tax Treatment, and (ii) the Contribution and the Parent Class E Issuance to qualify as an exchange to which Section 721(a) of the Code applies, in each case, including by not taking or failing to take any action which action or failure to act such party knows is reasonably likely to prevent such qualification; provided that clause (ii) shall not prohibit any distribution of cash or other property from Parent to TopCo to which TopCo is entitled pursuant to the Parent Partnership Agreement. Each of the Company, TopCo and Parent will report the transactions described in the preceding sentence in the manner set forth therein except (x) to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, or (y) solely with respect to clause (ii) of the preceding sentence, to the extent otherwise required by applicable Law with respect to any transfer of money or other consideration from Parent to TopCo during the two-year period following the date of the Contribution (other than any operating cash flow distribution (as such term is defined in Treasury Regulation Section 1.707-4(b)(2)).
(b)    The Company, TopCo and Parent shall each use its commercially reasonable efforts to obtain the Tax opinions described in Sections 6.01(h), 6.02(d) and 6.03(d), including by making representations, warranties and covenants requested by counsel in order to render such Tax opinions. Each of the Company, TopCo and Parent shall use its commercially reasonable efforts not to knowingly take or cause to be taken any action that would cause to be untrue (or knowingly fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations, warranties and covenants made to counsel in furtherance of such Tax opinions.

SECTION 5.08. Public Announcements. The parties agree that the initial press release to be issued with respect to the Transactions shall be a joint press release to be reasonably agreed to by the parties. From the date of such press release through the Closing Date, the parties shall use reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts to ensure that all press releases and other public statements with respect to the Transactions, to the extent they have not been previously issued or disclosed, shall be consistent with such joint communications plan and none of the Company, TopCo or Parent shall issue or cause the publication of any public press release or other public announcement concerning the Transactions without the prior consultation and consent of the other parties hereto (such consent not to be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law, court process or the rules and regulations of any national securities exchange or national securities quotation system and except for any action taken by the Company or its Board of Directors pursuant to, and in accordance with, Section 4.02.
SECTION 5.09. Rule 16b-3. Prior to the Effective Time, each of TopCo, Parent and the Company shall take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) or acquisitions of TopCo Common Shares (including the attached CCRs and derivative securities with respect to TopCo Common Shares) pursuant to the Transactions by each individual who (a) is a director or officer of the Company subject to Section 16 of the Exchange Act or (b) at the Effective Time, will become a director or officer of TopCo subject to Section 16 of the Exchange Act, in each case to be exempt under Rule 16b-3 promulgated under the Exchange Act.
SECTION 5.10. Stock Exchange Listing. Prior to the Effective Time, Parent shall cause the TopCo Common Shares to be issued in the Merger and such other TopCo Common Shares to be reserved for issuance in connection with the Merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance.
SECTION 5.11. Stock Exchange De-listing. Each of the parties agrees to take, or cause to be taken, all actions reasonably necessary prior to the Effective Time to cause the Company’s securities to be de-listed from the New York Stock Exchange and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time.
SECTION 5.12. Securityholder Litigation. The Company shall give TopCo the opportunity to participate in the defense or settlement of any securityholder litigation against the Company and/or its Subsidiaries and/or their respective directors or officers relating to the Transactions, subject to a customary joint defense agreement. The Company agrees that it shall not settle or offer to settle any securityholder litigation against the Company and/or its Subsidiaries and/or their respective directors or officers relating to the Transactions, without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
SECTION 5.13. Control of Operations. Without limiting any party’s rights or obligations under this Agreement (including pursuant to Sections 4.01(a) and 4.01(b)), the parties understand and agree that (a) nothing contained in this Agreement will give any party, directly or indirectly, the right to control, direct or influence any other party’s operations prior to the

Effective Time and (b) prior to the Effective Time, each party will exercise, consistent with the terms and conditions of this Agreement (including Sections 4.01(a) and 4.01(b)), complete control and supervision over its operations.
SECTION 5.14. Financing Assistance. Prior to the Effective Time, the Company shall, and shall cause its Subsidiaries and their respective Representatives to, provide cooperation reasonably requested by TopCo and Parent that is necessary or reasonably required in connection with the Financing or any other financing that may be arranged by Parent (together with the Financing, the “Financings”, and the sources of the Financings, the “Financing Sources”).
SECTION 5.15. CCR Agreement. At or prior to the Closing, TopCo and Parent shall duly execute and deliver, and shall ensure that the Exchange Agent duly executes and delivers, the Contingent Consideration Rights Agreement (the “CCR Agreement”), which shall be in substantially the form attached hereto as Exhibit H. Prior to the Closing, Topco, Parent and the Company agree to cooperate in good faith to incorporate any reasonable comments to the CCR Agreement received by the Rights Agent (as defined in Exhibit H).
SECTION 5.16. Pre-Merger Special Dividend. Prior to the Closing, subject to applicable Laws, the Company shall declare a cash dividend in the amount of $0.10 per share of Company Common Stock (the “Pre-Merger Special Dividend”) to holders of record of issued and outstanding shares of Company Common Stock immediately prior to the Effective Time; provided that payment of the Pre-Merger Special Dividend shall be contingent on the consummation of the Merger.
SECTION 5.17. Charitable Giving. TopCo and Parent shall use reasonable best efforts to maintain the Company’s and WPZ’s historical charitable giving commitments as set forth in Section 5.17 of the Company Disclosure Letter.
ARTICLE VI

Conditions Precedent
SECTION 6.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:
(b)    Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.
(c)    U.S. Regulatory Approval. Any waiting period applicable to the consummation of the Merger or the other Transactions under the HSR Act shall have expired or early termination thereof shall have been granted.
(d)    Canadian Regulatory Approval. If required, the Canada Competition Act Clearance shall have been received. For purposes of this Agreement, “Canada Competition Act Clearance” means (i) the issuance of an Advance Ruling Certificate, (ii) Parent, TopCo and the

Company have given the notice required under section 114 of the Canada Competition Act with respect to the Merger and the other Transactions, and the applicable waiting period under section 123 of the Canada Competition Act has expired or has been terminated, or (iii) the obligation to give the requisite notice has been waived pursuant to paragraph 113(c) of the Canada Competition Act; and in the case of (i) or (iii), Parent, TopCo and the Company have been advised in writing by the Commissioner that he does not, at such time, intend to make an application under section 92 of the Canada Competition Act in respect of the Merger and the other Transactions.
(e)    FERC Approval. Approval of the Merger by FERC under the FPA shall have been received.
(f)    No Injunctions or Restraints. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, injunction, order or other judgment, in each case whether temporary, preliminary or permanent (each, a “Restraint”) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the Transactions.
(g)    Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.
(h)    Stock Exchange Listing. The TopCo Common Shares to be issued in the Merger shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.
(i)    Contribution Opinion. TopCo and the Company shall have received a written opinion from Latham & Watkins LLP, dated as of the Closing Date, and based on facts, representations, assumptions and exclusions set forth or referred to in such opinion (including an exclusion to the effect that the opinion may not apply to the extent TopCo receives money or other consideration, other than operating cash flow distributions (as such term is defined in Treasury Regulation Section 1.707-4(b)(2)), from Parent during the two-year period following the date of the Contribution), to the effect that the Contribution and the Parent Class E Issuance should qualify as an exchange to which Section 721(a) of the Code applies. In rendering the opinion described in this Section 6.01(h), such counsel shall be entitled to receive and rely upon customary representations, warranties and covenants of officers of TopCo, Parent and others reasonably requested by such counsel.
SECTION 6.02. Conditions to Obligations of Parent and TopCo. The obligations of Parent and TopCo to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:
(a)    Representations and Warranties. (i) The representations and warranties of the Company set forth in Sections 3.01(c)(i) and 3.01(c)(ii) (Capital Structure) shall be true and correct as of the Closing Date as though made on such date (except to the extent any of such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except for any immaterial inaccuracies, (ii) the representations and warranties of the Company set forth in Section 3.01(d)(i) (Authority) and Section 3.01(t) (Brokers and Other Advisors) shall be true and correct in all material respects as of the Closing Date as though made on such date, (iii) the representations and warranties of the Company set forth in Section 3.01(g)(ii) (Absence of Certain Changes or Events), Section 3.01(v) (State Takeover Statutes) and Section 3.01(w) (WPZ Merger Agreement) shall be true and correct as of the Closing Date as though made on such date and (iv) each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein) as of the Closing Date as though made on such date (except to the extent any of such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except, solely in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.
(b)    Performance of Obligations of the Company. The Company shall have, in all material respects, performed or complied with all obligations required by the time of the Closing to be performed or complied with by it under this Agreement, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.
(c)    No Company Material Adverse Effect. Since the date of this Agreement, there has not been any change, effect, event, occurrence, development or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(d)    Tax Opinion. TopCo shall have received the opinion of Latham & Watkins LLP, dated as of the Closing Date, and based on facts, representations, assumptions and exclusions set forth or referred to in such opinion, to the effect that the Merger will qualify for the Intended Tax Treatment. In rendering the opinion described in this Section 6.02(d), such counsel may require and rely upon (and may incorporate by reference) reasonable and customary representations, warranties and covenants, including those contained in certificates of officers of the Company, TopCo and Parent and others reasonably requested by counsel. The condition set forth in this Section 6.02(d) shall not be waivable after receipt of the Company Stockholder Approval if such waiver would require further stockholder approval to be obtained, unless such further approval is obtained with appropriate disclosure.
SECTION 6.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:
(a)    Representations and Warranties. (i) The representations and warranties of TopCo and Parent set forth in Sections 3.02(c)(i) and 3.02(c)(ii) (Capital Structure) shall be true and correct as of the Closing Date as though made on such date (except to the extent any of such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except for any immaterial inaccuracies, (ii) the representations and warranties of TopCo and Parent set forth in Section 3.02(d)(i) (Authority) and Section 3.02(t) (Brokers and Other Advisors) shall be true and correct in all material respects as of the Closing Date as though made on such date, (iii) the representations and warranties of TopCo and Parent set forth in Section 3.02(g)(ii) (Absence of Certain Changes or Events) shall be true and correct as of the Closing Date as though made on such date and (iv) each of the other representations and warranties of TopCo and Parent set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein) as of the Closing Date as though made on such date (except to the extent any of such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except, solely in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent to such effect.
(b)    Performance of Obligations of TopCo and Parent. Each of TopCo and Parent shall have, in all material respects, performed or complied with all obligations required by the time of the Closing to be performed or complied with by it under this Agreement, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent to such effect.
(c)    No Parent Material Adverse Effect. Since the date of this Agreement, there has not been any change, effect, event, occurrence, development or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(d)    Tax Opinion. The Company shall have received the opinion of Cravath, Swaine & Moore LLP, dated as of the Closing Date, and based on facts, representations, assumptions and exclusions set forth or referred to in such opinion, to the effect that the Merger will qualify for the Intended Tax Treatment. In rendering the opinion described in this Section 6.03(d), such counsel may require and rely upon (and may incorporate by reference) reasonable and customary representations, warranties and covenants, including those contained in certificates of officers of the Company, TopCo and Parent and others reasonably requested by counsel. The condition set forth in this Section 6.03(d) shall not be waivable after receipt of the Company Stockholder Approval if such waiver would require further stockholder approval to be obtained, unless such further approval is obtained with appropriate disclosure.
(e)    CCR Agreement. The CCR Agreement shall have been duly executed and delivered by TopCo, Parent and the Exchange Agent and be in full force and effect.
SECTION 6.04. Frustration of Closing Conditions. None of the Company, TopCo or Parent may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s (or (a) in the case of

Parent, TopCo’s, and (b) in the case of TopCo, Parent’s) failure to perform any of its obligations under this Agreement.
ARTICLE VII

Termination, Amendment and Waiver
SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval, by delivery of written notice to the other parties hereto under the following circumstances:
(a)    by mutual written consent of Parent and the Company;
(b)    by either of Parent or the Company:
(i)    if the Merger shall not have been consummated on or before the date that is nine months after the date of this Agreement (as it may be extended from time to time by the mutual written agreement of Parent and the Company, the “Outside Date”); provided, however, that if all of the conditions to Closing, other than the conditions set forth in Section 6.01(b), 6.01(c), 6.01(d) or 6.01(e) (to the extent related to Antitrust Laws), shall have been satisfied or shall be capable of being satisfied at such time, the Outside Date may be extended by Parent or the Company from time to time by written notice to the other party up to a date not beyond the date that is 12 months after the date of this Agreement; provided, further, however, that the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any party if the failure of such party (and in the case of Parent, TopCo) to perform any of its obligations under this Agreement has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date;
(ii)    if any Restraint having any of the effects set forth in Section 6.01(e) shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(b)(ii) shall not be available to any party if the failure of such party (and in the case of Parent, TopCo) to perform any of its obligations under this Agreement has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date; or
(iii)    if the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting, as adjourned or postponed from time to time;
(c)    by Parent, if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (ii) by its nature, is incapable of being cured prior to the Outside Date or if by its nature such breach or failure is capable of being cured by the Outside Date, the Company does not diligently attempt or ceases to diligently attempt to cure such breach or failure after receiving written notice from Parent describing such breach or failure in reasonable detail; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(c) if TopCo or Parent is then in breach of any of its representations, warranties, covenants or agreements hereunder and such breach has been a principal cause or resulted in the failure of a condition set forth in Section 6.02(a) or 6.02(b) to be satisfied;
(d)    by the Company, if TopCo or Parent shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b) and (ii) by its nature, is incapable of being cured prior to the Outside Date or if by its nature such breach or failure is capable of being cured by the Outside Date, Parent or TopCo, as applicable, does not diligently attempt or ceases to diligently attempt to cure such breach or failure after receiving written notice from the Company describing such breach or failure in reasonable detail; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d) if the Company is then in breach of any of its representations, warranties, covenants or agreements hereunder and such breach has been a principal cause or resulted in the failure of a condition set forth in Section 6.03(a) or 6.03(b) to be satisfied;
(e)    by Parent, (i) in the event that a Company Adverse Recommendation Change shall have occurred or (ii) if the Company shall have willfully and materially breached any of its obligations under Section 4.02(b); and
(f)    by the Company, at any time prior to obtaining the Company Stockholder Approval if (i) the Board of Directors of the Company authorizes the Company, subject to complying in all material respects with the terms of Section 4.02(b), to enter into a Company Acquisition Agreement with respect to a Company Superior Proposal, (ii) concurrently with or immediately following the termination of this Agreement, the Company, subject to complying in all material respects with the terms of Section 4.02(b), enters into a Company Acquisition Agreement with respect to such Company Superior Proposal and (iii) prior to or concurrently with such termination, the Company pays to Parent the Company Termination Fee pursuant to Section 5.06(d); provided, however, that no Company Superior Proposal Termination may be made pursuant to this Section 7.01(f) until after at least three business days following Parent’s receipt of written notice from the Company advising Parent that the Board of Directors of the Company intends to take such action, which notice shall include the information with respect to such Company Superior Proposal that is specified in Section 4.02(b), and after providing such notice and prior to effecting such Company Superior Proposal Termination, (A) the Company shall, during such three business day period, negotiate in good faith with Parent and its Representatives with respect to any revisions to the terms of the Transactions proposed by Parent, (B) in determining whether to effect a Company Superior Proposal Termination, the Board of Directors of the Company shall take into account any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent in response to such notice during such three business day period and (C) following the end of such three business day period, the Board of Directors of the Company determines that the Company Superior

Proposal would continue to be a Company Superior Proposal; it being further understood that any amendment to the financial terms of any Company Takeover Proposal will be deemed to be a new Company Takeover Proposal for purposes of this Section 7.01(f), including with respect to the notice period referred to in this Section 7.01(f).
SECTION 7.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of TopCo, Parent or the Company, other than the provisions of the last sentence of Section 5.02(b), Section 5.06, this Section 7.02 and Article VIII, which provisions shall survive such termination; provided, however, that (a) subject to Section 5.06, nothing herein shall relieve TopCo, Parent or the Company from liability for any willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement and (b) the Confidentiality Agreement shall survive such termination in accordance with its terms.
SECTION 7.03. Amendment. This Agreement may be amended by the parties hereto at any time before or after receipt of the Company Stockholder Approval; provided, however, that after receipt of the Company Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without such approval having been obtained; provided, further, that notwithstanding anything to the contrary contained herein, this Section 7.03, Section 8.07 and Section 8.13 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may not be amended, supplemented, waived or otherwise modified in any manner that impacts or is otherwise adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
SECTION 7.04. Extension; Waiver. At any time prior to the Effective Time, TopCo, Parent and the Company may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 7.03 and to the extent permitted by Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
ARTICLE VIII

General Provisions
SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this

Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.
SECTION 8.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, faxed (with confirmation), electronically mailed in portable document format (PDF) (with confirmation) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
if to TopCo or Parent, to:
Energy Transfer Equity, L.P.
3738 Oak Lawn Avenue
Dallas, Texas 75219
Fax No.: (214) 981-0703
Attention: Thomas P. Mason
Email: tom.mason@energytransfer.com
with a copy to (which shall not constitute notice):
Wachtell, Lipton, Rosen & Katz
51 West 52nd St.
New York, New York 10019
Fax No.: (212) 403-2000
Attention:    David A. Katz, Esq.
David K. Lam, Esq.
Email:        DAKatz@wlrk.com
DKLam@wlrk.com
and
Latham & Watkins LLP
811 Main Street
Suite 3700
Houston, Texas 77002-4834
Fax No.: (713) 546-5401
Attention:    William N. Finnegan IV, Esq.
Debbie P. Yee, Esq.
Email:        bill.finnegan@lw.com
debbie.yee@lw.com
if to the Company, to:
The Williams Companies, Inc.
One Williams Center

Tulsa, Oklahoma 74172-0172
Fax No.: (918) 573-3101
Attention:     Sarah C. Miller
Email:    sarah.miller@williams.com
with a copy to (which shall not constitute notice):
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York  10019
Fax No.: (212) 474-3700
Attention:    Richard Hall, Esq.
        Minh Van Ngo, Esq.
Email:        rhall@cravath.com
        mngo@cravath.com
and
Gibson, Dunn & Crutcher LLP
1801 California Street, Suite 4200
Denver, Colorado 80202
Fax No.:    (303) 313-2840
Attention:    Steven K. Talley
E-mail:        stalley@gibsondunn.com
SECTION 8.03. Definitions. For purposes of this Agreement:
“Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.
“business day” means any day on which banks are not required or authorized to be closed in the City of New York.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commonly Controlled Entity” means, with respect to a person, any other person or entity that, together with such first person, is treated as a single employer under Section 414 of the Code.
“Company Benefit Plan” means any (i) pension plan (as defined in Section 3(2) of ERISA) or post-retirement or employment profit-sharing, insurance, health, medical or fringe plan, program, policy or arrangement, (ii) “employee benefit plan” (within the meaning of Section 3(3) of ERISA), (iii) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement (including the Company Stock Plans),

(iv) severance, change in control, employment, consulting, retirement, retention or termination plan, program, agreement, policy or arrangement or (v) other compensation or benefit plan, program, agreement, policy, practice, contract, arrangement or other obligation, whether or not in writing and whether or not subject to ERISA, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by the Company, any of its Subsidiaries or any other Commonly Controlled Entity of the Company (A) for the benefit of any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries or (B) under which the Company or any Commonly Controlled Entity of the Company had or have any present or future liability, other than any (x) Multiemployer Plan or (y) plan, program, policy or arrangement mandated by applicable Law.
“Company Disclosure Letter” means the disclosure letter dated as of the date of this Agreement delivered by the Company to TopCo and Parent.
“Company ESPP” means The Williams Companies, Inc. Amended and Restated 2007 Employee Stock Purchase Plan.
“Company Leveraged PSU” means all Company PSUs that are identified as leveraged performance-based restricted stock unit awards in the applicable award agreement.
“Company Material Adverse Effect” means any change, effect, event, occurrence, circumstance, development or state of facts that, with all other changes, effects, events, occurrences, circumstances, developments and states of fact, is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any change, effect, event, occurrence, circumstance, development or state of facts to the extent relating to (i) the economy in general, (ii) the Energy Product gathering, processing, treating, transportation, storage and marketing industries generally or related products and services (including those due to actions by competitors and including any change in the prices of natural gas, crude oil, refined petroleum products, other hydrocarbon products, natural gas liquids (“NGLs”), and products produced from the fractionation of NGLs (collectively, “Energy Products”) or industry margins), (iii) the securities, credit, financial or other capital markets generally in the United States or elsewhere in the world, including changes in interest rates, (iv) any change in the stock price, trading volume or credit rating of the Company or any of its Subsidiaries or any failure, in and of itself, to meet internal or published projections, forecasts or estimates in respect of revenues, earnings, cash flow or other financial or operating metrics for any period (provided, however, that the facts or causes underlying or contributing to such change or failure may be considered in determining whether a Company Material Adverse Effect has occurred unless otherwise excluded pursuant to any of the other clauses of this definition), (v) changes in Law, legislative or political conditions or policy or practices after the date of this Agreement of any Governmental Entity, (vi) changes after the date of this Agreement in applicable accounting regulations or principles or official interpretations thereof, (vii) an act of terrorism or an outbreak or escalation of hostilities or war (whether declared or not declared) or earthquakes, any weather-related or other force majeure events or other natural disasters or any national or international calamity or crisis, (viii) the announcement of this Agreement or the Transactions or the consummation of the Transactions

(including any loss of customers, suppliers, employees or other commercial relationships or any action taken or requirements imposed by any Governmental Entity in connection with the Transactions), (ix) actions (or omissions) of the Company and its Subsidiaries taken (or not taken) with the prior written consent of Parent or as required to comply with the terms of this Agreement or (x) the creditworthiness or financial condition of any customer or other commercial counterparty of the Company or any of its Subsidiaries that is a Significant Customer; provided, however, that the changes, effects, events, occurrences, circumstances, developments or states of facts set forth in the foregoing clauses (i), (ii), (iii), (v), (vi) and (vii) shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred to the extent such changes, effects, events, occurrences, circumstances, developments or states of facts have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, when compared to other participants in the industries in which the Company and its Subsidiaries operate.
“Company Permitted Liens” means (i) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, vendors’, operators’ or other like Liens, if any, arising in the ordinary course of business of the Company; (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (iii) title defects or Liens (other than those constituting Liens for the payment of Indebtedness), if any, that do not or would not, individually or in the aggregate, impair in any material respect the use or occupancy of the assets of the Company and its Subsidiaries, taken as a whole; (iv) Liens for Taxes that are not yet due or payable or that may thereafter be paid without penalty being contested in good faith and for which adequate accruals or reserves have been established in accordance with GAAP; (v) Liens supporting surety bonds, performance bonds and similar obligations issued in the ordinary course of business of the Company and its Subsidiaries; (vi) Liens not created by the Company or its Subsidiaries that affect the underlying fee interest of a Company Leased Real Property; (vii) Liens that are disclosed on the most recent consolidated balance sheet of the Company included in the Company Filed SEC Documents or notes thereto or securing liabilities reflected on such balance sheet; (viii) Liens arising under or pursuant to the organizational documents of the Company or any of its Subsidiaries; (ix) grants to others of Rights-of-Way, surface leases or crossing rights and amendments, modifications, and releases of Rights-of-Way, surface leases or crossing rights in the ordinary course of business; (x) with respect to Rights-of-Way, restrictions on the exercise of any of the rights under a granting instrument that are set forth therein or in another executed agreement, that is of public record or to which the Company or any of its Subsidiaries otherwise has access, between the parties thereto; (xi) Liens which an accurate up-to-date survey would show; (xii) Liens resulting from any facts or circumstances relating to Parent or any of its Affiliates; and (xiii) Liens that do not and would not reasonably be expected to materially impair the continued use of a Company Owned Real Property or a Company Leased Real Property as presently operated.
“Company PSU” means all Company RSUs with performance-based vesting or delivery requirements.
“Company RSU” means any restricted stock unit award payable in shares of Company Common Stock or the value of which is determined with reference to the value of shares of Company Common Stock, whether granted under a Company Stock Plan or otherwise and whether or not subject to performance-based vesting or delivery requirements.
“Company Stock Plans” means The Williams Companies, Inc. 1996 Stock Plan for Non-Employee Directors, The Williams Companies, Inc. 2002 Incentive Plan, The Williams Companies, Inc. 2007 Incentive Plan and the Company ESPP, in each case including all sub-plans thereunder and as amended.
“Confidentiality Agreement” means the confidential disclosure agreement dated as of July 16, 2015, between Parent and the Company (as such agreement may be amended from time to time).
“Director DSU” means any deferred stock unit award payable in shares of Company Common Stock or the value of which is determined with reference to the value of a share of Company Common Stock and that is held by a non-employee director of the Company, whether granted under a Company Stock Plan or otherwise.
“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval system of the SEC.
“Environmental Law” means any Law or any binding Agreement issued or entered into by or with any Governmental Entity relating to (a) pollution or protection of the environment or natural resources, including ambient air, soil, surface water, drinking water or groundwater, land surface, subsurface strata, sediment, building surfaces, flora and fauna and natural resources, (b) any exposure to or release or threatened release of any Hazardous Materials, including investigation, assessment, testing, monitoring, containment, removal, remediation and cleanup of any such release or threatened release; (c) the management of any Hazardous Materials, including the use, labeling, processing, disposal, storage, treatment, transport or recycling of any Hazardous Materials and Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials; or (d) the presence of Hazardous Materials in any building, physical structure, product or fixture.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ETP” means Energy Transfer Partners, L.P., a Delaware limited partnership.
“Exchange Ratio” means the average of the volume weighted averages of the trading prices of shares of Company Common Stock on the New York Stock Exchange (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties) on each of the 10 consecutive trading days ending on (and including) the trading day that is immediately preceding the date on which the Effective Time occurs divided by the TopCo Share Value.
“Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution

Contingency Plan, 40 C.F.R. § 300.5 or any substance, waste or material otherwise defined or regulated as hazardous, acutely hazardous or toxic or that could reasonably be expected to result in liability under any applicable Environmental Law currently in effect, including petroleum, petroleum products, by-products and distillates, pesticides, dioxin, polychlorinated biphenyls, mold, biological hazards, asbestos and asbestos-containing materials.
“Intervening Event” means a material event, fact, circumstance, development or occurrence (other than any matter that relates to a Company Takeover Proposal) that is unknown to or by the Board of Directors of the Company as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known or understood by the Board of Directors of the Company as of the date of this Agreement), which event, fact, circumstance, development, occurrence, magnitude or material consequence becomes known to or by the Board of Directors of the Company prior to obtaining the Company Stockholder Approval.
“Knowledge” means (i) with respect to the Company, the actual knowledge after reasonable investigation, of any of the persons set forth in Section 8.03 of the Company Disclosure Letter and (ii) with respect to TopCo or Parent, the actual knowledge after reasonable investigation, of any of the persons set forth in Section 8.03 of the Parent Disclosure Letter, in each case following reasonable inquiry.
“ordinary course of business” means the ordinary course of the relevant person’s business, consistent with past practices or, if not consistent with past practice, reasonably expected course of conduct as of the date hereof and, with respect to financial related matters, consistent with budgets and forecasts approved prior to the date hereof by the relevant board of directors or other governing body.
“Parent Benefit Plan” means any (i) pension plan (as defined in Section 3(2) of ERISA) or post-retirement or employment profit-sharing, insurance, health, medical or fringe plan, program, policy or arrangement, (ii) “employee benefit plan” (within the meaning of Section 3(3) of ERISA), (iii) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement (including the Parent Equity Plan), (iv) severance, change in control, employment, consulting, retirement, retention or termination plan, program, agreement, policy or arrangement or (v) other compensation or benefit plan, program, agreement, policy, practice, contract, arrangement or other obligation, whether or not in writing and whether or not subject to ERISA, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by Parent, any of its Subsidiaries or any other Commonly Controlled Entity of Parent (A) for the benefit of any current or former director, officer, employee or independent contractor of Parent or any of its Subsidiaries or (B) under which Parent or any Commonly Controlled Entity of Parent had or have any present or future liability, other than any (x) Multiemployer Plan or (y) plan, program, policy or arrangement mandated by applicable Law.
“Parent Disclosure Letter” means the disclosure letter dated as of the date of this Agreement delivered by Parent to the Company.

“Parent Equity Plan” means the Energy Transfer Equity, L.P. Long-Term Incentive Plan.
“Parent Material Adverse Effect” means any change, effect, event, occurrence, circumstance, development or state of facts that, with all other changes, effects, events, occurrences, circumstances, developments and states of fact, is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, other than any change, effect, event, occurrence, circumstance, development or state of facts to the extent relating to (i) the economy in general, (ii) the Energy Product gathering, processing, treating, transportation, storage and marketing industries generally or related products and services (including those due to actions by competitors and including any change in the prices of Energy Products or industry margins), (iii) the securities, credit, financial or other capital markets generally in the United States or elsewhere in the world, including changes in interest rates, (iv) any change in the equity price, trading volume or credit rating of Parent or any of its Subsidiaries or any failure, in and of itself, to meet internal or published projections, forecasts or estimates in respect of revenues, earnings, cash flow or other financial or operating metrics for any period (provided, however, that the facts or causes underlying or contributing to such change or failure may be considered in determining whether a Parent Material Adverse Effect has occurred unless otherwise excluded pursuant to any of the other clauses of this definition), (v) changes in Law, legislative or political conditions or policy or practices after the date of this Agreement of any Governmental Entity, (vi) changes after the date of this Agreement in applicable accounting regulations or principles or official interpretations thereof, (vii) an act of terrorism or an outbreak or escalation of hostilities or war (whether declared or not declared) or earthquakes, any weather-related or other force majeure events or other natural disasters or any national or international calamity or crisis, (viii) the announcement of this Agreement or the Transactions or the consummation of the Transactions (including any loss of customers, suppliers, employees or other commercial relationships or any action taken or requirements imposed by any Governmental Entity in connection with the Transactions) or (ix) actions (or omissions) of Parent and its Subsidiaries taken (or not taken) with the prior written consent of the Company or as required to comply with the terms of this Agreement; provided, however, that the changes, effects, events, occurrences, circumstances, developments or states of facts set forth in the foregoing clauses (i), (ii), (iii), (v), (vi) and (vii) shall be taken into account in determining whether a “Parent Material Adverse Effect” has occurred to the extent such changes, effects, events, occurrences, circumstances, developments or states of facts have a disproportionate effect on Parent and its Subsidiaries, taken as a whole, when compared to other participants in the industries in which Parent and its Subsidiaries operate.
“Parent Permitted Liens” means (i) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, vendors’, operators’ or other like Liens, if any, arising in the ordinary course of business of Parent and its Subsidiaries; (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (iii) title defects or Liens (other than those constituting Liens for the payment of Indebtedness), if any, that do not or would not, individually or in the aggregate, impair in any material respect the use or occupancy of the assets of Parent and its Subsidiaries, taken as a whole; (iv) Liens for Taxes that are not yet due or payable or that may thereafter be paid without penalty being contested in good faith and for which adequate accruals or reserves have been established in accordance with GAAP; (v) Liens supporting surety bonds, performance bonds and similar obligations issued in the ordinary course of business of Parent and its Subsidiaries; (vi) Liens not created by Parent or its Subsidiaries that affect the underlying fee interest of a Parent Leased Real Property; (vii) Liens that are disclosed on the most recent consolidated balance sheet of Parent included in the Parent Filed SEC Documents or notes thereto or securing liabilities reflected on such balance sheet; (viii) Liens arising under or pursuant to the organizational documents of Parent or any of its Subsidiaries; (ix) grants to others of Rights-of-Way, surface leases or crossing rights and amendments, modifications, and releases of Rights-of-Way, surface leases or crossing rights in the ordinary course of business; (x) with respect to Rights-of-Way, restrictions on the exercise of any of the rights under a granting instrument that are set forth therein or in another executed agreement, that is of public record or to which Parent or any of its Subsidiaries otherwise has access, between the parties thereto; (xi) Liens which an accurate up-to-date survey would show; (xii) Liens resulting from any facts or circumstances relating to the Company or any of its Affiliates; and (xiii) Liens that do not and would not reasonably be expected to materially impair the continued use of a Parent Owned Real Property or a Parent Leased Real Property as presently operated.
“Parent Restricted Unit” means any award of a Parent Common Unit that is subject to forfeiture, whether granted under the Parent Equity Plan or otherwise.
“person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.
“Representative” means, with respect to any person, the directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives of such person.
“Significant Customer” means a customer of the Company or any of its Subsidiaries that would reasonably be expected to account for more than 10% of the annual consolidated revenue of the Company.
“Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partner interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first person; provided that for purposes of this Agreement, (i) unless otherwise expressly excluded, WPZ shall be considered to be a Subsidiary of the Company and each of ETP and SXL shall be considered to be a Subsidiary of Parent and (ii) neither Caiman Energy II, LLC nor Blue Racer Midstream LLC shall be considered to be a Subsidiary of the Company and neither SUN nor Lake Charles LNG Export Company, LLC shall be considered to be a Subsidiary of Parent.
“SUN” means Sunoco LP, a Delaware limited partnership.
“SXL” means Sunoco Logistics Partners L.P., a Delaware limited partnership.

“Systems” means the refined petroleum product, crude oil, natural gas, liquefied natural gas, NGL and other pipelines, lateral lines, pumps, pump stations, storage facilities, terminals, processing plants, and other related operations, assets, machinery and equipment that are owned by the relevant party, or used for the conduct of the business of the relevant party as it is presently conducted.
“Tax Return” means any return, declaration, report, election, claim for refund or information return or other statement or form filed or required to be filed with any Governmental Entity relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxes” means all forms of taxation or duties imposed by any Governmental Entity, or required by any Governmental Entity to be collected or withheld, including charges, together with any related interest, penalties and other additional amounts.
“TopCo Common Shares” means common units representing limited partner interests in TopCo.
“TopCo Share Issuance” means the issuance by TopCo of TopCo Common Shares as Merger Consideration in connection with the Merger.
“TopCo Share Value” means the average of the volume weighted averages of the trading prices of TopCo Common Shares on the New York Stock Exchange (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties) on each of the 10 consecutive trading days beginning on (and including) the trading day immediately following the date on which the Effective Time occurs.
“Transactions” means the transactions contemplated by this Agreement, including the Merger, the TopCo Share Issuance, the issuance of the CCRs as Merger Consideration in connection with the Merger, the GP Merger, the Contribution and the Parent Class E Issuance.
“WPZ” means Williams Partners L.P., a Delaware limited partnership.
“WPZ GP Long-Term Incentive Plan” means the Williams Partners GP LLC Long-Term Incentive Plan, dated as of August 23, 2005, as amended on November 28, 2006 and December 2, 2008.
“WPZ Legacy Long-Term Incentive Plan” means the Williams Partners Long-Term Incentive Plan (f/k/a the “Access Midstream Long-Term Incentive Plan” and f/k/a the “Chesapeake Midstream Long-Term Incentive Plan”), as amended effective as of July 1, 2014 and February 2, 2015.
“WPZ Phantom Unit” means any phantom unit award payable in WPZ Common Units or the value of which is determined with reference to the value of WPZ Common Units, whether granted under the WPZ Legacy Long-Term Incentive Plan or otherwise.

SECTION 8.04. Interpretation. (a) When a reference is made in this Agreement to an Article, a Section or Exhibit, such reference shall be to an Article or a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(b)    Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive.
(c)    When a reference is made in this Agreement or the Company Disclosure Letter to information or documents being provided, made available or disclosed to Parent or its Affiliates, such information or documents shall include any information or documents (i) included in the Company Filed SEC Documents, (ii) furnished in the “data room” maintained by the Company at least 24 hours prior to the execution of this Agreement and to which access has been granted to Parent or its Affiliates or (iii) otherwise provided in writing (including electronically) to Parent or its Affiliates.
(d)    When a reference is made in this Agreement or the Parent Disclosure Letter to information or documents being provided, made available or disclosed to the Company or its Affiliates, such information or documents shall include any information or documents (i) included in the Parent Filed SEC Documents, (ii) furnished in the “data room” maintained by Parent at least 24 hours prior to the execution of this Agreement and to which access has been granted to the Company or its Affiliates or (iii) otherwise provided in writing (including electronically) to the Company or its Affiliates.
(e)    All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.
(f)    Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.
(g)    References to a person are also to its permitted successors and permitted assigns.
(h)    The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
SECTION 8.05. Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.
SECTION 8.06. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or by attachment to electronic mail in portable document format (.pdf)), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.
SECTION 8.07. Entire Agreement; No Third-Party Beneficiaries. (a) This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter and all other exhibits and schedules hereto), the Confidentiality Agreement and the CCR Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and, except for the provisions of Section 8.13 (which is enforceable by each Finance Related Party), nothing herein express or implied shall give or be construed to give any person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder, other than in respect of the rights of each Indemnified Party set forth in Section 5.05 from and after the Effective Time. Notwithstanding the immediately preceding sentence, following the Effective Time, the provisions of Article II relating to the payment of the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) or Section 2.02(j), cash in lieu of any fractional shares payable pursuant to Section 2.02(i) and amounts payable pursuant to Section 2.05(a), Section 2.05(b) or Section 2.05(c) shall be enforceable by holders of Company Common Stock, Company Stock Options, Company RSUs (including Company PSUs) and Director DSUs, at or immediately prior to the Effective Time as provided therein. Notwithstanding the foregoing, in any suit in which the Company shall have been adjudged to have the right to recover damages from Parent due to the willful and material breach of this Agreement by Parent, the damages recoverable by the Company for itself and on behalf of the holders of Company Common Stock shall be determined by reference to the total amount that would have been recoverable by such holders if all such holders brought an action against Parent and were recognized as third party beneficiaries hereunder.
(b)    Except for the representations and warranties contained in Section 3.01 and in any certificate delivered by the Company to TopCo or Parent in accordance with the terms of this Agreement, each of TopCo and Parent acknowledges that neither the Company nor any person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to TopCo or Parent in connection with the Transactions. Neither the Company nor any other person will have or be subject to, as a result of this Agreement, any liability or indemnification obligation to TopCo, Parent or any other person resulting from the distribution to TopCo or Parent, or TopCo’s or Parent’s use of, any such information, including any information, documents, projections, forecasts or other material made available to TopCo or Parent in certain “data rooms” or management presentations in expectation of the Transactions, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in Section 3.01.
(c)    Except for the representations and warranties contained in Section 3.02 and in any certificate delivered by TopCo or Parent to the Company in accordance with the terms of this Agreement, the Company acknowledges that none of TopCo, Parent or any other person on behalf of TopCo or Parent makes any other express or implied representation or warranty with respect to TopCo or Parent or with respect to any other information provided to the Company in connection with the Transactions. None of TopCo or Parent or any other person will have or be subject to, as a result of this Agreement, any liability or indemnification obligation to the Company or any other person resulting from the distribution to the Company, or the Company’s use of, any such information, including any information, documents, projections, forecasts or other material made available to the Company in certain “data rooms” or management presentations in expectation of the Transactions, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in Section 3.02.
SECTION 8.08. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS AND JUDICIAL DECISIONS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS EXECUTED AND PERFORMED ENTIRELY WITHIN SUCH STATE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.
SECTION 8.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties hereto, except that each of TopCo and Parent may assign all or any of its rights and obligations hereunder to any Affiliate of TopCo or Parent; provided, however, that such assignment shall not prevent, impair or delay the consummation of the Transactions or otherwise impair the rights of the stockholders of the Company under this Agreement. Notwithstanding the foregoing, no assignment shall limit or affect the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Any attempted assignment in violation of this Section 8.09 shall be null and void.
SECTION 8.10. Specific Enforcement; Consent to Jurisdiction. (a) The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor and that the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. It is accordingly agreed that, the Company and Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement without proof of actual damages. The parties hereto further agree not to assert that a remedy of specific enforcement by the Company or Parent is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Company or Parent otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that either the Company or Parent seeking an order or injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.10 shall not be required to provide any bond or other security in connection with any such order or injunction.
(b)    Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or if such court declines to accept jurisdiction over a particular matter, any state or Federal court within the state of Delaware) for the purposes of any suit, action or other proceeding arising out of or relating to this Agreement and the rights and obligations hereunder or the Transactions or for the recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder or the Transactions. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any actions relating to this Agreement or the Transactions in any court other than the aforesaid courts. Each of the parties hereto irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement or the Transactions, (x) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.10, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (1) the suit, action or proceeding in such court is brought in an inconvenient forum, (2) the venue of such suit, action or proceeding is improper, or (3) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 8.02; provided, however, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law.
SECTION 8.11. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE

TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.11.
SECTION 8.12. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.
SECTION 8.13. No Recourse to Financing Sources. Notwithstanding anything herein to the contrary, the Company agrees that neither it, nor any of its former, current or future officers, directors, managers, employees, members, partners, agents or other representatives and Affiliates (collectively, “Seller Related Parties”), shall have any claim against any Financing Source, any lender participating in the Financing or any of their respective former, current or future general or limited partners, stockholders, managers, members, agents, Representatives, Affiliates, successors or assigns (collectively, “Finance Related Parties”), nor shall any Finance Related Party have any liability whatsoever to any Seller Related Party, in connection with the Financing or in any way relating to this Agreement or any of the Transactions, whether at law, in equity, in contract, in tort or otherwise, in each case, whether arising, in whole or in part, out of comparative, contributory or sole negligence by any Finance Related Party. Notwithstanding anything to the contrary in this Agreement, (a) no amendment or modification to this Section 8.13 (or amendment or modification with respect to any related definitions as they affect this Section 8.13) shall be effective without the prior written consent of each Financing Source or Finance Related Party and (b) each Financing Source and Finance Related Party shall be an express third party beneficiary of, and shall have the right to enforce, this Section 8.13. Each of the Parties hereto agrees that, Section 8.08 notwithstanding, this provision shall be interpreted, and any action relating to this provision, shall be governed by the laws of the State of New York. This Section 8.13 is intended to benefit and may be enforced by the Financing Sources and the Finance Related Parties.

IN WITNESS WHEREOF, the Company, TopCo, TopCo GP, Parent, Parent GP and ETE GP have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

THE WILLIAMS COMPANIES, INC.

By:	/s/ Donald R. Chappel
	Name:	Donald R. Chappel
	Title:	Senior Vice President & Chief Financial Officer

ENERGY TRANSFER CORP LP By: ETE CORP GP, LLC, its general partner

By:	/s/ Jamie Welch
	Name:	Jamie Welch
	Title:	Group CFO & Head of Business Development

ETE CORP GP, LLC

By:	/s/ Jamie Welch
	Name:	Jamie Welch
	Title:	Group CFO & Head of Business Development

ENERGY TRANSFER EQUITY, L.P. By: LE GP, LLC, its general partner

By:	/s/ John W. McReynolds
	Name:	John W. McReynolds
	Title:	President

[Signature Page to Agreement and Plan of Merger]

LE GP, LLC

By:	/s/ John W. McReynolds
	Name:	John W. McReynolds
	Title:	President

ENERGY TRANSFER EQUITY GP, LLC

By:	/s/ Jamie Welch
	Name:	Jamie Welch
	Title:	Group CFO & Head of Business Development

[Signature Page to Agreement and Plan of Merger]

Index of Defined Terms

401(k) Plan	Section 5.04(h)
401(k) Plan Termination Date	Section 5.04(h)
Affiliate	Section 8.03
Agreement	Preamble
Annual Amount	Section 5.05(c)
Antitrust Laws	Section 5.03(d)
Appraisal Shares	Section 2.01(g)
Assumed TopCo Equity Awards	Section 2.05(d)
business day	Section 8.03
Canada Competition Act Clearance	Section 6.01(c)
Canceled Shares	Section 2.01(a)
Cash Component	Section 2.04(a)
Cash Consideration	Section 2.01(b)(iii)
Cash Conversion Number	Section 2.04(a)
Cash Election	Section 2.01(b)(iii)
Cash Election Shares	Section 2.01(b)(iii)
CCR	Section 2.01(b)(i)
CCR Agreement	Section 5.15
CCR Shortfall Payment	Section 2.05(b)
Certificate	Section 2.01(c)
Certificate of Merger	Section 1.01(a)(ii)
Claim	Section 5.05(b)
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 8.03
Commitment Letter	Section 3.02(y)
Commonly Controlled Entity	Section 8.03
Company	Preamble
Company Acquisition Agreement	Section 4.02(a)
Company Adverse Recommendation Change	Section 4.02(d)
Company Benefit Plan	Section 8.03
Company Board Recommendation	Section 3.01(d)(i)
Company By-laws	Section 3.01(a)
Company Capitalization Date	Section 3.01(c)(i)
Company Certificate of Incorporation	Section 3.01(a)
Company Common Stock	Recitals
Company Disclosure Letter	Section 8.03
Company Employees	Section 5.04(a)
Company ESPP	Section 8.03
Company ESPP Offering Period	Section 2.06

Company Filed SEC Documents	Section 3.01
Company Holder	Section 2.03
Company Leased Real Property	Section 3.01(r)(i)
Company Leveraged PSU	Section 8.03
Company Material Adverse Effect	Section 8.03
Company Owned Real Property	Section 3.01(r)(ii)
Company Permits	Section 3.01(j)
Company Permitted Liens	Section 8.03
Company Preferred Stock	Section 3.01(c)(i)
Company PSU	Section 8.03
Company Real Property Lease	Section 3.01(r)(i)
Company RSU	Section 8.03
Company SEC Documents	Section 3.01(e)(i)
Company Specified Contract	Section 3.01(i)(xiv)
Company Stock Options	Section 3.01(c)(i)
Company Stock Plans	Section 8.03
Company Stockholder Approval	Section 3.01(s)
Company Stockholders’ Meeting	Section 5.01(a)
Company Superior Proposal	Section 4.02(g)(ii)
Company Superior Proposal Termination	Section 4.02(d)
Company Takeover Proposal	Section 4.02(g)(i)
Company Termination Fee	Section 5.06(d)
Confidentiality Agreement	Section 8.03
Conflicts Committee	Section 5.03(b)
Contract	Section 3.01(d)(ii)
Contributed Assets	Recitals
Contribution	Section 1.01(b)(iii)
D&O Tail Premium Cap	Section 5.05(c)
DGCL	Section 1.01(a)(i)
Director DSU	Section 8.03
Divestiture Action	Section 5.03(b)
DLLCA	Section 1.01(b)(i)
DOE	Section 3.01(k)(ii)
DRULPA	Section 1.01(a)(i)
DSU Amount	Section 2.05(c)
EBITDA	Section 5.03(c)
EDGAR	Section 8.03
Effective Time	Section 1.01(a)(ii)
Election	Section 2.03(a)
Election Deadline	Section 2.03(d)
Energy Products	Section 8.03
Environmental Law	Section 8.03
ERISA	Section 8.03

ETE GP	Preamble
ETP	Section 8.03
ETP Class E Units	Section 3.02(c)(ii)
ETP Class G Units	Section 3.02(c)(ii)
ETP Class H Units	Section 3.02(c)(ii)
ETP Class I Units	Section 3.02(c)(ii)
ETP Common Units	Section 3.02(c)(ii)
ETP General Partner Interest	Section 3.02(c)(ii)
ETP IDRs	Section 3.02(c)(ii)
ETP Partnership Agreement	Section 3.02(a)
Excess Shares	Section 2.02(i)
Exchange Act	Section 2.03(d)
Exchange Agent	Section 2.02(a)
Exchange Fund	Section 2.02(a)
Exchange Ratio	Section 8.03
FCC	Section 3.01(k)(ii)
FERC	Section 3.01(d)(iii)
Finance Related Parties	Section 8.13
Financing	Section 3.02(y)
Financing Sources	Section 5.14
Financings	Section 5.14
Form of Election	Section 2.03(b)
Form S-4	Section 5.01(a)
FPA	Section 3.01(d)(iii)
Fractional Unit Payment	Section 2.05(b)
GAAP	Section 3.01(e)(ii)
Governmental Entity	Section 3.01(d)(iii)
GP Certificate of Merger	Section 1.01(b)(i)
GP Merger	Section 1.01(b)(i)
GP Merger Effective Time	Section 1.01(b)(i)
GP Surviving Company	Section 1.01(b)(i)
Hazardous Materials	Section 8.03
HSR Act	Section 3.01(d)(iii)
ICA	Section 3.01(k)(ii)
Indebtedness	Section 4.01(a)(xi)
Indemnified Party	Section 5.05(b)
Intended Tax Treatment	Recitals
Intervening Event	Section 8.03
Knowledge	Section 8.03
Law	Section 3.01(d)(ii)
Liens	Section 3.01(b)
Merger	Recitals
Merger Consideration	Section 2.01(b)

Mixed Consideration	Section 2.01(b)(ii)
Mixed Election	Section 2.01(b)(ii)
Mixed Election Shares	Section 2.01(b)(ii)
Multiemployer Plan	Section 3.01(m)(v)
Multiple Employer Plan	Section 3.01(m)(v)
NGA	Section 3.01(k)(ii)
NGLs	Section 8.03
NGPA	Section 3.01(k)(ii)
Non-Election Shares	Section 2.01(b)(iv)
Non-U.S. Company Benefit Plan	Section 3.01(m)(viii)
Non-U.S. Parent Benefit Plan	Section 3.02(m)(viii)
ordinary course of business	Section 8.03
Outside Date	Section 7.01(b)(i)
Parent	Preamble
Parent 401(k) Plans	Section 5.04(h)
Parent Benefit Plan	Section 8.03
Parent Capitalization Date	Section 3.02(c)(i)
Parent Cash Deposit	Section 2.02(a)
Parent Certificate of Partnership	Section 3.02(a)
Parent Class D Units	Section 3.02(c)(i)
Parent Class E Issuance	Section 1.01(b)(iii)
Parent Class E Units	Recitals
Parent Common Units	Section 3.02(c)(i)
Parent Disclosure Letter	Section 8.03
Parent Equity Plan	Section 8.03
Parent Filed SEC Documents	Section 3.02
Parent General Partner Interest	Section 3.02(c)(i)
Parent GP	Preamble
Parent Leased Real Property	Section 3.02(r)(i)
Parent Material Adverse Effect	Section 8.03
Parent Owned Real Property	Section 3.02(r)(ii)
Parent Partnership Agreement	Section 3.02(a)
Parent Partnership Agreement Amendment	Section 1.01(b)(ii)
Parent Permits	Section 3.02(j)
Parent Permitted Liens	Section 8.03
Parent Real Property Lease	Section 3.02(r)(i)
Parent Restricted Unit	Section 8.03
Parent SEC Documents	Section 3.02(e)(i)
Parent Specified Contract	Section 3.02(i)(xiv)
Parent Transaction Documents	Section 3.02(d)(i)
person	Section 8.03
Pre-Merger Special Dividend	Section 5.16
Proxy Statement	Section 5.01(a)

PUHCA	Section 3.01(k)(i)
PURPA	Section 3.01(k)(ii)
Representative	Section 8.03
Restraint	Section 6.01(e)
Rights-of-Way	Section 3.01(r)(iii)
Sarbanes-Oxley Act	Section 3.01(e)(iii)
SEC	Section 3.01
Section 262	Section 2.01(g)
Securities Act	Section 3.01(e)(i)
Seller Related Parties	Section 8.13
Share Consideration	Section 2.01(b)(i)
Share Consideration Ratio	Section 2.01(b)(i)
Share Election	Section 2.01(b)(i)
Share Election Shares	Section 2.01(b)(i)
Shortfall Number	Section 2.04(b)(iii)
Significant Customer	Section 8.03
Subsidiary	Section 8.03
Subsidiary-Owned Company Shares	Section 2.01(d)
SUN	Section 8.03
Surviving Entity	Section 1.01(a)(i)
SXL	Section 8.03
SXL Common Units	Section 3.02(c)(ii)
SXL General Partner Interest	Section 3.02(c)(ii)
SXL IDRs	Section 3.02(c)(ii)
SXL Partnership Agreement	Section 3.02(a)
Systems	Section 8.03
Takeover Laws	Section 3.01(v)
Tax Return	Section 8.03
Taxes	Section 8.03
TopCo	Preamble
TopCo Common Shares	Section 8.03
TopCo DSU	Section 2.05(c)
TopCo GP	Preamble
TopCo RSU	Section 2.05(b)
TopCo SAR	Section 2.05(a)
TopCo Share Issuance	Section 8.03
TopCo Share Value	Section 8.03
Total Cash Election Number	Section 2.04(b)(i)
Transactions	Section 8.03
Voting Company Debt	Section 3.01(c)(iii)
Voting Parent Debt	Section 3.02(c)(iii)
WPX Spin-Off	Section 3.01(n)(iv)
WPZ	Section 8.03

WPZ Class B Units	Section 3.01(c)(ii)
WPZ Common Units	Section 3.01(c)(ii)
WPZ Fee	Recitals
WPZ General Partner Interest	Section 3.01(c)(ii)
WPZ General Partner Units	Section 3.01(c)(ii)
WPZ GP	Recitals
WPZ GP Long-Term Incentive Plan	Section 8.03
WPZ IDRs	Section 3.01(c)(ii)
WPZ Legacy Long-Term Incentive Plan	Section 8.03
WPZ Merger Agreement	Recitals
WPZ Partnership Agreement	Section 3.01(a)
WPZ Phantom Unit	Section 8.03
WPZ Termination Fee Reimbursement	Section 5.06(f)

EXHIBIT A
Form of Amended and Restated Certificate of Formation of Energy Transfer Equity GP, LLC

Delaware	PAGE 1
The First State

I , JEFFREY W . BULLOCK , SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTI FY THE ATTACHED I S A TRUE AND CORRECT COPY OF THE CERTI FI CATE OF FORMAT ION OF "ENERGY TRANSFER EQU I TY GP , LLC" , FI LED I N THI S OFFICE ON THE TWENTY -FIFTH DAY OF
AUGUST , A .D . 2015 , AT    6 : 02 O ' CLOCK P .M .

5810974    8100

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretazy of State Division o£ Corporations
Delivered 06:02 PM 08/25/2015 FILED 06:02 PM 08/25/2015
SRV 151215980 - 5810974 FILE

STATE OF DELAWARE LIMITED LIABILITY COMPANY CERTIFICATE OF FORMATION
OF
ENERGY TRANSFER EQUITY GP, LLC

The undersigned, a natural person, for the purpose of fanning a limited liability company under the Delaware Limited Liability Company Act, does hereby execute this Certificate of Fonnation:

1.The name of the limited liability company is Energy Transfer Equity GP, LLC (the "Company").

2. The address of its registered office in the State of Delaware is: 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Fonnation of Energy Transfer Equity GP, LLC this 25th day of August, 2015.

Organizer:

EXHIBIT B
Form of Amended and Restated Limited Liability Company Agreement of Energy Transfer Equity GP, LLC

_______________________

FIRST AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ENERGY TRANSFER EQUITY GP, LLC

A Delaware limited liability company

[●], 2015
_______________________

Page

ARTICLE I DEFINITIONS	1

Section 1.1	Definitions 1

Section 1.2	Construction 11

ARTICLE II ORGANIZATION	12

Section 2.1	Formation 12

Section 2.2	Name 12

Section 2.3	Registered Office; Registered Agent; Principal Office; Other Offices 12

Section 2.4	Purpose 12

Section 2.5	Foreign Qualification 12

Section 2.6	Term 12

Section 2.7	Powers 12

Section 2.8	No State-Law Partnership; Withdrawal 12

Section 2.9	Certain Undertakings Relating to the Separateness of the MLP 13

Section 2.10	Title to Company Property 14

ARTICLE III MATTERS RELATING TO MEMBERS	14

Section 3.1	Members 14

Section 3.2	Creation of Additional Membership Interest 14

Section 3.3	Liability to Third Parties 15

Section 3.4	Meetings of the Members 15

Section 3.5	Quorum; Voting Requirement 15

Section 3.6	Notice of Meetings 15

Section 3.7	Waiver of Notice 15

Section 3.8	Action Without a Meeting 15

Section 3.9	Proxies 16

Section 3.10	Voting by Certain Holders 16

Section 3.11	Denial of Appraisal Rights 16

ARTICLE IV CAPITAL CONTRIBUTIONS	16

Section 4.1	Capital Contributions 16

Section 4.2	Loans 16

Section 4.3	Return of Contributions 16

ARTICLE V ALLOCATIONS AND DISTRIBUTIONS	17

Section 5.1	Allocations of Profits 17

Section 5.2	Allocations of Losses 17

Section 5.3	Special Allocations 17

Section 5.4	Energy Transfer Corp Items 18

Section 5.5	Regulatory Allocations 18

Section 5.6	Loss Limitation 19

Section 5.7	Other Allocation Rules 19

Section 5.8	Tax Allocations; Code Section 704(c) 19

Section 5.9	Distributions 20

ARTICLE VI MANAGEMENT	20

Section 6.1	Management by the Managing Member 20

Section 6.2	Delegation 20

Section 6.3	Power and Authority of the Board 20

Section 6.4	Power and Authority Reserved for the Managing Member. 20

Section 6.5	Matters Relating to the Board. 23

Section 6.6	Officers 25

Section 6.7	Responsibility and Authority of the Board 26

Section 6.8	Compensation 27

Section 6.9	Indemnification 27

Section 6.10	Liability of Indemnitees 29

Section 6.11	Amendment and Vesting of Rights 29

Section 6.12	Severability 29

Section 6.13	Contracts with Members or Their Affiliates 30

Section 6.14	Other Business Ventures and Opportunities 30

ARTICLE VII TAX MATTERS	30

Section 7.1	Tax Returns and Information 30

Section 7.2	Tax Matters Member 31

Section 7.3	Tax Elections 31

ARTICLE VIII BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS	31

Section 8.1	Maintenance of Books 31

Section 8.2	Reports 32

Section 8.3	Information Rights 32

Section 8.4	Bank Accounts 32

Section 8.5	Fiscal Year 32

ARTICLE IX DISSOLUTION, WINDING-UP AND TERMINATION	32

Section 9.1	Dissolution 32

Section 9.2	Winding-Up and Termination 33

Section 9.3	Compliance With Certain Requirements of Treasury Regulations; Deficit Capital Accounts 33

Section 9.4	Deemed Distribution and Recontribution 34

Section 9.5	Allocations and Distributions During Period of Liquidation 34

Section 9.6	Character of Liquidating Distributions 34

ARTICLE X MERGER, CONSOLIDATION OR CONVERSION	34

Section 10.1	Authority 34

Section 10.2	Procedure for Merger, Consolidation or Conversion 34

Section 10.3	Certificate of Merger or Conversion 35

ARTICLE XI TRANSFERS	37

Section 11.1	Restriction on Transfers 37

Section 11.2	Permitted Transfers 37

Section 11.3	Conditions to Permitted Transfers 37

Section 11.4	Prohibited Transfers 37

Section 11.5	Rights of Unadmitted Assignees 38

Section 11.6	Admission of Substituted Members 38

Section 11.7	Distributions and Allocations in Respect of Transferred Equity Units 38

ARTICLE XII PREEMPTIVE RIGHTS	39

Section 12.1	Rights to Participate in Issuance of Additional Membership Interests 39

Section 12.2	Rights of First Refusal 39

Section 12.3	Rights to Compel Participation in Certain Transfers 40

Section 12.4	Rights to Participate in Transfer 41

Section 12.5	Put Right 42

ARTICLE XIII GENERAL PROVISIONS	42

Section 13.1	Notices 42

Section 13.2	Entire Agreement; Supersedure 43

Section 13.3	Effect of Waiver or Consent 43

Section 13.4	Amendment or Restatement 43

Section 13.5	Binding Effect 43

Section 13.6	Governing Law; Severability 43

Section 13.7	Further Assurances 43

Section 13.8	Offset 44

Section 13.9	Counterparts 44

EXHIBIT A	1

FIRST AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
ENERGY TRANSFER EQUITY GP, LLC
THIS FIRST AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of ENERGY TRANSFER EQUITY GP, LLC, a Delaware limited liability company (the “Company”), executed on [•], 2015 (the “Effective Date”), is adopted, executed and agreed to, by and among Ray C. Davis (“Davis”) and Kelcy L. Warren (“Warren”), each of whom is an individual residing in the State of Texas, and Energy Transfer Corp LP, a Delaware limited partnership (“Energy Transfer Corp”).
RECITALS
WHEREAS, the Company was formed as a limited liability company under the laws of the State of Delaware on and as of [•], 2015 by the filing with the Secretary of State of the State of Delaware of the Certificate of Formation of the Company (the “Organizational Certificate”);
WHEREAS, Energy Transfer Corp executed the Limited Liability Company Agreement of the Company, dated as of [•], 2015 (the “Existing Agreement”);
WHEREAS, in connection with the Company’s formation, Energy Transfer Corp contributed $[•] in cash to the Company;
WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of [•], 2015 (the “GP Merger Agreement”), by and among Energy Transfer Corp GP, LLC, Energy Transfer Corp, the Company, LE GP, LLC, ETE and The Williams Companies, Inc., on the Effective Date, LE GP, LLC merged with and into the Company, with the Company surviving the merger;
WHEREAS, the Members desire to amend and restate the Existing Agreement in its entirety to reflect the admission of Davis and Warren as members of the Company pursuant to the GP Merger Agreement and to make such additional amendments to the Existing Agreement as agreed to by the Members.
NOW, THEREFORE, for and in consideration of the premises, the covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby amend and restate the Existing Agreement in its entirety as follows:
ARTICLE I
DEFINITIONS

Section 1.1Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.
“Accepting Offerees” has the meaning assigned to such term in Section 12.2(d).
“Act” means the Delaware Limited Liability Company Act and any successor statute, as amended from time to time.
“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Allocation Year, after giving effect to the following adjustments:

(i)Credit to such Capital Account any amounts which such Member is deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii)Debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this First Amended and Restated Limited Liability Company Agreement of the Company, as the same may be amended, modified, supplemented or restated from time to time.
“Allocation Year” means (i) the period commencing on January 1, 2015 and ending on December 31, 2015, (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31, or (iii) any portion of the period described in clauses (i) or (ii) for which the Company is required to allocate Profits, Losses and other items of Company income, gain, loss, or deduction pursuant to Article V.
“Applicable Law” means any Law to which a specified Person or property is subject.

“Audit Committee” has the meaning assigned to such term in Section 6.5(e)(ii).

“Bankruptcy” means, with respect to any Person, (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties; or (b) a proceeding against such Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law has been commenced and 120 days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and 90 days have expired without the appointment having been vacated or stayed, or 90 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.
“Board” has the meaning assigned to such term in Section 6.3.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the states of New York or Texas shall not be regarded as a Business Day.

“Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:

(a)To each Member’s Capital Account there shall be credited (i) such Member’s Capital Contributions, (ii) such Member’s distributive share of Profits and any items in the nature of income or gain which are specially allocated to such Membership Interest pursuant to Section 5.3, Section 5.4 or Section 5.5, and (iii) the amount of any Company liabilities assumed by such Member or that are secured by any Property distributed to such Member;

(b)To each Member’s Capital Account there shall be debited (i) the amount of money and the Gross Asset Value of any Property distributed to such Member pursuant to any provision of this

Agreement, (ii) such Member’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated to such Membership Interest pursuant to Section 5.3, Section 5.4 or Section 5.5, and (iii) the amount of any liabilities of such Member assumed by the Company or that are secured by any Property contributed by such Member to the Company;

(c)In the event a Membership Interest is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Membership Interest; and

(d)In determining the amount of any liability for purposes of subparagraphs (a) and (b) above, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Treasury Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event the Tax Matters Member shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto are computed in order to comply with such Treasury Regulations, the Tax Matters Member may make such modification. The Tax Matters Member also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the aggregate Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2) (iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b). The Tax Matters Member shall provide each Member with written notice of any such adjustments or modifications. The initial Capital Account attributable to the Management Units shall be zero.
“Capital Contribution” has the meaning assigned to such term in Section 4.1(b).

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.
“Common Unit” has the meaning assigned to such term in the ETE Agreement.

“Company” has the meaning assigned to such term in the initial paragraph.

“Company Minimum Gain” has the same meaning as “partnership minimum gain” set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Compelled Sale” has the meaning assigned to such term in Section 12.3(a).

“Compelled Sale Notice” has the meaning assigned to such term in Section 12.3(a).

“Compelled Sale Notice Period” has the meaning assigned to such term in Section 12.3(a).
“Compelled Sale Price” has the meaning assigned to such term in Section 12.3(a).

“Compensation Committee” has the meaning assigned to such term in Section 6.5(e)(iv).

“Contribution and Assumption Agreement” means the Contribution, Conveyance and Assumption Agreement dated as of [•], 2015, by and among ETE, the Company, Energy Transfer Corp and Energy Transfer Corp GP, LLC.

“Conflicts Committee” has the meaning assigned to such term in the ETE Agreement.

“Conflicts Committee Independent Director” means a Director who meets the standards set forth in the definition of “Conflicts Committee” in the ETE Agreement.

“Davis” has the meaning assigned to such term in the initial paragraph.

“Delaware General Corporation Law” has the meaning assigned to such term in Title 8 of the Delaware Code, as amended from time to time.

“Depreciation” means, for each Allocation Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to a depreciable or amortizable asset for such Allocation Year for federal income tax purposes, except that (i) with respect to any depreciable or amortizable asset whose Gross Asset Value differs from its adjusted tax basis for federal income tax purposes and which difference is being eliminated by use of the “remedial allocation method” defined by Treasury Regulations Section 1.704-3(d), Depreciation for such Allocation Year shall be the amount of book basis recovered for such Allocation Year under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (ii) with respect to any other depreciable or amortizable asset whose Gross Asset Value differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of a depreciable or amortizable asset at the beginning of such Allocation Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board. If the Gross Asset Value of a depreciable or amortizable asset is adjusted pursuant to subparagraphs (b) or (d) of the definition of Gross Asset Value during an Allocation Year, following such adjustment, Depreciation shall thereafter be calculated under clause (i) or (ii) immediately above, whichever the case may be, based upon such Gross Asset Value, as so adjusted.
“Director” means each member of the Board elected as provided in Section 6.5.

“Dispose” or “Disposition” means, with respect to any asset, any sale, assignment, transfer, conveyance, gift, exchange or other disposition of such asset, whether such disposition be voluntary, involuntary or by operation of Law.

“Dissolution Event” has the meaning assigned to such term in Section 9.1(a).

“Drag-Along Portion” means, with respect to any Member, (i) the Sharing Ratio of such Member multiplied by (ii) the number of Equity Units proposed to be sold in the applicable Compelled Sale under Section 12.3(a).

“Effective Date” has the meaning assigned to such term in the initial paragraph.

“Energy Transfer Corp” has the meaning assigned to such term in the initial paragraph.

“Energy Transfer Corp Special Approval” means “Special Approval” as defined in the Energy Transfer Corp Partnership Agreement.

“Energy Transfer Corp Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Energy Transfer Corp LP, dated as of [•], 2015, as it may be further amended, modified, supplemented or restated from time to time.

“Equity Units” means a Membership Interest representing a fractional part of the Membership Interests of all Members and having the rights and obligations specified with respect to Equity Units in this Agreement. The Equity Units held by each Member are set forth opposite such Member’s name on Exhibit A attached hereto.

“ETE” means Energy Transfer Equity, L.P., a Delaware limited partnership.

“ETE Agreement” means the Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P. dated as of February 8, 2006, as amended by Amendment No. 1 dated as of November 1, 2006, Amendment No. 2 dated as of November 9, 2007, Amendment No. 3 dated as of May 26, 2010, Amendment No. 4 dated as of December 23, 2013 and Amendment No. 5 dated as of the date hereof, and as may be further amended, modified, supplemented or restated from time to time.
“ETP” means Energy Transfer Partners, L.P., a Delaware limited partnership.

“Existing Agreement” has the meaning assigned to such term in the Recitals.

“Firm Offer” has the meaning assigned to such term in Section 12.2(b).

“Governmental Authority” means a federal, state, local or foreign governmental authority; a state, province, commonwealth, territory or district thereof; a county or parish; a city, town, township, village or other municipality; a district, ward or other subdivision of any of the foregoing; any executive, legislative or other governing body of any of the foregoing; any agency, authority, board, department, system, service, office, commission, committee, council or other administrative body of any of the foregoing; any court or other judicial body; and any officer, official or other representative of any of the foregoing.

“Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset;

(b)The Gross Asset Values of all items of Property shall be adjusted to equal their respective fair market values, as determined by the Managing Member (taking Code Section 7701(g) into account) as of the following times: (i) the acquisition of an additional Membership Interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution, (ii) in connection with the grant of a Membership Interest in the Company (other than a de minimis Membership Interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a member capacity, or by a new Member acting in a member capacity in anticipation of being a Member; (iii) the distribution by the Company to a Member of more than a de minimis amount of Property as consideration for a Membership Interest in the Company, and (iv) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided that an adjustment described in clauses (i), (ii) and (iii) of this paragraph shall be made only if the Managing Member reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Members in the Company;

(c)The Gross Asset Value of any item of Property distributed to any Member (other than as consideration for a Membership Interest in the Company as described in clause (iii) of subparagraph (b) above) shall be adjusted to equal the fair market value of such Property on the date of distribution, as determined by the Managing Member (taking Code Section 7701(g) into account); and

(d)The Gross Asset Values of each item of Property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (f) of the definition of “Profits” and “Losses” or Section 5.3(g); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (a), (b), or (d), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

“Gross Liability Value” means with respect to any Liability of the Company described in Treasury Regulations Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such Liability in an arm’s-length transaction. The Gross Liability Value of each Liability of the Company described in Treasury Regulations Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Gross Asset Values.

“Group Member” has the meaning assigned to such term in the ETE Agreement.

“Indemnitee” means each of (a) any Person who is or was an Affiliate of the Company, (b) any Person who is or was a member, director, officer, partner, employee, agent, fiduciary or trustee of the Company or any Affiliate of the Company, or any Affiliate of any such Person, (c) any Person who is or was serving at the request of the Company or any such Affiliate as a director, officer, employee, member, partner, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services and (d) any Person the Company designates as an “Indemnitee” for purposes of this Agreement.

“Independent Director” has the meaning assigned to such term in Section 6.5(a).

“Issuance Items” has the meaning assigned to such term in Section 5.3(h).

“Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration or interpretative or advisory opinion or letter of a Governmental Authority having valid jurisdiction.
“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“Management Units” means the non-economic management and ownership interest of the Managing Member in the Company set forth on Exhibit A attached hereto (in its capacity as the managing member without reference to any Equity Units held by it) and includes any and all rights, powers and benefits to which the Managing Member is entitled as provided in this Agreement, together with all obligations of the Managing Member to comply with the terms and provisions of this Agreement. The Management Units do not include any rights to allocations of profits or losses or any rights to receive distributions from operations or upon the dissolution, liquidation or winding-up of the Company.

“Managing Member” means any Person that owns the Management Units and such Person’s successors and permitted assigns that are admitted to the Company as managing member of the Company, solely in their capacities as managing member of the Company (except as the context otherwise requires). Energy Transfer Corp is the initial Managing Member and owner of all of the Management Units as of the date of this Agreement.

“Member” means any Person executing this Agreement as of the date of this Agreement as a member (including as the Managing Member) or hereafter admitted to the Company as a member (including as the Managing Member) as provided in this Agreement, each in such Person’s capacity as a member of the Company, but such term does not include any Person who has ceased to be a member in the Company.
“Member Majority” means the Members holding a majority of the Equity Units held by all Members.
“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” set forth in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” set forth in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Membership Interest” means any interest in the Company representing the Capital Contributions made by a Member or its predecessors in interest and/or the management rights of a Member, including any and all benefits to which the holder of a limited liability company interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. The Membership Interest of each Member shall be represented by the number of Equity Units and/or Management Units held by such Member as set forth on Exhibit A attached hereto.
“Merger Agreement” has the meaning assigned to such term in Section 10.1.

“MLP Entity” means (i) ETP, (ii) Sunoco Logistics Partners L.P., a Delaware limited partnership, (iii) Sunoco LP, a Delaware limited partnership, (iv) any other publicly traded limited partnership the general partner of which is owned directly or indirectly by ETE or any other MLP Entity and (v) any Subsidiaries of the foregoing.

“National Securities Exchange” means an exchange registered with the SEC under Section 6(a) of the Securities Exchange Act.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

“Offer Notice” has the meaning assigned to such term in Section 12.2(b).

“Offer Period” has the meaning assigned to such term in Section 12.2(c).

“Offer Price” has the meaning assigned to such term in Section 12.2(a).

“Offered Units” has the meaning assigned to such term in Section 12.2.

“Offerees” has the meaning assigned to such term in Section 12.2(b).

“Officers” has the meaning assigned to such term in Section 6.6(a).

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to ETE or the Company or any of its Affiliates) in a form acceptable to the Company.

“Organizational Certificate” has the meaning assigned to such term in the Recitals.

“Other Enterprise” includes any other limited liability company, limited partnership, partnership, corporation, joint venture, trust, employee benefit plan or other entity, in which a Person is serving at the request of the Company.

“Partnership Security” has the meaning assigned to such term in the ETE Agreement.

“Permitted Transfer” has the meaning assigned to such term in Section 11.2.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Plan of Conversion” has the meaning assigned to such term in Section 10.1.

“Profits” and “Losses” mean, for each Allocation Year, an amount equal to the Company’s taxable income or loss for such Allocation Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):
(a)Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;
(b)Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss;
(c)In the event the Gross Asset Value of any item of Property is adjusted pursuant to subparagraphs (b) or (c) of the definition of “Gross Asset Value,” the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the item of Property) or an item of loss (if the adjustment decreases the Gross Asset Value of the item of Property) from the Disposition of such item of Property and shall be taken into account for purposes of computing Profits or Losses;
(d)In the event the Gross Liability Value of any Liability of the Company described in Treasury Regulations Section 1.752-7(b)(3)(i) is adjusted as required by this Agreement, the amount of such adjustment shall be treated as an item of loss (if the adjustment increases the Gross Liability Value of such Liability of the Company) or an item of gain (if the adjustment decreases the Gross Liability Value of such Liability of the Company) and shall be taken into account for purposes of computing Profits or Losses;
(e)Gain or loss resulting from any Disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property Disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;
(f)In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Year, computed in accordance with the definition of “Depreciation”;
(g)To the extent an adjustment to the adjusted tax basis of any item of Property pursuant to Code Section 734(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the item of Property) or loss (if the adjustment decreases such basis) from the Disposition of such item of Property and shall be taken into account for purposes of computing Profits or Losses; and
(h)Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 5.3, Section 5.4 or Section 5.5 shall not be taken into account in computing Profits or Losses.
The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Sections 5.3 and 5.5 shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (g) above.

“Property” means all real and personal property acquired by the Company, including cash, and any improvements on real or personal property, and shall include both tangible and intangible property.
“Purchase Offer” has the meaning assigned to such term in Section 12.2(a).

“Purchaser” has the meaning assigned to such term in Section 12.2(a).
“SEC” means the United States Securities and Exchange Commission.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

“Seller” has the meaning assigned to such term in Section 12.2.

“Shared Services Agreement” means the Shared Services Agreement, dated as of August 26, 2005, by and among the Company (as successor by merger to LE GP, LLC) and ETP, as the same may be amended, modified, supplemented or restated from time to time.

“Sharing Ratio” shall mean for any Member, the proportion that such Member’s Equity Units bear to the total number of Equity Units outstanding as of the date of such determination. The Sharing Ratio of the Managing Member with respect to the Management Units shall be zero.

“Special Approval” has the meaning assigned to such term in the ETE Agreement.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) or a limited liability company (i) the sole general partner or member of which is such Person or a Subsidiary of such Person or (ii) if there is more than a single general partner or member, either (x) the only managing general partners or managing members of which are such Person or one or more Subsidiaries of such Person, or a combination thereof, or such Person owns, directly or indirectly, at the date of determination, more than 50% of the partnership interests or limited liability company interests of such partnership or limited liability company, as the case may be (considering all of the partnership interests or limited liability company interests of the partnership or limited liability company, as the case may be, as a single class), or (c) any other Person (other than a corporation, partnership or limited liability company) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, (i) has at least a majority ownership interest or (ii) has the power to elect or direct the election of a majority of the directors or other governing body of such Person.
“Surviving Business Entity” has the meaning assigned to such term in Section 10.2(a)(ii).
“Tag-Along Notice” has the meaning assigned to such term in Section 12.4(a).

“Tag-Along Notice Period” has the meaning assigned to such term in Section 12.4(b).

“Tag-Along Offer” has the meaning assigned to such term in Section 12.4(a).

“Tag-Along Portion” means with respect to any Tagging Person, the product of (i) the number of Equity Units owned by such Tagging Person immediately prior to such Transfer to which Section 12.4 applies and (ii) a fraction the numerator of which is the maximum number of Equity Units that the buyer in the Tag-Along Sale is willing to purchase, and the denominator of which is the number of Equity Units held by all Members electing to participate in the Tag-Along Sale.

“Tag-Along Response Notice” has the meaning assigned to such term in Section 12.4(b).

“Tag-Along Right” has the meaning assigned to such term in Section 12.4(b).

“Tag-Along Sale” has the meaning assigned to such term in Section 12.4(a).

“Tagging Person” has the meaning assigned to such term in Section 12.4(b).

“Tax Matters Member” means (i) Energy Transfer Corp so long as it continues to serve in such capacity, or (ii) any Person that is admitted to the Company as a successor Tax Matters Member of the Company or any Member deemed to replace the Tax Matters Member in accordance with this Agreement.
“Taxable Year” means (i) the period commencing on January 1, 2015 and ending on December 31, 2015, (ii) any subsequent twelve-month period commencing on January 1 and ending on December 31, and (iii) the period commencing on the immediately preceding January 1 and ending on the date on which all Property is distributed to the Members pursuant to Article IX.

“Transfer” when used in this Agreement with respect to a Membership Interest, shall be deemed to refer to a transaction by which a Member assigns its Membership Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange, or any other disposition by law or otherwise.

“Treasury Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations are amended from time to time.

“Warren” has the meaning assigned to such term in the initial paragraph.

“Wholly Owned Affiliate” of any Person means (i) an Affiliate of such Person one hundred percent (100%) of the voting stock or beneficial ownership of which is owned directly or indirectly by such Person, or by any Person who, directly or indirectly, owns one hundred percent (100%) of the voting stock or beneficial ownership of such Person, (ii) an Affiliate of such Person who, directly or indirectly, owns one hundred percent (100%) of the voting stock or beneficial ownership of such Person, and (iii) any Wholly Owned Affiliate of any Affiliate described in clause (i) or clause (ii).

“Withdraw,” “Withdrawing” and “Withdrawal” means the withdrawal, resignation or retirement of a Member from the Company as a Member.

Section 1.2Construction
. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes” or “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II
ORGANIZATION
Section 2.1Formation. The Company was formed as of [•], 2015. The Members ratify the organization and formation of the Company and continue the Company, pursuant to the terms and conditions of this Agreement. This Agreement amends and restates in its entirety and supersedes the Existing Agreement, which shall have no further force or effect. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Members and the administration, dissolution and termination of the Company shall be governed by the Act.

Section 2.2    Name. The name of the Company is and shall continue to be “Energy Transfer Equity GP, LLC” and all Company business must be conducted in that name or such other names that comply with Law as the Managing Member may select.

Section 2.3    Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the Managing Member, the registered office of the Company in the State of Delaware shall continue to be located at 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall continue to be Corporation Service Company. The principal office of the Company shall continue to be located at 8111 Westchester Drive, Dallas, Texas 75225 or such other place as the Managing Member may from time to time designate. The Company may maintain offices at such other place or places within or outside the State of Delaware as the Managing Member deems necessary or appropriate.

Section 2.4    Purpose. The purpose of the Company is the transaction of any or all lawful business for which limited liability companies may be organized under the Act.

Section 2.5    Foreign Qualification. Prior to the Company’s conducting business in any jurisdiction other than the State of Delaware, the Managing Member shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Managing Member, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. At the request of the Managing Member, the Members shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

Section 2.6    Term. The Company shall continue until terminated in accordance with Section 9.1.

Section 2.7    Powers. The Company is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purpose and business described in Section 2.4 and for the protection and benefit of the Company.

Section 2.8    No State-Law Partnership; Withdrawal. It is the intent that the Company shall be a limited liability company formed under the Laws of the State of Delaware and shall not be a partnership (including a limited partnership) or joint venture, and that the Members not be a partner or joint venturer of any other party for any purposes other than federal and state tax purposes, and this Agreement may not be construed to suggest otherwise. Except as a result of a Transfer by a Member of all of its Membership Interest in accordance with this Agreement, a Member does not have the right to Withdraw from the Company; provided, however, that a Member shall have the power to Withdraw at any time in violation of this Agreement. If a Member exercises such power in violation of this Agreement, (a) such Member shall be liable to the Company and its Affiliates for all monetary damages suffered by them as a result of such Withdrawal; and (b) such Member shall not have any rights under Section 18-604 of the Act. In no event shall the Company have the right, through specific performance or otherwise, to prevent a Member from Withdrawing in violation of this Agreement.

Section 2.9    Certain Undertakings Relating to the Separateness of the MLP.
(a)Separateness Generally. The Company shall, and shall cause ETE to, conduct their respective businesses and operations separate and apart from those of any other Person, except the Company and ETE, in accordance with this Section 2.9.

(b)Separate Records. The Company shall, and shall cause ETE to, (i) maintain their respective books and records and their respective accounts separate from those of any other Person, (ii) maintain their respective financial records, which will be used by them in their ordinary course of business, showing their respective assets and liabilities separate and apart from those of any other Person, except their consolidated Subsidiaries, (iii) not have their respective assets and/or liabilities included in a consolidated financial statement of any Affiliate of the Company (other than (A) the inclusion of the assets and/or liabilities of the Company and its Subsidiaries in the consolidated financial statements of the Managing Member and (B) the inclusion of the assets and/or liabilities of ETE and its Subsidiaries in the consolidated financial statements of the Company) unless appropriate notation shall be made on such Affiliate’s consolidated financial statements to indicate the separateness of the Company and ETE and their respective assets and liabilities from such Affiliate and the assets and liabilities of such Affiliate, and to indicate that the assets and liabilities of the Company and ETE are not available to satisfy the debts and other obligations of such Affiliate, and (iv) file their respective own tax returns separate from those of any other Person, except (A) to the extent that ETE or the Company (x) is treated as a “disregarded entity” for tax purposes or (y) is not otherwise required to file tax returns under Applicable Law or (B) as may otherwise be required by Applicable Law.

(c)Separate Assets. The Company shall not commingle or pool, and shall cause ETE not to commingle or pool, their respective funds or other assets with those of any other Person, and shall maintain their respective assets in a manner that is not costly or difficult to segregate, ascertain or otherwise identify as separate from those of any other Person.

(d)Separate Name. The Company shall, and shall cause ETE to, (i) conduct their respective businesses in their respective own names, (ii) use separate stationery, invoices, and checks, (iii) correct any known misunderstanding regarding their respective separate identities from that of any other Person, and (iv) generally hold itself out as an entity separate from any other Person.

(e)Separate Credit. The Company shall, and shall cause ETE to, (i) pay their respective obligations and liabilities from their respective own funds (whether on hand or borrowed), (ii) maintain adequate capital in light of their respective business operations, (iii) not guarantee or become obligated for the debts of any other Person, other than the Company and ETE, (iv) not hold out their respective credit as being available to satisfy the obligations or liabilities of any other Person (except for the Company’s liability as general partner of ETE), (v) not acquire debt obligations or debt securities of any MLP Entity or its Affiliates (other than ETE and/or the Company), (vi) not pledge their assets for the benefit of any Person (other than ETE and/or the Company) or make loans or advances to any Person (other than ETE and/or the Company), or (vii) use its commercially reasonable efforts to cause the operative documents under which ETE borrows money, is an issuer of debt securities, or guarantees any such borrowing or issuance after the Effective Date, to contain provisions to the effect that (A) the lenders or purchasers of debt securities, respectively, acknowledge that they have advanced funds or purchased debt securities, respectively, in reliance upon the separateness of the Company and ETE from each other and from any other Persons and (B) the Company and ETE have assets and liabilities that are separate from those of other Persons; provided that the Company and ETE may engage in any transaction described in clauses (v)-(vi) of this Section 2.9(e) if prior Special Approval has been obtained for such transaction and either (A) the Conflicts Committee has determined that the borrower or recipient of the credit support is not then insolvent and will not be rendered insolvent as a result of such transaction or (B) in the case of transactions described in clause (v), such transaction is completed through a public auction or a National Securities Exchange.

(f)Separate Formalities. The Company shall, and shall cause ETE to, (i) observe all limited liability company or partnership formalities and other formalities required by their respective organizational documents, the laws of the jurisdiction of their respective formation, or other laws, rules, regulations and orders of Governmental Authorities exercising jurisdiction over it, (ii) engage in transactions with any MLP Entity and its Affiliates (other than the Company or ETE) in conformity with the requirements of Section 7.6 of the ETE Agreement, and (iii) subject to the terms of the Shared Services Agreement, promptly pay, from their respective own funds and on a timely basis, their respective allocable shares of general and administrative expenses, capital expenditures, and costs for shared services performed by any MLP Entity or Affiliates of the MLP Entities (other than the Company or ETE). Each material contract between the Company or ETE, on the one hand, and any MLP Entity or Affiliates of the MLP Entities (other than the Company or ETE), on the other hand, shall be subject to the requirements of Section 7.6 of the ETE Agreement, and must be

(x) approved by Special Approval or (y) on terms objectively demonstrable to be no less favorable to ETE than those generally being provided to or available from unrelated third parties, and in any event must be in writing.

(g)No Effect. Failure by the Company to comply with any of the obligations set forth above shall not affect the status of the Company as a separate legal entity, with its separate assets and separate liabilities.

Section 2.10    Title to Company Property. All property owned by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any ownership of such property. The Company may hold its property in its own name or in the name of a nominee which may be the Board or any of its Affiliates or any trustee or agent designated by it.

ARTICLE III
MATTERS RELATING TO MEMBERS

Section 3.1Members. Each Member owns a Membership Interest in the Company as represented by the Equity Units and/or Management Units held by such Member as set forth in Exhibit A attached hereto.

Section 3.2    Creation of Additional Membership Interests. Subject to Article XI and the approval of the Managing Member, the Company may issue additional Membership Interests in the Company pursuant to this Section 3.2. The terms of admission or issuance may provide for the creation of different classes or groups of Members having different rights, powers and duties. The creation of any new class or group of Members approved as required herein may be reflected in an amendment to this Agreement executed in accordance with Section 13.4 indicating the different rights, powers and duties thereof. Any such admission is effective only after the new Member has executed and delivered to the Members an instrument containing the notice address of the new Member and the new Member’s ratification of this Agreement and agreement to be bound by it.

Section 3.3    Liability to Third Parties. Except as may be expressly provided in another separate, written guaranty or other agreement executed by a Member, to the fullest extent permitted by Law, no Member shall be liable for the Liabilities of the Company, including under a judgment, decree or order of a court. Except as otherwise provided in this Agreement, no Member (other than the Managing Member in its capacity as the managing member of the Company) has the authority or power to act for or on behalf of or bind the Company or to incur any expenditures on behalf of the Company.

Section 3.4    Meetings of the Members. Meetings of the Members will not be required to be held at any regular frequency, but, instead, will be held upon the call of the Managing Member. All meetings of the Members will be held at the principal office of the Company or at such other place, either within or without the State of Delaware, as is designated by the Managing Member and stated in the notice of the meeting or in a duly executed waiver of notice thereof. Members may participate in a meeting of the Members by means of conference telephone or video equipment or similar communications equipment whereby all participants in the meeting can hear each other, and participation in a meeting in this manner will constitute presence in person at the meeting.

Section 3.5    Quorum; Voting Requirement.
(a)The presence, in person or by proxy, of a Member Majority will constitute a quorum for the transaction of business by the Members. If less than a Member Majority is represented at a meeting, then any Member may adjourn the meeting to a specified date not longer than 90 days after such adjournment, without further notice. At such adjourned meeting at which a quorum is present or represented by proxy, any business may be transacted that might have been transacted at the meeting as originally noticed.

(b)Each Member has the right to vote in accordance with its Sharing Ratio. A Member Majority will constitute a valid decision of the Members, except where a larger or different vote is required by the Act or this Agreement.

Section 3.6    Notice of Meetings. Notice stating the place, day, hour and the purpose for which the meeting is called will be given, not less than three days nor more than 60 days before the date of the meeting, by or at the direction of the Managing Member calling the meeting, to each Member entitled to vote at such meeting. A Member’s attendance at a meeting:

(a)    waives objection to lack of notice or defective notice of the meeting, unless such Member, at the beginning of the meeting, objects to holding the meeting or transacting business at the meeting; and

(b)    waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the notice of meeting, unless such Member objects to considering the matter when it is presented.

Section 3.7    Waiver of Notice. Whenever any notice is required to be given to any Member under the provisions of this Agreement, a waiver thereof in writing signed by such Member, whether before or after the time stated therein, will be deemed equivalent to the giving of such notice.

Section 3.8    Action Without a Meeting. Any action that is required to or may be taken at a meeting of the Members may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by the Members owning not less than the minimum percentage of the Equity Units that would be necessary to authorize or take such action at a meeting of the Members. Such consent will have the same force and effect as a vote at a meeting duly held.

Section 3.9    Proxies. At any meeting of the Members, every Member having the right to vote thereat will be entitled to vote in person or by proxy appointed by an instrument in writing signed by such Member and bearing a date not more than three years prior to such meeting.

Section 3.10    Voting by Certain Holders. In the case of a Member that is a corporation, its Membership Interest may be voted by such officer, agent or proxy as the bylaws of such corporation may prescribe, or, in the absence of such provision, as the board of directors of such corporation may determine. In the case of a Member that is a general or limited partnership, its Membership Interest may be voted, in person or by proxy, by such Person as is designated by such Member. In the case of a Member that is another limited liability company, its Membership Interest may be voted, in person or by proxy, by such Person as is designated by the governing agreements of such other limited liability company, or, in the absence of such designation, by such Person as is designated by the limited liability company. In the case of a Member that is a trust, its Membership Interest may be voted by the trustee of such trust.

Section 3.11    Denial of Appraisal Rights. To the fullest extent permitted by Law, no Member will have any appraisal rights or dissenters’ rights with respect to any merger, consolidation, conversion or dissolution of the Company, any sale of assets by the Company or any amendment to this Agreement, the Members’ rights with respect to such matters being limited to those rights, if any, expressly set forth in this Agreement.

ARTICLE IV
CAPITAL CONTRIBUTIONS

Section 4.1    Capital Contributions.
(a)No Member shall be required to make any Capital Contributions to the Company except as agreed to by the Managing Member.

(b)The amount of money and the fair market value (as of the date of contribution) of any property (other than money) contributed to the Company by a Member in respect of the issuance of a Membership Interest to such Member shall constitute a “Capital Contribution.” Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of its predecessors in interest.

Section 4.2    Loans. If the Company does not have sufficient cash to pay its obligations, any Member that may agree to do so may, upon approval of the Managing Member, advance all or part of the needed funds for such obligation to or on behalf of the Company. An advance described in this Section 4.2 constitutes a loan from the Member to the Company, may bear interest at a rate comparable to the rate the Company could obtain from third parties, and is not a Capital Contribution.

Section 4.3    Return of Contributions. A Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. No Member will be required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

ARTICLE V
ALLOCATIONS AND DISTRIBUTIONS

Section 5.1    Allocations of Profits. After giving effect to the special allocations set forth in Section 5.3, Section 5.4 and Section 5.5, Profits for any Allocation Year shall be allocated to the Members in proportion to their Sharing Ratios.

Section 5.2    Allocations of Losses. After giving effect to the special allocations set forth in Section 5.3, Section 5.4 and Section 5.5, and subject to Section 5.6, Losses for any Allocation Year shall be allocated to the Members in proportion to their Sharing Ratios.

Section 5.3    Special Allocations. The following special allocations shall be made in the following order:
(a)Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(f), notwithstanding any other provision of this Article V, if there is a net decrease in Company Minimum Gain during any Allocation Year, each Member shall be allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.3(a) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)Member Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article V, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Allocation Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.3(b) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)Qualified Income Offset. In the event that any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible; provided that an allocation pursuant to this Section 5.3(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.3(c) were not in this Agreement.

(d)Gross Income Allocation. In the event that any Member has an Adjusted Capital Account Deficit at the end of any Allocation Year, each such Member shall be allocated items of Company income and gain in the amount of such deficit as quickly as possible; provided that an allocation pursuant to this Section 5.3(d) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if Section 5.3(c) and this Section 5.3(d) were not in this Agreement.

(e)Nonrecourse Deductions. Nonrecourse Deductions for any Allocation Year shall be allocated to the Members in proportion to their respective Sharing Ratios.

(f)Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Allocation Year shall be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).

(g)Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Treasury Regulations Sections 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be allocated to the Members in accordance with their interests in the Company in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(h)Allocations Relating to Taxable Issuance of Equity Units. Any income, gain, loss, or deduction realized as a direct or indirect result of the issuance of Equity Units by the Company to a Member (the “Issuance Items”) shall be allocated among the Members so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Member shall be equal to the net amount that would have been allocated to each such Member if the Issuance Items had not been realized.

Section 5.4     Energy Transfer Corp Items

(a)     Energy Transfer Corp shall not be entitled to receive any allocation of any item of Company income, gain, loss, deduction or credit attributable to the Company’s indirect ownership of partnership interests of Energy Transfer Corp (the “Energy Transfer Corp Items”), and such Energy Transfer Corp Items (which shall not be included in the computation of Profits or Losses for any taxable year while Energy Transfer Corp is a Member of the Company) shall instead be specially allocated to the other Members in proportion to their Sharing Ratios.

(b)    For the purposes of effectuating the intent of this Section 5.4, the Managing Member shall have sole discretion to make special allocations of items of Company Profits or Losses among the Members as it deems reasonable.

Section 5.5     Regulatory Allocations. The allocations set forth in Sections 5.3(a), 5.3(b), 5.3(c), 5.3(d), 5.3(e), 5.3(f) and 5.3(g), and 5.6 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, the Regulatory Allocations shall be offset either with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 5.5. Therefore, notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the Managing Member shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Section 5.1, Section 5.2, and Section 5.3(h). In exercising its discretion under this Section 5.4, the Managing Member shall take into account future Regulatory Allocations under Sections 5.3(a) and 5.3(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 5.3(e) and 5.3(f).

Section 5.6     Loss Limitation. Losses allocated pursuant to Section 5.2 shall not exceed the maximum amount of Losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Allocation Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 5.2, the limitation set forth in this Section 5.5 shall be applied on a Member by Member basis and Losses not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Member’s Capital Accounts so as to allocate the maximum permissible Losses to each Member under Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

Section 5.7     Other Allocation Rules.

(a)    Profits, Losses, and any other items of income, gain, loss, or deduction will be allocated to the Members pursuant to this Article V as of the last day of each Taxable Year; provided that Profits, Losses, and such other items shall also be allocated at such times as the Gross Asset Values of Property are adjusted pursuant to subparagraph (b) of the definition of “Gross Asset Value.”

(b)    For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Managing Member using any permissible method under Code Section 706 and the Treasury Regulations thereunder.
(c)The Members are aware of the income tax consequences of the allocations made by this Article V and hereby agree to be bound by the provisions of this Article V in reporting their shares of Company income and loss for income tax purposes, except as otherwise required by Law.

Section 5.8     Tax Allocations; Code Section 704(c)

(a)    Except as otherwise provided in this Section 5.8, each item of income, gain, loss, and deduction of the Company for federal income tax purposes shall be allocated among the Members in the same manner as such items are allocated for book purposes under this Article V.

(b)     In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such Property to the Company for federal income tax purposes and its initial Gross Asset

Value (computed in accordance with the definition of “Gross Asset Value”) using the “remedial allocation method” described in Treasury Regulations Section 1.704-3(d).

(c)     In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (b) of the definition of “Gross Asset Value,” subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder applying the “remedial allocation method” described in Treasury Regulations Section 1.704-3(d).

(d)Any elections or other decisions relating to such allocations shall be made by the Managing Member in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.8 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

Section 5.9    Distributions

(a)    Notwithstanding anything provided in this Section 5.9 or in Article IX, for each taxable year, no portion of any cash or other property attributable to (i) any distributions from Energy Transfer Corp or (ii) the proceeds of any sale of the partnership interests in Energy Transfer Corp, in each case, received by the Company as a result of its ownership of partnership interests in ETE (such distributions or proceeds, the “Energy Transfer Corp Distributions”) shall be distributed by the Company to Energy Transfer Corp.
(b)    Except as otherwise provided in Article IX, the Managing Member may cause the Company to distribute to the Members funds of the Company which the Managing Member reasonably determines are not needed for the payment of existing or foreseeable Company obligations and expenditures. All such distributions made pursuant to this Section 5.9 shall be made (i) first, to Energy Transfer Corp until the amount distributed to Energy Transfer Corp on a per equity unit basis is equal to the amounts previously distributed to the other members under this Section 5.9; and (ii) second, to the Members in accordance with their respective Sharing Ratios. Notwithstanding any provision to the contrary in this Agreement, the Company shall not be required to make a distribution to a Member if such distribution would violate the Act or any other Applicable Law.
ARTICLE VI
MANAGEMENT

Section 6.1     Management by the Managing Member. Subject to Section 6.3, the management of the Company is fully reserved to the Managing Member, and the Company shall not have “managers” as that term is used in the Act. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Managing Member, who, except as expressly provided otherwise in this Agreement, shall make all decisions and take all actions for the Company.

Section 6.2     Delegation. Subject to Section 6.3 and without limiting the power and authority of the Managing Member to manage the business and affairs of the Company pursuant to the Act and this Agreement, the Managing Member shall have the power and authority to delegate to one or more other Persons the Managing Member’s rights and power to manage and control the business and affairs, or any portion thereof, of the Company, including to delegate to agents, officers and employees of a Member or the Company, and to delegate by a management agreement with or otherwise to other Persons.

Section 6.3     Power and Authority of the Board. Subject to Section 6.4, the board of directors of the Company (the “Board”) shall have all power and authority related to the Company’s management and control of the business and affairs of ETE (in the Company’s capacity as general partner of ETE).

Section 6.4     Power and Authority Reserved for the Managing Member.

(a)     Notwithstanding anything in this Agreement to the contrary, the Managing Member shall have exclusive authority over the internal business and affairs of the Company. For illustrative purposes, the internal business and affairs of the Company where the Managing Member shall have exclusive authority include (i) the prosecution, settlement or management of any claim made directly against the Company, (ii) the decision to sell, convey, transfer or pledge any asset of the Company, (iii) the decision to merge or consolidate the Company, (iv) the appointment or removal of any person as a member of the Board, (v) the decision to amend, modify or waive any rights relating to the assets of the Company, (vi) the voting of, or exercise of other rights with respect to, any partnership interests (other than the general partner interest in ETE) held by the Company or its Subsidiaries (other than ETE or any other Group Member), and (vii) the decision to enter into any agreement to incur an obligation of the Company, other than an agreement entered into for and on behalf of any Group Member for which the Company is liable exclusively by virtue of the Company’s capacity as general partner of ETE.

(b)    Notwithstanding Section 6.3, without obtaining approval of the Managing Member, the Board shall not, and shall not take any action to cause the Company or ETE to:
(i)make or consent to a general assignment for the benefit of the creditors of ETE;
(ii)file or consent to the filing of any bankruptcy, insolvency or reorganization petition for relief under the United States Bankruptcy Code naming ETE, or otherwise seek, with respect to ETE, relief from debts or protection from creditors generally;
(iii)file or consent to the filing of a petition or answer seeking for ETE a liquidation, dissolution (to the fullest extent permitted by Law), arrangement, or similar relief under any law;
(iv)file an answer or other pleading admitting or failing to contest the material allegations of a petition filed against ETE in a proceeding of the type described in any of clauses (i) - (iii) of this Section 6.4(b);
(v)seek, consent to or acquiesce in the appointment of a receiver, liquidator, conservator, assignee, trustee, sequestrator, custodian or any similar official for ETE or for all or any substantial portion of such entity’s properties;
(vi)sell all or substantially all of the assets of ETE;
(vii)dissolve (to the fullest extent permitted by Law) or liquidate ETE, other than in accordance with Article XII of the ETE Agreement;
(viii)merge or consolidate ETE;
(ix)amend the ETE Agreement in a manner that would reasonably be expected to have a material adverse effect on the Company (including in its capacity as the general partner of ETE); or
(x)declare or make the payment of any material extraordinary distribution on the Common Units.

(c)    Notwithstanding Section 6.3, without obtaining approval of the Managing Member, the Board shall not, and shall not take any action to cause the Company or ETE to, exercise the rights of the Company as general partner of ETE (or those exercisable after the Company ceases to be the general partner of ETE) pursuant to the following provisions of the ETE Agreement:
(i)    Sections 4.6(a) and (b) (“Transfer of the General Partner Interest”) solely with respect to the decision by the Company to transfer its general partner interest in ETE;

(ii)    Section 5.2 (“Continuation of General Partner and Limited Partner Interests; Initial Offering; Contributions by the General Partner”), solely with respect to the decision to make additional capital contributions to ETE;

(iii)    Section 5.9 (“Limited Preemptive Right”);

(iv)    Section 7.5(d) (relating to the right of the Company and itsAffiliates to purchase Common Units or other Partnership Securities and exercise rights related thereto) and Section 7.11 (“Purchase or Sale of Partnership Securities”), solely with respect to decisions by the Company or its Affiliates to purchase or otherwise acquire and sell Partnership Securities for their own account;

(v)     Section 7.6(a) (“Loans from the General Partner; Loans or Contributions from the Partnership; Contracts with Affiliates; Certain Restrictions on the General Partner”), solely with respect to the decision by the Company to lend funds to a Group Member, subject to the provisions of Section 7.9 of the ETE Agreement;

(vi)    Section 7.7 (“Indemnification”), solely with respect to any decision by the Company to exercise its rights as an “Indemnitee”;

(vii)     Section 7.12 (“Registration Rights of the General Partner and its Affiliates”), solely with respect to any decision to exercise registration rights and to take actions in connection therewith;

(viii)    Section 11.1 (“Withdrawal of the General Partner”), solely with respect to the decision by Company to withdraw as general partner of ETE and to giving notices required thereunder;

(ix)     Section 11.3(a) and (b) (“Interest of Departing General Partner and Successor General Partner”); and

(x)    Section 15.1 (“Right to Acquire Limited Partner Interests”).

Section 6.5    Matters Relating to the Board.

(a)     Generally. The Board shall consist of not less than five nor more than eleven natural persons. The members of the Board shall be appointed by the Managing Member; provided that at least three of such Directors shall meet the independence, qualification and experience requirements of the New York Stock Exchange and Section 10A(m)(3) of the Securities Exchange Act, the rules and regulations of the SEC, other Applicable Law and the charter of the Audit Committee (each, an “Independent Director”); provided, however, that if at any time at least three of the Directors are not Independent Directors, the Board shall still have all powers and authority granted to it hereunder, and the Managing Member shall endeavor to appoint, as soon as practicable, such additional Independent Directors as required to come into compliance with this Section 6.5(a).

(b)     Term; Resignation; Vacancies; Removal. Each Director shall hold office until his successor is appointed and qualified or until his earlier resignation or removal. Any Director may resign at any time upon written notice to the Board, to the President or to any other Officer. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective. Vacancies and newly created directorships resulting from any increase in the authorized number of Directors or from any other cause shall be filled by the Managing Member. Any Director may be removed, with or without cause, by the Managing Member at any time, and the vacancy in the Board caused by any such removal shall be filled by the Managing Member.

(c)    Voting; Quorum; Required Vote for Action. Unless otherwise required by the Act, other Law or the provisions hereof,
(i)    each member of the Board shall have one vote;

(ii)     except for matters requiring Special Approval, the presence at a meeting of a majority of the members of the Board shall constitute a quorum at any such meeting for the transaction of business; and

(iii)    except for matters requiring Special Approval, the act of a majority of the members of the Board at a meeting duly called in accordance with Section 6.5(d) at which a quorum is present shall be deemed to constitute the act of the Board.

(d)     Meetings. Regular meetings of the Board shall be held at such times and places as shall be designated from time to time by resolution of the Board. Special meetings of the Board or meetings of any committee thereof may be called by written request authorized by any member of the Board or a committee thereof on at least 48 hours’ prior written notice to the other members of such Board or committee. Any such notice, or waiver thereof, need not state the purpose of such meeting, except as may otherwise be required by Law. Attendance of a Director at a meeting (including pursuant to the last sentence of this Section 6.5(d)) shall constitute a waiver of notice of such meeting, except where such Director attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Any action required or permitted to be taken at a meeting of the Board or any committee thereof may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are signed by at least as many members of the Board or committee thereof as would have been required to take such action at a meeting of the Board or such committee. Members of the Board or any committee thereof may participate in and hold a meeting by means of conference telephone, video conference or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meetings shall constitute presence in person at the meeting.

(e)    Committees.
(i)    Subject to compliance with this Article 6, committees of the Board shall have and may exercise such of the powers and authority of the Board with respect to the management of the business and affairs of ETE as may be provided in a resolution of the Board. Any committee designated pursuant to this Section 6.5(e) shall choose its own chairman, shall keep regular minutes of its proceedings and report the same to the Board when requested, and, subject to Section 6.5(d), shall fix its own rules or procedures and shall meet at such times and at such place or places as may be provided by such rules or by resolution of such committee or resolution of the Board. At every meeting of any such committee, the presence of a majority of all the members thereof shall constitute a quorum and the affirmative vote of a majority of the members shall be necessary for the adoption by it of any resolution (except for obtaining Special Approval at meetings of the Conflicts Committee, which requires the affirmative vote of the sole member or a majority of the members of such committee). The Board may designate one or more Directors as alternate members of any committee who may replace any absent or disqualified member at any meeting of such committee; provided, however, that any such designated alternate of the Audit Committee must meet the standards for an Independent Director and any such designated alternate of the Conflicts Committee must meet the standards for a Conflicts Committee Independent Director. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of the absent or disqualified member; provided, however, that any such replacement member of the Audit Committee must meet the standards for an Independent Director and any such replacement member of the Conflicts Committee must meet the standards for a Conflicts Committee Independent Director.

(ii)    In addition to any other committees established by the Board pursuant to Section 6.5(e)(i), the Board shall maintain an “Audit Committee,” which shall be composed of at least three Independent Directors. The Audit Committee shall be responsible for (A)  assisting the Board in monitoring (1) the integrity of ETE’s and the Company’s financial statements, (2) the qualifications and independence of ETE’s and the Company’s independent accountants, (3) the performance of ETE’s and the Company’s internal audit function and independent accountants, and (4) ETE’s and the Company’s compliance with legal and regulatory requirements, (B) preparing the report required by the rules of the SEC to be included in ETE’s annual report on Form 10-K and (C) performing such other functions as the Board may assign from time to time, or as may be specified in a written charter of the Audit Committee.

(iii)    In addition to any other committees established by the Board pursuant to Section 6.5(e)(i), the Board may, from time to time, establish a Conflicts Committee. The Conflicts Committee shall be composed of at least one Conflicts Committee Independent Director. The Conflicts Committee shall function in the manner described in the ETE Agreement. Notwithstanding any duty otherwise existing at law or in equity, any matter approved by the Conflicts Committee in accordance with the provisions, and subject to the limitations, of the ETE Agreement, shall not be deemed to be a breach of any duties owed by the Board or any Director to the Company or the Members.

(iv)     In addition to any other committees established by the Board pursuant to Section 6.5(e)(i), the Board shall maintain a “Compensation Committee,” which shall be composed of at least two Independent Directors. The Compensation Committee shall be responsible for setting the compensation for officers of the Company as well as administering any incentive plans adopted by the Company. The Compensation Committee shall perform such other functions as the Board may assign from time to time or as may be specified in a written charter for the Compensation Committee adopted by the Board.

Section 6.6    Officers.

(a)    Generally. The Board may appoint agents of the Company, which agents shall be referred to as “Officers” of the Company, having the titles, power, authority and duties described in this Section 6.6 or as otherwise granted by the Board. Subject to the foregoing, the Officers shall have the full authority to and shall manage, control and oversee the day-to-day business and affairs of the Company and shall perform all other acts as are customary or incident to the management of such business and affairs, which will include the general and administrative affairs of the Company and the operation and maintenance of the Company’s assets, all in accordance with the provisions of this Section 6.6.

(b)    Titles and Number. The Officers may include a Chairman, a Chief Executive Officer (or Co-Chief Executive Officers), a President, one or more Vice Presidents, a Secretary, a Treasurer, and one or more Assistant Secretaries and Assistant Treasurers, and any other officer position or title as the Board may approve. Any person may hold two or more offices.

(c)    Appointment and Term of Office. The Officers may be appointed by the Board at such times and for such terms as the Board shall determine. Any Officer may be removed, with or without cause, only by the Board. Vacancies in any office may be filled only by the Board.

(d)    Chairman of the Board. The Chairman of the Board shall preside at all meetings of the Board and of the unitholders of ETE; and he shall have such other powers and duties as from time to time may be assigned to him by the Board. There may be more than one person holding the office of Chairman, in which case they shall act as Co-Chairmen and shall share the duties of such office.

(e)    Chief Executive Officer. In accordance with and subject to the limitations imposed by this Agreement or any direction of the Board, the Chief Executive Officer (or Co-Chief Executive Officers), as such, shall (i) supervise generally the other Officers, (ii) be responsible for the management and day-to-day business and affairs of the Company, its other Officers, employees and agents and shall supervise generally the affairs of the Company, (iii) have full authority to execute all documents and take all actions that the Company may legally take and (iv) have the power and authority to delegate the Chief Executive Officer’s powers and authority to any proper Officer.

(f)    President. Subject to the limitations imposed by this Agreement, any employment agreement, any employee plan or any determination of the Board, the President, subject to the direction of the Board, shall be the chief executive officer of the Company in the absence of a Chief Executive Officer and shall be responsible for the management and direction of the day-to-day business and affairs of the Company, its other Officers, employees and agents, shall supervise generally the affairs of the Company and shall have full authority to execute all documents and take all actions that the Company may legally take. In the absence of the Chairman of the Board or a Chief Executive Officer, the President shall preside at all meetings of the unitholders of ETE and (should he be a director) of the Board. The President shall exercise such other powers and perform such other duties as may be assigned to him by this Agreement or the Board, including any duties and powers stated in any employment agreement approved by the Board.

(g)    Vice Presidents. In the absence of the President, each Vice President appointed by the Board shall have all of the powers and duties conferred upon the President, including the same power as the President to execute documents on behalf of the Company. Each such Vice President shall perform such other duties and may exercise such other powers as may from time to time be assigned to him by the Board. Vice Presidents may be designated Executive Vice Presidents, Senior Vice Presidents, or any other title determined by the Board.

(h)    Secretary and Assistant Secretaries. The Secretary shall record or cause to be recorded in books provided for that purpose the minutes of the meetings or actions of the Board, shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by Law, shall be custodian of all records (other than financial), shall see that the books, reports, statements, certificates and all other documents and records required by Law are properly kept and filed, and, in general, shall perform all duties incident to the office of Secretary and such other duties as may, from time to time, be assigned to him by this Agreement, the Board or the President. The Assistant Secretaries shall exercise the powers of the Secretary during that Officer’s absence or inability or refusal to act.

(i)    Chief Financial Officer. The Chief Financial Officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of account of the Company and ETE. He shall receive and deposit all moneys and other valuables belonging to the Company in the name and to the credit of the Company and shall disburse the same and only in such manner as the Board or the appropriate Officer of the Company may from time to time determine. He shall receive and deposit all moneys and other valuables belonging to ETE in the name and to the credit of ETE and shall disburse the same and only in such manner as the Board or the President may require. He shall render to the Board and the President, whenever any of them request it, an account of all his transactions as Chief Financial Officer and of the financial condition of the Company, and shall perform such further duties as the Board or the President may require. The Chief Financial Officer shall have the same power as the President to execute documents on behalf of the Company.

(j)    Treasurer and Assistant Treasurers. The Treasurer shall have such duties as may be specified by the Chief Financial Officer in the performance of his duties. The Assistant Treasurers shall exercise the power of the Treasurer during that Officer’s absence or inability or refusal to act. Each of the Assistant Treasurers shall possess the same power as the Treasurer to sign all certificates, contracts, obligations and other instruments of the Company. If no Treasurer or Assistant Treasurer is appointed and serving or in the absence of the appointed Treasurer and Assistant Treasurer, the Senior Vice President, or such other Officer as the Board shall select, shall have the powers and duties conferred upon the Treasurer.

(k)    Powers of Attorney. The Company may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the Officers and other persons.

(l)    Delegation of Authority. Except as otherwise specifically provided in this Agreement or otherwise provided by resolution of the Board, no Officer shall have the power or authority to delegate to any person such Officer’s rights and powers as an Officer to manage the business and affairs of the Company.

Section 6.7    Responsibility and Authority of the Board; Director Standards of Conduct.

(a)     The Board may exercise only such powers of the Company and do such acts and things as are expressly authorized by this Agreement or the ETE Agreement. Notwithstanding any duty (including any fiduciary duty) otherwise existing at law or in equity, any matter relating to ETE that is approved by the Board in accordance with the provisions, and subject to the limitations of the ETE Agreement, shall not be deemed to be a breach of any duties owed by the Board or any Director to the Company or the Members.

(b)    Whenever the Directors (in their respective capacities as such) make a determination or cause the Company to take or decline to take any action relating to the management and control of the business and affairs of the ETE for which the Company or the Directors are required to act in accordance with a particular standard under the ETE Agreement, as applicable, then the Directors shall make such determination or cause the Company to take or decline to take such other action in accordance with such standard and, to the fullest extent permitted by Applicable Law, shall not be subject to any higher standard or other duties (including fiduciary duties) imposed by this Agreement, the ETE Agreement, any other agreement contemplated hereby or under the Act or any other Law or at equity.

(c)    To the extent that the Directors (in their capacities as such) make a determination or cause the Company to take or decline to take any other action in any circumstance not described in Section 6.7(b) under any express authorization or direction of the Managing Member or a Member Majority, then unless another express standard is provided for in this Agreement or the ETE Agreement, the Directors shall make such determination or cause the Company to take or decline to take such other action in the subjective belief that the determination or other action is in the best interest of the Members and, to the fullest extent permitted by Law, shall not otherwise be subject to any higher standard or other duties (including fiduciary duties) imposed by this Agreement, the ETE Agreement, any other agreement contemplated hereby or under the Act or any other Applicable Law or at equity.

Section 6.8    Compensation. The members of the Board who are neither Officers nor employees of the Company or any of its Affiliates shall be entitled to compensation as directors and committee members as approved by the Board and shall be reimbursed for out-of-pocket expenses incurred in connection with attending meetings of the Board or committees thereof.

Section 6.9    Indemnification

(a)    To the fullest extent permitted by Law but subject to the limitations expressly provided in this Agreement, each Indemnitee shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of such person’s status as an Indemnitee; provided, however that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 6.9, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct, or in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this Section 6.9 shall be made only out of assets of the Company, it being agreed that a Member shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(i)    To the fullest extent permitted by Law, expenses (including reasonable legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 6.9(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 6.9.

(ii)    The Company shall, to the fullest extent permitted under the Act, pay or reimburse expenses incurred by an Indemnitee in connection with the Indemnitee’s appearance as a witness or other participation in a proceeding involving or affecting the Company at a time when the Indemnitee is not a named defendant or respondent in the proceeding.

(b)    The indemnification provided by this Section 6.9 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(c)    The Company may purchase and maintain insurance, on behalf of the members of the Board, the Officers and such other Persons as the Managing Member shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Company’s activities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(d)    For purposes of this Section 6.9, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by the Indemnitee of such Indemnitee’s duties to the Company also imposes duties on, or otherwise involves services by, the Indemnitee to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to Applicable Law shall constitute “fines” within the meaning of Section 6.9(a); and action taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of such Indemnitee’s duties for a purpose reasonably believed by such Indemnitee to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Company.

(e)An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.9 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(f)The provisions of this Section 6.9 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(g)No amendment, modification or repeal of this Section 6.9 or any provision hereof shall in any manner terminate, reduce or impair either the right of any past, present or future Indemnitee to be indemnified by the Company or the obligation of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 6.9 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted, provided such Person became an Indemnitee hereunder prior to such amendment, modification or repeal.

(h)Any act or omission performed or omitted by an Indemnitee on advice of legal counsel or an independent consultant who has been employed or retained by the Company shall, to the fullest extent permitted by Law, be presumed to have been performed or omitted in good faith without gross negligence or willful misconduct.
(i)THE PROVISIONS OF THE INDEMNIFICATION PROVIDED IN THIS SECTION 6.9 ARE INTENDED BY THE PARTIES TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING THE INDEMNITEE FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH PERSON’S NEGLIGENCE, FAULT OR OTHER CONDUCT.

Section 6.10    Liability of Indemnities

(a)    Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Members or any other Person bound by this Agreement for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(b)    Subject to its obligations and duties as set forth in this Article VI, the Board and any committee thereof may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through the Company’s Officers or agents, and neither the Board nor any committee thereof shall be responsible for any misconduct or negligence on the part of any such Officer or agent appointed by the Board or any committee thereof in good faith.

(c)    Any amendment, modification or repeal of this Section 6.10 or any provision hereof shall be prospective only and shall not in any way affect the limitations on liability under this Section 6.10 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may be asserted.

Section 6.11    Amendment of Vesting of Rights. The rights granted or created hereby will be vested in each Person entitled to indemnification hereunder as a bargained-for, contractual condition of such Person’s being or serving or having served as a Director, Officer or representative of the Company or serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise and, while this Article VI may be amended or repealed, no such amendment or repeal will release, terminate or adversely affect the rights of such Person under this Article VI with respect to any (a) act taken or the failure to take any act by such Person prior to such amendment or repeal or (b) action, suit or proceeding concerning such act or failure to act filed after such amendment or repeal.

Section 6.12    Severability If any provision of this Article VI or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable for any reason whatsoever, the remaining provisions of this Article VI and the application of such provision to other Persons or circumstances will not be affected thereby and, to the fullest extent possible, the court finding such provision invalid, illegal or unenforceable must modify and construe the provision so as to render it valid and enforceable as against all Persons and to give the maximum possible protection to Persons subject to indemnification hereby within the bounds of validity, legality and enforceability. Without limiting the generality of the foregoing, if any Member, Director, Officer or representative of the Company or any Person who is or was serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise, is entitled under any provision of this Article VI to indemnification by the Company for some or a portion of the judgments, amounts paid in settlement, attorneys’ fees, penalties, ERISA excise taxes, fines or other expenses actually and reasonably incurred by any such Person in connection with any threatened, pending or completed action, suit or proceeding (including the investigation, defense, settlement or appeal of such action, suit or proceeding), whether civil, criminal, administrative, investigative or appellate, but not, however, for all of the total amount thereof, the Company will nevertheless indemnify such Person for the portion thereof to which such Person is entitled.

Section 6.13    Contracts with Members of Their Affiliates
(a)    Notwithstanding any duty otherwise existing at Law or in equity, all contracts or transactions not involving ETE that are between the Company and its Members, Directors or Officers or between the Company and another Person in which a Member, Director or Officer has a financial interest or with which a Member, Director or Officer is affiliated are permissible if such contract or transaction, and such Member’s, Director’s or Officer’s interest therein, are fully disclosed to the Members and approved by the Managing Member.

(b)    Notwithstanding any duty otherwise existing at Law or in equity, all contracts or transactions involving ETE and the Members, Directors or Officers of the Company in which a Member, Director or Officer has a financial interest that is not proportionate to such Member’s ownership interest in ETE or with which a Member, Director or Officer is affiliated are permissible if such contract or transaction, and such Member’s, Director’s or Officer’s interest therein, are fully disclosed to and approved by the Conflicts Committee of the Board.

Section 6.14    Other Business Ventures and Opportunities
(a)    Notwithstanding any duty otherwise existing at law or in equity, any Member may engage in, or possess an interest in, other business ventures of every nature and description, independently or with others, whether or not similar or identical to the business of the Company or ETE, and neither the Company nor any Member will have any right by virtue of this Agreement in or to such other business ventures or to the income or profits derived therefrom. The Members and their representatives are not required to devote all of their time or business efforts to the affairs of the Company, but will devote so much of their time and attention to the Company as is reasonably necessary and advisable to manage the affairs of the Company to the best advantage of the Company. The foregoing will not supersede any employment, confidentiality, noncompetition or other specific agreement that may exist between the Company (or an affiliate of the Company) and any Member (or an affiliate of any Member).
(b)    To the fullest extent permitted by Law, none of the Members who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company or ETE, shall have any duty to communicate or offer such opportunity to the Company or ETE, and such Members shall not be liable to ETE, the Company or the other Member for breach of any duty by reason of the fact that such Member pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Company or ETE; provided such Member does not engage in such business or activity using confidential or proprietary information provided by or on behalf of the Company or ETE to such Member.

ARTICLE VII
TAX MATTERS

Section 7.1    Tax Returns and Information
(a)    The Managing Member shall cause to be prepared and timely filed (on behalf of the Company) all federal, state and local tax returns required to be filed by the Company, including making all elections on such tax returns and to provide all Members, upon request, access to accounting and tax information and schedules as shall be necessary for the preparation by such Member of its income tax returns and such Member’s tax information reporting requirements. The Company shall bear the costs of the preparation and filing of its returns.

(b)    Not less than 60 days prior to the date (as extended) on which the Company intends to file its federal income tax return or any state income tax return but in any event no earlier than March 1 of each year, the return proposed to be filed by the Company shall be furnished to the Members for review.

(c)    The Managing Member shall cause to be prepared and timely filed (for the Company, and on behalf of ETE) all federal, state and local tax returns required to be filed by the Company or ETE. The Company shall deliver a copy of each such tax return to the Members within ten days following the date on which any such tax return is filed, together with such additional information as may be required by the Members.

(d)    The Managing Member shall cause to be prepared and delivered or provide access to such information reasonably required by Members from time to time with respect to “qualifying income” (within the meaning of Section 7704(d) of the Code) of the Company, ETE, and its subsidiaries.

Section 7.2    Tax Matters Member. The Tax Matters Member is authorized to take such actions and to execute and file all statements and forms on behalf of the Company which may be permitted or required by the applicable provisions of the Code or Treasury Regulations issued thereunder. The Tax Matters Member shall have full and exclusive power and authority on behalf of the Company to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. The Tax Matters Member shall keep the Members informed as to the status of any audit of the Company’s tax affairs, and shall take such action as may be necessary to cause any Member so requesting to become a “notice partner” within the meaning of Section 6223 of the Code. Without first obtaining the approval of the Managing Member, the Tax Matters Member shall not, with respect to Company tax matters: (i) enter into a settlement agreement with respect to any tax matter which purports to bind Members other than the Tax Matters Member, (ii) intervene in any action pursuant to Code Section 6226(b)(5), (iii) enter into an agreement extending the statute of limitations, or (iv) file a petition pursuant to Code Section 6226(a) or 6228. If an audit of any of the Company’s tax returns shall occur, the Tax Matters Member shall not settle or otherwise compromise assertions of the auditing agent which may be adverse to any Member as compared to the position taken on the Company’s tax returns without the prior written consent of each such affected Member.
Section 7.3    Tax Elections.    The Company shall make the election under Section 754 of the Code in accordance with the Treasury Regulations thereunder. Except as otherwise provided herein, the Managing Member shall determine whether the Company should make any other elections under the Code.

ARTICLE VIII
BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

Section 8.1    Maintenance of Books. The Managing Member shall keep or cause to be kept at the principal office of the Company or at such other location approved by the Managing Member complete and accurate books and records of the Company, supporting documentation of the transactions with respect to the conduct of the Company’s business and minutes of the proceedings of the Board and any other books and records that are required to be maintained by Applicable Law.

Section 8.2    Reports. The Managing Member shall cause to be prepared and delivered to each other Member such reports, forecasts, studies, budgets and other information as the other Members may reasonably request from time to time.

Section 8.3    Information Rights. At the request of any Member, the Company shall deliver copies of any information or documents provided to the Board if and when so delivered to the Board including, without limitation, annual, quarterly and monthly financial reports. Notwithstanding the foregoing, the Board, acting by a majority vote, or the Managing Member, may refrain from disclosing specific information to any

Member who may have information rights pursuant to this Section 8.3 if (i) the Board or the Managing Member reasonably determines it is not in the best interests of ETE or any of its subsidiaries to disclose such specific information to any such Member, (ii) such information does not relate to an adverse change regarding the business, management, operations, financial condition, results of operations or prospects of ETE or any of its subsidiaries and (iii) such information is not otherwise reasonably required by such Member in connection with the preparation of its filings with the SEC, and the failure to provide such information would not constitute a material omission or cause a material misstatement with respect to other information provided to such Member in light of the circumstances in which such information is made.

Section 8.4    Bank Accounts. Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Managing Member. All withdrawals from any such depository shall be made only as authorized by the Managing Member and shall be made only by check, wire transfer, debit memorandum or other written instruction.

Section 8.5    Fiscal Year. For financial accounting purposes, the fiscal year of the Company will end on December 31 of each year unless a different year is adopted by the Managing Member.

ARTICLE IX
DISSOLUTION, WINDING-UP AND TERMINATION

Section 9.1    Dissolution
(a)    The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a “Dissolution Event”):
(i)an election to dissolve the Company by the Managing Member;
(ii)the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act; and
(iii)at any time there are no Members of the Company, unless the Company is continued in accordance with the Act or this Agreement.

(b)    No other event shall cause a dissolution of the Company.

(c)    Upon the occurrence of any event that causes there to be no Members of the Company, to the fullest extent permitted by Law, the personal representative of the last remaining Member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such Member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute Member of the Company, effective as of the occurrence of the event that terminated the continued membership of such Member in the Company.

(d)    Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause such Member to cease to be a member of the Company and, upon the occurrence of such an event, the Company shall continue without dissolution.

Section 9.2    Winding-Up and Termination

(a)    On the occurrence of a Dissolution Event, the Managing Member shall select one or more Persons to act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of winding up shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Managing Member. The steps to be accomplished by the liquidator are as follows:

(i)    as promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last calendar day of the month in which the dissolution occurs or the final winding up is completed, as applicable;

(ii)    the liquidator shall discharge from Company funds all of the debts, liabilities and obligations of the Company or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent, conditional or unmatured liabilities in such amount and for such term as the liquidator may reasonably determine);

(iii)    the liquidator may sell any or all Company property, including to Members; and

(iv)all remaining assets of the Company (including cash) shall be distributed to the Members in accordance with the positive balance in their Capital Accounts after giving effect to all contributions, distributions, and allocations for all periods.

(b)    The distribution of cash or property to a Member in accordance with the provisions of this Section 9.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its share of all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of Section 18-502(b) of the Act. No Member shall be required to make any Capital Contribution to the Company to enable the Company to make the distributions described in this Section 9.2.

(c)    On completion of the winding up of the Company and such final distribution, the liquidator shall file a certificate of cancellation with the Secretary of State of the State of Delaware and take such other actions as may be necessary to terminate the existence of the Company.

Section 9.3    Compliance with Certain Requirements of Treasury Regulations; Deficit
Capital Accounts. In the event the Company is “liquidated” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to Section 9.2 to the Members who have positive Capital Accounts in compliance with Treasury Regulations Section 1.704-1(b)(2)(ii)(b)(2). If any Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions, and allocations for all Allocation Years, including the Allocation Year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.
Section 9.4    Deemed Distribution and Recontribution. Notwithstanding any other provision of this Article IX, in the event the Company is liquidated within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g) but no Dissolution Event has occurred, the Property shall not be liquidated, the Company’s debts and other Liabilities shall not be paid or discharged, and the Company’s affairs shall not be wound up. Instead, solely for federal income tax purposes, the Company shall be deemed to have contributed all its Property and Liabilities to a new limited liability company in exchange for an interest in such new company and, immediately thereafter, the Company will be deemed to liquidate by distributing interests in the new company to the Members.

Section 9.5    Allocations and Distributions During Period of Liquidation. During the period commencing on the first day of the Taxable Year during which a Dissolution Event occurs and ending on the date on which all of the assets of the Company have been distributed to the Members pursuant to Section 9.2, the Members shall continue to share Profits, Losses and other items of Company income, gain, loss, or deduction in the manner provided in Article V but no distributions shall be made pursuant to Section 5.8 after the day on which the Dissolution Event occurs.

Section 9.6    Character of Liquidating Distributions. All payments made in liquidation of the Membership Interest of a Member in the Company shall be made in exchange for the Membership Interest of such Member in Property pursuant to Section 736(b)(1) of the Code, including the interest of such Member in Company goodwill.

ARTICLE X
MERGER, CONSOLIDATION OR CONVERSION

Section 10.1    Authority. The Company may merge, consolidate with or convert to one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, upon the approval of only the Managing Member and otherwise in accordance with this Article X.

Section 10.2    Procedure for Merger, Consolidation or Conversion
(a)    Any Merger Agreement approved by the Managing Member shall set forth:

(i)    The names and jurisdictions of formation or organization of each of the business entities proposing to merge, consolidate or convert;

(ii)    The name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (“Surviving Business Entity”);

(iii)    The terms and conditions of the proposed merger or consolidation;

(iv)    The manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or general or limited partnership or limited liability company interests, rights, securities or obligations of the Surviving Business Entity; and (A) if any general or limited partnership or limited liability company interests, rights, securities or obligations of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partnership or limited liability company interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partnership or limited liability company interests, rights, securities or obligations of any general or limited partnership, limited liability company, corporation, trust or other entity (other than the Surviving Business Entity) which the holders of such interests, rights, securities or obligations of the constituent business entity are to receive in exchange for, or upon conversion of, their interests, rights, securities or obligations and (B) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partnership or limited liability company interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, limited liability company, corporation, trust or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(v)A statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or limited liability company or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;
(vi)The effective time of the merger or consolidation, which may be the date of the filing of the certificate of merger pursuant to Section 10.3 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger or consolidation is to be later than the date of the filing of the certificate of merger or consolidation, the effective time shall be fixed no later than the time of the filing of the certificate of merger or consolidation and stated therein); and

(vii)Such other provisions with respect to the proposed merger or consolidation as are deemed necessary or appropriate by the Managing Member.

(b)    If the Managing Member shall determine to approve of a conversion, the Managing Member may approve and adopt a Plan of Conversion containing such terms and conditions that the Managing Member determines to be necessary or appropriate.

(c)    After such approval by the Managing Member, and at any time prior to the filing of the certificate of merger or a certificate of conversion pursuant to Section 10.3, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or the Plan of Conversion, as the case may be.

Section 10.3    Certificate of Merger or Conversion
(a)    Upon the approval by the Managing Member of a Merger Agreement or a Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Act.

(b)    At the effective time of the certificate of merger:

(i)    all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii)    the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii)    all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv)    all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(c)    At the effective time of the certificate of conversion:

(i)    the Company shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;

(ii)    all rights, title, and interests to all real estate and other property owned by the Company shall continue to be owned by the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

(iii)    all liabilities and obligations of the Company shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;

(iv)    all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Company in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and may be pursued by such creditors and obligees as if the conversion did not occur;

(v)    a proceeding pending by or against the Company or by or against any of Members in their capacities as such may be continued by or against the converted entity in its new organizational form and by or against the prior members without any need for substitution of parties; and

(vi)    the Membership Interests that are to be converted into partnership interests, shares, evidences of ownership, or other securities in the converted entity as provided in the Plan of Conversion or certificate of conversion shall be so converted, and Members shall be entitled only to the rights provided in the Plan of Conversion or certificate of conversion.

To the fullest extent permitted by Law, a merger, consolidation or conversion effected pursuant to this Article X shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.
ARTICLE XI
TRANSFERS

Section 11.1    Restriction on Transfers. Except as otherwise permitted by this Agreement, no Member shall Transfer all or any portion of its Membership Interest; provided, however, that a Member may pledge or otherwise encumber all or any part of its Membership Interest as security for the payment of a debt, subject to any such pledge or hypothecation being made pursuant to a pledge or hypothecation agreement that requires the pledgee or secured party to be bound by all of the terms and conditions of this Article XI.
Section 11.2    Permitted Transfers. Subject to the conditions and restrictions set forth in Section 11.3, a Member may at any time Transfer all or any portion of its Membership Interest (except that the Managing Member may Transfer only all of its Management Units) to (a) any Wholly Owned Affiliate of the transferor, (b) the transferor’s administrator or trustee to whom such Membership Interests are transferred involuntarily by operation of law, (c) with respect to Transfers of Equity Units, any Purchaser in accordance with Section 12.2 or (d) with respect to Management Units, any Person (any such Transfer being referred to in this Agreement as a “Permitted Transfer”).
Section 11.3    Conditions to Permitted Transfers. A Transfer shall not be treated as a Permitted Transfer under Section 11.2 hereof unless and until the following conditions are satisfied:
(a)    The transferor and transferee shall execute and deliver to the Company such documents and instruments of conveyance as may be necessary or appropriate to effectuate such Transfer and to confirm the agreement of the transferee to be bound by the provisions of this Agreement, including, in the case of a Transfer of the Management Units, the agreement of the transferee to assume the rights and duties of the Managing Member.

(b)    Such Transfer will be exempt from all applicable registration requirements and will not violate any applicable laws regulating the Transfer of securities, and, except in the case of a Transfer of a Membership Interest to another Member or to a Wholly Owned Affiliate of any Member, including the transferor, the transferor shall provide an opinion of nationally recognized counsel to such effect.

(c)    Such Transfer will not cause the Company or any of its Affiliates to be deemed to be an “investment company” under the Investment Company Act of 1940, as amended, and the transferor shall provide an opinion of nationally recognized counsel to such effect. The Company and the other Members shall provide to such counsel any information available to the Company or to such other Members, as the case may be, and relevant to such opinion.

(d)    No notice or request initiating the procedures contemplated by Article XII may be given by any Member while any notice, purchase or Transfer is pending under Article XII, as the case may be, or after a Dissolution Event has occurred. No Member may sell any portion of its Membership Interest pursuant to Article XII during any period that, as provided above, it may not give the notice initiating the procedures contemplated by such Article or thereafter until it has given such notice and otherwise complied with the provisions of such Article.

Section 11.4    Prohibited Transfers.
(a)    Any purported Transfer of a Membership Interest that is not a Permitted Transfer shall, to the fullest extent permitted by Law, be null and void and of no force or effect whatsoever; provided that, if the Company is required to recognize a Transfer of Equity Units that is not a Permitted Transfer, the rights with respect to the Transferred Equity Units shall be strictly limited to the transferor’s rights to allocations and distributions as provided by this Agreement with respect to the Transferred Equity Units, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations, or Liabilities for damages that the transferor or transferee of such Equity Units may have to the Company.
(b)    In the case of a Transfer or attempted Transfer of a Membership Interest that is not a Permitted Transfer, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Company and the other Members from all Liability and damages that the Company or any of such indemnified Members may incur (including incremental tax liabilities, lawyers’ fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

Section 11.5    Rights of Unadmitted Assignees. A Person who acquires Equity Units but who is not admitted as a substituted Member pursuant to Section 11.6 shall be entitled only to allocations and distributions with respect to such Equity Units in accordance with this Agreement, and, to the fullest extent permitted by Law, shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company, and shall not have any of the rights of a Member under the Act or this Agreement.
Section 11.6    Admission of Substituted Members. Subject to the other provisions of this Article XI, a transferee of a Membership Interest may be admitted to the Company as a substituted Member only upon satisfaction of the conditions set forth in this Section 11.6:

(a)    The Membership Interest with respect to which the transferee is being admitted was acquired by means of a Permitted Transfer;

(b)    The transferee of a Membership Interest (other than, with respect to clauses (i) and (ii) below, a transferee that was a Member prior to the Transfer) shall, by written instrument, (i) accept and adopt the terms and provisions of this Agreement, including this Article XI and Article XII, and (ii) assume the obligations of the transferor Member under this Agreement with respect to the Transferred Membership Interest. The transferor Member shall be released from all such assumed obligations except (x) those obligations or Liabilities of the transferor Member arising out of a breach of this Agreement by the transferor Member and (y) in the case of a Transfer to any Person other than a Member, those obligations or Liabilities of the transferor Member based on events occurring, arising, or maturing prior to the date of Transfer; and

(c)    The transferee and transferor shall each execute and deliver such other instruments as the Managing Member reasonably deems necessary or appropriate to effect, and as a condition to, such Transfer, including amendments to the Organizational Certificate or any other instrument filed with the State of Delaware or any other state or Governmental Authority. If a Member Transfers all of its Membership Interest in compliance with the provisions of this Article XI, the admission of the transferee to the Company as a Member of the Company shall be deemed to occur effective immediately prior to the Transfer and immediately following such admission, the transferor Member shall cease to be a Member of the Company.

Section 11.7    Distributions and Allocations in Respect of Transferred Equity Units. If any Equity Units are Transferred during any Allocation Year in compliance with the provisions of this Article XI, Profits, Losses, each item thereof, and all other items attributable to the Transferred Equity Units for such Allocation Year shall be divided and allocated between the transferor and the transferee by taking into account their varying Equity Units during the Taxable Year in accordance with Code Section 706(d), using any conventions permitted by Law and agreed to by the transferor and transferee. All distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. Solely for purposes of making such allocations and distributions, the Company shall recognize such Transfer not later than the end of the calendar month during which it is given notice of such Transfer; provided that, if the Company is given notice of a Transfer at least ten (10) Business Days prior to the Transfer, the Company shall recognize such Transfer as of the date of such Transfer; and provided, further that if the Company does not receive a notice stating the date such Equity Units were Transferred and such other information as the Managing Member may reasonably require within thirty (30) days after the end of the Allocation Year during which the Transfer occurs, then all such items shall be allocated, and all distributions shall be made, to the Person who, according to the books and records of the Company, was the owner of the Equity Units on the last day of such Allocation Year. To the fullest extent permitted by Law, neither the Company nor the Managing Member shall incur any Liability for making allocations and distributions in accordance with the provisions of this Section 11.7, whether or not the Company or the Managing Member has knowledge of any Transfer of ownership of any Equity Units.

ARTICLE XII
PREEMPTIVE RIGHTS

Section 12.1    Rights to Participate in Issuance of Additional Membership Interests. If any additional Membership Interests (other than Management Units) are issued in accordance with Section 3.2, each Member shall have the right to acquire any such additional Membership Interests issued by the Company pro rata in accordance with such Member’s Sharing Ratio.

Section 12.2    Rights of First Refusal. In addition to the other limitations and restrictions set forth in Article XI, (i) no Member shall Transfer, other than (A) pursuant to a Permitted Transfer pursuant to Section 11.2(a) or Section 11.2(b), or (B) pursuant to Section 12.3, all or any portion of its Equity Units and (ii) no Member shall Transfer an interest in any Wholly Owned Affiliate that owns Equity Units and has been admitted as a Member, unless such Member (the “Seller”) first offers to sell the Equity Units described in clauses (i) or (ii), as the case may be (the “Offered Units”), pursuant to the terms of this Section 12.2.

(a)    Limitation on Transfers. No Transfer may be made under this Section 12.2 unless the Seller has received a bona fide written offer (the “Purchase Offer”) from a Person (the “Purchaser”) to purchase, directly or indirectly, the Offered Units for a purchase price (the “Offer Price”) denominated and payable in United States dollars at closing or according to specified terms, with or without interest, which offer shall be in writing signed by the Purchaser and shall be irrevocable for a period ending no sooner than the Business Day following the end of the Offer Period, as hereinafter defined.

(b)    Offer Notice. Prior to making any Transfer that is subject to the terms of this Section 12.2, the Seller shall give to the Company and each other Member that owns Equity Units written notice (the “Offer Notice”) that shall include a copy of the Purchase Offer and an offer (the

“Firm Offer”) to sell the Offered Units to such other Members (the “Offerees”) for the Offer Price, payable according to the same terms as (or more favorable terms than) those contained in the Purchase Offer, provided that the Firm Offer shall be made without regard to the requirement of any earnest money or similar deposit required of the Purchaser prior to closing, and without regard to any security (other than the Offered Units) to be provided by the Purchaser for any deferred portion of the Offer Price.

(c)    Offer Period. The Firm Offer shall be irrevocable for a period (the “Offer Period”) ending at 11:59 P.M., local time at the Company’s principal place of business, on the ninetieth (90th) day following the day of the Offer Notice.
(d)    Acceptance of Firm Offer. At any time during the Offer Period, any Offeree may accept the Firm Offer as to all or any portion of the Offered Units, by giving written notice of such acceptance to the Seller and each other Offeree, which notice shall indicate the maximum number of Equity Units that such Offeree is willing to purchase, such number not to exceed the product of (i)  the Sharing Ratio of such Offeree, multiplied by (ii) the number of Offered Units. If at the end of the Offer Period, the Offerees accepting the initial Firm Offer (the “Accepting Offerees”), in the aggregate, accept the Firm Offer with respect to less than all of the Offered Units, such remaining portion of the Offered Units shall be offered to the Accepting Offerees for an additional 30-day period. If there are two or more Accepting Offerees who accept this second offer and they desire to acquire in the aggregate a total number of Offered Units in excess of the remaining portion available, then the remaining portion of the Offered Units shall be allocated to such Accepting Offerees pro rata based on the number of Offered Units such Accepting Offerees elected to purchase in the initial Firm Offer, or in such manner as otherwise agreed to among the Accepting Offerees. If the Offerees do not accept the Firm Offer as to all of the Offered Units during the Offer Period, including such additional 30-day period, then the Firm Offer shall be deemed to be rejected.

(e)    Closing of Purchase Pursuant to Firm Offer. In the event that the Firm Offer is accepted, the closing of the sale of the Offered Units shall take place within thirty (30) days after the Firm Offer is accepted or, if later, the date of closing set forth in the Purchase Offer. The Seller and all Accepting Offerees shall execute such documents and instruments as may be necessary or appropriate to effect the sale of the Offered Units pursuant to the terms of the Firm Offer, Article XI and this Article XII.

(f)    Sale Pursuant to Purchase Offer if Firm Offer Rejected. If the Firm Offer is not accepted in the     manner hereinabove provided, the Seller may sell the Offered Units to the Purchaser at any time within sixty (60) days after the last day of the Offer Period, provided that such sale shall be made on terms no more favorable to the Purchaser than the terms contained in the Purchase Offer and, provided, further, that such sale complies with other terms, conditions, and restrictions of this Agreement that are not expressly made inapplicable to sales occurring under this Section 12.2. In the event that the Offered Units are not sold in accordance with the terms of the preceding sentence, the Offered Units shall again become subject to all of the conditions and restrictions of this Section 12.2.

Section 12.3    Rights to Compel Participation in Certain Transfers

(a)    If Energy Transfer Corp proposes to Transfer all of its Membership Interest (including the Management Units) to a third party in a bona fide sale (a “Compelled Sale”), Energy Transfer Corp may at its option require all other Members to Transfer their Drag-Along Portion for the same consideration per Equity Unit and otherwise on the same terms and conditions. Energy Transfer Corp shall provide written notice of such Compelled Sale to the other Members (a “Compelled Sale Notice”) at least thirty (30) days prior to the proposed closing of Compelled Sale. The Compelled Sale Notice shall identify the transferee, the number of Equity Units subject to the Compelled Sale, the consideration for which a Transfer is proposed to be made (the “Compelled Sale Price”), the Drag-Along Portion of such other Members and all other material terms and conditions of the Compelled Sale. The number of Equity Units to be sold by each other Member will be the Drag-Along Portion of the Equity Units that such other Member owns. Each other Member shall be required to participate in the Compelled Sale on the terms and conditions set forth in the Compelled Sale Notice and to tender the Drag-Along Portion of its Equity Units as set forth below. The price payable in such Transfer shall be the Compelled Sale Price. Not later than the fifteenth (15th) day following the date of the Compelled Sale Notice (the “Compelled Sale Notice Period”), each of the other Members shall execute and deliver to the Company such documents and instruments of conveyance as may be necessary or appropriate to effectuate such Transfer. If any other Member should fail to deliver such documents and instruments to the Company, the Company (subject to reversal under Section 12.3(b)) shall cause the books and records of the Company to show that such Equity Units are bound by the provisions of this Section 12.3(a) and that such Equity Units shall be Transferred to the third party immediately upon surrender for Transfer by the holder thereof.
(b)    Energy Transfer Corp shall have a period of one hundred twenty (120) days from the date of the Compelled Sale Notice to consummate the Compelled Sale on the terms and conditions set forth in such Compelled Sale Notice, provided that, if such Compelled Sale is subject to regulatory approval, such 120-day period shall be extended until the earlier of (x) one hundred fifty (150) days from the date of the Compelled Sale Notice and (y) the expiration of five Business Days after all such approvals have been received. If the Compelled Sale shall not have been consummated during such period, the Company immediately shall return to each of the other Members any documents in the possession of Company executed by the other Members in connection with such proposed Compelled Sale, and all the restrictions on Transfer contained in this Agreement or otherwise applicable at such time with respect to such Equity Units owned by the other Members shall again be in effect.

(c)    The provisions of this Section 12.3 shall not apply to any proposed Transfer of any Equity Units by Energy Transfer Corp pursuant to Section 12.4.

Section 12.4    Rights to Participate in Transfer

(a)    If, after compliance with Section 12.2, any Members propose to Transfer Equity Units held by such Members to a third party in a bona fide sale representing at least fifty percent (50%) of the Equity Units held by all Members (a “Tag-Along Sale”), then each Member may elect at its option, to transfer its Tag-Along Portion in the manner provided in this Section 12.4. In the event of such a proposed Transfer, the prospective selling Members shall provide each other Member written notice of the terms and conditions of such proposed transfer (“Tag-Along Notice”) and offer each other Member the opportunity to participate in such sale. The Tag-Along Notice shall identify the number of Equity Units subject to the offer (the “Tag-Along Offer”), and the Tag-Along Portion of such other Member assuming that all other Members exercise their Tag-Along Rights, the consideration at which the Transfer is proposed to be made and all other material terms and conditions including copies of definitive agreements of the Tag-Along Offer, including the form of the proposed agreement, if any.
(b)    From the date of the receipt of the Tag-Along Notice, each other Member shall have the right (a “Tag-Along Right”), exercisable by written notice (“Tag-Along Response Notice”) given to the prospective selling Members within ten (10) Business Days of its receipt of the Tag-Along Notice (the “Tag-Along Notice Period”), to request that the prospective selling Members include in the proposed Transfer the number of Equity Units held by such other Member (each such other Member, a “Tagging Person”) not to exceed such other Member’s Tag-Along Portion as is specified in such Tag-Along Response Notice. Each Tagging Person may include in the Tag-Along Sale all or any portion of such Tagging Person’s Tag-Along Portion of Equity Units. Delivery of the Tag-Along Response Notice shall constitute an irrevocable acceptance of the Tag-Along Offer by such Tagging Persons. Each Tag-Along Response Notice shall include wire transfer instructions for payment or delivery of the consideration for the Equity Units to be sold in such Tag-Along Sale. Each Tagging Person that exercises its Tag-Along Rights hereunder shall deliver to the Company, no later than three (3) Business Days prior to the closing of the Tag-Along Sale, such documents and instruments of conveyance as may be necessary or appropriate to effectuate such Transfer.

(c)    If, at the end of a 120-day period after the expiration of the Tag-Along Notice Period (which 120-day period shall be extended if any of the transactions contemplated by the Tag-Along Offer are subject to regulatory approval until the earlier of (x) one hundred fifty (150) days after the expiration of the Tag-Along Notice Period and (y) the expiration of five (5) Business Days after all such approvals have been received), the prospective selling Members have not completed the Transfer of all such Equity Units on the same terms and conditions set forth in the Tag-Along Notice, the Company immediately shall return to each of the other Members any documents in the possession of the Company executed by the other Members in connection with such proposed Tag-Along Sale, and all the restrictions on Transfer contained in this Agreement or otherwise applicable at such time with respect to such Equity Units owned by the other Members shall again be in effect.

(d)    If, at the termination of the Tag-Along Notice Period, any Member shall not have elected to participate in the Tag-Along Sale, such Member will be deemed to have waived any and all of its rights under this Section 12.4 with respect to the Transfer of its securities pursuant to such Tag-Along Sale.

Section 12.5    Put Right

(a)    At any time during the twelve-month period following the date on which Warren holds Equity Units representing less than ten percent (10%) of the Equity Units held by all Members or is no longer a Member, Davis shall have the right to cause the Company to purchase all of his Equity Units for the purchase price set forth in Section 12.5(c).

(b)    If (i) a Member has sold all of the Common Units owned, directly or indirectly, by such Member, and (ii) such Member continues to hold Equity Units, then such Member shall have the right to cause the Company to purchase all of its Equity Units for the purchase price set forth in Section 12.5(c).

(c)    The purchase price of each Equity Unit offered and sold pursuant to this Section 12.5 shall be equal to (i) the value of the interests in ETE held by the Company at such time divided by (ii) the aggregate number of Equity Units outstanding at such time. For purposes of this Section 12.5, the general partner interest in ETE held by the Company shall be valued based on its equivalent Common Units and such equivalent Common Units and the other Common Units held by the Company shall be valued based on the average of the reported closing sale prices of Common Units on the principal stock exchange on which the Common Units are then traded on each trading day during the 10 trading-day period ending immediately prior to the date of the determination.

(d)    The Company shall be required to purchase all of the Equity Units held by a Member exercising its rights under this Section 12.5 for cash within sixty (60) days of delivery by such Member to the Company of written notice that such Member is exercising such rights. The Members hereby agree that the Managing Member may require the other Members to make additional Capital Contributions to the Company in an amount not to exceed the purchase price of the Equity Units sold pursuant to this Section 12.5.

ARTICLE XIII
GENERAL PROVISIONS

Section 13.1    Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient in person, by courier or mail or by facsimile or other electronic transmission and a notice, request or consent given under this Agreement is effective on receipt by the Person to receive it; provided, however, that a facsimile or other electronic transmission that is transmitted after the normal business hours of the recipient shall be deemed effective on the next Business Day. All notices, requests and consents to be sent to a Member must be sent to or made at the addresses given for that Member as that Member may specify by notice to the other Members. Any notice, request or consent to the Company must be given to all of the Members. Whenever any notice is required to be given by Applicable Law, the Organizational Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Whenever any notice is required to be given by Law, the Organizational Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

Section 13.2    Entire Agreement; Supersedure. This Agreement constitutes the entire agreement of the Members and their respective Affiliates relating to the subject matter hereof and supersedes all prior contracts or agreements with respect to such subject matter, whether oral or written.
Section 2.1
Section 13.3    Effect of Waiver or Consent. Except as provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Except as provided in this Agreement, failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

Section 13.4    Amendment or Restatement. This Agreement may be amended or restated only by a written instrument executed by all Members; provided, however, that notwithstanding anything to the contrary contained in this Agreement, each Member agrees that the Managing Member, without the approval of any Member, may amend any provision of the Organizational Certificate and this Agreement, and may authorize any Officer to execute, swear to, acknowledge, deliver, file and record any such amendment and whatever documents may be required in connection therewith, to reflect any change that does not require consent or approval (or for which such consent or approval has been obtained) under this Agreement or does not materially adversely affect the rights of the Members; provided, further, that any amendment to Section 2.4 of this Agreement shall be deemed to materially affect the Members.

Section 13.5    Binding Effect. This Agreement is binding on and shall inure to the benefit of the Members and their respective heirs, legal representatives, successors and assigns.

Section 13.6    Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control. If any provision of the Act may be varied or superseded in the limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, (i) the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by Law, and (ii) the Members shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the Members in substantially the same economic, business and legal position as they would have been in if the original provision had been valid and enforceable.
Section 3.1
Section 13.7    Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

Section 13.8    Offset. Whenever the Company is to pay any sum to any Member, any amounts that a Member owes the Company may be deducted from that sum before payment.

Section 13.9    Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.
[Signature page follows.]

[Signature Page to First Amended & Restated Limited Liability Company Agreement of Energy Transfer Equity GP, LLC]

IN WITNESS WHEREOF, the Members have executed this Agreement as of the date first set forth above.

MEMBERS: KELCY L. WARREN RAY C. DAVIS

ENERGY TRANSFER CORP LP By:Energy Transfer Corp GP, LLC its general partner By: Name: Title:

EXHIBIT A

Name and Address of Member	Equity Units	Management Units

Kelcy L. Warren 8111 Westchester Drive Dallas, Texas 75225	[•] [1]	0
Ray C. Davis [•]	[•] [2]	0
Energy Transfer Corp LP 8111 Westchester Drive Dallas, Texas 75225	[•] [3]	100
Total	[•]	100

1 NTD: Mr. Warren will own 39.8% of the Equity Units.
2 NTD: Mr. Davis will own 9.2% of the Equity Units.

3 NTD:	Energy Transfer Corp will own 51% of the Equity Units.

EXHIBIT C
Form of Amendment No. 5 to the Third Amended and Restated Agreement of Limited Partnership of Parent

AMENDMENT NO. 5
TO
THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
ENERGY TRANSFER EQUITY, L.P.
This Amendment No. 5 (this “Amendment”) to the Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P., a Delaware limited partnership (the “Partnership”), dated as of February 8, 2006 (as amended, the “Partnership Agreement”), is entered into effective as of [ ˜ ], 2015 by Energy Transfer Equity GP, LLC, a Delaware limited liability company (the “General Partner”), as the general partner of the Partnership, on behalf of itself and the Limited Partners of the Partnership. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.
RECITALS
WHEREAS, the Partnership has entered into an Agreement and Plan of Merger, dated as of [ ˜ ], 2015 (the “Merger Agreement”), by and among the Partnership, LE GP, LLC, a Delaware limited liability company (the “LE GP”), the General Partner, Energy Transfer Corp LP, a Delaware limited partnership (“Energy Transfer Corp”), Energy Transfer Corp GP, LLC, a Delaware limited liability company (“Energy Transfer Corp GP”), and The Williams Companies, Inc., a Delaware corporation (“Williams”), pursuant to which (i) Williams merged with and into Energy Transfer Corp, with Energy Transfer Corp surviving the merger and (ii) LE GP merged with and into the General Partner, with the General Partner surviving the merger and being admitted to the Partnership as the sole general partner of the Partnership;
WHEREAS, in connection with the Merger Agreement, the Partnership has entered into a Contribution, Conveyance and Assumption Agreement dated as of the date hereof, by and among the Partnership, the General Partner, Energy Transfer Corp and Energy Transfer Corp GP, pursuant to which Energy Transfer Corp will (a) contribute an amount of cash to the General Partner such that the General Partner (as successor to LE GP) may contribute such cash to the Partnership in exchange for [ ˜ ] newly issued General Partner Units (as defined in the Partnership Agreement) and (b) contribute all of its remaining assets (excluding limited liability company interests in the General Partner) to the Partnership, in exchange for [ ˜ ] newly issued limited partner interests in the Partnership designated as “Class E Units” having the rights, preferences and privileges set forth in this Amendment (the “Class E Units”);
WHEREAS, Section 5.8 of the Partnership Agreement provides that the General Partner, without the approval of any Limited Partner except as otherwise provided in the Partnership Agreement, may, for any Partnership purpose, at any time or from time to time, issue additional Partnership Securities to such Persons for such consideration and on such terms and conditions as the General Partner shall determine;
WHEREAS, Section 13.1(g) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect an amendment that the General Partner determines is necessary or appropriate in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.8 of the Partnership Agreement;
WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines does not adversely affect the Limited Partners in any material respect;
WHEREAS, the General Partner has determined that the creation and issuance of the Class E Units will be in the best interests of the Partnership and beneficial to the Limited Partners, including the holders of the Common Units;
WHEREAS, the issuance of the Class E Units complies with the requirements of the Partnership Agreement;
WHEREAS, the General Partner has determined, pursuant to Section 13.1(g) of the Partnership Agreement, that the amendments to the Partnership Agreement set forth herein are necessary or appropriate in connection with the authorization of issuance of the Class E Units; and
WHEREAS, the General Partner has determined, pursuant to Section 13.1(d)(i) of the Partnership Agreement, that the amendments to the Partnership Agreement set forth herein do not adversely affect the Limited Partners in any material respect.
NOW, THEREFORE, the Partnership Agreement is hereby amended as follows:
Section 1.Amendments.
(a)    Section 1.1 of the Partnership Agreement is hereby amended to add or amend and restate the following definitions:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question; provided that Energy Transfer Corp shall not be an Affiliate of the General Partner with respect to any purchase of Class E Units by the Partnership in accordance with Article XV or for purposes of any vote of the Class E Units pursuant to Section 7.9(a). As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Class E Contributed Property” means (i) each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, received by the Partnership in exchange for Class E Units, and (ii) to the extent the Class E Contributed Property is an interest in an entity that is classified as a partnership for U.S. federal income tax purposes (the “Contributed Partnership”), the proportionate share of all property or other assets owned by (x) the Contributed Partnership and (y) any other partnership, limited liability company, unincorporated business or other entity classified as a partnership or disregarded entity for U.S. federal income tax purposes of which the Contributed Partnership is, directly or indirectly, a partner.
“Class E Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees, and having the rights and obligations specified with respect to Class E Units in this Agreement. The term “Class E Unit” does not refer to a Common Unit.
“Common Share” has the meaning set forth in the Energy Transfer Corp Partnership Agreement.
“Contribution and Assumption Agreement” has the meaning set forth in Section 5.15(b)(iii).
“Energy Transfer Corp” means Energy Transfer Corp LP, a Delaware limited partnership.
“Energy Transfer Corp Distributions” has the meaning set forth in Section 5.15(b)(ii)(A).
“Energy Transfer Corp Items” has the meaning set forth in Section 6.1(d)(xii).
“Energy Transfer Corp Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Energy Transfer Corp LP, dated as of [●], 2015, as it may be further amended, modified, supplemented or restated from time to time.
“Equalization Period” has the meaning set forth in Section 5.15(b)(iii).

“Limited Partner Interest” means the ownership interest of a Limited Partner or Assignee in the Partnership, which may be evidenced by Common Units, Class D Units, Class E Units or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner or Assignee is entitled as provided in this Agreement, together with all obligations of such Limited Partner or Assignee to comply with the terms and provisions of this Agreement.
“Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership) and General Partner Units and any General Partner Interest represented thereby, including without limitation, Common Units, Class D Units and Class E Units.
“Protection Period” has the meaning set forth in Section 5.15(b)(v)(C).
“Record Holder” means the Person in whose name a Common Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or with respect to other Partnership Interests, including without limitation any Class D Units or any Class E Unit, the Person in whose name any such other Partnership Interest is registered on the books that the General Partner has caused to be kept as of the opening of business on such Business Day.
“Remaining Net Positive Adjustments” means, as of the end of any taxable period, (i) with respect to the Unitholders holding Common Units, the excess of (a) the Net Positive Adjustments of the Unitholders holding Common Units as of the end of such period over (b) the sum of those Partners’ Share of Additional Book Basis Derivative Items for each prior taxable period, (ii) with respect to the Unitholders holding Class D Units, the excess of (a) the Net Positive Adjustments of the Unitholders holding Class D Units as of the end of such period over (b) the sum of those Partners’ Share of Additional Book Basis Derivative Items for each prior taxable period, (iii) with respect to the Unitholders holding Class E Units, the excess of (a) the Net Positive Adjustments of the Unitholders holding Class E Units as of the end of such period over (b) the sum of those Partners’ Share of Additional Book Basis Derivative Items for each prior taxable period, and (iv) with respect to the General Partner (as holder of the General Partner Interest), the excess of (a) the Net Positive Adjustments of the General Partner as of the end of such period over (b) the sum of the General Partner’s Share of Additional Book Basis Derivative Items with respect to the General Partner Interest for each prior taxable period.
“Share of Additional Book Basis Derivative Items” means, in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders holding Common Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time,

(ii) with respect to the Unitholders holding Class D Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time, (iii) with respect to the Unitholders holding Class E Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time, and (iv) with respect to the General Partner (as the holder of the General Partner Interest), the amount that bears the same ratio to such Additional Book Basis Derivative Items as the General Partner’s Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustment as of that time.
“Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units, Class D Units and Class E Units but shall not include General Partner Units (or the General Partner Interest represented thereby).
“Unit Majority” means at least a majority of the Outstanding Common Units, Outstanding Class D Units and Outstanding Class E Units, in each case if applicable, voting together as a single class.
“WPZ Gain” means the gain The Williams Companies, Inc. would recognize for federal income tax purposes if it were to sell the WPZ Units for their fair market value at the time of the transactions contemplated by the Contribution and Assumption Agreement.
“WPZ Legacy Assets” has the meaning set forth in Section 5.15(b)(v)(C)(3).
“WPZ Legacy Assets Gain” means the gain The Williams Companies, Inc. would recognize for federal income tax purposes if it were to sell the WPZ Legacy Assets for their fair market value at the time of the transactions contemplated by the Contribution and Assumption Agreement.
“WPZ Units” has the meaning set forth in Section 5.15(b)(v)(C)(3).
(b)      Section 4.7(c) of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:
“(c) The transfer of a Class D Unit shall be subject to the restrictions imposed by Section 5.14(b)(vi) and Section 6.7. The transfer of a Class E Unit shall be subject to the restrictions imposed by Section 5.15(b)(vi).”
(c)    Article V of the Partnership Agreement is hereby amended to add a new Section 5.15 creating a new class of Units as follows:

“Section 5.15 Establishment of Class E Units.
(a)General. The General Partner hereby designates and creates a class of Units to be designated as “Class E Units,” and fixes the designations, preferences and relative, participating, optional or other special rights, powers and duties of holders of the Class E Units as set forth in this Section 5.15.
(b)Rights of Class E Units. With respect to each Class E Unit commencing upon the issuance of such Class E Unit, the Class E Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:
(i)Allocations.
(A)All or any portion of any items of Partnership gross income or gain for the taxable period, excluding any Energy Transfer Corp Items, shall be allocated to the holders of the Class E Units, Pro Rata, until the aggregate amount of such items allocated to the holders of the Class E Units pursuant to this Section 5.15(b)(i) for the current taxable period and all previous taxable periods is equal to the cumulative amount of all cash distributions made to the holders of the Class E Units pursuant to Section 5.15(b)(ii) for the current taxable period and all previous taxable periods.
(B)Notwithstanding anything to the contrary in Section 6.1(a), a Class E Unit shall not receive any allocation of Net Income pursuant to Section 6.1(a).
(C)Notwithstanding anything to the contrary in Section 6.1(b), a Class E Unit shall not receive any allocation of Net Loss pursuant to Section 6.1(b).
(D)Notwithstanding anything to the contrary in Section 6.1(c), the General Partner shall adjust the amount of any Net Termination Gain or Net Termination Loss arising in connection with a Revaluation Event that is allocated to the holders of Class E Units in a manner that will result (i) in the Capital Account for each Common Unit that is Outstanding prior to such Revaluation Event being equal to the Event Issue Value and (ii) to the greatest extent possible, the Capital Account with respect to the Class E Units that are Outstanding prior to such Revaluation Event being equal to the amount of Net Termination Gain or Net Termination Loss, as the case may be, that would be allocated to the holders of the Class E Units pursuant to Section 6.1(c) if the Capital Accounts with respect to all Partnership Interests that were Outstanding immediately prior to such Revaluation Event and the Carrying Value of each Partnership property were equal to zero.

(E)In the case of any allocation of Additional Book Basis Derivative Items consisting of depreciation, amortization or any other form of cost recovery, the Partnership shall apply a “keep your own” methodology with respect to the Class E Units and allocate such items as provided in Section 6.1(d)(xi). For purposes of applying the allocations provided in Section 6.1(d)(xi), any Class E Contributed Property shall be treated as Adjusted Property and Energy Transfer Corp’s Share of Additional Book Basis Derivative Items related to any Book-Tax Disparity attributable to such Class E Contributed Property shall be 100 percent.
(ii)Distributions.
(A)    For each taxable year, no portion of any Partnership cash distribution attributable to any distribution or dividend received by the Partnership from Energy Transfer Corp or the proceeds of any sale of the Partnership Interests of Energy Transfer Corp referred to as common shares (such Partnership distributions, the “Energy Transfer Corp Distributions”) shall be distributed to the Class E Units.
(B)    Except as provided in Section 5.15(b)(iii), (i) the Class E Units shall have the right to share in Partnership distributions on a pro rata basis with the Common Units so that the amount of any Partnership distribution to each Class E Unit will equal the amount of such distribution to each Common Unit after taking into account the Energy Transfer Corp Distributions on the Common Units, and (ii) no distribution may be made in respect of any Common Unit unless an equal distribution is simultaneously made on the each Class E Unit; provided, however, that distributions with respect to the Class E Units will commence with the Quarter ending [ ˜ ], 2015.1
1 NTD: To the extent the closing of the merger occurs after the record date for a dividend on Williams common stock but before the record date for a distribution on ETE common units in respect of the same period, the Class E units will not receive the ETE distribution for such period.

(iii)Dividend Equalization Right. During the period beginning on the date of issuance of the Class E Units by the Partnership to Energy Transfer Corp pursuant to a Contribution, Conveyance and Assumption Agreement dated as of [ ˜ ], by and among the Partnership, the General Partner, Energy Transfer Corp and Energy Transfer Corp GP (the “Contribution and Assumption Agreement”), and ending on December 31, 2018 (the “Equalization Period”), the Partnership shall ensure that Energy Transfer Corp shall have Available Cash (as defined in the Energy Transfer Corp Partnership Agreement) necessary and sufficient to pay distributions on each Common Share with respect to the income attributable to any Quarter during the Equalization Period in an amount equal to

100% of the distributions paid by the Partnership on each Common Unit for the income attributable to such Quarter. To satisfy the obligation of this Section 5.15(b)(iii), the General Partner shall, at its option, either (A) cause the Partnership to make additional distributions on the Class E Units held by Energy Transfer Corp simultaneously with each distribution under Section 5.15(b)(ii), (B) specially allocate items consisting of depreciation, amortization or any other form of cost recovery that would otherwise be allocated to the holders of Units (other than holders of the Class E Units) or General Partner Units, Pro Rata, to the holders of the Class E Units, Pro Rata or (C) apply some combination of actions available under (A) and (B). The Partnership shall not satisfy the obligation under this Section 5.15(b)(iii) in any other way.
(iv)Redemption and Conversion Rights. The Class E Units will be perpetual and shall not have any rights of redemption or conversion.
(v)Voting Rights.
(A)    Except as provided in this Section 5.15(b)(v) and in Section 13.3(c), the Class E Units will have voting rights pursuant to this Agreement that are identical to the voting rights of the Common Units and will vote with the Common Units and Class D Units as a single class.
(B)    Notwithstanding any other provision of this Agreement, in addition to all other requirements imposed by Delaware law, all other voting rights granted under this Agreement and all other requirements for removal of the General Partner specified in Section 11.2, the affirmative vote of 80% of the Class E Units, voting separately as a class, will be necessary to remove the General Partner or elect a successor General Partner. The approval of a majority of the Class E Units shall be required to approve any other matter for which the holders of the Class E Units are entitled to vote as a separate class.
(C)    Notwithstanding any other provision of this Agreement, without first obtaining the affirmative vote of 66 2/3% of the Class E Units, voting separately as a class, the Partnership shall not (directly or indirectly):
(1)     issue Class E Units to any Person other than Energy Transfer Corp;
(2)    modify the terms of the Class E Units in any manner that would have a material adverse effect on the holders of the Class E Units; or

(3)    during the period beginning on January 1, 2019 and ending on December 31, 2025 (the “Protection Period”):
(a) sell common units representing limited partner interests in Williams Partners L.P. (the “WPZ Units”) owned by The Williams Companies, Inc. as of the date of the Contribution and Assumption Agreement if such sale is expected (as reasonably determined by the Board) to result in a total amount of WPZ Gain that would be allocated to Energy Transfer Corp pursuant to Section 704(c) of the Code and the Treasury Regulations promulgated thereunder that, when aggregated with any WPZ Gain allocated to Energy Transfer Corp during the current and any preceding taxable year, exceeds by more than $400,000,000 the realized gain that would have been allocated to Energy Transfer Corp had such gain been allocated to Energy Transfer Corp in accordance with its Percentage Interest in ETE; or
(b) sell any assets owned by Williams Partners L.P. or any subsidiary as of the date of the Contribution and Assumption Agreement (the “WPZ Legacy Assets”) if such sale is expected (as reasonably determined by the Board) to result in WPZ Legacy Assets Gain that would be allocated to Energy Transfer Corp pursuant to Section 704(c) of the Code and the Treasury Regulations promulgated thereunder that exceeds by more than $400,000,000 the realized gain that would have been allocated to Energy Transfer Corp had such gain been allocated to Energy Transfer Corp in accordance with its Percentage Interest in ETE.
(D)    With respect to any matter on which the Class E Units are entitled to vote, each Class E Unit will be entitled to one vote on such matter.
(vi)    Certificates; Book-Entry.
(A)    Unless the General Partner shall determine otherwise, the Class E Units will not be evidenced by certificates. Any certificates relating to the Class E Units that may be issued shall be in such form as the General Partner may approve. The Class E Units, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of Common Units. Any certificates evidencing Class E Units shall be separately identified and shall not bear the same CUSIP number as the certificates evidencing Common Units.
(B)    Any certificate(s) evidencing the Class E Units may be imprinted with a legend in substantially the following form (in addition to the legend required pursuant to Section 4.7(e)):
“THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ARE SUBJECT TO THE TERMS OF THE THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF ENERGY TRANSFER EQUITY, L.P., AS AMENDED. ”
(vii)    Registrar and Transfer Agent. Unless and until the General Partner determines to assign the responsibility to another Person, the General Partner will act as the registrar and transfer agent for the Class E Units.
(viii)    Splits and Combinations. In the event the Partnership, while any Class E Units are Outstanding, (a) makes a distribution on its Common Units in Common Units, (b) subdivides or splits its Common Units into a greater number of Common Units, or (c) combines or reclassifies its Common Units into a smaller number of Common Units, a corresponding distribution, subdivision, split, combination or reclassification of the Class E Units shall automatically occur with respect to the Class E Units, or such other appropriate adjustment to the Class E Units shall be made as determined by the General Partner, so that the number of Class E Units Outstanding immediately after such distribution, subdivision, split, combination or reclassification of the Common Units equals the number determined by multiplying the number of Class E Units Outstanding immediately prior to such distribution, subdivision, split, combination or reclassification of the Common Units by a fraction, (i) the numerator of which shall be the number of Common Units Outstanding immediately following such distribution, subdivision, split, combination or reclassification and (ii) the denominator of which shall be the number of Common Units Outstanding immediately prior to such distribution, subdivision, split, combination or reclassification.”
(d)    The first sentence of Section 6.1 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:
“For purposes of maintaining Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction

(computed in accordance with Section 5.6(b)) shall be allocated (subject to Section 5.14(b) and Section 5.15(b)) among the Partners in each taxable year (or portion thereof) as provided herein below.”
(e)    Section 6.1(d)(xi) of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:
“(xi) Corrective and Other Allocations. In the event of any allocation of Additional Book Basis Derivative Items or any Book-Down Event or any recognition of a Net Termination Loss, the following rules shall apply:
(A) The General Partner shall allocate Additional Book Basis Derivative Items consisting of depreciation, amortization or any other form of cost recovery (other than Additional Book Basis Derivative Items included in Net Termination Gain or Net Termination Loss) with respect to any Adjusted Property to (i) the Class D Units, Pro Rata, in the same proportion as Unrealized Gain resulting from the Revaluation Event that gave rise to such Additional Book Basis Derivative Items was allocated to the Class D Units pursuant to Section 5.14(b)(i)(C) and (ii) the Class E Units, Pro Rata, in the same proportion as the Net Termination Gain or Net Termination Loss resulting from the Revaluation Event that gave rise to such Additional Book Basis Derivative Items was allocated to them pursuant to Section 5.15(b)(i)(D).
(B) If a sale or other taxable disposition of an Adjusted Property, including, for this purpose, inventory (“Disposed of Adjusted Property”) occurs other than in connection with an event giving rise to Net Termination Gain or Net Termination Loss, the General Partner shall allocate (1) items of gross income and gain (x) away from the Class D Units and (y) to the Partners (other than holders of Class D Units to the extent of their Class D Units and, except in the case of a Class E Contributed Property that is treated as a Disposed of Adjusted Property for purposes of this Section 6.1(d)(xi), other than holders of Class E Units to the extent of their Class E Units), or (2) items of deduction and loss (x) away from the Partners (other than holders of Class D Units to the extent of their Class D Units and, except in the case of a Class E Contributed Property that is treated as a Disposed of Adjusted Property for purposes of this Section 6.1(d)(xi), other than holders of Class E Units to the extent of their Class E Units) and (y) to the Class D Units, to the extent that the Additional Book Basis Derivative Items with respect to the Disposed of Adjusted Property (determined in accordance with the last sentence of the definition of Additional Book Basis Derivative Items) treated as having been allocated to the Partners (other than holders of Class D Units to the extent of their Class D Units and, except in the case of a Class E Contributed Property that is treated as a Disposed of Adjusted Property for purposes of this Section 6.1(d)(xi), other than holders of Class E Units to the extent of their Class E Units) pursuant to this Section 6.1(d)(xi)(B) exceed their Share of Additional Book Basis Derivative Items with respect to such Disposed of Adjusted Property. For purposes of this Section 6.1(d)(xi)(B), the Partners (other than holders of Class D Units to the extent of their Class D Units and, except in the case of a Class E Contributed Property that is treated as a Disposed of Adjusted Property for purposes of Section 6.1(d)(xi), other than holders of Class E Units to the extent of their Class E Units) shall be treated as having been allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to such Partners under the Partnership Agreement (e.g., Additional Book Basis Derivative Items taken into account in computing cost of goods sold would reduce the amount of book income otherwise available for allocation among such Partners). Any allocation made pursuant to this Section 6.1(d)(xi)(B) shall be made after all of the other Agreed Allocations have been made as if this Section 6.1(d)(xi) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.
(C) Net Termination Loss in an amount equal to the lesser of (1) such Net Termination Loss and (2) the Aggregate Remaining Net Positive Adjustments shall be allocated in such manner as is determined by the General Partner that, to the extent possible, the Capital Account balances of the Partners will equal the amount they would have been had no prior Book-Up Events occurred, and any remaining Net Termination Loss (and in the case of the Class D Units, Unrealized Gain) shall be allocated pursuant to Sections 5.14(b)(i)(C), 5.15(b)(i)(D) and 6.1(c). In allocating Net Termination Loss pursuant to this Section 6.1(d)(xi)(C), the General Partner shall attempt, to the extent possible, to cause the Capital Accounts of the Partners (other than holders of Class D Units to the extent of their Class D Units and holders of Class E Units to the extent of their Class E Units), on the one hand, and the Class D Units and the Class E Units, on the other hand, to equal the amount they would equal if (i) the Carrying Values of the Partnership’s property had not been previously adjusted in connection with any prior Book-Up Events, (ii) Unrealized Gain and Unrealized Loss (or, in the case of a liquidation, actual gain or loss) with respect to such Partnership property were determined with respect to such unadjusted Carrying Values, and (iii) any resulting Net Termination Gain (and in the case of the Class D Units, Unrealized Gain) had been allocated pursuant to Sections 5.14(b)(i)(C), 5.15(b)(i)(D) and 6.1(c).
(D) In making the allocations required under this Section 6.1(d)(xi), the General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 6.1(d)(xi). Without limiting the foregoing, if an Adjusted Property is contributed by the Partnership to another entity classified as a partnership for

U.S. federal income tax purposes (the “lower tier partnership”), the General Partner may make allocations similar to those described in Sections 6.1(d)(xi)(A), (B) and (C) to the extent the General Partner determines such allocations are necessary to account for the Partnership’s allocable share of income, gain, loss and deduction of the lower tier partnership that relate to the contributed Adjusted Property in a manner that is consistent with the purpose of this Section 6.1(d)(xi).”
(f)    Article VI is hereby amended to add a new Section 6.1(d)(xii) as follows:
“(xii) Class E Units and Energy Transfer Corp Allocations.
(A) The Class E Units shall not be entitled to receive any allocation of any item of Partnership income, gain, loss, deduction or credit attributable to the Partnership’s ownership of any Partnership Interests of Energy Transfer Corp (the “Energy Transfer Corp Items”), and such Energy Transfer Corp Items (which shall not be included in the computation of Net Income, Net Loss, Net Termination Gain or Net Termination Loss for any taxable year while any Class E Units remain Outstanding) shall instead be specifically allocated to the General Partner in an amount equal to the General Partner’s Percentage Interest of such Energy Transfer Corp Items and the remainder to the Unitholders (other than the holders of Class E Units), Pro Rata.
(B) For the purposes of effectuating the intent of this Section 6.1(d)(xii), the General Partner shall have sole discretion to make special allocations of items of Partnership gross income, gain, loss or deductions among the General Partner and the Unitholders as it deems reasonable.”
(g)    Article VI is hereby amended to add a new Section 6.8 as follows:
“Section 6.8 Special Provisions Relating to the Holders of Class E Units.
Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Class E Units (a) shall (i) possess the rights, preferences and privileges and be subject to the duties and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (ii) have a Capital Account as a Partner pursuant to Section 5.6 and all other provisions related thereto and be entitled to vote on any matters requiring the approval of the holders of Outstanding Units, and (b) shall not (i) be entitled to any distributions other than as provided in Section 5.15, Article VI or Article XII or (ii) be allocated items of income, gain, loss or deduction other than as specified in Section 5.15 or Article VI.”

Section 2.Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.
Section 3.Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of Delaware.
Section 4.Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.
Section 5.Severability. If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof, or of such provision in other respects, shall not be affected thereby.

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.
GENERAL PARTNER:
Energy Transfer Equity GP, LLC

By:
John W. McReynolds
President

LIMITED PARTNERS:
All Limited Partners now and hereafter admitted as limited partners of the Partnership, pursuant to the Powers of Attorney now and hereafter executed in favor of, and granted and delivered to, the General Partner.
By:     Energy Transfer Equity GP, LLC, General Partner of Energy Transfer
Equity, L.P., as attorney-in-fact for all Limited Partners pursuant to the Powers of Attorney granted pursuant to Section 2.6 of the Partnership Agreement.

By:
John W. McReynolds
President

EXHIBIT D
Form of Contribution and Assumption Agreement

CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT

This CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT, dated as of [●], 2015 (as amended or supplemented from time to time, this “Agreement”), is by and between Energy Transfer Corp LP, a Delaware limited partnership (“Energy Transfer Corp”), Energy Transfer Equity GP, LLC, a Delaware limited liability company (“ETE GP”), and Energy Transfer Equity, L.P., a Delaware limited partnership (“ETE”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.” Capitalized terms used herein shall have the meanings assigned to such terms in Article I.
RECITALS
WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of [●], 2015 (the “Merger Agreement”), among Energy Transfer Corp, Energy Transfer Corp GP, LLC, a Delaware limited liability company and the general partner of Energy Transfer Corp, ETE, LE GP, LLC, a Delaware limited liability company (“LE GP”), ETE GP and The Williams Companies, Inc., a Delaware corporation (“WMB”), (i) WMB merged with and into Energy Transfer Corp, with Energy Transfer Corp continuing as the surviving entity, and (ii) LE GP merged with and into ETE GP, with ETE GP continuing as the surviving entity (such transactions, the “Merger Transactions”);
WHEREAS, in connection with the Merger Transactions and in accordance with the terms of the Merger Agreement, Energy Transfer Corp desires to (a) contribute an amount of cash to ETE GP such that ETE GP (as successor to LE GP) may contribute such cash to ETE in exchange for [●] newly issued General Partner Units and (b) contribute all of its remaining assets and liabilities (other than its membership interest in ETE GP) (the “Contributed Assets”) to ETE, in exchange for [●] newly issued Class E units representing limited partner interests in ETE (the “Class E Units”); and
WHEREAS, the Energy Transfer Corp Contribution pursuant to Section 2.2 hereof and the issuance of Class E Units pursuant to Section 2.4 hereof are intended to qualify as an exchange described in Section 721(a) of the Internal Revenue Code of 1986, as amended.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS
The terms set forth below in this Article I shall have the meanings ascribed to them below or in the part of this Agreement referred to below:
“Agreement” has the meaning assigned to such term in the preamble.
“Appraisal Shares” has the meaning set forth in the Merger Agreement.
“CCR Agreement” has the meaning set forth in the Merger Agreement.
“Class E Units” has the meaning assigned to such term in the recitals.
“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.
“Contributed Assets” has the meaning assigned to such term in the recitals.
“Effective Date” means [●], 2015. (closing date of the Merger Transactions)
“Energy Transfer Corp” has the meaning assigned to such term in the preamble.
“Energy Transfer Corp Contribution” has the meaning assigned to such term in Section 2.2.
“ETE” has the meaning assigned to such term in the recitals.
“ETE Agreement” means the Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P. dated as of February 8, 2006, as amended by Amendment No. 1 dated as of November 1, 2006, Amendment No. 2 dated as of November 9, 2007, Amendment No. 3 dated as of May 26, 2010, Amendment No. 4 dated as of December 23, 2013 and Amendment No. 5 dated as of the date hereof, and as may be further amended, modified, supplemented or restated from time to time.
“ETE GP” has the meaning assigned to such term in the preamble.
“General Partner Units” has the meaning set forth in the ETE Agreement.
“GP Contribution” has the meaning assigned to such term in Section 2.1.

“Governmental Authority” means any government, any governmental administration, agency, instrumentality or other instrumentality or other political subdivision thereof or any court, commission or other governmental authority of competent jurisdiction.
“Indemnified Party” has the meaning set forth in Section 3.1.
“Indemnifying Party” has the meaning set forth in Section 3.1.
“Law” means any statute, law, ordinance, rule, regulation, common law, code, injunction, order, judgment, ruling, decree, agency requirement, writ, governmental guideline or interpretation having the force of law or permit or regulation of any Governmental Authority.
“LE GP” has the meaning assigned to such term in the recitals.
“Losses” means any losses, damages, injuries, liabilities, obligations, claims, demands, causes of action, judgments, settlements, fines, Taxes, penalties, costs and expenses (including, without limitation, court costs and reasonable attorneys’ and experts’ fees) of any and every kind or character, known or unknown, fixed or contingent.
“Merger Agreement” has the meaning assigned to such term in the recitals.
“Merger Transactions” has the meaning assigned to such term in the recitals.
“Party” and “Parties” has the meaning assigned to such term in the recitals.
“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.
“Tax” means all forms of taxation or duties imposed by any Governmental Authority, or required by any Governmental Authority to be collected or withheld, including charges, together with any related interest, penalties and other additional amounts.
“WMB” has the meaning assigned to such term in the recitals.
ARTICLE II
CONTRIBUTION TRANSACTIONS
Unless otherwise indicated, the following shall be completed on the date hereof:
Section 2.1    GP Contribution.
(a)    Energy Transfer Corp hereby grants, contributes, bargains, conveys, assigns, transfers, sets over and delivers to ETE GP, for its own use forever, all right, title and interest in and to an amount of cash, such that, immediately following the transactions contemplated by this Agreement, ETE GP (as successor to LE GP) will maintain its general partner interest in ETE, and ETE GP hereby accepts such cash contribution (the “GP Contribution”).
(b)    ETE GP hereby grants, contributes, bargains, conveys, assigns, transfers, sets over and delivers to ETE, for its own use forever, all right, title and interest in and to the GP Contribution, and ETE hereby accepts the GP Contribution.
Section 2.2    Contribution of Contributed Assets. Energy Transfer Corp hereby grants, contributes, bargains, conveys, assigns, transfers, sets over and delivers to ETE, its successors and its assigns, for its and their own use forever, all right, title and interest in and to the Contributed Assets, and ETE hereby accepts the Contributed Assets (the “Energy Transfer Corp Contribution”).
Section 2.3    ETE General Partner Unit Issuance. In exchange for the contribution set forth in Section 2.1 above, ETE hereby issues and delivers to ETE GP [●] General Partner Units.
Section 2.4    ETE Class E Issuance. In exchange for the contribution set forth in Section 2.2 above, ETE hereby issues and delivers to Energy Transfer Corp, or its successors and assigns, [●]2 Class E Units. Following the consummation of the Merger Transactions, upon the issuance by Energy Transfer Corp of additional common shares of Energy Transfer Corp in consideration of any Appraisal Shares in accordance with Section 2.01(g) of the Merger Agreement, ETE shall issue and deliver to Energy Transfer Corp an additional number of Class E Units equal to the number of Energy Transfer Corp common shares so issued.
2 Number to equal the number of Energy Transfer Corp. shares that will be outstanding following the consummation of the merger.
Section 2.5    Contingent Consideration Right Settlement. Energy Transfer Corp and ETE agree to treat, for U.S. federal income tax purposes, any adjustment pursuant to Section 3.1 or Section 6.1 of the CCR Agreement to the number of Class E Units held by Energy Transfer Corp as an adjustment to the number of Class E Units issued in exchange for the Energy Transfer Corp Contribution.
ARTICLE III
INDEMNIFICATION
Section 3.1    Indemnification by ETE. ETE (the “Indemnifying Party”) shall indemnify and defend Energy Transfer Corp, its general partner and their respective officers, directors and employees (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) against, and shall hold each of them harmless from and against, (a) all Losses suffered or incurred by the Indemnified Parties after the Effective Date resulting from the consummation of the Merger Transactions or the transactions contemplated by this Agreement; (b) all Losses (other than income

Taxes) suffered or incurred by Energy Transfer Corp before or after the date of this Agreement; and (c) all Losses resulting from Equalization Period Taxes. For purposes of this Agreement, Equalization Period Taxes shall mean all liability for Taxes of Energy Transfer Corp or any of its subsidiaries for any taxable year ending on or before December 31, 2018 and attributable to a final “determination” (within the meaning of Section 1313(a) of the Code).  The Indemnifying Party will make such additional payments to the Indemnified Parties pursuant to this Section 3.1 as are necessary to ensure that the amount received by the Indemnified Party after taking into account Taxes attributable to the receipt of such payments is equal to the amount that the Indemnified Party would have received pursuant to this Section 3.1 in the absence of such Taxes.
Section 3.2    Indemnification Procedures.
(a)Energy Transfer Corp agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification under this Article III, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim.
(b)The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article III, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such claim or any matter or any issues relating thereto; provided that no such settlement shall be entered into without the consent of the Indemnified Party unless it includes a full and unconditional release of the Indemnified Party from such claim; provided, further, that no such settlement containing any form of injunctive or similar relief shall be entered into without the prior written consent of the Indemnified Party, which consent shall not be unreasonably delayed or withheld.
(c)The Indemnified Party agrees to cooperate in good faith and in a commercially reasonable manner with the Indemnifying Party with respect to all aspects of the defense of, and the pursuit of any counterclaims with respect to, any claims covered by the indemnification under this Article III for which a request for indemnification is made, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense or counterclaims, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense or counterclaims, the making available to the Indemnifying Party of any employees of the Indemnified Party and the granting to the Indemnifying Party of reasonable access rights to the properties and facilities of the Indemnified Party; provided that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records, and other information furnished by the Indemnified Party pursuant to this Section 3.2(c). In no event shall the obligation of an Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of, or the pursuit of any counterclaims with respect to, any claims covered by the indemnification set forth in this Article III; provided, however, that the Indemnified Party may, at its own option, cost and expense, engage and pay for counsel in connection with any such defense and counterclaims. The Indemnifying Party agrees to keep any such counsel engaged by the Indemnified Party informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense and counterclaims.
(d)In determining the amount of any Loss for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Party as a result of such claim and (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third Persons (other than indemnity recoveries under this Article III).
ARTICLE IV
FURTHER ASSURANCES
From time to time after the Effective Date, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and to do all such other acts and things, all in accordance with applicable Law, as may be necessary or appropriate (i) more fully to ensure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (ii) more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the assets and interests contributed and assigned by this Agreement or intended to be so and (iii) more fully and effectively to carry out the purposes and intent of this Agreement.
ARTICLE V
EFFECTIVE DATE
Notwithstanding anything contained in this Agreement to the contrary, none of the provisions of Article II of this Agreement shall be operative or have any effect until immediately subsequent to the closing of the Merger Transactions on the Effective Date, at which time all the provisions of

Article II of this Agreement shall be effective and operative without further action by any Party hereto.
ARTICLE VI
MISCELLANEOUS
Section 6.1    Headings; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof” and “herein” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, and not to any particular provision of this Agreement. All references herein to Articles and Sections shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.
Section 6.2    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.
Section 6.3    No Third Party Rights. The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies, and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.
Section 6.4    Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.
Section 6.5    Choice of Law. This Agreement shall be subject to and governed by the laws of the state of Delaware. EACH OF THE PARTIES HERETO AGREES THAT THIS AGREEMENT INVOLVES AT LEAST U.S. $100,000 AND THAT THIS AGREEMENT HAS BEEN ENTERED INTO IN EXPRESS RELIANCE UPON 6 Del. C. § 2708. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES (i) TO BE SUBJECT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE, AND (ii) TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE

STATE OF DELAWARE, TO APPOINT AND MAINTAIN AN AGENT IN THE STATE OF DELAWARE AS SUCH PARTY’S AGENT FOR ACCEPTANCE OF LEGAL PROCESS AND TO NOTIFY THE OTHER PARTIES OF THE NAME AND ADDRESS OF SUCH AGENT.
Section 6.6    Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.
Section 6.7    Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of the Parties. Each such instrument shall be reduced to writing and shall be designated on its face as an amendment to this Agreement.
Section 6.8    Integration. This Agreement and the instruments referenced herein supersede all previous understandings or agreements between the Parties, whether oral or written, with respect to the subject matter of this Agreement and such instruments. This Agreement and such instruments contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. There are no unwritten oral agreements between the Parties. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the Parties hereto after the date of this Agreement.
Section 6.9    Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the assets and interests referenced herein.
[Signature page follows.]

IN WITNESS WHEREOF, the Parties to this Agreement have caused it to be duly executed as of the date first above written.

ENERGY TRANSFER CORP LP By: Energy Transfer Corp GP, LLC, its general partner By: Name: [●] Title: [●]
ENERGY TRANSFER EQUITY, L.P. By: Energy Transfer Equity GP, LLC, its general partner By: Name: [●] Title: [●] ENERGY TRANSFER EQUITY GP, LLC By: Name: [●] Title: [●]

EXHIBIT E
Form of Amended and Restated Certificate of Limited Partnership of TopCo
Delaware
The First State

I , JEFFREY W . BULLOCK , SECRETARY OF STATE OF THE STATE OF DELAWARE DO HEREBY CERTI FY THAT THE ATTACHED I S A TRUE AND CORRECT COPY OF THE CERTI FI CATE OF CONVERSION OF A DELAWARE CORPORATION UNDER THE NAME OF "ETE CORP . " TO A DELAWARE LIM I TED PARTNERSH I P , CHANGING I TS NAME FROM    "ETE CORP . " TO "ETE CORP ,
L .P . ", FI LED I N THI S OFFICE ON THE SEVENTH DAY OF JULY , A .D . 2015 , AT 1:54 O ' CLOCK P .M .

STATE OF DELAWARE CERTIFICATE OF CONVERSION FROM A CORPORATION TO A
LIMITED PARTNERSHIP PURSUANT TO SECTION 17-217 OF THE LIMITED PARTNERSHIP ACT

1.) The jurisdiction where the Corporation first formed is Delaware

2.) The jurisdiction immediately prior to filing this Certificate is Delaware

3.) The date the corporation first formed is March 17, 2014
--------------

4.) The name of the Corporation immediately prior to filing this Certificate is	ETE Corp.

5.) The name of the Limited Partnership as set forth in the Certificate of
Limited Partnership is ETE Corp, L.P.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 7th day of July, A.D. 2015	.

By: ETE Corp GP, LLC
General Partner(s)

Name: /s/ William J. Healy
William J. Healy, Authorized Person

Delaware
The First State

I , JEFFREY W . BULLOCK , SECRETARY OF STATE OF THE STATE OF DELAWARE DO HEREBY CERTI FY THAT THE ATTACHED I S A TRUE AND CORRECT COPY OF CERTI FI CATE OF LIM I TED PARTNERSH I P OF "ETE CORP , L .P . " FI LED I N THI S OFFICE ON THE SEVENTH DAY OF JULY , A .D .
2015 , AT 1 : 54 O ' CLOCK P .M .

STATE OF DELAWARE CERTIFICATE OF LIMITED PARTNERSHIP

•	The Undersigned, desiring to form a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act, 6 Delaware Code, Chapter 17, do hereby certify as follows:

•	First: The name of the limited partnership is ETE Corp, L.P.
--- ----------

•	Second: The address of its registered office in the State of Delaware is -----
2711 Centerville Road, Suite 400    i n the city of Wilmington
-------------
Zip code l9808
Corporation Service Company
The name of the Registered Agent at such address is Corporation Service Company

•	Third: The name and mailing address of each general partner is as follows:
ETE Corp GP, LLC
3738 Oak Lawn Ave., Dallas, Texas 75219

•	In Witness Whereof, the undersigned has executed this Certificate of Limited Partnership as of 7th day of July A.D. 2015

By: ETE Corp GP, LLC
General Partner Name:    Isl William J. Healy

William J. Healy, Authorized Person

Delaware
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “ETE CORP, L.P.”, CHANGING ITS NAME FROM "ETE CORP, L.P." TO "ETE CORP LP", FILED IN THIS OFFICE ON THE THIRD DAY OF SEPTEMBER, A.D. 2015, AT 12 O`CLOCK A.M.

5499541 8100    Authentication: 10004363
SR# 151255132    Date: 09-07-15
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State
Dirision of Corporations Delimed 01:10 PM 09/03/2015 FILED 12:00 AM 09/03/2015
SR 151255132 - File ·u mber 5499541

STATE OF DELAWARE AMENDMENT TO THE CERTIFICATE OF
LIMITED PARTNERSHIP

The undersigned, desiring to amend the Certificate of Limited Partnership pursuant to the provisions of Section 17-202 of the Revised Uniform Limited Partnership Act of the State of Delaware, does hereby certify as follows:

FIRST: The name of the Limited Partnership is ETE Corp, L . P .

SECOND: Article _l_of the Certificate of Limited Partnership shall be amended as follows:
The name of the limited partnership is ETE Corp LP

IN WITNESS WHEREOF, the undersigned executed this Amendment to the Certificate of Limited Partnership on this 3rd day of September ,A .D. 2015 .

By: ETE Corp GP.LLC
General Partner

Name: /s/ William J. Healy

William J. Healy Authorized Person

STATE OF DELAWARE AMENDMENT TO THE CERTIFICATE OF
LIMITED PARTNERSHIP

The undersigned, desiring to amend the Certificate of Limited Partnership pursuant to the provisions of Section 17-202 of the Revised Uniform Limited Partnership Act of the State of Delaware, does hereby certify as follows:

FIRST: The name of the Limited Partnership is ETE Corp. LP

SECOND: Article l of the Certificate of Limited Partnership shall be amended as follows:
The name of the limited partnership is Energy Transfer Corp LP

IN WITNESS WHEREOF, the undersigned executed this Amendment to the Certificate of Limited Partnership on this 25th day of September, A.D. 2015.
By: ETE Corp GP, LLC, its general partner

By: ,

/s/ William J. Healy, Authorized Person

EXHIBIT F
Form of Amended and Restated Limited Partnership Agreement of TopCo

FIRST AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
ENERGY TRANSFER CORP LP
A Delaware Limited Partnership
Dated as of
[●], 2015

Page
ARTICLE I DEFINITIONS    1

Section 1.1	Definitions 1

Section 1.2	Construction 11
ARTICLE II ORGANIZATION    12

Section 2.1	Formation 12

Section 2.2	Name 12

Section 2.3	Registered Office; Registered Agent; Principal Office; Other Offices 12

Section 2.4	Purpose and Business 12

Section 2.5	Powers 13

Section 2.6	Term 13

Section 2.7	Title to Partnership Assets 13
ARTICLE III RIGHTS OF LIMITED PARTNERS    14

Section 3.1	Limitation of Liability 14

Section 3.2	Management of Business 14

Section 3.3	Outside Activities of the Limited Partners 14

Section 3.4	Rights of Limited Partners 14
ARTICLE IV CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS    15

Section 4.1	Certificates 15

Section 4.2	Mutilated, Destroyed, Lost or Stolen Certificates 16

Section 4.3	Record Holders 17

Section 4.4	Transfer Generally 17

Section 4.5	Registration and Transfer of Limited Partner Interests 18

Section 4.6	Transfer of the General Partner’s General Partner Interest 18

Section 4.7	Restrictions on Transfers 19

Section 4.8	Eligibility Certificates; Ineligible Holders 20

Section 4.9	Redemption of Partnership Interests of Ineligible Holders 21
ARTICLE V CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS    22

Section 5.1	Initial Capital Contributions 22

Section 5.2	Contributions by and Issuances to the General Partner and its Affiliates 22

Section 5.3	Share Transfers to Limited Partners 22

Section 5.4	Interest and Withdrawal 23

Section 5.5	Issuances of Additional Partnership Interests 23

Section 5.6	Limited Preemptive Right 24

Section 5.7	Splits and Combinations 24

Section 5.8	Nature of Limited Partner Interests 25
ARTICLE VI DISTRIBUTIONS    25

Section 6.1	Distributions to Record Holders 25
ARTICLE VII MANAGEMENT AND OPERATION OF BUSINESS    25

Section 7.1	Management 25

Section 7.2	Certificate of Limited Partnership 28

Section 7.3	Restrictions on the General Partner’s Authority to Sell Assets of the Partnership Group 28

Section 7.4	Reimbursement of the General Partner 29

Section 7.5	Outside Activities 30

Section 7.6	Loans from the General Partner; Loans or Contributions from the Partnership or Partnership Group Members 31

Section 7.7	Indemnification 31

Section 7.8	Liability of Indemnitees 33

Section 7.9	Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties 34

Section 7.10	Other Matters Concerning the General Partner 37

Section 7.11	Purchase or Sale of Partnership Interests 38

Section 7.12	Reliance by Third Parties 38

Section 7.13	Replacement of Fiduciary Duties 38
ARTICLE VIII BOOKS, RECORDS, ACCOUNTING AND REPORTS    39

Section 8.1	Records and Accounting 39

Section 8.2	Fiscal Year 39

Section 8.3	Reports 39
ARTICLE IX TAX MATTERS    40

Section 9.1	Tax Characterizations, Elections and Information 40

Section 9.2	Withholding 40
ARTICLE X ADMISSION OF PARTNERS    40

Section 10.1	Admission of Limited Partners 40

Section 10.2	Admission of Successor General Partner 41

Section 10.3	Amendment of Agreement and Certificate of Limited Partnership 41

ARTICLE XI WITHDRAWAL OR REMOVAL OF PARTNERS    42

Section 11.1	Withdrawal of the General Partner 42

Section 11.2	Removal of the General Partner 43

Section 11.3	Interest of Departing General Partner and Successor General Partner 43

Section 11.4	Withdrawal of Limited Partners 44
ARTICLE XII DISSOLUTION AND LIQUIDATION    45

Section 12.1	Dissolution 45

Section 12.2	Continuation of the Business of the Partnership After Dissolution 45

Section 12.3	Liquidator 46

Section 12.4	Liquidation 46

Section 12.5	Cancellation of Certificate of Limited Partnership 47

Section 12.6	Return of Contributions 47

Section 12.7	Waiver of Partition 47
ARTICLE XIII AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE    47

Section 13.1	Amendments to be Adopted Solely by the General Partner 47

Section 13.2	Amendment Procedures 49

Section 13.3	Amendment Requirements 49

Section 13.4	Special Meetings 50

Section 13.5	Notice of a Meeting 50

Section 13.6	Record Date 51

Section 13.7	Postponement and Adjournment 51

Section 13.8	Waiver of Notice; Approval of Meeting 51

Section 13.9	Quorum; Required Voting for Limited Partner Action. 52

Section 13.10	Conduct of a Meeting 52

Section 13.11	Action Without a Meeting 53

Section 13.12	Right to Vote and Related Matters 53
ARTICLE XIV MERGER, CONSOLIDATION OR CONVERSION    54

Section 14.1	Authority 54

Section 14.2	Procedure for Merger, Consolidation or Conversion 54

Section 14.3	Approval by Limited Partners 56

Section 14.4	Certificate of Merger or Certificate of Conversion 57

Section 14.5	Effect of Merger, Consolidation or Conversion 57
ARTICLE XV RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS    58

Section 15.1	Right to Acquire Limited Partner Interests 58

ARTICLE XVI GENERAL PROVISIONS    60

Section 16.1	Addresses and Notices; Written Communications 60

Section 16.2	Further Action 61

Section 16.3	Binding Effect 61

Section 16.4	Integration 61

Section 16.5	Creditors 61

Section 16.6	Waiver 61

Section 16.7	Third-Party Beneficiaries 61

Section 16.8	Counterparts 61

Section 16.9	Applicable Law; Forum; Venue and Jurisdiction; Waiver of Trial by Jury 61

Section 16.10	Invalidity of Provisions 62

Section 16.11	Consent of Partners 63

Section 16.12	Facsimile and Email Signatures 63

FIRST AMENDED AND RESTATED AGREEMENT OF
LIMITED PARTNERSHIP OF ENERGY TRANSFER CORP LP
THIS FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF ENERGY TRANSFER CORP LP dated as of [●], 2015, is entered into by and between Energy Transfer Corp GP, LLC, a Delaware limited liability company, as the General Partner, the Organizational Limited Partner and any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.
“Administrative Agreement” means that certain Administrative Services Agreement, dated as of [●], 2015, between the Partnership and the MLP, as such agreement may be amended, supplemented or restated from time to time.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Agreement” means this First Amended and Restated Agreement of Limited Partnership of Energy Transfer Corp LP dated as of [●], 2015, as it may be amended, supplemented or restated from time to time.
“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer, manager, general partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest, (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.
“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:

(a)    all cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand on the date of determination of Available Cash with respect to such Quarter (including any distributions that have been received or are expected to be received from the MLP Group with respect to such Quarter); and
(b)    if the General Partner so determines, all or any portion of additional cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) (i) on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter or (ii) available to be borrowed as Working Capital Borrowings as of the date of determination of Available Cash with respect to such Quarter; less
(c)    the amount of any cash reserves established by the General Partner (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to:
(i)    provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group and reserves for legal matters) subsequent to such Quarter, including the payment of income taxes by the Partnership Group;
(ii)    make a contribution to the MLP in order to allow it to make capital contributions to any MLP Group Member; or
(iii)    comply with applicable law or regulation or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Partnership Group Member is a party or by which it is bound or its assets are subject.
Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.
“Board of Directors” means at any time the General Partner is a corporation or limited liability company, the board of directors or board of managers of the General Partner, and at any time the General Partner is a limited partnership, the board of directors or board of managers of the general partner of the General Partner.
“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Capital Contribution” means (a) any cash, cash equivalents or the Fair Market Value of Contributed Property that a Partner contributes to the Partnership or that is contributed or deemed contributed to the Partnership on behalf of a Partner, net of any liabilities either assumed by the Partnership upon such contribution or to which such property or other consideration is subject when contributed (including, in the case of an underwritten offering of Shares, the amount of any underwriting discounts or commissions) or (b) current distributions that a Partner is entitled to receive but otherwise waives.
“CCR Agreement” has the meaning given such term in the WMB Merger Agreement.
1“Certificate” means a certificate in such form (including in global form if permitted by applicable rules and regulations) as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more classes of Partnership Interests. The initial form of certificate approved by the General Partner for use with respect to the Common Shares is attached as Exhibit A to this Agreement.
“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.2, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.
“Closing Date” means the first date on which the Common Shares are issued and delivered by the Partnership to WMB Stockholders pursuant to the provisions of the WMB Merger Agreement.
“Closing Price” for any day, with respect to Limited Partner Interests of a particular class, means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the last closing bid and ask prices on such day, regular way, in either case as reported on the principal National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange, the average of the high bid and low ask prices on such day in the over-the-counter market, as reported by such other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and ask prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.
“Combined Interest” has the meaning given such term in Section 11.3(a).
“Commission” means the United States Securities and Exchange Commission.
“Common Share” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners and having the rights and obligations specified with respect to Common Shares in this Agreement.
“Common Shareholders” means the holders of Common Shares.
“Conflicts Committee” means a committee of the Board of Directors composed entirely of three or more directors, each of whom is not (a) an officer or employee of the General Partner, (b) an officer, director or employee of any Affiliate of the General Partner or its Affiliates, any Partnership Group Member or any MLP Group Member or (c) a holder of any ownership interest in the General Partner or its Affiliates, the Partnership Group or the MLP Group other than (i)  Common Shares, (ii) publicly traded securities of any MLP Group Member and (iii) awards that are granted to such director in his capacity as a director under any long-term incentive plan, equity compensation plan or similar plan implemented by the General Partner, the Partnership or any MLP Group Member, and who also meet the independence standards required to serve on an audit committee of a board of directors established by the Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Common Shares are listed or admitted for trading (or if the Common Shares are not listed or admitted for trading, the New York Stock Exchange); provided, however, that notwithstanding clauses (c)(ii) and (c)(iii) above, a director of the General Partner who owns publicly traded securities of any MLP Group Member, or is a holder of any awards granted pursuant to any long-term incentive plan of any MLP Group Member, shall not satisfy the requirement in clause (c) if the MLP Group Member in which such director owns securities or awards, as applicable, is a party to or has a direct interest in the transaction for which Special Approval is being sought unless the ownership of such publicly traded securities or awards, as applicable, is determined by the Board of Directors to be insufficient in aggregate value to such director to compromise the ability of such director to exercise independent judgment with respect to the transaction for which Special Approval is being sought. The Conflicts Committee shall be composed of three or more members, and the initial members of the Conflicts Committee shall be [_____], [_____], and [_____]. Vacancies on the Conflicts Committee shall be filled solely by the majority vote of the remaining members of the Conflicts Committee, and the Existing GP Owner shall appoint any person so approved who meets the standards for a Conflicts Committee Independent Director as a member of the Board of Directors. No member of the Conflicts Committee may be removed except upon the approval of the majority of the other members of the Conflicts Committee (or by such member’s resignation or death).
“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership.
“Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of [●], 2015, among the Partnership, the MLP General Partner and the MLP, as such agreement may be amended, supplemented or restated from time to time.
“Current Market Price” as of any date in respect of any class of Limited Partner Interests, means the average of the daily Closing Prices per Limited Partner Interest of such class for the 20 consecutive Trading Days immediately prior to such date.
“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17‑101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.
“Departing General Partner” means a former general partner from and after the effective date of any withdrawal or removal of such former general partner pursuant to Section 11.1 or Section 11.2.
“Derivative Partnership Interests” means any options, rights, warrants, appreciation rights, tracking, profit and phantom interests and other derivative securities relating to, convertible into or exchangeable for Partnership Interests.
“Eligibility Certificate” means a certificate the General Partner may request a Limited Partner or a transferee of a Limited Partner Interest to execute as to such Person’s nationality, citizenship or other related status for the purpose of determining whether such Person is an Ineligible Holder.
“ETP” means Energy Transfer Partners, L.P., a Delaware limited partnership.
“Event of Withdrawal” has the meaning given such term in Section 11.1(a).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute.
“Existing GP Owner” means KLW LLC, a Delaware limited liability company.
“Fair Market Value” means, with respect to any property or asset, the fair market value of that property or asset, as determined by the General Partner or Liquidator, as applicable, in good faith.

“General Partner” means Energy Transfer Corp GP, LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in their capacity as general partner of the Partnership (except as the context otherwise requires).
“General Partner Agreement” the First Amended and Restated Limited Liability Company Agreement of Energy Transfer Corp GP, LLC, dated as of [●], 2015, as it may be amended, supplemented or restated from time to time.
“General Partner Interest” means the non-economic management and ownership interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it) and includes any and all rights, powers and benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement. The General Partner Interest does not include any rights to allocations of profits or losses or any rights to receive distributions from operations or upon the dissolution, liquidation or winding‑up of the Partnership.
“GP Interests” has the meaning given such term in Section 11.3(a).
“Governmental Authority” or “Governmental” means any federal, state, local or foreign court or governmental or regulatory agency or authority or any arbitration board, tribunal or mediator having jurisdiction over the Partnership or its assets or Partners.
“Group” means two or more Persons that with or through any of their respective Affiliates or Associates have any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power over or disposing of any Partnership Interests.
“Indemnitee” means (a) the General Partner, (b) any Departing General Partner, (c) the Existing GP Owner, (d) any Person who is or was an Affiliate of the General Partner, any Departing General Partner or the Existing GP Owner, (e) any Person who is or was a manager, managing member, general partner, director, officer, fiduciary, agent or trustee of (i) any Partnership Group Member, the General Partner, any Departing General Partner or the Existing GP Owner or (ii) any Affiliate of any Partnership Group Member, the General Partner, any Departing General Partner or the Existing GP Owner (f) any Person who is or was serving at the request of the General Partner, any Departing General Partner or the Existing GP Owner or any Affiliate of the General Partner, any Departing General Partner or the Existing GP Owner as an officer, director, member, partner, fiduciary or trustee of another Person owing a fiduciary duty to any Partnership Group Member; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (g) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement because such Person’s status, service or relationship exposes such Person to potential claims, demands, suits or proceedings relating to the Partnership Group’s business and affairs.
“Ineligible Holder” means a Limited Partner whose nationality, citizenship or other related status the General Partner determines, upon receipt of an Eligibility Certificate or other requested information, has created or would create under any federal, state or local law or regulation to which a Partnership Group Member or MLP Group Member is subject, a substantial risk of cancellation or forfeiture of any property in which a Partnership Group Member or MLP Group Member has an interest.
“Limited Partner” means, unless the context otherwise requires, each Common Shareholder, each additional Person that becomes a Limited Partner pursuant to the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person’s capacity as a limited partner of the Partnership.
“Limited Partner Interest” means an interest of a Limited Partner in the Partnership, which may be evidenced by Common Shares or other Partnership Interests (other than a General Partner Interest) or a combination thereof (but excluding Derivative Partnership Interests), and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner pursuant to the terms and provisions of this Agreement.
“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the Existing GP Owner has the right to elect to continue the business of the Partnership has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.
“Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.
“Merger Agreement” has the meaning given such term in Section 14.1.
“Merger Registration Statement” means the Registration Statement on Form S‑4 (File No. 333-[●]) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and issuance of the Common Shares pursuant to the WMB Merger Agreement.

“MLP” means Energy Transfer Equity, L.P., a Delaware limited partnership, and any successor thereto.
“MLP Agreement” means the Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P., dated as of February 8, 2006, as it may be amended, supplemented or restated from time to time.
“MLP Class E Unit” means a “Class E Unit,” as such term is defined in the MLP Agreement.
“MLP Common Unit” means a “Common Unit,” as such term is defined in the MLP Agreement.
“MLP Common Unitholders” means each holder of MLP Common Units.
“MLP General Partner” means Energy Transfer Equity GP, LLC, a Delaware limited liability company and the general partner of the MLP, and any successor thereto.
52    “MLP Group” means the MLP and its Subsidiaries, including ETP, Sunoco Logistics Partners, L.P., a Delaware limited partnership, Sunoco LP, a Delaware limited partnership, Williams Partners L.P., a Delaware limited partnership, and any other publicly traded limited partnership the general partner of which is owned directly or indirectly by ETE or any other MLP Group Member.
“MLP Group Member” means any member of the MLP Group.
“MLP Group Member Agreement” means the partnership agreement of any MLP Group Member that is a limited or general partnership, the limited liability company agreement of any MLP Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any MLP Group Member that is a corporation, the joint venture agreement or similar governing document of any MLP Group Member that is a joint venture and the governing or organizational or similar documents of any other MLP Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.
“MLP Partnership Interest” means a “Partnership Interest,” as such term is defined in the MLP Agreement.
“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Exchange Act (or any successor to such Section).
“Notice of Election to Purchase” has the meaning given such term in Section 15.1(b).

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to, or the general counsel or other inside counsel of, the Partnership or the General Partner or any of its Affiliates) reasonably acceptable to the General Partner or to such other Person selecting such counsel or obtaining such opinion.
“Organizational Limited Partner” means Kelcy L. Warren.
“Outstanding” means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding in the Register as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 10% or more of the Outstanding Partnership Interests of any class then Outstanding, none of the Partnership Interests owned by or for the benefit of such Person or Group shall be entitled to be voted on any matter and such Partnership Interests shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement (such Partnership Interests shall not, however, be treated as a separate class of Partnership Interests for purposes of this Agreement or the Delaware Act); provided, further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 10% or more of the Outstanding Partnership Interests of any class then Outstanding directly from the General Partner or its Affiliates (other than the Partnership), (ii) any Person or Group who acquired 10% or more of the Outstanding Partnership Interests of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that, upon or prior to such acquisition, the General Partner shall have notified such Person or Group in writing that such limitation shall not apply or (iii) any Person or Group who acquired 10% or more of any Partnership Interests issued by the Partnership with the prior approval of the Board of Directors.
“Partners” means the General Partner and the Limited Partners.
“Partnership” means Energy Transfer Corp LP, a Delaware limited partnership.
“Partnership Group” means, collectively, the Partnership and its Subsidiaries, but excluding the MLP Group.
“Partnership Group Member” means a member of the Partnership Group.
“Partnership Group Member Agreement” means the partnership agreement of any Partnership Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Partnership Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Partnership Group Member that is a corporation, the joint venture agreement or similar governing document of any Partnership Group Member that is a joint venture and the governing or organizational or similar documents of any other Partnership Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.
“Partnership Interest” means any class or series of equity interest in the Partnership, which shall include any Limited Partner Interests and the General Partner Interest but shall exclude any Derivative Partnership Interests.
“Percentage Interest” means as of any date of determination, (i) as to any Shareholder with respect to Shares, the quotient obtained by dividing (a) the number of Shares held by such Shareholder by (b) the total number of Outstanding Shares, and (ii) as to any Partner or Record Holder with respect to Partnership Interests, the quotient obtained by dividing (a) the number of such Partnership Interests held by such Partner or Record Holder by (b) the total number of Outstanding Partnership Interests. The Percentage Interest with respect to the General Partner Interest shall at all times be zero.
“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, estate, unincorporated organization, association, Government Authority or political subdivision thereof or other entity.
“Plan of Conversion” has the meaning given such term in Section 14.1.
“Pro Rata” means (a) when used with respect to Shares or any class thereof, apportioned among all designated Shares in accordance with their relative Percentage Interests and (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests.
“Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.
“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership, or, with respect to the fiscal quarter of the Partnership which includes the Closing Date, the portion of such fiscal quarter after the Closing Date.
“Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to receive notice of, or entitled to exercise rights in respect of, any lawful action of Limited Partners (including voting) or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer; provided, however, that the Record Date for purposes of Section 5.7 and Section 6.1 shall be the same as the record date established by the MLP General Partner for the MLP.

“Record Holder” means (a) with respect to any class of Partnership Interests for which a Transfer Agent has been appointed, the Person in whose name a Partnership Interest of such class is registered on the books of the Transfer Agent and the Register as of the Partnership’s close of business on a particular Business Day or (b) with respect to other classes of Partnership Interests, the Person in whose name any such other Partnership Interest is registered in the Register as of the Partnership’s close of business on a particular Business Day.
“Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.9.
“Register” has the meaning given such term in Section 4.5(a) of this Agreement.
“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time, and any successor to such statute.
“Share” means a Partnership Interest that is designated by the General Partner as a “Share” and shall include Common Shares but shall not include the General Partner Interest.
“Share Majority” means a majority of the Outstanding Voting Shares, voting together as a single class.
“Shareholders” means the Record Holders of Shares.
“Special Approval” means approval by a majority of the members of the Conflicts Committee acting in good faith.
“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) or a limited liability company (i) the sole general partner or member of which is such Person or a Subsidiary of such Person or (ii) if there is more than a single general partner or member, either (x) the only managing general partners or managing members of which are such Person or one or more Subsidiaries of such Person, or a combination thereof, or such Person owns, directly or indirectly, at the date of determination, more than 50% of the partnership interests or limited liability company interests of such partnership or limited liability company, as the case may be (considering all of the partnership interests or limited liability company interests of the partnership or limited liability company, as the case may be, as a single class); or (c) any other Person (other than a corporation, partnership or limited liability company) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, (i) has at least a majority ownership interest or (ii) has the power to elect or direct the election of a majority of the directors or other governing body of such Person. For purposes of this Agreement, with respect to the Partnership Group, none of the members of the MLP Group shall be a Subsidiary of any member of the Partnership Group.
“Surviving Business Entity” has the meaning given such term in Section 14.2(b)(ii).
“Trading Day” means a day on which the principal National Securities Exchange on which the referenced Partnership Interests of any class are listed or admitted for trading is open for the transaction of business or, if such Partnership Interests are not listed or admitted for trading on any National Securities Exchange, a day on which banking institutions in New York City are not legally required to be closed.
“Transaction Documents” has the meaning given such term in Section 7.1(c).
“transfer” has the meaning given such term in Section 4.4(a).
“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as may be appointed from time to time by the General Partner to act as registrar and transfer agent for any class of Partnership Interests in accordance with the Exchange Act and the rules of the National Securities Exchange on which such Partnership Interests are listed (if any); provided that, if no such Person is appointed as registrar and transfer agent for any class of Partnership Interests, the General Partner shall act as registrar and transfer agent for such class of Partnership Interests.
“Unrestricted Person” means (a) each Indemnitee, (b) each Partner, (c) each Person who is or was a member, partner, director, officer, employee or agent of any Partnership Group Member, a General Partner or any Departing General Partner or any Affiliate of any Partnership Group Member, a General Partner or any Departing General Partner and (d) any Person the General Partner designates as an “Unrestricted Person” for purposes of this Agreement from time to time.
“U.S. GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.
“Voting Shares” means any Share entitled to vote pursuant to this Agreement.
“WMB” means The Williams Companies, Inc., a Delaware corporation.
“WMB Merger Agreement” means that certain Agreement and Plan of Merger, dated as of [●], 2015, by and among the General Partner, the Partnership, the MLP General Partner, LE GP, LLC, the MLP and WMB.
“WMB Stock” means the common stock, par value $1.00 per share, of WMB.

“WMB Stockholders” means a Person who receives Common Shares in exchange for shares of WMB Stock pursuant to the WMB Merger Agreement.
“Withdrawal Opinion of Counsel” means, with respect to the withdrawal of the General Partner from the Partnership, an Opinion of Counsel that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause any Partnership Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes to the extent such entity is not already taxable as a corporation for federal income tax purposes.
“Working Capital Borrowings” means borrowings incurred pursuant to a credit facility, commercial paper facility or similar financing arrangement that are used solely for working capital purposes or to pay distributions to the Partners; provided that when such borrowings are incurred it is the intent of the borrower to repay such borrowings within twelve months from the date of such borrowings other than from additional Working Capital Borrowings.
Section 1.2    Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” and words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof,” “herein” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement. The General Partner has the power to construe and interpret this Agreement and to act upon any such construction or interpretation. To the fullest extent permitted by law, any construction or interpretation of this Agreement and any action taken pursuant thereto and any determination, in each case, made by the General Partner in good faith shall, in each such case, be conclusive and binding on all Record Holders, Partners, each other Person or Group who acquires an interest in a Partnership Interest and all other Persons subject to this Agreement for all purposes.
ARTICLE II
ORGANIZATION
Section 2.1    Formation. The General Partner and the Organizational Limited Partner have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act and hereby amend and restate the original Agreement of Limited Partnership of Energy Transfer Corp LP in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties, liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the record owner thereof for all purposes.
Section 2.2    Name. The name of the Partnership shall be “Energy Transfer Corp LP.” Subject to applicable law, the Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” the letters “LP,” or “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.
Section 2.3    Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be the Corporation Service Company. The principal office of the Partnership shall be located at 8111 Westchester Drive, Dallas, Texas, 75225, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate. The address of the General Partner shall be 8111 Westchester Drive, Dallas, Texas, 75225, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.
Section 2.4    Purpose and Business. The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Partnership Group Member or MLP Group Member. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve the conduct by the Partnership of any business and may decline to do so free of any duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Partnership Group Member Agreement, any other agreement contemplated hereby or under the

Delaware Act or any other law, rule or regulation or at equity, and the General Partner in determining whether to propose or approve the conduct by the Partnership of any business shall be permitted to do so in its sole and absolute discretion.
Section 2.5    Powers. The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.
Section 2.6    Term. The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.
Section 2.7    Title to Partnership Assets. Title to the assets of the Partnership, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such assets of the Partnership or any portion thereof. Title to any or all of the assets of the Partnership may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees of the General Partner or its Affiliates, as the General Partner may determine. The General Partner hereby declares and warrants that any of the assets of the Partnership for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees of the General Partner or its Affiliates shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership or one or more of the Partnership’s designated Affiliates as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to any successor General Partner. All of the assets of the Partnership shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such assets of the Partnership is held.

ARTICLE III
RIGHTS OF LIMITED PARTNERS
Section 3.1    Limitation of Liability. The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.
Section 3.2    Management of Business. No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. No action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Partnership Group Member or MLP Group Member, in its capacity as such, shall be deemed to be participating in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17‑303(a) of the Delaware Act) nor shall any such action affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.
Section 3.3    Outside Activities of the Limited Partners. Subject to the provisions of Section 7.5, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners, each Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.
Section 3.4    Rights of Limited Partners.
(a)    Each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand, and at such Limited Partner’s own expense, to obtain:
(i)    from the General Partner either (A) the Partnership’s most recent filings with the Commission on Form 10‑K and any subsequent filings on Form 10‑Q or 8‑K or (B) if the Partnership is no longer subject to the reporting requirements of the Exchange Act, the information specified in, and meeting the requirements of, Rule 144A(d)(4) under the Securities Act or any successor or similar rule or regulation under the Securities Act; provided that the foregoing materials shall be deemed to be available to a Limited Partner in satisfaction of the requirements of this Section 3.4(a)(i) if posted on or accessible through the Partnership’s or the Commission’s website;

(ii)    a current list of the name and last known business, residence or mailing address of each Partner;
(iii)    a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto; and
(iv)    such other information regarding the affairs of the Partnership as the General Partner determines in its sole discretion is just and reasonable.
(b)    To the fullest extent permitted by law, the rights to information granted the Limited Partners pursuant to Section 3.4(a) replace in their entirety any rights to information provided for in Section 17‑305(a) of the Delaware Act and each of the Limited Partners and each other Person or Group who acquires an interest in Partnership Interests hereby agrees to the fullest extent permitted by law that they do not have any rights as Partners to receive any information either pursuant to Sections 17‑305(a) of the Delaware Act or otherwise except for the information identified in Section 3.4(a).
(c)    Notwithstanding any other provision of this Agreement, to the fullest extent permitted by law, the General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner determines is in the nature of trade secrets or (ii) other information the disclosure of which the General Partner determines (A) is not in the best interests of the Partnership Group or the MLP Group, (B) could damage the Partnership Group or the MLP Group or either of their respective businesses or (C) that any Partnership Group Member or any MLP Group Member is required by law or regulation or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).
(d)    Notwithstanding any other provision of this Agreement or Section 17‑305 of the Delaware Act, each of the Partners, each other Person or Group who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby agrees to the fullest extent permitted by law that they do not have rights to receive information from the Partnership or any Indemnitee for the purpose of determining whether to pursue litigation or assist in pending litigation against the Partnership or any Indemnitee relating to the affairs of the Partnership except pursuant to the applicable rules of discovery relating to litigation commenced by such Person or Group.

ARTICLE IV
CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP
INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS
Section 4.1    Certificates. Record Holders of Partnership Interests and, where appropriate, Derivative Partnership Interests, shall be recorded in the Register and, when deemed appropriate by the General Partner, ownership of such interests shall be evidenced by a physical certificate or book entry notation in the Register. Notwithstanding anything to the contrary in this Agreement, unless the General Partner shall determine otherwise in respect of some or all of any or all classes of Partnership Interests and Derivative Partnership Interests, Partnership Interests and Derivative Partnership Interests shall not be evidenced by physical certificates. Certificates, if any, shall be executed on behalf of the Partnership by the Chief Executive Officer, President, Chief Financial Officer or any Vice President and the Secretary, any Assistant Secretary, or other authorized officer of the General Partner, and shall bear the legend set forth in Section 4.7(d). The signatures of such officers upon a Certificate may, to the extent permitted by law, be facsimiles. In case any officer who has signed or whose signature has been placed upon such Certificate shall have ceased to be such officer before such Certificate is issued, it may be issued by the Partnership with the same effect as if he were such officer at the date of its issuance. If a Transfer Agent has been appointed for a class of Partnership Interests, no Certificate for such class of Partnership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the General Partner elects to cause the Partnership to issue Partnership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Interests have been duly registered in accordance with the directions of the Partnership. With respect to any Partnership Interests that are represented by physical certificates, the General Partner may determine that such Partnership Interests will no longer be represented by physical certificates and may, upon written notice to the holders of such Partnership Interests and subject to applicable law, take whatever actions it deems necessary or appropriate to cause such Partnership Interests to be registered in book entry or global form and may cause such physical certificates to be cancelled or deemed cancelled. The General Partner shall have the power and authority to make all such other rules and regulations as it may deem appropriate or expedient concerning the issue, transfer and registration or replacement of Certificates.
Section 4.2    Mutilated, Destroyed, Lost or Stolen Certificates.
(a)    If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Interests or Derivative Partnership Interests as the Certificate so surrendered.

(b)    The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:
(v)    makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;
(vi)    requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;
(vii)    if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and
(viii)    satisfies any other reasonable requirements imposed by the General Partner or the Transfer Agent.
If a Limited Partner fails to notify the General Partner within a reasonable period of time after such Limited Partner has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, to the fullest extent permitted by law, the Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.
(c)    As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other Governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.
Section 4.3    Record Holders. The names and addresses of Shareholders as they appear in the Register shall be the official list of Record Holders of the Shares for all purposes. The Partnership and the General Partner shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person or Group, regardless of whether the Partnership or the General Partner shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person or Group in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Person on the other, such representative Person shall be the Limited Partner with respect to such Partnership Interest upon becoming the Record Holder in accordance with Section 10.1(b) and have the rights and obligations of a Partner hereunder as, and to the extent, provided herein, including Section 10.1(c).
Section 4.4    Transfer Generally.
(a)    The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall mean a transaction by which the holder of a Partnership Interest assigns such Partnership Interest to another Person who is or becomes a Partner, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise (but not the pledge, grant of security interest, encumbrance, hypothecation or mortgage), including any transfer upon foreclosure or other exercise of remedies of any pledge, security interest, encumbrance, hypothecation or mortgage.
(b)    No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall, to the fullest extent permitted by law, be null and void, and the Partnership shall have no obligation to effect or recognize any such transfer or purported transfer.
(c)    Nothing contained in this Agreement shall be construed to prevent or limit a disposition by any stockholder, member, partner or other owner of any Partner of any or all of the shares of stock, membership interests, partnership interests or other ownership interests in such Partner and the term “transfer” shall not include any such disposition.
Section 4.5    Registration and Transfer of Limited Partner Interests.
(a)    The General Partner shall keep, or cause to be kept by the Transfer Agent on behalf of the Partnership, one or more registers in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the registration and transfer of Limited Partner Interests, and any Derivative Partnership Interests as applicable, shall be recorded (the “Register”).
(b)    The General Partner shall not recognize any transfer of Limited Partner Interests evidenced by Certificates until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other Governmental charge that may be imposed with respect thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of this Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Certificates evidencing Limited Partner Interests for which a Transfer Agent has been appointed, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered. Upon the proper surrender of a Certificate, such transfer shall be recorded in the Register.
(c)    Upon the receipt by the General Partner of proper transfer instructions from the Record Holder of uncertificated Partnership Interests, such transfer shall be recorded in the Register.
(d)    By acceptance of the transfer of any Limited Partner Interests in accordance with this Article IV, each transferee of a Limited Partner Interest (including any nominee, holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) acknowledges and agrees to the provisions of Section 10.1(b).
(e)    Subject to (i) this Article IV, (ii) with respect to any class or series of Limited Partner Interests, the provisions of any statement of designations or an amendment to this Agreement establishing such class or series, (iii) any contractual provisions binding on any Limited Partner and (iv) provisions of applicable law, including the Securities Act, Limited Partner Interests shall be freely transferable.
(f)    Subject to the provisions of this Article IV, the General Partner and its Affiliates shall have the right at any time to transfer their Limited Partner Interests to one or more Persons.
Section 4.6    Transfer of the General Partner’s General Partner Interest.
(a)    Subject to Section 4.6(b) below, the General Partner may at its option transfer all or any part of its General Partner Interest without approval of the Limited Partners.
(b)    Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement and (ii) the

Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner under the Delaware Act. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as the General Partner effective immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.
Section 4.7    Restrictions on Transfers.
(a)    No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Section 4.7.
(b)    Except as provided in Section 4.7(c), notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other Governmental Authority with jurisdiction over such transfer or (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation. The Partnership may issue stop transfer instructions to any Transfer Agent in order to implement any restriction on transfer contemplated by this Agreement.
(c)    Nothing contained in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.
(d)    Each certificate or book entry evidencing Partnership Interests shall bear a conspicuous legend in substantially the following form:
THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF ENERGY TRANSFER CORP LP THAT THIS SECURITY MAY NOT BE TRANSFERRED IF SUCH TRANSFER (AS DEFINED IN THE PARTNERSHIP AGREEMENT) WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER OR (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF ENERGY TRANSFER CORP LP UNDER THE LAWS OF THE STATE OF DELAWARE. THIS SECURITY MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS ON ITS TRANSFER PROVIDED IN THE PARTNERSHIP AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE RECORD

HOLDER OF THIS SECURITY TO THE SECRETARY OF THE GENERAL PARTNER AT THE PRINCIPAL OFFICE OF THE PARTNERSHIP. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.
Section 4.8    Eligibility Certificates; Ineligible Holders.
(a)    The General Partner may upon demand or on a regular basis require Limited Partners, and transferees of Limited Partner Interests in connection with a transfer, to execute an Eligibility Certificate or provide other information as is necessary for the General Partner to determine if any such Limited Partners or transferees are Ineligible Holders.
(b)    If any Limited Partner (or its beneficial owners) fails to furnish to the General Partner within 30 days of its request an Eligibility Certificate and other information related thereto, or if upon receipt of such Eligibility Certificate or other requested information the General Partner determines that a Limited Partner is an Ineligible Holder, the Limited Partner Interests owned by such Limited Partner shall be subject to redemption in accordance with the provisions of Section 4.9. In addition, the General Partner shall be substituted for any Limited Partner that is an Ineligible Holder as the Limited Partner in respect of the Ineligible Holder’s Limited Partner Interests.
(c)    The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Ineligible Holders, distribute the votes in the same ratios as the votes of Limited Partners (including the General Partner and its Affiliates) in respect of Limited Partner Interests other than those of Ineligible Holders are cast, either for, against or abstaining as to the matter.
(d)    Upon dissolution of the Partnership, an Ineligible Holder shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Ineligible Holder’s share of any distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Ineligible Holder of its Limited Partner Interest (representing the right to receive its share of such distribution in kind).
(e)    At any time after an Ineligible Holder can and does certify that it no longer is an Ineligible Holder, it may, upon application to the General Partner, request that with respect to any Limited Partner Interests of such Ineligible Holder not redeemed pursuant to Section 4.9, such Ineligible Holder be admitted as a Limited Partner, and upon approval of the General

Partner, such Ineligible Holder shall be admitted as a Limited Partner and shall no longer constitute an Ineligible Holder and the General Partner shall cease to be deemed to be the Limited Partner in respect of such Limited Partner Interests.
(f)    If at any time a transferee of a Partnership Interest fails to furnish an Eligibility Certificate or any other information requested by the General Partner pursuant to this Section 4.8 within 30 days of such request, or if upon receipt of such Eligibility Certificate or such other information the General Partner determines that such transferee is an Ineligible Holder, the Partnership may, unless the transferee establishes to the satisfaction of the General Partner that such transferee is not an Ineligible Holder, prohibit and void the transfer, including by placing a stop order with the Transfer Agent.
Section 4.9    Redemption of Partnership Interests of Ineligible Holders.
(a)    If at any time a Limited Partner fails to furnish an Eligibility Certificate or any other information requested by the General Partner pursuant to Section 4.8 within 30 days of such request, or if upon receipt of such Eligibility Certificate or such other information the General Partner determines that a Limited Partner is an Ineligible Holder, the Partnership may, unless the Limited Partner establishes to the satisfaction of the General Partner that such Limited Partner is not an Ineligible Holder or has transferred his Limited Partner Interests to a Person who is not an Ineligible Holder and who furnishes an Eligibility Certificate to the General Partner prior to the date fixed for redemption as provided below, redeem the Limited Partner Interests of such Limited Partner as follows:
(i)    The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner, at its last address designated in the Register, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon redemption of the Redeemable Interests (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender of the Certificate evidencing the Redeemable Interests) and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.
(ii)    The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 5% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.
(iii)    The Limited Partner or its duly authorized representative shall be entitled to receive the payment for the Redeemable Interests at the place of payment specified in the notice of redemption on the redemption date (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender by or on behalf of the Limited Partner or transferee at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank).
(iv)    After the redemption, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.
(b)    The provisions of this Section 4.9 shall also be applicable to Limited Partner Interests held by a Limited Partner as nominee, agent or representative of a Person determined to be an Ineligible Holder.
(c)    Nothing in this Section 4.9 shall prevent the recipient of a notice of redemption from transferring its Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement and the transferor provides notice of such transfer to the General Partner. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner that such transferee is not an Ineligible Holder. If the transferee fails to make such certification within 30 days after the request and, in any event, before the redemption date, such redemption shall be effected from the transferee on the original redemption date.
ARTICLE V
CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS
Section 5.1    Initial Capital Contributions. In connection with the formation of the Partnership under the Delaware Act, the General Partner has been admitted as the General Partner of the Partnership and the Organizational Limited Partner made an initial Capital Contribution to the Partnership in the amount of $1,000.00 in exchange for a Limited Partner Interest equal to a 100% Percentage Interest in the Partnership. As of the Closing Date and immediately following the admission of another Limited Partner to the Partnership, the interests of the Organizational Limited Partner shall be redeemed, and the initial Capital Contribution of the Organizational Limited Partner shall be refunded.

Section 5.2    Contributions by and Issuances to the General Partner and its Affiliates. On the Closing Date, the General Partner shall retain the General Partner Interest in the Partnership, subject to all of the rights, privileges and duties of the General Partner under this Agreement.
Section 5.3    Share Transfers to Limited Partners.
(d)    On the Closing Date and pursuant to the WMB Merger Agreement, (i) WMB will merge with and into the Partnership and (ii) in consideration for the merger, the Partnership will issue Common Shares to the WMB Stockholders.
(e)    Except as described in Section 5.1, no Limited Partner Interests will be issued or issuable as of or at the Closing Date other than the Common Shares issued to the WMB Stockholders pursuant to the Merger Agreement.
(f)    No Limited Partner will be required to make any additional Capital Contribution to the Partnership pursuant to this Agreement.
Section 5.4    Interest and Withdrawal. Except as provided in the last sentence of Section 5.1, no interest shall be paid by the Partnership on Capital Contributions. Except as provided in the last sentence of Section 5.1, no Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners agree within the meaning of Section 17‑502(b) of the Delaware Act.
Section 5.5    Issuances of Additional Partnership Interests.
(c)    The Partnership may issue additional Partnership Interests and Derivative Partnership Interests for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.
(d)    Each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.5(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Interests), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof;

(ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Interest; (v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest will be issued, evidenced by Certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Interest; and (viii) the right, if any, of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Interest.
(e)    The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Interests and Derivative Partnership Interests pursuant to this Section 5.5, (ii) the conversion of the GP Interests into Common Shares pursuant to the terms of this Agreement, (iii) reflecting admission of such additional Limited Partners in the Register as the Record Holders of such Limited Partner Interests and (iv) all additional issuances of Partnership Interests. The General Partner shall determine the relative rights, powers and duties of the holders of the Shares or other Partnership Interests being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Interests or in connection with the conversion of the GP Interests into Common Shares pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any Governmental Authority or any National Securities Exchange on which the Shares or other Partnership Interests are listed or admitted to trading.
(f)    No fractional Shares shall be issued by the Partnership.
Section 5.6    Limited Preemptive Right. Except as provided in this Section 5.6 or as otherwise provided in a separate agreement by the Partnership, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interest, whether unissued, held in the treasury or hereafter created. The General Partner and its Affiliates shall have the right, which they may from time to time assign in whole or in part to any of their Affiliates, to purchase Partnership Interests from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Interests to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Interests.

Section 5.7    Splits and Combinations.
(g)    Subject to Section 5.7(d), the Partnership may make a Pro Rata distribution of Partnership Interests to all Record Holders or may effect a subdivision or combination of Partnership Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Partnership Interest basis or stated as a number of Partnership Interests are proportionately adjusted.
(h)    Whenever such a distribution, subdivision or combination of Partnership Interests is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice (or such shorter periods as required by applicable law). The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Interests to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.
(i)    Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates or uncertificated Partnership Interests to the Record Holders of Partnership Interests as of the applicable Record Date representing the new number of Partnership Interests held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Interests Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of Partnership Interests represented by Certificates, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.
(j)    The Partnership shall not issue fractional Shares upon any distribution, subdivision or combination of Shares. If a distribution, subdivision or combination of Shares would result in the issuance of fractional Shares but for the provisions of Section 5.5(d) and this Section 5.7(d), each fractional Share shall be rounded to the nearest whole Share (with fractional Shares equal to or greater than a 0.5 Share being rounded to the next higher Share).
Section 5.8    Nature of Limited Partner Interests. All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be validly issued, and, to the fullest extent permitted by the Delaware Act, recipients of such Limited Partner Interests will have (a) no obligation to make further payments for such Limited Partner Interests or contributions to the Partnership solely by reason of their ownership of such Limited Partner

Interests, and (b) no personal liability for the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, solely by reason of being a Limited Partner.
ARTICLE VI
DISTRIBUTIONS
Section 6.1    Distributions to Record Holders.
(e)    Within 55 days following the end of each Quarter commencing with the Quarter ending on [●], 2015, an amount equal to 100% of Available Cash with respect to such Quarter shall be distributed in accordance with this Article VI by the Partnership to the Common Shareholders, as of the Record Date selected by the General Partner, Pro Rata. Notwithstanding any other provision of this Agreement, all distributions required to be made under this Agreement shall be made subject to Sections 17‑607 and 17‑804 of the Delaware Act.
(f)    Notwithstanding Section 6.1(a) (but subject to the last sentence of Section 6.1(a)), in the event of the dissolution and liquidation of the Partnership, all cash received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.
(g)    Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.
ARTICLE VII
MANAGEMENT AND OPERATION OF BUSINESS
Section 7.1    Management.
(g)    The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, but without limitation on the ability of the General Partner to delegate its rights and power to other Persons, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner in its capacity as such shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:
(i)    the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into or exchangeable for Partnership Interests, and the incurring of any other obligations; provided, however, that prior to December 31, 2018, the Partnership shall obtain Special Approval prior to the incurrence of indebtedness from any Person that is not an Affiliate of the Partnership;
(ii)    the making of tax, regulatory and other filings, or rendering of periodic or other reports to Governmental Authorities or other agencies having jurisdiction over the business or assets of the Partnership;
(iii)    the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3 and Article XIV);
(iv)    the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group and the MLP Group;
(v)    subject to Section 7.6(a), the lending of funds to other Persons (including other Partnership Group Members or MLP Group Members);
(vi)    the repayment or guarantee of obligations of any Partnership Group Member or MLP Group Member;
(vii)    the making of capital contributions to any Partnership Group Member or MLP Group Member;
(viii)    the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if the same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(ix)    the distribution of cash held by the Partnership;
(x)    the selection and dismissal of employees and officers (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, internal and outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;
(xi)    the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;
(xii)    the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other Persons (including the acquisition of interests in, and the contributions of property to, any Partnership Group Member or MLP Group Member from time to time) subject to the restrictions set forth in Section 2.4 and Section 7.6;
(xiii)    the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;
(xiv)    the indemnification of any Person against liabilities and contingencies to the extent permitted by law;
(xv)    the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange;
(xvi)    the purchase, sale or other acquisition or disposition of Partnership Interests, or the issuance of Derivative Partnership Interests;
(xvii)    the undertaking of any action in connection with the Partnership’s participation in the management of any Partnership Group Member through its directors, officers or employees or through its role as the managing member of the MLP General Partner;
(xviii)    subject to the provisions of Section 13.9, the undertaking of any action in connection with the Partnership’s rights as a holder of MLP Class E Units;
(xix)    the approval and authorization of any action taken by the MLP General Partner to waive, reduce, limit or modify the incentive distribution rights in ETP or any other MLP Group Member or any Affiliate of the Partnership; and

(xx)    the entering into of agreements with any of its Affiliates to render services to a Partnership Group Member or to itself in the discharge of its duties as General Partner of the Partnership.
(h)    Notwithstanding any other provision of this Agreement, with respect to any matter upon which the MLP Class E Units and MLP Common Units are entitled to vote (including, without limitation, as a separate class or together with any other outstanding class of equity of the MLP), the Partnership shall only vote the MLP Class E Units and MLP Common Units it holds (other than the voting of the MLP Class E Units pursuant to Section 5.15(b)(v)(B) of the MLP Agreement, which shall be voted as directed by the Existing GP Owner) as directed by the Conflicts Committee by Special Approval, and any decision by the Partnership to enforce any of the Partnership’s rights in its capacity as a partner of the MLP, under the Administrative Agreement or under the Contribution Agreement, and any determination with respect to the manner of such enforcement, shall only be made by as directed by the Conflicts Committee by Special Approval.
(i)    Notwithstanding any other provision of this Agreement, any Partnership Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and each other Person who may acquire an interest in Partnership Interests hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement and the Partnership Group Member Agreement of each other Partnership Group Member, the General Partner Agreement, the Contribution Agreement, the WMB Merger Agreement, the CCR Agreement, the Administrative Agreement and the other agreements described in or filed as exhibits to the Merger Registration Statement that are related to the transactions contemplated by the Merger Registration Statement (collectively, the “Transaction Documents”) (in each case other than this Agreement, without giving effect to any amendments, supplements or restatements thereof entered into after the date such Person becomes bound by the provisions of this Agreement); (ii) agrees that the General Partner (on its own or on behalf of the Partnership) and each of its Affiliates are authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Merger Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the other Persons who may acquire an interest in Partnership Interests or are otherwise bound by this Agreement; and (iii) agrees that the execution, delivery and performance by the General Partner, any Partnership Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV) shall not constitute a breach by the General Partner of any duty or any other obligation of any type whatsoever that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty existing at law, in equity or otherwise.

Section 7.2    Certificate of Limited Partnership. The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.
Section 7.3    Restrictions on the General Partner’s Authority to Sell Assets of the Partnership Group. Except as provided in Article XII and Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions, to any Person other than any Partnership Group Member, without the approval of holders of a Share Majority; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance. For the avoidance of doubt, this provision shall not be applicable to any sale, exchange or other disposition of all or substantially all of the assets of any MLP Group Member.
Section 7.4    Reimbursement of the General Partner.
(e)    Except as provided in this Section 7.4 and elsewhere in this Agreement or in the Administrative Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Partnership Group Member.
(f)    The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the General Partner, to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group), and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner or its Affiliates in connection with managing and operating the Partnership Group’s business and affairs (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership Group. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7. This provision does not affect the ability of the General Partner and its Affiliates to enter into an agreement to provide services to any Partnership Group Member for a fee.
(g)    The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Interests or Derivative Partnership Interests), or cause the Partnership to issue Partnership Interests or Derivative Partnership Interests in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any of its Affiliates in each case for the benefit of employees and directors of the General Partner or any of its Affiliates. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Interests or Derivative Partnership Interests that the General Partner or such Affiliates are obligated to provide to any employees, consultants and directors pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Interests or Derivative Partnership Interests purchased by the General Partner or such Affiliates from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner or its Affiliates as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest pursuant to Section 4.6.
Section 7.5    Outside Activities.
(k)    The General Partner, for so long as it is the General Partner of the Partnership, shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (i) its performance as general partner or managing member, if any, of one or more Partnership Group Members or as described in or contemplated by the Merger Registration Statement, (ii) the acquiring, owning or disposing of debt securities or equity interests in any Partnership Group Member or MLP Group Member, (iii) the guarantee of, and mortgage, pledge or encumbrance of any or all of its assets in connection with any indebtedness of any Partnership Group Member or MLP Group Member, or (iv) subject to the limitations contained in the Administrative Agreement, the performance of its obligations under the Administrative Agreement.
(l)    Subject to the terms of Section 7.5(c), each Unrestricted Person (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Partnership Group Member or MLP Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Partnership Group Member or MLP Group Member, and none of the same shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise, to any Partnership Group Member, any MLP Group Member or any Partner; provided such Unrestricted Person does not engage in such business or activity using confidential or proprietary information provided by or on behalf of any Partnership Group Member or any MLP Group Member to such Unrestricted Person. No Partnership Group Member, MLP Group Member, Limited Partner or other Person shall have any rights by virtue of this Agreement, any Partnership Group Member Agreement, any MLP Group Member Agreement, or the partnership relationship established hereby in any business ventures of any Unrestricted Person.
(m)    Subject to the terms of Section 7.5(a) and Section 7.5(b), but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Unrestricted Person (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of any duty otherwise existing at law, in equity or otherwise, by the General Partner or any other Unrestricted Person for the Unrestricted Persons (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (iii) the Unrestricted Persons shall have no obligation hereunder or as a result of any duty otherwise existing at law, in equity or otherwise, to present business opportunities to any Partnership Group Member or any MLP Group Member.
(n)    The General Partner and each of its Affiliates may acquire Shares or other Partnership Interests in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Shares and/or other Partnership Interests acquired by them. The term “Affiliates” when used in this Section 7.5(d) with respect to the General Partner shall not include any Partnership Group Member.

Section 7.6    Loans from the General Partner; Loans or Contributions from the Partnership or Partnership Group Members.
(d)    The General Partner or any of its Affiliates may lend to any Partnership Group Member or any MLP Group Member, and any Partnership Group Member or any MLP Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Partnership Group Member or MLP Group Member, as applicable, for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm’s-length basis (without reference to the lending party’s financial abilities or guarantees), all as determined by the General Partner. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term “Partnership Group Member” shall include any Affiliate of a Partnership Group Member that is controlled by the Partnership Group Member and the term “MLP Group Member” shall include any Affiliate of an MLP Group Member that is controlled by the MLP Group Member.
(e)    Any Partnership Group Member may lend or contribute to any other Partnership Group Member, and any Partnership Group Member may borrow from any other Partnership Group Member, funds on terms and conditions determined by the General Partner. No Partnership Group Member may lend funds to the General Partner or any of its Affiliates (other than another Partnership Group Member).
(f)    No borrowing by any Partnership Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty or any other obligation of any type whatsoever of the General Partner or its Affiliates to the Partnership or the Limited Partners existing hereunder, or existing at law, in equity or otherwise by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to enable distributions or other compensation to the General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed the General Partner’s Percentage Interest of the total amount distributed to all Partners.
Section 7.7    Indemnification.
(a)    To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or omitting or refraining to act) in such capacity on behalf of or for the benefit of the Partnership; provided, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to any Indemnitee (other than a Partnership Group Member) with respect to any such Indemnitee’s obligations pursuant to the Transaction Documents. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.
(b)    To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 7.7.
(c)    The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under this Agreement, any other agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.
(d)    The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.
(e)    For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.
(f)    In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.
(g)    An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
(h)    The provisions of this Section 7.7 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
(i)    No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
Section 7.8    Liability of Indemnitees.
(a)    Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, or any other Persons who are bound by this Agreement, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.
(b)    The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.
(c)    To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners or any other Person bound by this Agreement, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner or any other Person bound by this Agreement for its good faith reliance on the provisions of this Agreement.
(d)    Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
Section 7.9    Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.
(a)    Unless a lesser standard is otherwise provided in this Agreement or any Partnership Group Member Agreement, whenever a potential conflict of interest exists or arises (x) between the General Partner or any of its Affiliates, on the one hand, and the Partnership, any Partnership Group Member any MLP Group Member or any Partner, on the other hand, or (y) between the Partnership, any Partnership Group Member or their Affiliates, on the one hand, and any MLP Group Member, on the other hand, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, any Partnership Group Member Agreement, any agreement contemplated herein or therein, any duty under this Agreement or any duty stated or implied by law, in equity or otherwise, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval or (ii) approved by the vote of a majority of the Outstanding Voting Shares (excluding Shares owned by the General Partner and its Affiliates). The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval or

Shareholder approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval or Shareholder approval. If the General Partner does not submit the resolution or course of action in respect of such conflict of interest to the Conflicts Committee or the Shareholders as provided in either clause (i) or clause (ii) of the immediately preceding sentence of this Section 7.9(a), then any such resolution or course of action shall be governed by Section 7.9(b). Notwithstanding any other provision of this Agreement, any Partnership Group Member Agreement or applicable law, whenever the General Partner makes a determination to refer any potential conflict of interest to the Conflicts Committee for Special Approval, to seek Shareholder Approval or to adopt a resolution or course of action that has not received Special Approval or Shareholder Approval, then the General Partner shall be entitled, to the fullest extent permitted by law, to make such determination free of any duty or obligation whatsoever to the Partnership or any Limited Partner, and the General Partner shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard or duty imposed by this Agreement, any Partnership Group Member Agreement, any other agreement contemplated hereby or otherwise or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in making such determination shall be permitted to do so in its sole and absolute discretion. If Special Approval is sought, then it shall be presumed that, in making its decision, the Conflicts Committee acted in good faith, and if the Board of Directors determines that a director satisfies the eligibility requirements to be a member of the Conflicts Committee, then it shall be presumed that, in making its determination, the Board of Directors acted in good faith. In any proceeding brought by any Limited Partner or by or on behalf of such Limited Partner or any other Limited Partner or the Partnership or by or on behalf of any Person who acquires an interest in a Partnership Interest challenging any action or decision by the Conflicts Committee with respect to any matter referred to the Conflicts Committee for Special Approval, or challenging any determination by the Board of Directors that a director satisfies the eligibility requirements to be a member of the Conflicts Committee, the Person bringing or prosecuting such proceeding shall have the burden of overcoming the presumption that the Conflicts Committee or the Board of Directors, as applicable, acted in good faith. Notwithstanding anything to the contrary in this Agreement or any duty stated or implied by law, in equity or otherwise, the conflicts of interest described in the Merger Registration Statement and any actions of the General Partner or any of its Affiliates taken in connection therewith are hereby approved by all Partners and shall not constitute a breach of this Agreement, any Partnership Group Member Agreement, any agreement contemplated herein or therein, any duty under this Agreement or any duty stated or implied by law, in equity or otherwise.
(b)    Whenever the General Partner makes a determination or takes or declines to take any action, or any Affiliate of the General Partner causes the General Partner to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Partnership Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless a lesser standard is provided for in this Agreement, or the determination, action or omission has been approved as provided in Section 7.9(a)(i) or Section 7.9(a)(ii), the General Partner, or such Affiliate causing the General Partner to do so, shall make such determination or take or decline to take such action in good faith. Whenever the Board of Directors, any committee of the Board of Directors (including the Conflicts Committee) or any Affiliate of the General Partner makes a determination or takes or declines to take any action, whether under this Agreement, any Partnership Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless a lesser standard is provided for in this Agreement or the determination, action or omission has been approved as provided in Section 7.9(a)(i) or Section 7.9(a)(ii), the Board of Directors, any committee of the Board of Directors (including the Conflicts Committee) or any Affiliate of the General Partner shall make such determination or take or decline to take such action in good faith. The foregoing and other lesser standards governing any determination, action or omission provided for in this Agreement are the sole and exclusive standards governing any such determinations, actions and omissions of the General Partner, the Board of Directors, any committee of the Board of Directors (including the Conflicts Committee) and any Affiliate of the General Partner, and no such Person shall be subject to any fiduciary duty or other duty or obligation, or any other, different or higher standard (all of which duties, obligations and standards are hereby eliminated, waived and disclaimed), under this Agreement, any Partnership Group Member Agreement, any agreement contemplated herein or therein, or under the Delaware Act or any other law, rule or regulation or at equity. Any such determination, action or omission by the General Partner, the Board of Directors of the General Partner or any committee thereof (including the Conflicts Committee) or any Affiliate of the General Partner will for all purposes be presumed to have been in good faith. In any proceeding brought by or on behalf of the Partnership, any Limited Partner, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement challenging such determination, action or omission, the Person bringing or prosecuting such proceeding shall have the burden of proving that such determination, action or omission was not in good faith. In order for a determination or the taking or declining to take an action to be in “good faith” for purposes of this Agreement, the Person or Persons making such determination or taking or declining to take such action must subjectively believe that the determination or other action is in the best interests of the Partnership. Without limiting the generality of the foregoing, in considering whether to approve, on behalf of the Partnership in its capacity as the managing member of the MLP General Partner, any concession with respect to, or modification, amendment or elimination of, any incentive distribution rights held by the MLP or any affiliate of the General Partner, the General Partner and the Board of Directors shall be entitled to take into account all relevant factors, including (without limitation), to the extent that it believes relevant, (i) anticipated increases in distributions to the Partnership or any of its Subsidiaries expected to be received as a result of the issuance of any securities by any MLP Group Member in connection therewith, (ii) any increase in value of such incentive distribution rights associated with any such expected increase in distributions and (iii) the effect of such action on the long-term distribution growth prospects of the MLP or any of the MLP’s Subsidiaries.
(c)    Whenever the General Partner makes a determination or takes or declines to take any action, or any Affiliate of the General Partner causes the General Partner to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement, any Partnership Group Member Agreement or any other agreement contemplated hereby or otherwise, then (i) the General Partner, or such Affiliate causing it to do so, is entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such action free of any duty (including any fiduciary duty) stated or implied by law, in equity or otherwise or of any obligation whatsoever to the Partnership, any Limited Partner, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement, (ii) the General Partner, or such Affiliate causing it to do so, shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Partnership Group Member Agreement, any other agreement contemplated hereby or otherwise or under the Delaware Act or any other law, rule or regulation or at equity and (iii) the Person or Persons making such determination or taking or declining to take such action shall be permitted to do so in their sole and absolute discretion. By way of illustration and not of limitation, whenever the phrases, “at its option,” “in its sole and absolute discretion” or some variation of those phrases, are used in this Agreement, they indicate that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner makes a determination pursuant to Section 11.2 or Section 13.3(f), votes or transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, or otherwise acts in its capacity as a Limited Partner or holder of Partnership Interests, it shall be acting in its individual capacity.
(d)    The General Partner’s organizational documents may provide that determinations to take or decline to take any action in its individual, rather than representative, capacity may or shall be determined by its members, if the General Partner is a limited liability company, stockholders, if the General Partner is a corporation, or the members or stockholders of the General Partner’s general partner, if the General Partner is a general or limited partnership.
(e)    Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of, or approve the sale or disposition of, any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Partnership Group Member or MLP Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by either the General Partner or any of its Affiliates to enter into such contracts shall be, in each case, in its sole discretion.
(f)    The Limited Partners, each Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby authorize the General Partner, on behalf of the Partnership as a general partner or member of a Partnership Group Member, to approve actions by the general partner or member of such Partnership Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.
(g)    For the avoidance of doubt, whenever the Board of Directors, any member of the Board of Directors, any committee of the Board of Directors (including the Conflicts Committee) and any member of any such committee, the officers of the General Partner or any Affiliates of the General Partner (including any Person making a determination or acting for or on behalf of such Affiliate of the General Partner) make a determination on behalf of or recommendation to the General Partner, or cause the General Partner to take or omit to take any action, whether in the General Partner’s capacity as the General Partner or in its individual capacity, the standards of care applicable to the General Partner shall apply to such Persons, and such Persons shall be entitled to all benefits and rights (but not the obligations) of the General Partner hereunder, including eliminations, waivers and modifications of duties (including any fiduciary duties) to the Partnership, any of its Partners or any other Person who acquires an interest in a Partnership Interest or any other Person bound by this Agreement, and the protections and presumptions set forth in this Agreement.
Section 7.10    Other Matters Concerning the General Partner.
(a)    The General Partner and any other Indemnitee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.
(b)    The General Partner and any other Indemnitee may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner or such Indemnitee, respectively, reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

(c)    The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership or any Partnership Group Member.
Section 7.11    Purchase or Sale of Partnership Interests. The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Interests or Derivative Partnership Interests. As long as Partnership Interests are held by any Partnership Group Member, such Partnership Interests shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Interests for its own account, subject to the provisions of Articles IV and X.
Section 7.12    Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person (other than the General Partner and its Affiliates) dealing with the Partnership shall be entitled to assume that the General Partner and any officer or representative of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer or representative as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person (other than the General Partner and its Affiliates) dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its officers or representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.
Section 7.13    Replacement of Fiduciary Duties. Notwithstanding any other provision of this Agreement, to the extent that, at law or in equity, the General Partner or any other Indemnitee would have duties (including fiduciary duties) to the Partnership, to another Partner, to any Person who acquires an interest in a Partnership Interest or to any other Person bound by this Agreement, all such duties (including fiduciary duties) are hereby eliminated, to the fullest extent permitted by law, and replaced with the duties or standards expressly set forth herein. The elimination of duties (including fiduciary duties) and replacement thereof with the duties or standards expressly set forth herein are approved by the Partnership, each of the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement.
ARTICLE VIII
BOOKS, RECORDS, ACCOUNTING AND REPORTS
Section 8.1    Records and Accounting. The General Partner or the Transfer Agent shall keep or cause to be kept appropriate books and records with respect to the Partnership’s business, including the Register and all other books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the Register, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.
Section 8.2    Fiscal Year. The fiscal year of the Partnership shall be a fiscal year ending December 31.
Section 8.3    Reports.
(h)    Whether or not the Partnership is subject to the requirement to file reports with the Commission, as soon as practicable, but in no event later than 115 days after the close of each fiscal year of the Partnership (or such shorter or longer period as required by the Commission, in which case the Partnership shall have such shorter or longer period), the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Partnership’s or the Commission’s website) to each Record Holder of a Share as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner, and such other information as may be required by applicable law, regulation or rule of the Commission or any National Securities Exchange on which the Shares are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.
(i)    Whether or not the Partnership is subject to the requirement to file reports with the Commission, as soon as practicable, but in no event later than 60 days after the close of each Quarter (or such shorter or longer period as required by the Commission, in which case the Partnership shall have such shorter or longer period) except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Partnership’s or the Commission’s website) to each Record Holder of a Share, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of the Commission or any National Securities Exchange on which the Shares are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.
ARTICLE IX
TAX MATTERS
Section 9.1    Tax Characterizations, Elections and Information.
(g)    The Partnership is authorized and has elected to be treated as an association taxable as a corporation for U.S. federal income tax purposes.
(h)    The General Partner shall determine whether the Partnership shall make any other tax elections permitted by the Code or state, local or foreign tax law.
(i)    The tax information reasonably required by Record Holders for U.S. federal income tax reporting purposes shall be furnished to Record Holders on or before the date required under the Code and treasury regulations thereunder.
Section 9.2    Withholding. Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Partnership Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445, 1471 and 1472 of the Code, or established under any foreign law. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner, the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.1 or Section 12.4(c) in the amount of such withholding from such Partner.

ARTICLE X
ADMISSION OF PARTNERS
Section 10.1    Admission of Limited Partners.
(j)    Upon the issuance by the Partnership of Common Shares to the WMB Stockholders as described in Article V, such Persons shall, by acceptance of such Partnership Interests, and upon becoming the Record Holders of such Partnership Interests, be admitted to the Partnership as Limited Partners in respect of the Common Shares issued or transferred to them and be bound by this Agreement, all with or without execution of this Agreement by such Persons.
(k)    By acceptance of any Limited Partner Interests transferred in accordance with Article IV or acceptance of any Limited Partner Interests issued pursuant to Article V, pursuant to a merger, consolidation or conversion in accordance with Article XIV, each transferee of, or other such Person acquiring, a Limited Partner Interest (including any nominee, agent or representative acquiring such Limited Partner Interests for the account of another Person or Group, which nominee, agent or representative shall be subject to Section 10.1(c) below) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when such Person becomes the Record Holder of the Limited Partner Interests so transferred or acquired, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) shall be deemed to represent that the transferee or acquirer has the capacity, power and authority to enter into this Agreement and (iv) shall be deemed to make any consents, acknowledgements or waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Limited Partner without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and becoming the Record Holder of such Limited Partner Interest. The rights and obligations of a Person who is an Ineligible Holder shall be determined in accordance with Section 4.8.
(l)    With respect to Shares that are held for a Person’s account by another Person that is the Record Holder (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), such Record Holder shall, in exercising the rights of a Limited Partner in respect of such Shares, including the right to vote, on any matter, and unless the arrangement between such Persons provides otherwise, take all action as a Limited Partner by virtue of being the Record Holder of such Shares in accordance with the direction of the Person who is the beneficial owner of such Shares, and the Partnership shall be entitled to assume such Record Holder is so acting without further inquiry. The provisions of this Section 10.1(c) are subject to the provisions of Section 4.3.
(m)    The name and mailing address of each Record Holder shall be listed in the Register. The General Partner shall update the Register from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable).
(n)    Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.1(b).
Section 10.2    Admission of Successor General Partner. A successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or Section 11.2 or the transfer of the General Partner Interest pursuant to Section 4.6; provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor is hereby authorized to and shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.
Section 10.3    Amendment of Agreement and Certificate of Limited Partnership. To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the Register and any other records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership.
ARTICLE XI
WITHDRAWAL OR REMOVAL OF PARTNERS
Section 11.1    Withdrawal of the General Partner.
(o)    The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”);

(i)    The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;
(ii)    The General Partner transfers all of its General Partner Interest pursuant to Section 4.6;
(iii)    The General Partner is removed pursuant to Section 11.2;
(iv)    The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)‑(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;
(v)    A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or
(vi)    (A) if the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) if the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) if the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) if the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise upon the termination of the General Partner.
If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.
(p)    Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Shareholders, such withdrawal to take effect on the date specified in such notice or (ii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Partnership Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the Existing GP Owner may, prior to the effective date of such withdrawal, select a successor General Partner. The Person so selected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Partnership Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner’s withdrawal pursuant to Section 11.1(a)(i), a successor is not selected by the Existing GP Owner as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1 unless the business of the Partnership is continued pursuant to Section 12.2. Any successor General Partner selected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.
Section 11.2    Removal of the General Partner. The General Partner may not be removed unless (i) such removal is approved by the Existing GP Owner, in its sole discretion, and (ii) the MLP General Partner is concurrently removed as the general partner of the MLP in accordance with the MLP Agreement. Any such action by the Existing GP Owner for removal of the General Partner must also provide for the selection of a successor General Partner by the Existing GP Owner. Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Partnership Group Members of which the General Partner is a general partner or a managing member. If a Person is selected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Partnership Group Members of which the General Partner is a general partner or a managing member. The right of the Existing GP Owner to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner selected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.
Section 11.3    Interest of Departing General Partner and Successor General Partner.
(j)    In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner in accordance with Section 11.2, if the successor General Partner is selected in accordance with the terms of Section 11.1 or Section 11.2, the Departing General Partner shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner, to require its successor to purchase (x) its General Partner Interest and its or its Affiliates’ general partner interest (or equivalent interest), if any, in the other Partnership Group Members (collectively, the “GP Interests”) and (y) any MLP Common Units owned by such Departing General Partner or its Affiliates (collectively, the “MLP LP Interests” and, together with the GP Interests, the “Combined Interest”), in exchange for an amount in cash equal to the sum of: (A) the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its withdrawal or removal and (B) any state and federal taxes owed by the Departing General Partner or its Affiliates as a result of the sale of the Combined Interests. In addition, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Partnership Group Member) for the benefit of the Partnership or the other Partnership Group Members.
For purposes of this Section 11.3(a), the fair market value of the Combined Interest shall take into account an appropriate control premium and be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner’s withdrawal or removal, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such withdrawal or removal, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Shares on any National Securities Exchange on which Shares are then listed or admitted to trading, the value of the Partnership’s assets, the rights and obligations of the Departing General Partner or its Affiliates, the value of the Combined Interest (taking into account an appropriate control premium) and other factors it may deem relevant.
(k)    If the GP Interests are not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (or its transferee) shall become a Limited Partner and its GP Interests shall be converted into Common Shares pursuant to a valuation (taking into account an appropriate control premium) made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the GP Interests of the Departing General Partner to Common Shares will be characterized as if the Departing General Partner (or its transferee) contributed its GP Interests to the Partnership in exchange for the newly issued Common Shares.
Section 11.4    Withdrawal of Limited Partners. No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.
ARTICLE XII
DISSOLUTION AND LIQUIDATION
Section 12.1    Dissolution. The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is selected pursuant to Section 11.1, Section 11.2 or Section 12.2, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:
(g)    an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is selected and a Withdrawal Opinion of Counsel is received as provided in Section 11.1(b) or Section 11.2 and such successor is admitted to the Partnership pursuant to Section 10.2;
(h)    an election to dissolve the Partnership by the General Partner that is approved by the holders of a Share Majority;
(i)    the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or
(j)    at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

Section 12.2    Continuation of the Business of the Partnership After Dissolution. Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Existing GP Owner to select a successor to such Departing General Partner pursuant to Section 11.1 or Section 11.2, then, to the maximum extent permitted by law, within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the Existing GP Owner may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing a successor General Partner. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:
(i)    the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;
(ii)    if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and
(iii)    the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement;
provided, that the right of the Existing GP Owner to select a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that the exercise of the right would not result in the loss of limited liability of any Limited Partner under the Delaware Act.
Section 12.3    Liquidator. Upon dissolution of the Partnership in accordance with the provisions of Article XII, unless the business of the Partnership is continued pursuant to Section 12.2, the General Partner (or, in the event of dissolution pursuant to Section 12.1(a), the holders of a Share Majority) shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by a Share Majority. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of a Share Majority. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of a Share Majority. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.
Section 12.4    Liquidation. The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17‑804 of the Delaware Act and the following:
(h)    The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its Fair Market Value, net of liabilities; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.
(i)    Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.
(j)    All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Common Shareholders, Pro Rata.
Section 12.5    Cancellation of Certificate of Limited Partnership. Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all

qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.
Section 12.6    Return of Contributions. The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Shareholders, or any portion thereof, it being expressly understood that any such return shall be made solely from assets of the Partnership.
Section 12.7    Waiver of Partition. To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.
ARTICLE XIII
AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE
Section 13.1    Amendments to be Adopted Solely by the General Partner. Each Partner agrees that the General Partner, without the approval of any other Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:
(a)    a change in the name of the Partnership, the location of the principal office of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;
(b)    admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;
(c)    a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Partnership Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes to the extent any such entity is not already taxable as corporation for federal income tax purposes;
(d)    a change that the General Partner determines (i) does not adversely affect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Shares or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Shares are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.7 or (iv) is required to effect the intent expressed in the Merger Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;
(e)    a change in the fiscal year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;
(f)    an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;
(g)    an amendment that (i) sets forth the designations, preferences, rights, powers and duties of any class or series of Partnership Interests or Derivative Partnership Interests issued pursuant to Section 5.5, or (ii) the General Partner determines to be necessary or appropriate in connection with the authorization or issuance of any class or series of Partnership Interests or Derivative Partnership Interests pursuant to Section 5.5;
(h)    any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;
(i)    an amendment effected, necessitated or contemplated by a Merger Agreement or a Plan of Conversion approved in accordance with Section 14.3;
(j)    an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;
(k)    a merger, conveyance or conversion pursuant to Section 14.3(d) or (e); or
(l)    any other amendments substantially similar to the foregoing.

Section 13.2    Amendment Procedures. Amendments to this Agreement may be proposed only by the General Partner. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve any amendment to this Agreement and may decline to do so free of any duty or obligation whatsoever to the Partnership, any Limited Partner or any other Person bound by this Agreement, and, in declining to propose or approve an amendment to this Agreement, to the fullest extent permitted by law shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Partnership Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in determining whether to propose or approve any amendment to this Agreement shall be permitted to do so in its sole and absolute discretion. An amendment to this Agreement shall be effective upon its approval by the General Partner and, except as otherwise provided by Section 13.1 or Section 13.3, the holders of a Share Majority, unless a greater or different percentage of Outstanding Shares is required under this Agreement. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Shares shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Shares or call a meeting of the Shareholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any amendments. The General Partner shall be deemed to have notified all Record Holders as required by this Section 13.2 if it has posted or made accessible such amendment through the Partnership’s or the Commission’s website.
Section 13.3    Amendment Requirements.
(a)    Notwithstanding the provisions of Section 13.1 and Section 13.2, no provision of this Agreement that establishes a percentage of Outstanding Shares (including Shares deemed owned by the General Partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of (i) in the case of any provision of this Agreement other than Section 13.4, reducing such percentage or (ii) in the case of Section 13.4, increasing such percentages, unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Shares whose aggregate Outstanding Shares constitute not less than the voting requirement sought to be reduced or increased, as applicable.
(b)    Notwithstanding the provisions of Section 13.1 and Section 13.2, no amendment to this Agreement may (i) enlarge the duties or payment obligations of any Limited Partner to the Partnership without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c) or (ii) enlarge the duties or payment obligations of the General Partner or any of its Affiliates to the Partnership, or restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates, in each case without the General Partner’s consent, which consent may be given or withheld in its sole and absolute discretion.
(c)    Except as provided in Section 14.3, and without limitation of the General Partner’s authority to adopt amendments to this Agreement without the approval of any other Partners as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.
(d)    Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Voting Shares voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable partnership law of the state under whose laws the Partnership is organized.
(e)    Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Voting Shares.
(f)    Notwithstanding any other provisions of this Agreement, no amendment to Section 11.1(b), Section 11.2, Section 11.3 or Section 12.2 shall become effective unless such amendment is approved by the Existing GP Owner, in its sole discretion.
Section 13.4    Special Meetings. All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Voting Shares of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the specific purposes for which the special meeting is to be called and the class or classes of Shares for which the meeting is proposed. No business may be brought by any Limited Partner before such special meeting except the business listed in the related request. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the

Limited Partners either directly or indirectly. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given as provided in Section 16.1. Limited Partners shall not be permitted to vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business. If any such vote were to take place, to the fullest extent permitted by law, it shall be deemed null and void to the extent necessary so as not to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.
Section 13.5    Notice of a Meeting. Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Shares for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1.
Section 13.6    Record Date. For purposes of determining the Limited Partners who are Record Holders of the class or classes of Limited Partner Interests entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11, the General Partner shall set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Shares are listed or admitted to trading or U.S. federal securities laws, in which case the rule, regulation, guideline or requirement of such National Securities Exchange or U.S. federal securities laws shall govern) or (b) in the event that approvals are sought without a meeting, the date by which such Limited Partners are requested in writing by the General Partner to give such approvals.
Section 13.7    Postponement and Adjournment. Prior to the date upon which any meeting of Limited Partners is to be held, the General Partner may postpone such meeting one or more times for any reason by giving notice to each Limited Partner entitled to vote at the meeting so postponed of the place, date and hour at which such meeting would be held. Such notice shall be given not fewer than two days before the date of such meeting and otherwise in accordance with this Article XIII. When a meeting is postponed, a new Record Date need not be fixed unless the aggregate amount of such postponement shall be for more than 45 days after the original meeting date. Any meeting of Limited Partners may be adjourned by the General Partner one or more times for any reason, including the failure of a quorum to be present at the meeting with respect to any proposal or the failure of any proposal to receive sufficient votes for approval. No vote of the Limited Partners shall be required for any adjournment. A meeting of Limited Partners may be adjourned by the General Partner as to one or more proposals regardless of whether action has been taken on other matters. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.
Section 13.8    Waiver of Notice; Approval of Meeting. The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after call and notice in accordance with Sections 13.4 and 13.5, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove of any matters submitted for consideration or to object to the failure to submit for consideration any matters required to be included in the notice of the meeting, but not so included, if such objection is expressly made at the beginning of the meeting.
Section 13.9    Quorum; Required Voting for Limited Partner Action.
(a)    Except as otherwise provided by this Agreement or required by the rules or regulations of any National Securities Exchange on which the Common Shares are admitted to trading, or applicable law or pursuant to any regulation applicable to the Partnership or its Partnership Interests, the presence, in person or by proxy, of holders of a majority in voting power of the Outstanding Voting Shares of the class or classes for which a meeting has been called (including Outstanding Voting Shares deemed owned by the General Partner and its Affiliates) entitled to vote at the meeting shall constitute a quorum at a meeting of Limited Partners of such class or classes. Abstentions and broker non-votes in respect of such Shares shall be deemed to be Shares present at such meeting for purposes of establishing a quorum. The Limited Partners present at a duly called or held meeting at which a quorum has been established may continue to transact business until adjournment, notwithstanding the exit of enough Limited Partners to leave less than a quorum.
(b)    For all matters presented to the Limited Partners holding Outstanding Voting Shares at a meeting at which a quorum is present for which no minimum or other vote of Limited Partners is required by any other provision of this Agreement, the rules or regulations of any National Securities Exchange on which the Common Shares are admitted to trading, or applicable law or pursuant to any regulation applicable to the Partnership or its Partnership

Interests, a majority of the votes cast by the Limited Partners holding Outstanding Voting Shares shall be deemed to constitute the act of all Limited Partners (with abstentions and broker non-votes being deemed to not have been cast with respect to such matter). On any matter where a minimum or other vote of Limited Partners holding Outstanding Voting Shares is provided by any other provision of this Agreement or required by the rules or regulations of any National Securities Exchange on which the Common Shares are admitted to trading, or applicable law or pursuant to any regulation applicable to the Partnership or its Partnership Interests, such minimum or other vote shall be the vote of Limited Partners required to approve such matter (with the effect of abstentions and broker non-votes to be determined as specified by such applicable rule, regulation or law; provided that if the effect of abstentions and broker non-votes is not specified by such other provision of this Agreement or applicable rule, regulation or law, and there is no prevailing interpretation of such effect, then abstentions and broker non-votes shall be deemed to not have been cast with respect to such matter; provided further, that, for the avoidance of doubt, with respect to any matter on which this Agreement requires the approval of a specified percentage of the Outstanding Voting Shares, abstentions and broker non-votes shall be counted as votes against such matter).
Section 13.10    Conduct of a Meeting. The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the submission and revocation of approvals in writing.
Section 13.11    Action Without a Meeting. If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Voting Shares (including Shares deemed owned by the General Partner and its Affiliates) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Shares are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Outstanding Voting Shares held by such Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Outstanding Voting Shares that were not voted. If approval of the taking of any permitted action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) approvals sufficient to take the action proposed are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are first deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.
Section 13.12    Right to Vote and Related Matters.
(a)    Only those Record Holders of the Outstanding Voting Shares on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Voting Shares have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Voting Shares shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Voting Shares.
(b)    With respect to Shares that are held for a Person’s account by another Person that is the Record Holder (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), such Record Holder shall, in exercising the voting rights in respect of such Shares on any matter, and unless the arrangement between such Persons provides otherwise, vote such Shares in favor of, and in accordance with the direction of, the Person who is the beneficial owner of such Shares, and the Partnership shall be entitled to assume such Record Holder is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

ARTICLE XIV
MERGER, CONSOLIDATION OR CONVERSION
Section 14.1    Authority. The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability limited partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America or any other country, pursuant to a written plan of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XIV.
Section 14.2    Procedure for Merger, Consolidation or Conversion.
(a)    Merger, consolidation or conversion of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner; provided, however, that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger, consolidation or conversion of the Partnership and may decline to do so free of any duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to consent to a merger, consolidation or conversion, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in determining whether to consent to any merger, consolidation or conversion of the Partnership shall be permitted to do so in its sole and absolute discretion.
(b)    If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth, to the extent applicable:
(i)    the name and state or country of domicile of each of the business entities proposing to merge or consolidate;
(ii)    the name and state of domicile of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);
(iii)    the terms and conditions of the proposed merger or consolidation;
(iv)    the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (A) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (B) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;
(v)    a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation or formation, articles of trust, declaration of trust, certificate or agreement of limited partnership, operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;
(vi)    the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and
(vii)    such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.
(c)    If the General Partner shall determine to consent to the conversion, the General Partner shall approve the Plan of Conversion, which shall set forth, to the extent applicable:
(i)    the name of the converting entity and the converted entity;
(ii)    a statement that the Partnership is continuing its existence in the organizational form of the converted entity;
(iii)    a statement as to the type of entity that the converted entity is to be and the state or country under the laws of which the converted entity is to be incorporated, formed or organized;

(iv)    the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the converted entity;
(v)    in an attachment or exhibit, the certificate of limited partnership of the Partnership;
(vi)    in an attachment or exhibit, the certificate of limited partnership, articles of incorporation, or other organizational documents of the converted entity;
(vii)    the effective time of the conversion, which may be the date of the filing of the certificate of conversion or a later date specified in or determinable in accordance with the Plan of Conversion (provided, that if the effective time of the conversion is to be later than the date of the filing of such certificate of conversion, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of conversion and stated therein); and
(viii)    such other provisions with respect to the proposed conversion that the General Partner determines to be necessary or appropriate.
Section 14.3    Approval by Limited Partners.
(a)    Except as provided in Section 14.3(d) or Section 14.3(e), the General Partner, upon its approval of the Merger Agreement or the Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent and, subject to any applicable requirements of Regulation 14A pursuant to the Exchange Act or successor provision, no other disclosure regarding the proposed merger, consolidation or conversion shall be required.
(b)    Except as provided in Section 14.3(d) or Section 14.3(e), the Merger Agreement or Plan of Conversion, as the case may be, shall be approved upon receiving the affirmative vote or consent of the holders of a Share Majority unless the Merger Agreement or Plan of Conversion, as the case may be, effects an amendment to any provision of this Agreement that, if contained in an amendment to this Agreement adopted pursuant to Article XIII, would require for its approval the vote or consent of a greater percentage of the Outstanding Voting Shares or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement or the Plan of Conversion, as the case may be.

(c)    Except as provided in Section 14.3(d) or Section 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger or certificate of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or Plan of Conversion, as the case may be.
(d)    Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Partnership Group Member into a new limited liability entity, to merge the Partnership or any Partnership Group Member into, or convey all of the Partnership’s assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Partnership Group Member if (i) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of limited liability under the laws of the jurisdiction governing the other limited liability entity (if that jurisdiction is not Delaware) of any Limited Partner as compared to its limited liability under the Delaware Act, (ii) the sole purpose of such conversion, merger, or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the General Partner determines that the governing instruments of the new entity provide the Limited Partners and the General Partner with substantially the same rights and obligations as are herein contained.
(e)    Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another entity if (i) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Limited Partner, (ii) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (iii) except in the case of a consolidation, the Partnership is the Surviving Business Entity and (iv) each Share Outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Share of the Partnership after the effective date of the merger or consolidation.
(f)    Pursuant to Section 17‑211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (i) effect any amendment to this Agreement or (ii) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.3 shall be effective at the effective time or date of the merger or consolidation.

Section 14.4    Certificate of Merger or Certificate of Conversion. Upon the required approval by the General Partner and the Shareholders of a Merger Agreement or the Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion or other filing, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware or the appropriate filing office of any other jurisdiction, as applicable, in conformity with the requirements of the Delaware Act or other applicable law.
Section 14.5    Effect of Merger, Consolidation or Conversion.
(a)    At the effective time of the merger or consolidation:
(i)    all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;
(ii)    the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;
(iii)    all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and
(iv)    all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.
(b)    At the effective time of the conversion:
(i)    the Partnership shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;
(ii)    all rights, title, and interests to all real estate and other property owned by the Partnership shall continue to be owned by the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

(iii)    all liabilities and obligations of the Partnership shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;
(iv)    all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Partnership in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and may be pursued by such creditors and obligees as if the conversion did not occur;
(v)    a proceeding pending by or against the Partnership or by or against any of Partners in their capacities as such may be continued by or against the converted entity in its new organizational form and by or against the prior partners without any need for substitution of parties; and
(vi)    the Partnership Interests that are to be converted into partnership interests, shares, evidences of ownership, or other securities in the converted entity as provided in the Plan of Conversion shall be so converted, and Partners shall be entitled only to the rights provided in the Plan of Conversion.
ARTICLE XV
RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS
Section 15.1    Right to Acquire Limited Partner Interests.
(a)    Notwithstanding any other provision of this Agreement, if at any time the General Partner and its Affiliates hold more than 90% of the total Limited Partner Interests of any class then Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable at its option, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three Business Days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90‑day period preceding the date that the notice described in Section 15.1(b) is mailed.
(b)    If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the applicable Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner

Interests of such class (as of a Record Date selected by the General Partner), together with such information as may be required by law, rule or regulation, at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be filed and distributed as may be required by the Commission or any National Securities Exchange on which such Limited Partner Interests are listed. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests, in the case of Limited Partner Interests evidenced by Certificates, or instructions agreeing to such redemption in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the Register shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent or exchange agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate or redemption instructions shall not have been surrendered for purchase or provided, respectively, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Article IV, Article V, Article VI, and Article XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests, in the case of Limited Partner Interests evidenced by Certificates, or instructions agreeing to such redemption, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, in the Register, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the Record Holder of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the Record Holder of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Article IV, Article V, Article VI and Article XII).
(c)    In the case of Limited Partner Interests evidenced by Certificates, at any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a) therefor, without interest thereon, in accordance with procedures set forth by the General Partner.
ARTICLE XVI
GENERAL PROVISIONS
Section 16.1    Addresses and Notices; Written Communications.
(a)    Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Except as otherwise provided herein, any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Interests at his address as shown in the Register, regardless of any claim of any Person who may have an interest in such Partnership Interests by reason of any assignment or otherwise. Notwithstanding the foregoing, if (i) a Partner shall consent to receiving notices, demands, requests, reports or proxy materials via electronic mail or by the Internet or (ii) the rules of the Commission shall permit any report or proxy materials to be delivered electronically or made available via the Internet, any such notice, demand, request, report or proxy materials shall be deemed given or made when delivered or made available via such mode of delivery. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing in the Register is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

(b)    The terms “in writing,” “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e‑mail and other forms of electronic communication.
Section 16.2    Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.
Section 16.3    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.
Section 16.4    Integration. This Agreement constitutes the entire agreement among the parties hereto relating to the subject matter hereof and supersedes all prior agreements or understandings with respect to the subject matter hereof.
Section 16.5    Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.
Section 16.6    Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.
Section 16.7    Third-Party Beneficiaries. Each Partner agrees that (a) any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee and (b) any Unrestricted Person shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Unrestricted Person.
Section 16.8    Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest, pursuant to Section 10.1(a) or Section 10.1(b) without execution hereof.
Section 16.9    Applicable Law; Forum; Venue and Jurisdiction; Waiver of Trial by Jury.

(a)    This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.
(b)    Each of the Partners and each Person or Group holding any beneficial interest in the Partnership (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):
(i)    irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Partners or of Partners to the Partnership, or the rights or powers of, or restrictions on, the Partners or the Partnership), (B) brought in a derivative manner on behalf of the Partnership, (C) asserting a claim of breach of a duty (including a fiduciary duty) owed by any director, officer, or other employee of the Partnership, the General Partner or any Affiliate of the General Partner, or owed by the General Partner, to the Partnership or the Partners, (D) asserting a claim arising pursuant to any provision of the Delaware Act or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction, any other court located in the State of Delaware with subject matter jurisdiction), in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims;
(ii)    irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction, any other court located in the State of Delaware with subject matter jurisdiction) in connection with any such claim, suit, action or proceeding;
(iii)    agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction, any other court located in the State of Delaware with subject matter jurisdiction) or of any other court to which proceedings in the Court of Chancery of the State of Delaware (or such other courts located in the State of Delaware) may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;
(iv)    expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; and

(v)    consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law.
Section 16.10    Invalidity of Provisions. If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and/or parts thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provisions and/or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent possible.
Section 16.11    Consent of Partners. Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.
Section 16.12    Facsimile and Email Signatures. The use of facsimile signatures and signatures delivered by email in portable document (.pdf) or similar format affixed in the name and on behalf of the Transfer Agent of the Partnership on certificates representing Limited Partner Interests is expressly permitted by this Agreement.
[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.
GENERAL PARTNER:
ENERGY TRANSFER CORP GP, LLC
By:

ORGANIZATIONAL LIMITED PARTNER:

By:	Kelcy L. Warren

EXHIBIT A
to the First Amended and Restated
Agreement of Limited Partnership of
Energy Transfer Corp LP
Certificate Evidencing Common Shares
Representing Limited Partner Interests in
Energy Transfer Corp LP
No.    Common Shares
In accordance with Section 4.1 of the First Amended and Restated Agreement of Limited Partnership of Energy Transfer Corp LP, as amended, supplemented or restated from time to time (the “Partnership Agreement”), Energy Transfer Corp LP, a Delaware limited partnership (the “Partnership”), hereby certifies that _______ (the “Holder”) is the registered owner of Common Shares representing limited partner interests in the Partnership (the “Common Shares”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Common Shares are set forth in, and this Certificate and the Common Shares represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 8111 Westchester Drive, Dallas, Texas 75255. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.
THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF ENERGY TRANSFER CORP LP THAT THIS SECURITY MAY NOT BE TRANSFERRED IF SUCH TRANSFER (AS DEFINED IN THE PARTNERSHIP AGREEMENT) WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, OR (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF ENERGY TRANSFER CORP LP UNDER THE LAWS OF THE STATE OF DELAWARE. THIS SECURITY MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS ON ITS TRANSFER PROVIDED IN THE PARTNERSHIP AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE RECORD HOLDER OF THIS SECURITY TO THE SECRETARY OF THE GENERAL PARTNER AT THE PRINCIPAL OFFICE OF THE PARTNERSHIP. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO

THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.
The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement and (iii) made the waivers and given the consents and approvals contained in the Partnership Agreement.
This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar. This Certificate shall be governed by and construed in accordance with the laws of the State of Delaware.

Dated: __________________
Counter signed and Registered by:
American Stock Transfer & Trust Company, LLC, as Transfer Agent and Registrar
By: ________________________________________
Name: ______________________________________
Energy Transfer Corp LP By: Energy Transfer Corp GP, LLC, its general partner By: __________________ Secretary

[Reverse of Certificate]
ABBREVIATIONS
The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM – as tenants in common	UNIF GIFT/TRANSFERS MIN ACT
TEN ENT – as tenants by the entireties	Custodian
(Cust) Minor
JT TEN – as joint tenants with right of survivorship and not as tenants in common	Under Uniform Gifts/Transfers to CD Minors Act (State)

Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF COMMON SHARES OF
ENERGY TRANSFER CORP LP
FOR VALUE RECEIVED,         hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of assignee)        (Please insert Social Security or other identifying number of assignee)
Common Shares representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint as its attorney-in-fact with full power of substitution to transfer the same on the books of Energy Transfer Corp LP

Date:	NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.
THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad‑15
(Signature) (Signature)

No transfer of the Common Shares evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Shares to be transferred is surrendered for registration or transfer.

EXHIBIT G
Form of First Amended and Restated Limited Liability Company Agreement of ETE Corp GP, LLC

_______________________
FIRST AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
ENERGY TRANSFER CORP GP, LLC
A Delaware Limited Liability Company
[●], 2015
_______________________

ARTICLE I DEFINITIONS	1

Section 1.1	Definitions 1

Section 1.2	Construction 5

ARTICLE II ORGANIZATION	5

Section 2.1	Formation 5

Section 2.2	Name 5

Section 2.3	Registered Office; Registered Agent; Principal Office; Other Offices 5

Section 2.4	Purpose 6

Section 2.5	Foreign Qualification 6

Section 2.6	Term 6

Section 2.7	Powers 6

Section 2.8	No State Law Partnership 6

Section 2.9	Title to Company Property 6

ARTICLE III RIGHTS OF SOLE MEMBER	6

Section 3.1	Voting 6

Section 3.2	Distributions 6

Section 3.3	No Liability of the Sole Member 7

ARTICLE IV CAPITAL CONTRIBUTIONS	7

Section 4.1	Initial Capital Contributions 7

Section 4.2	Additional Capital Contributions 7

Section 4.3	Fully Paid and Non-Assessable Nature of Membership Interests 7

ARTICLE V MANAGEMENT	7

Section 5.1	Management by the Sole Member 7

Section 5.2	Delegation 7

Section 5.3	Power and Authority Reserved for the Board 7

Section 5.4	Power and Authority Reserved for the Sole Member 7

Section 5.5	Matters Relating to the Board. 9

Section 5.6	Officers. 12

Section 5.7	Responsibility and Authority of the Board; Director Standards of Conduct. 14

Section 5.8	Compensation 15

Section 5.9	Indemnification 15

Section 5.10	Liability of Indemnitees 17

Section 5.11	Amendment and Vesting of Rights 17

Section 5.12	Severability 17

Section 5.13	Contracts with the Sole Member and its Affiliates. 18

Section 5.14	Other Business Ventures and Opportunities 18

ARTICLE VI TAX MATTERS	19

Section 6.1	Taxes 19

Section 6.2	Tax Returns 19

ARTICLE VII BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS	19

Section 7.1	Maintenance of Books 19

Section 7.2	Reports 19

Section 7.3	Bank Accounts 19

Section 7.4	Fiscal Year 19

ARTICLE VIII DISSOLUTION, WINDING-UP and termination	19

Section 8.1	Dissolution 19

Section 8.2	Effect of Dissolution 20

Section 8.3	Application of Proceeds 20

Section 8.4	Certificate of Cancellation 20

ARTICLE IX GENERAL PROVISIONS	20

Section 9.1	Notices 20

Section 9.2	Entire Agreement; Supersedure 21

Section 9.3	Effect of Waiver or Consent 21

Section 9.4	Amendment or Restatement 21

Section 9.5	Binding Effect 21

Section 9.6	Governing Law; Severability 21

Section 9.7	Further Assurances 21

Section 9.8	No Third Party Beneficiary 21

Section 9.9	Offset 22

Section 9.10	Counterparts 22

FIRST AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
ENERGY TRANSFER CORP GP, LLC
THIS FIRST AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Energy Transfer Corp GP, LLC (the “Company”), dated as of [●], 2015, is adopted, executed and agreed to by KLW LLC, a Delaware limited liability company, as the sole member of the Company (in such capacity, the “Sole Member”).
RECITALS:
WHEREAS, the Company was formed as a Delaware limited liability company on [●], 2015;
WHEREAS, the Sole Member executed the Limited Liability Company Agreement of the Company, dated as of [●], 2015 (the “Original Limited Liability Company Agreement”);
WHEREAS, the Company is the general partner of Energy Transfer Corp LP, a Delaware limited partnership (the “Partnership”), which is issuing Common Shares to stockholders of The Williams Companies, Inc. pursuant to the provisions of that certain Agreement and Plan of Merger, dated as of [●], 2015, by and among the Company, the Partnership, ETE GP, LLC, LE GP, LLC, ETE and The Williams Companies, Inc.; and
WHEREAS, the Sole Member deems it advisable to amend and restate the Original Limited Liability Company Agreement in its entirety as set forth herein.
NOW, THEREFORE, for and in consideration of the premises, the covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sole Member hereby amends and restates the Original Limited Liability Company Agreement in its entirety as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.
“Act” means the Delaware Limited Liability Company Act and any successor statute, as amended from time to time.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Agreement” means this First Amended and Restated Limited Liability Company Agreement of the Company, as the same may be amended, modified, supplemented or restated from time to time.
“Applicable Law” means any Law to which a specified Person or property is subject.
“Audit Committee” has the meaning assigned to such term in Section 5.5(e)(ii).
“Board” has the meaning assigned to such term in Section 5.3.
“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the states of New York or Texas shall not be regarded as a Business Day.
“Capital Contribution” means any cash, cash equivalents or the net agreed value of any property (other than cash) that the Sole Member contributes to the Company or that is contributed or deemed contributed to the Company on behalf of the Sole Member.
“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.
“Common Share” has the meaning assigned to such term in the Partnership Agreement.
“Company” has the meaning assigned to such term in the initial paragraph.
“Conflicts Committee” has the meaning assigned to such term in the Partnership Agreement.
“Conflicts Committee Independent Director” means a Director who meets the standards set forth in the definition of “Conflicts Committee” in the Partnership Agreement.
“Director” means each member of the Board elected as provided in Section 5.5.
“ETE” means Energy Transfer Equity, L.P., a Delaware limited partnership.
“ETE Agreement” means the Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P., dated as of February 8, 2006, as it may be amended, supplemented or restated from time to time.

“ETE Class E Units” means the Class E units representing limited partner interests in ETE.
“ETE GP” means Energy Transfer Equity GP, LLC, a Delaware limited liability company and the general partner of ETE.
“ETE GP Agreement” means the First Amended and Restated Limited Liability Company Agreement of Energy Transfer Equity GP, LLC, dated as of [●], 2015, as it may be amended, supplemented or restated from time to time.
“General Partner Interest” means the Company’s ownership interest in the Partnership (in the Company’s capacity as a general partner without reference to any limited partner interest in the Partnership held by the Company) and includes any and all benefits to which the Company is entitled as provided in the Partnership Agreement, together with all obligations of the Company to comply with the terms and provisions of the Partnership Agreement, each in the Company’s capacity as a general partner without reference to any limited partner interest in the Partnership held by the Company.
“Governmental Authority” means a federal, state, local or foreign governmental authority; a state, province, commonwealth, territory or district thereof; a county or parish; a city, town, township, village or other municipality; a district, ward or other subdivision of any of the foregoing; any executive, legislative or other governing body of any of the foregoing; any agency, authority, board, department, system, service, office, commission, committee, council or other administrative body of any of the foregoing; any court or other judicial body; and any officer, official or other representative of any of the foregoing.
“Indemnitee” means any of (a) the Sole Member, (b) any Person who is or was an Affiliate of the Company (other than any Partnership Group Member or any MLP Group Member), (c) any Person who is or was an officer, member, partner, director, employee, agent, fiduciary or trustee of the Company or any Affiliate of the Company, or any Affiliate of any such Person (other than any Partnership Group Member or any MLP Group Member), (d) any Person who is or was serving at the request of the Company or any such Affiliate as a director, officer, employee, member, partner, agent, fiduciary or trustee of another Person; provided, however, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services and (e) any Person the Company designates as an “Indemnitee” for purposes of this Agreement.
“Independent Director” has the meaning assigned to such term in Section 5.5(a).
“Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment,

decision, declaration or interpretative or advisory opinion or letter of a Governmental Authority having valid jurisdiction.
“Member” means any Person executing this Agreement as of the date of this Agreement as a member or hereafter admitted to the Company as a member, each in such Person’s capacity as a member of the Company, but such term does not include any Person who has ceased to be a member in the Company.
“Membership Interest” means the Sole Member’s limited liability company interests in the Company, including its share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company related to such limited liability company interest.
“MLP Group Member” has the meaning assigned to such term in the Partnership Agreement.
“Notices” has the meaning assigned to such term in Section 9.1.
“Officer” has the meaning assigned to such term in Section 5.6.
“Original Limited Liability Company Agreement” has the meaning assigned to such term in the Recitals.
“Other Enterprise” includes any other limited liability company, limited partnership, partnership, corporation, joint venture, trust, employee benefit plan or other entity, in which a Person is serving at the request of the Company.
“Partnership” has the meaning assigned to such term in the Recitals.
“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Energy Transfer Corp LP, dated as of [●], 2015, as it may be further amended, modified, supplemented or restated from time to time.
“Partnership Group” has the meaning assigned to such term in the Partnership Agreement.
“Partnership Group Member” has the meaning assigned to such term in the Partnership Agreement.
“Partnership Group Member Agreement” has the meaning assigned to such term in the Partnership Agreement.
“Partnership Interest” has the meaning assigned to such term in the Partnership Agreement.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
“SEC” means the United States Securities and Exchange Commission.
“Shares” has the meaning assigned to such term in the Partnership Agreement.
“Sole Member” has the meaning assigned to such term in the initial paragraph.
“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) or a limited liability company (i) the sole general partner or member of which is such Person or a Subsidiary of such Person or (ii) if there is more than a single general partner or member, either (x) the only managing general partners or managing members of which are such Person or one or more Subsidiaries of such Person, or a combination thereof, or such Person owns, directly or indirectly, at the date of determination, more than 50% of the partnership interests or limited liability company interests of such partnership or limited liability company, as the case may be (considering all of the partnership interests or limited liability company interests of the partnership or limited liability company, as the case may be, as a single class), or (c) any other Person (other than a corporation, partnership or limited liability company) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, (i) has at least a majority ownership interest or (ii) has the power to elect or direct the election of a majority of the directors or other governing body of such Person.
Section 1.2    Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes” or “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II
ORGANIZATION
Section 2.1    Formation. The Company was formed as of [●], 2015. The Sole Member ratifies the organization and formation of the Company and continues the Company, pursuant to the terms and conditions of this Agreement. This Agreement amends and restates in its entirety and supersedes the Original Limited Liability Company Agreement, which shall have no further force or effect. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Sole Member and the administration, dissolution and termination of the Company shall be governed by the Act.
Section 2.2    Name. The name of the Company is and shall continue to be “Energy Transfer Corp GP, LLC” and all Company business must be conducted in that name or such other names that comply with Law as the Sole Member may select.
Section 2.3    Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the Sole Member, the registered office of the Company in the State of Delaware shall continue to be located at 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall continue to be Corporation Service Company. The principal office of the Company shall continue to be located at 8111 Westchester Drive, Dallas, Texas 75225 or such other place as the Sole Member may from time to time designate. The Company may maintain offices at such other place or places within or outside the State of Delaware as the Sole Member deems necessary or appropriate.
Section 2.4    Purpose. The purpose of the Company is the transaction of any or all lawful business for which limited liability companies may be organized under the Act.
Section 2.5    Foreign Qualification. Prior to the Company’s conducting business in any jurisdiction other than the State of Delaware, the Sole Member shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Sole Member, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. The Sole Member shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.
Section 2.6    Term. The Company shall continue until terminated in accordance with Section 8.1.

Section 2.7    Powers. The Company is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purpose and business described in Section 2.4 and for the protection and benefit of the Company.
Section 2.8    No State Law Partnership; Withdrawal. It is the intent that the Company shall be a limited liability company formed under the Laws of the State of Delaware and shall not be a partnership (including a limited partnership) or joint venture, and that the Members not be a partner or joint venturer of any other party for any purposes other than federal and state tax purposes, and this Agreement may not be construed to suggest otherwise.
Section 2.9    Title to Company Property. All property owned by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any ownership of such property. The Company may hold its property in its own name or in the name of a nominee which may be the Sole Member or any of its Affiliates or any trustee or agent designated by it.
ARTICLE III
RIGHTS OF SOLE MEMBER
Section 3.1    Voting. Unless otherwise granted to the Board by this Agreement, the Sole Member shall possess the entire voting interest and exclusive authority in all matters relating to the Company, including matters relating to the amendment of this Agreement, any merger, consolidation or conversion of the Company, sale of all or substantially all of the assets of the Company and the termination, dissolution and liquidation of the Company.
Section 3.2    Distributions. Except as otherwise provided in Article VIII, the Sole Member may cause the Company to distribute to the Members funds of the Company which the Sole Member reasonably determines are not needed for the payment of existing or foreseeable Company obligations and expenditures. Notwithstanding any provision to the contrary in this Agreement, the Company shall not be required to make a distribution to the Members if such distribution would violate the Act or any other Applicable Law.
Section 3.3    No Liability of the Sole Member. Except as otherwise required by Applicable Law, the Sole Member shall not have any personal liability whatsoever hereunder in its capacity as the Sole Member, whether to the Company, to the creditors of the Company or to any other third party, for the debts, liabilities, commitments or any other obligations of the Company or for any losses of the Company.

ARTICLE IV
CAPITAL CONTRIBUTIONS
Section 4.1    Initial Capital Contributions. At the time of the formation of the Company, the Sole Member made a Capital Contribution of $[1,000] in exchange for all of the Membership Interests in the Company. The Sole Member is the current owner of all the Membership Interests in the Company.
Section 4.2    Additional Capital Contributions. The Sole Member shall not be obligated to make additional Capital Contributions to the Company.
Section 4.3    Fully Paid and Non-Assessable Nature of Membership Interests. All Membership Interests issued pursuant to, and in accordance with, the requirements of this Article IV shall be fully paid and non-assessable Membership Interests, except as such non-assessability may be affected by Sections 18-303, 18-607 and 18-804 of the Act.
ARTICLE V
MANAGEMENT
Section 5.1    Management by the Sole Member. Subject to Section 5.3, the management of the Company is fully reserved to the Sole Member, and the Company shall not have “managers” as that term is used in the Act. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Sole Member, who, except as expressly provided otherwise in this Agreement, shall make all decisions and take all actions for the Company.
Section 5.2    Delegation. Subject to Section 5.3 and without limiting the power and authority of the Sole Member to manage the business and affairs of the Company pursuant to the Act and this Agreement, the Sole Member shall have the power and authority to delegate to one or more other Persons the Sole Member’s rights and power to manage and control the business and affairs, or any portion thereof, of the Company, including to delegate to agents, officers and employees of the Sole Member or the Company, and to delegate by a management agreement with or otherwise to other Persons.
Section 5.3    Power and Authority Reserved for the Board. Subject to Section 5.4, the board of directors of the Company (the “Board”) shall have all power and authority related to the Company’s management and control of the business and affairs of the Partnership Group (in the Company’s capacity as general partner of the Partnership).
Section 5.4    Power and Authority Reserved for the Sole Member.

(a)    Notwithstanding anything in this Agreement to the contrary, the Sole Member shall have exclusive authority over the internal business and affairs of the Company. For illustrative purposes, the internal business and affairs of the Company where the Sole Member shall have exclusive authority include (i) the prosecution, settlement or management of any claim made directly against the Company, (ii) the decision to sell, convey, transfer or pledge any asset of the Company, (iii) the decision to merge or consolidate the Company, (iv) the appointment or removal of any person as a member of the Board, (v) the decision to amend, modify or waive any rights relating to the assets of the Company, (vi) the voting of, or exercise of other rights with respect to, any Partnership Interests (other than the General Partner Interest) held by the Company or its Subsidiaries (other than the Partnership, any other Partnership Group Member or MLP Group Member), and (vii) the decision to enter into any agreement to incur an obligation of the Company, other than an agreement entered into for and on behalf of any Partnership Group Member for which the Company is liable exclusively by virtue of the Company’s capacity as general partner of the Partnership.
(b)    Notwithstanding anything in this Agreement to the contrary, the Sole Member shall have the exclusive authority to (i) direct the voting by the Partnership of any ETE Class E Units it owns pursuant to Section 5.15(b)(v)(B) of the ETE Agreement, (ii) direct the appointment and/or removal of the directors to the board of directors of ETE GP by the Partnership, acting in its capacity as the managing member of ETE GP, pursuant to the ETE GP Agreement and (iii) determine whether the Partnership, acting in its capacity as the managing member of ETE GP, shall approve of certain actions to be taken by ETE GP or ETE as set forth in Section 6.4(b) or Section 6.4(c) of the ETE GP Agreement.
(c)    Notwithstanding Section 5.3, without obtaining approval of the Sole Member, the Board shall not, and shall not take any action to cause the Company or the Partnership to:
(i)    make or consent to a general assignment for the benefit of the creditors of the Partnership;
(ii)    file or consent to the filing of any bankruptcy, insolvency or reorganization petition for relief under the United States Bankruptcy Code naming the Partnership, or otherwise seek, with respect to the Partnership, relief from debts or protection from creditors generally;
(iii)    file or consent to the filing of a petition or answer seeking for the Partnership a liquidation, dissolution (to the fullest extent permitted by Law), arrangement, or similar relief under any law;

(iv)    file an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partnership in a proceeding of the type described in any of clauses (i) – (iii) of this Section 5.4(b);
(v)    seek, consent to or acquiesce in the appointment of a receiver, liquidator, conservator, assignee, trustee, sequestrator, custodian or any similar official for the Partnership or for all or any substantial portion of such entity’s properties;
(vi)    sell all or substantially all of the assets of the Partnership;
(vii)    dissolve (to the fullest extent permitted by Law) or liquidate the Partnership, other than in accordance with Article VIII of the Partnership Agreement;
(viii)    merge or consolidate the Partnership;
(ix)    amend the Partnership Agreement in a manner that would reasonably be expected to have a material adverse effect on the Company (including in its capacity as the general partner of the Partnership); or
(x)    declare or make the payment of any material extraordinary distribution on the Common Shares.
(d)    Notwithstanding Section 5.3, without obtaining approval of the Sole Member, the Board shall not, and shall not take any action to cause the Company or the Partnership to, exercise the rights of the Company as general partner of the Partnership (or those exercisable after the Company ceases to be the general partner of the Partnership) pursuant to the following provisions of the Partnership Agreement:
(i)    Section 4.6 (“Transfers of the General Partner’s General Partner Interest”) solely with respect to the decision by the Company to transfer its general partner interest in the Partnership;
(ii)    Section 5.6 (“Limited Preemptive Right”);
(iii)    Section 7.5(d) (relating to the right of the Company and its Affiliates to purchase Shares or other Partnership Interests and exercise rights related thereto) and Section 7.11 (“Purchase or Sale of Partnership Interests”), solely with respect to decisions by the Company or its Affiliates to purchase or otherwise acquire and sell Partnership Interests for their own account;
(iv)    Section 7.6(a) (“Loans from the General Partner; Loans or Contributions from the Partnership or Partnership Group Members”), solely with respect to the decision by the Company to lend funds to a Partnership Group Member or MLP Group Member, subject to the provisions of Section 7.9 of the Partnership Agreement;
(v)    Section 7.7 (“Indemnification”), solely with respect to any decision by the Company to exercise its rights as an “Indemnitee”;
(vi)    Section 11.1 (“Withdrawal of the General Partner”), solely with respect to the decision by Company to withdraw as general partner of the Partnership and to giving notices required thereunder;
(vii)    Section 11.3 (“Interest of Departing General Partner and Successor General Partner”); and
(viii)    Section 15.1 (“Right to Acquire Limited Partner Interests”).
Section 5.5    Matters Relating to the Board.
(a)    Generally. The Board shall consist of not less than five nor more than eleven natural persons. Subject to Section 5.5(e)(iii), the members of the Board shall be appointed by the Sole Member; provided that at least three of such Directors shall meet the independence, qualification and experience requirements of the New York Stock Exchange and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (or any successor law), the rules and regulations of the SEC, other Applicable Law and the charter of the Audit Committee (each, an “Independent Director”); provided, however, that if at any time at least three of the Directors are not Independent Directors, the Board shall still have all powers and authority granted to it hereunder, and the Sole Member shall endeavor to appoint, as soon as practicable, such additional Independent Directors as required to come into compliance with this Section 5.5(a) (but not to appoint members of the Conflicts Committee, who shall be appointed exclusively pursuant to Section 5.5(e)(iii)).
(b)    Term; Resignation; Vacancies; Removal. Each Director shall hold office until his successor is appointed and qualified or until his earlier resignation or removal. Any Director may resign at any time upon written notice to the Board, to the President or to any other Officer. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective. Vacancies and newly created directorships resulting from any increase in the authorized number of Directors or from any other cause shall be filled by the Sole Member, other than vacancies resulting from the resignation of any Director that is a member of the Conflicts Committee, which vacancies shall be filled pursuant to Section 5.5(e)(iii). Any Director may be removed, other than a member of the Conflicts Committee, with or without cause, by the Sole Member at any time, and the vacancy in the Board caused by any such removal shall be filled by the Sole Member.

(c)    Voting; Quorum; Required Vote for Action. Unless otherwise required by the Act, other Law or the provisions hereof,
(ix)    each member of the Board shall have one vote;
(x)    the presence at a meeting of a majority of the members of the Board shall constitute a quorum at any such meeting for the transaction of business; and
(xi)    the act of a majority of the members of the Board at a meeting duly called in accordance with Section 5.5(d) at which a quorum is present shall be deemed to constitute the act of the Board.
(d)    Meetings. Regular meetings of the Board shall be held at such times and places as shall be designated from time to time by resolution of the Board. Special meetings of the Board or meetings of any committee thereof may be called by written request authorized by any member of the Board or a committee thereof on at least 48 hours’ prior written notice to the other members of such Board or committee. Any such notice, or waiver thereof, need not state the purpose of such meeting, except as may otherwise be required by Law. Attendance of a Director at a meeting (including pursuant to the last sentence of this Section 5.5(d)) shall constitute a waiver of notice of such meeting, except where such Director attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Any action required or permitted to be taken at a meeting of the Board or any committee thereof may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are signed by at least as many members of the Board or committee thereof as would have been required to take such action at a meeting of the Board or such committee. Members of the Board or any committee thereof may participate in and hold a meeting by means of conference telephone, video conference or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meetings shall constitute presence in person at the meeting.
(e)    Committees.
(i)    Subject to compliance with this Article 5, committees of the Board shall have and may exercise such of the powers and authority of the Board with respect to the management of the business and affairs of the Partnership as may be provided in a resolution of the Board. Any committee designated pursuant to this Section 5.5(e) shall choose its own chairman, shall keep regular minutes of its proceedings and report the same to the Board when requested, and, subject to Section 5.5(d), shall fix its own rules or procedures and shall meet at such times and at such place or places as may be provided by such rules or by resolution of such committee or resolution of the Board. At every meeting of any such committee, the presence of a majority of all the members thereof shall constitute a quorum and the affirmative vote of a majority of the members shall be necessary for the adoption by it of any resolution. The Board may designate one or more Directors as alternate members of any committee (other than the Conflicts Committee) who may replace any absent or disqualified member at any meeting of such committee; provided, however, that any such designated alternate of the Audit Committee must meet the standards for an Independent Director and any such designated alternate of the Conflicts Committee must meet the standards for a Conflicts Committee Independent Director. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of the absent or disqualified member; provided, however, that any such replacement member of the Audit Committee must meet the standards for an Independent Director and any such replacement member of the Conflicts Committee must meet the standards for a Conflicts Committee Independent Director.
(ii)    In addition to any other committees established by the Board pursuant to Section 5.5(e)(i), the Board shall maintain an “Audit Committee,” which shall be composed of at least three Independent Directors. The Audit Committee shall be responsible for (A) assisting the Board in monitoring (1) the integrity of the Partnership’s and the Company’s financial statements, (2) the qualifications and independence of the Partnership’s and the Company’s independent accountants, (3) the performance of the Partnership’s and the Company’s internal audit function and independent accountants, and (4) the Partnership’s and the Company’s compliance with legal and regulatory requirements, (B) preparing the report required by the rules of the SEC to be included in the Partnership’s annual report on Form 10-K and (C) performing such other functions as the Board may assign from time to time, or as may be specified in a written charter of the Audit Committee.
(iii)    In addition to any other committees established by the Board pursuant to Section 5.5(e)(i), the Board shall establish a Conflicts Committee. The Conflicts Committee shall be composed of at least three Conflicts Committee Independent Directors. The initial members of the Conflicts Committee shall be [_______________]. Vacancies on the Conflicts Committee shall be filled solely by the majority vote of the remaining members of the Conflicts Committee, and the Sole Member shall appoint any person so approved who meets the standards for a Conflicts Committee Independent Director as a member of the Board. No member of the Conflicts Committee may be removed except upon the approval of the majority of the other members of the Conflicts Committee (or by such member’s resignation or death). The Conflicts Committee shall function in the manner described in the Partnership Agreement. Notwithstanding any duty otherwise existing at law or in equity, any matter approved by the Conflicts Committee in accordance with the provisions, and subject to the limitations, of the Partnership Agreement, shall not be deemed to be a breach of any duties owed by the Board or any Director to the Company or the Sole Member.
Section 5.6    Officers.
(a)    Generally. The Board may appoint agents of the Company, which agents shall be referred to as “Officers” of the Company, having the titles, power, authority and duties described in this Section 5.6 or as otherwise granted by the Board. Subject to the foregoing, the Officers shall have the full authority to and shall manage, control and oversee the day-to-day business and affairs of the Company and shall perform all other acts as are customary or incident to the management of such business and affairs, which will include the general and administrative affairs of the Company and the operation and maintenance of the Company’s assets, all in accordance with the provisions of this Section 5.6.
(b)    Titles and Number. The Officers may include a Chairman, a Chief Executive Officer, a President, one or more Vice Presidents, a Secretary, a Treasurer, and one or more Assistant Secretaries and Assistant Treasurers, and any other officer position or title as the Board may approve. Any person may hold two or more offices.
(c)    Appointment and Term of Office. The Officers may be appointed by the Board at such times and for such terms as the Board shall determine. Any Officer may be removed, with or without cause, only by the Board. Vacancies in any office may be filled only by the Board.
(d)    Chairman of the Board. The Chairman of the Board shall preside at all meetings of the Board and of the holders of Shares of the Partnership; and he shall have such other powers and duties as from time to time may be assigned to him by the Board.
(e)    Chief Executive Officer. In accordance with and subject to the limitations imposed by this Agreement or any direction of the Board, the Chief Executive Officer, as such, shall (i) supervise generally the other Officers, (ii) be responsible for the management and day-to-day business and affairs of the Company, its other Officers, employees and agents and shall supervise generally the affairs of the Company, (iii) have full authority to execute all documents and take all actions that the Company may legally take and (iv) have the power and authority to delegate the Chief Executive Officer’s powers and authority to any proper Officer.
(f)    President. Subject to the limitations imposed by this Agreement, any employment agreement, any employee plan or any determination of the Board, the President, subject to the direction of the Board, shall be the chief executive officer of the Company in the absence of a Chief Executive Officer and shall be responsible for the management and direction of the day-to-

day business and affairs of the Company, its other Officers, employees and agents, shall supervise generally the affairs of the Company and shall have full authority to execute all documents and take all actions that the Company may legally take. In the absence of the Chairman of the Board or a Chief Executive Officer, the President shall preside at all meetings of the shareholders of the Partnership and (should he be a director) of the Board. The President shall exercise such other powers and perform such other duties as may be assigned to him by this Agreement or the Board, including any duties and powers stated in any employment agreement approved by the Board.
(g)    Vice Presidents. In the absence of the President, each Vice President appointed by the Board shall have all of the powers and duties conferred upon the President, including the same power as the President to execute documents on behalf of the Company. Each such Vice President shall perform such other duties and may exercise such other powers as may from time to time be assigned to him by the Board. Vice Presidents may be designated Executive Vice Presidents, Senior Vice Presidents, or any other title determined by the Board.
(h)    Secretary and Assistant Secretaries. The Secretary shall record or cause to be recorded in books provided for that purpose the minutes of the meetings or actions of the Board, shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by Law, shall be custodian of all records (other than financial), shall see that the books, reports, statements, certificates and all other documents and records required by Law are properly kept and filed, and, in general, shall perform all duties incident to the office of Secretary and such other duties as may, from time to time, be assigned to him by this Agreement, the Board or the President. The Assistant Secretaries shall exercise the powers of the Secretary during that Officer’s absence or inability or refusal to act.
(i)    Chief Financial Officer. The Chief Financial Officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of account of the Company and the Partnership. He shall receive and deposit all moneys and other valuables belonging to the Company in the name and to the credit of the Company and shall disburse the same and only in such manner as the Board or the appropriate Officer of the Company may from time to time determine. He shall receive and deposit all moneys and other valuables belonging to the Partnership in the name and to the credit of the Partnership and shall disburse the same and only in such manner as the Board or the President may require. He shall render to the Board and the President, whenever any of them request it, an account of all his transactions as Chief Financial Officer and of the financial condition of the Company, and shall perform such further duties as the Board or the President may require. The Chief Financial Officer shall have the same power as the President to execute documents on behalf of the Company.

(j)    Treasurer and Assistant Treasurers. The Treasurer shall have such duties as may be specified by the Chief Financial Officer in the performance of his duties. The Assistant Treasurers shall exercise the power of the Treasurer during that Officer’s absence or inability or refusal to act. Each of the Assistant Treasurers shall possess the same power as the Treasurer to sign all certificates, contracts, obligations and other instruments of the Company. If no Treasurer or Assistant Treasurer is appointed and serving or in the absence of the appointed Treasurer and Assistant Treasurer, the Senior Vice President, or such other Officer as the Board shall select, shall have the powers and duties conferred upon the Treasurer.
(k)    Powers of Attorney. The Company may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the Officers and other persons.
(l)    Delegation of Authority. Except as otherwise specifically provided in this Agreement or otherwise provided by resolution of the Board, no Officer shall have the power or authority to delegate to any person such Officer’s rights and powers as an Officer to manage the business and affairs of the Company.
Section 5.7    Responsibility and Authority of the Board; Director Standards of Conduct.
(a)    The Board may exercise only such powers of the Company and do such acts and things as are expressly authorized by this Agreement, the Partnership Agreement or any Partnership Group Member Agreement. Notwithstanding any duty (including any fiduciary duty) otherwise existing at law or in equity, any matter relating to the Partnership Group that is approved by the Board in accordance with the provisions, and subject to the limitations of the Partnership Agreement or any Partnership Group Member Agreement, shall not be deemed to be a breach of any duties owed by the Board or any Director to the Company or the Sole Member.
(b)    Whenever the Directors (in their respective capacities as such) make a determination or cause the Company to take or decline to take any action relating to the management and control of the business and affairs of the Partnership Group for which the Company or the Directors are required to act in accordance with a particular standard under the Partnership Agreement or any Partnership Group Member Agreement, as applicable, then the Directors shall make such determination or cause the Company to take or decline to take such other action in accordance with such standard and, to the fullest extent permitted by Law, shall not be subject to any higher standard or other duties (including fiduciary duties) imposed by this Agreement, the Partnership Agreement, any Partnership Group Member Agreement, any other agreement contemplated hereby or under the Act or any other Applicable Law or at equity.
(c)    To the extent that the Directors (in their capacities as such) make a determination or cause the Company to take or decline to take any other action in any circumstance not described in Section 5.7(b) under any express authorization or direction of the Sole Member, then unless another express standard is provided for in this Agreement or the Partnership Agreement or any Partnership Group Member Agreement, the Directors shall make such determination or cause the Company to take or decline to take such other action in the subjective belief that the determination or other action is in the best interest of the Sole Member and, to the fullest extent permitted by Law, shall not otherwise be subject to any higher standard or other duties (including fiduciary duties) imposed by this Agreement, the Partnership Agreement, any Partnership Group Member Agreement, any other agreement contemplated hereby or under the Act or any other Applicable Law or at equity.
Section 5.8    Compensation. The members of the Board who are neither Officers nor employees of the Company or any of its Affiliates shall be entitled to compensation as directors and committee members as approved by the Board and shall be reimbursed for out-of-pocket expenses incurred in connection with attending meetings of the Board or committees thereof.
Section 5.9    Indemnification.
(a)    To the fullest extent permitted by Law but subject to the limitations expressly provided in this Agreement, each Indemnitee shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of such person’s status as an Indemnitee; provided, however that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 5.9, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct, or in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this Section 5.9 shall be made only out of assets of the Company, it being agreed that the Sole Member shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.
(iv)    To the fullest extent permitted by Law, expenses (including reasonable legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 5.9(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 5.9.
(v)    The Company shall, to the fullest extent permitted under the Act, pay or reimburse expenses incurred by an Indemnitee in connection with the Indemnitee’s appearance as a witness or other participation in a proceeding involving or affecting the Company at a time when the Indemnitee is not a named defendant or respondent in the proceeding.
(b)    The indemnification provided by this Section 5.9 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.
(c)    The Company may purchase and maintain insurance, on behalf of the members of the Board, the Officers and such other Persons as the Sole Member shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Company’s activities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.
(d)    For purposes of this Section 5.9, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by the Indemnitee of such Indemnitee’s duties to the Company also imposes duties on, or otherwise involves services by, the Indemnitee to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to Applicable Law shall constitute “fines” within the meaning of Section 5.9(a); and action taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of such Indemnitee’s duties for a purpose reasonably believed by such Indemnitee to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Company.
(e)    An Indemnitee shall not be denied indemnification in whole or in part under this Section 5.9 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(f)    The provisions of this Section 5.9 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
(g)    No amendment, modification or repeal of this Section 5.9 or any provision hereof shall in any manner terminate, reduce or impair either the right of any past, present or future Indemnitee to be indemnified by the Company or the obligation of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 5.9 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted, provided such Person became an Indemnitee hereunder prior to such amendment, modification or repeal.
(h)    Any act or omission performed or omitted by an Indemnitee on advice of legal counsel or an independent consultant who has been employed or retained by the Company shall, to the fullest extent permitted by Law, be presumed to have been performed or omitted in good faith without gross negligence or willful misconduct.
(i)    THE PROVISIONS OF THE INDEMNIFICATION PROVIDED IN THIS SECTION 5.9 ARE INTENDED BY THE PARTIES TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING THE INDEMNITEE FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH PERSON’S NEGLIGENCE, FAULT OR OTHER CONDUCT.
Section 5.10    Liability of Indemnitees.
(a)    Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Sole Member or any other Person bound by this Agreement for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.
(b)    Subject to its obligations and duties as set forth in this Article V, the Board and any committee thereof may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through the Company’s Officers or agents, and neither the Board nor any committee thereof shall be responsible for any misconduct or negligence on the part of any such Officer or agent appointed by the Board or any committee thereof in good faith.

(c)    Any amendment, modification or repeal of this Section 5.10 or any provision hereof shall be prospective only and shall not in any way affect the limitations on liability under this Section 5.10 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may be asserted.
Section 5.11    Amendment and Vesting of Rights. The rights granted or created hereby will be vested in each Person entitled to indemnification hereunder as a bargained-for, contractual condition of such Person’s being or serving or having served as a Director, Officer or representative of the Company or serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise and, while this Article V may be amended or repealed, no such amendment or repeal will release, terminate or adversely affect the rights of such Person under this Article V with respect to any (a) act taken or the failure to take any act by such Person prior to such amendment or repeal or (b) action, suit or proceeding concerning such act or failure to act filed after such amendment or repeal.
Section 5.12    Severability. If any provision of this Article V or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable for any reason whatsoever, the remaining provisions of this Article V and the application of such provision to other Persons or circumstances will not be affected thereby and, to the fullest extent possible, the court finding such provision invalid, illegal or unenforceable must modify and construe the provision so as to render it valid and enforceable as against all Persons and to give the maximum possible protection to Persons subject to indemnification hereby within the bounds of validity, legality and enforceability. Without limiting the generality of the foregoing, if the Sole Member, any Director, any Officer or representative of the Company or any Person who is or was serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise, is entitled under any provision of this Article V to indemnification by the Company for some or a portion of the judgments, amounts paid in settlement, attorneys’ fees, penalties, ERISA excise taxes, fines or other expenses actually and reasonably incurred by any such Person in connection with any threatened, pending or completed action, suit or proceeding (including the investigation, defense, settlement or appeal of such action, suit or proceeding), whether civil, criminal, administrative, investigative or appellate, but not, however, for all of the total amount thereof, the Company will nevertheless indemnify such Person for the portion thereof to which such Person is entitled.
Section 5.13    Contracts with the Sole Member and its Affiliates.
(a)    Notwithstanding any duty otherwise existing at law or in equity, all contracts or transactions not involving the Partnership that are between the Company and the Sole Member, its Directors or its Officers or between the Company and another Person in which the Sole

Member, its Directors or its Officers has a financial interest or with which the Sole Member, its Directors or its Officers is affiliated are permissible if such contract or transaction, and such the Sole Member’s Director’s or Officer’s interest therein, are fully disclosed and approved by the Sole Member.
(b)    Notwithstanding any duty otherwise existing at law or in equity, all contracts or transactions involving the Partnership and the Sole Member, Directors or Officers of the Company in which the Sole Member, Director or Officer has a financial interest that is not proportionate to the Sole Member’s ownership interest in the Partnership or with which the Sole Member, Director or Officer is affiliated are permissible if such contract or transaction, and the Sole Member’s, Director’s or Officer’s interest therein, are fully disclosed to and approved by the Conflicts Committee of the Board.
Section 5.14    Other Business Ventures and Opportunities.
(a)    Notwithstanding any duty otherwise existing at law or in equity, the Sole Member may engage in, or possess an interest in, other business ventures of every nature and description, independently or with others, whether or not similar or identical to the business of the Company or the Partnership, and the Company will not have any right by virtue of this Agreement in or to such other business ventures or to the income or profits derived therefrom. The Sole Member and its representatives are not required to devote all of their time or business efforts to the affairs of the Company, but will devote so much of their time and attention to the Company as is reasonably necessary and advisable to manage the affairs of the Company to the best advantage of the Company. The foregoing will not supersede any employment, confidentiality, noncompetition or other specific agreement that may exist between the Company (or an affiliate of the Company) and the Sole Member (or an affiliate of the Sole Member).
(b)    To the fullest extent permitted by Law, if the Sole Member acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company or the Partnership, the Sole Member shall not have any duty to communicate or offer such opportunity to the Company or the Partnership, and the Sole Member shall not be liable to the Company or the Partnership for breach of any duty by reason of the fact that the Sole Member pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Company or the Partnership; provided the Sole Member does not engage in such business or activity using confidential or proprietary information provided by or on behalf of the Company or the Partnership to the Sole Member.

ARTICLE VI
TAX MATTERS
Section 6.1    Taxes. The Company and the Sole Member acknowledge that for federal income tax purposes, the Company will be disregarded as an entity separate from the Sole Member pursuant to Treasury Regulation § 301.7701-3 as long as all of the Membership Interests in the Company are owned by the Sole Member.
Section 6.2    Tax Returns. The appropriate Officers shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. Copies of such returns, or pertinent information therefrom, shall be furnished to the Sole Member promptly after filing.
ARTICLE VII
BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS
Section 7.1    Maintenance of Books. The Board shall keep or cause to be kept at the principal office of the Company or at such other location approved by the Board complete and accurate books and records of the Company, supporting documentation of the transactions with respect to the conduct of the Company’s business and minutes of the proceedings of the Board and any other books and records that are required to be maintained by Applicable Law.
Section 7.2    Reports. The Board shall cause to be prepared and delivered to the Sole Member such reports, forecasts, studies, budgets and other information as the Sole Member may reasonably request from time to time.
Section 7.3    Bank Accounts. Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Board. All withdrawals from any such depository shall be made only as authorized by the Board and shall be made only by check, wire transfer, debit memorandum or other written instruction.
Section 7.4    Fiscal Year. For financial accounting purposes, the fiscal year of the Company will end on December 31 of each year unless a different year is adopted by the Sole Member.

ARTICLE VIII
DISSOLUTION, WINDING-UP AND TERMINATION
Section 8.1    Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events:
(e)    an election to dissolve the Company by the Sole Member;
(f)    the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act; and
(g)    at any time there are no Members of the Company, unless the Company is continued in accordance with the Act or this Agreement.
Section 8.2    Effect of Dissolution. Except as otherwise provided in this Agreement, upon the dissolution of the Company, the Sole Member will take such actions as may be required pursuant to the Act and will proceed to wind up, liquidate and terminate the business and affairs of the Company. In connection with such winding up, the Sole Member may liquidate and reduce to cash (to the extent necessary or appropriate) the assets of the Company as promptly as is consistent with obtaining the fair market value therefor, apply and distribute the proceeds of such liquidation and any remaining assets in accordance with the provisions of Section 8.3, and do any and all acts and things authorized by, and in accordance with, the Act and other Applicable Laws for the purpose of winding up and liquidation.
Section 8.3    Application of Proceeds. Upon dissolution and liquidation of the Company, the assets of the Company shall be applied and distributed in the following order of priority to the extent permitted by law:
(m)    First, to the satisfaction of debts and liabilities of the Company (including to the Sole Member to the extent permitted by applicable law) and the expenses of liquidation, including the setting up of such reserves as the Person required or authorized by law to wind up the Company’s affairs may reasonably deem necessary or appropriate for any contingent, conditional or unmatured liabilities or obligations of the Company, provided that any such reserves must be paid over by such Person to an independent escrow agent, to be held by such agent or its successor for such period as such Person deems advisable for the purpose of applying such reserves to the payment of such liabilities or obligations and, at the expiration of such period, the balance of such reserves, if any, will be distributed as hereinafter provided; and
(n)    Thereafter, the remainder to the Sole Member.

Section 8.4    Certificate of Cancellation. On completion of the winding up of the Company as provided herein and under the Act, the Sole Member (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of the State of Delaware and take such other actions as may be necessary to terminate the existence of the Company. Upon the filing of such certificate of cancellation, the existence of the Company shall terminate, except as may be otherwise provided by the Act or by Applicable Law.
ARTICLE IX
GENERAL PROVISIONS
Section 9.1    Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement will be sufficient if given or made in writing.
Section 9.2    Entire Agreement; Supersedure. This Agreement constitutes the entire agreement of the Sole Member relating to the subject matter hereof and supersedes all prior contracts or agreements with respect to such subject matter, whether oral or written.
Section 9.3    Effect of Waiver or Consent. Except as provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Except as provided in this Agreement, failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.
Section 9.4    Amendment or Restatement. Subject to the following sentence, this Agreement may be amended or restated only by the Sole Member and the Board may not amend or restate this Agreement. Notwithstanding the foregoing or anything to the contrary contained herein, any modifications, waivers or termination of (i) Section 5.3, Section 5.4 or Section 5.5 (including any defined terms applied therein) in a manner that would have a material adverse effect on the rights, duties and composition of the Conflicts Committee, (ii) this sentence of Section 9.4 or (iii) Section 9.8 shall require the prior written consent of a majority of the members of the Conflicts Committee.
Section 9.5    Binding Effect. The Agreement is binding on and shall inure to the benefit of the Sole Member and its heirs, legal representatives, successors and assigns.

Section 9.6    Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control. If any provision of the Act may be varied or superseded in the limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by Law.
Section 9.7    Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Sole Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.
Section 9.8    No Third Party Beneficiary. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person or entity not a party or a permitted assignee of a party to this Agreement, except that the Shareholders (as defined in the Partnership Agreement) and the Conflicts Committee shall be express third party beneficiaries of, and shall be entitled to rely on the provisions of, (i) Section 5.3, Section 5.4 and Section 5.5 to the extent that such provisions relate to the rights, duties and composition of the Conflicts Committee, (ii) the second sentence of Section 9.4, and (iii) this Section 9.8, and the Conflicts Committee shall be entitled to enforce such provisions on behalf of the Shareholders.
Section 9.9    Offset. Whenever the Company is to pay any sum to the Sole Member, any amounts that the Sole Member owes the Company may be deducted from that sum before payment.
Section 9.10    Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.
[Signature page follows.]

IN WITNESS WHEREOF, the Sole Member has executed this Agreement as of the date first set forth above.

SOLE MEMBER: KLW LLC

By:______________________________
Name: Kelcy L. Warren
Title:

EXHIBIT H
Form of Contingent Consideration Rights Agreement

FORM OF
CONTINGENT CONSIDERATION RIGHTS AGREEMENT
by and among
ENERGY TRANSFER EQUITY, L.P.,
ENERGY TRANSFER CORP LP
and
[RIGHTS AGENT]
Dated as of [●], 201[●]

Page

Article 1 DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION	1

Section 1.1	Definitions 1

Section 1.2	Effect of Headings and Table of Contents 6

Section 1.3	Notices 6

Section 1.4	Benefits of Agreement 7

Section 1.5	Governing Law 7

Section 1.6	Legal Holidays 8

Section 1.7	Separability Clause 8

Section 1.8	Successors 8

Section 1.9	No Recourse Against Others 8

Section 1.10	Counterparts 8

Section 1.11	Termination 8

Section 1.12	Entire Agreement 8

Article 2 FORM OF CCRS	9

Section 2.1	Appointment of Rights Agent 9

Section 2.2	No CCR Certificates 9

Section 2.3	Transfer of CCRs 9

Section 2.4	Legends 9

Section 2.5	CCR Payment Register Notations 10

Article 3 TERMS OF CCRS	10

Section 3.1	Title and Terms 10

Article 4 PAYMENT PROCEDURES	13

Section 4.1	Payment of Amounts, if any, to Holders 13

Section 4.2	Cash for CCR Payments to Be Held in Trust 13

Section 4.3	Payments with Respect to CCRs 14

Section 4.4	Withholding 14

Article 5 NO VOTING, DIVIDENDS OR INTEREST	14

Section 5.1	No Voting Rights 14

Section 5.2	No Joint Venture Relationship 14

Section 5.3	No Interest or Dividends 14

Article 6 RETURN OF PARENT CLASS E UNITS	15

Section 6.1	Return of Parent Class E Units in Certain Circumstances 15

Article 7 EARLY CANCELATION OF CCRS	15

Section 7.1	Cancelation of CCR in Certain Circumstances 15

Article 8 THE RIGHTS AGENT	16

Section 8.1	Certain Duties and Responsibilities 16

Section 8.2	Certain Rights of Rights Agent 16

Section 8.3	Resignation and Removal; Appointment of Successor 17

Section 8.4	Acceptance of Appointment of Successor 18

Section 8.5	Non-Use of Name 18

Article 9 AMENDMENTS	18

Section 9.1	Amendments without Consent of Holders 18

Section 9.2	Amendments with Consent of Holders 19

Section 9.3	Execution of Amendments 19

Section 9.4	Effect of Amendments; Notice to Holders 19

Note:     This table of contents shall not, for any purpose, be deemed to be a part of this CCR Agreement.
Schedule 1    Schedule of Fees

THIS CONTINGENT CONSIDERATION RIGHTS AGREEMENT, dated as of [●], 201[●] (this “CCR Agreement”), by and among Energy Transfer Equity, L.P., a Delaware limited partnership (“Parent”), Energy Transfer Corp LP, a Delaware limited partnership (“TopCo”), and [●], as rights agent (the “Rights Agent”), in favor of each person who from time to time holds one or more TopCo Common Shares which have attached Contingent Consideration Rights (the “CCRs”) entitling such holder to receive TopCo Common Shares or cash payments, each in the amounts and subject to the terms and conditions set forth herein.
W I T N E S S E T H:
WHEREAS, this CCR Agreement is entered into pursuant to the Agreement and Plan of Merger, dated as of September 28, 2015 (as may be amended, the “Merger Agreement”), by and among Topco, ETE Corp GP, LLC, a Delaware limited liability company and the general partner of TopCo (“ETC GP”), Parent, LE GP, LLC, a Delaware limited liability company and the general partner of Parent, Energy Transfer Equity GP, LLC, a Delaware limited liability company (“ETE GP”), and The Williams Companies, Inc., a Delaware corporation (“WMB”);
WHEREAS, pursuant to the Merger Agreement, WMB will merge with and into TopCo (the “Merger”), whereupon the separate corporate existence of WMB shall cease, and TopCo shall continue its existence under Delaware law as the surviving entity in the Merger;
WHEREAS, in connection with the Merger, all the assets and liabilities of the surviving entity in the Merger (other than its membership interest in ETE GP) shall be contributed to Parent in exchange for newly issued Class E common units representing limited partner interests in Parent (the “Parent Class E Units”), upon the terms and subject to the conditions set forth in the Merger Agreement;
WHEREAS, in the Merger, each outstanding share of common stock, par value $1.00 per share, of WMB (the “WMB Common Stock”) will be converted into the right to receive the Merger Consideration (as defined in the Merger Agreement); and
WHEREAS, in connection with the Merger, each common share representing a limited partner interest in TopCo (each, a “TopCo Common Share”) issued to each holder of WMB Common Stock as Merger Consideration and each TopCo Common Share issued to Parent in consideration for the Parent Cash Deposit (as defined in the Merger Agreement) shall have attached to it one CCR.

NOW, THEREFORE, in consideration of the foregoing premises and the consummation of the transactions contemplated by the Merger Agreement, it is covenanted and agreed upon as follows:
ARTICLE 1
DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION
Section 1.1    Definitions. For all purposes of this CCR Agreement, except as otherwise expressly provided or unless the context otherwise requires:
(a)    the terms defined in this Article 1 have the meanings assigned to them in this Article 1, and include the plural as well as the singular;
(b)    all capitalized terms used in this CCR Agreement without definition shall have the respective meanings ascribed to them in the Merger Agreement;
(c)    the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this CCR Agreement as a whole and not to any particular Article, Section or other subdivision.
“Adjustment Event” shall have the meaning set forth in Section 3.1(f).
“Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.
“Aggregate Cash Payment” shall have the meaning set forth in Section 3.1(e)(1).
“Board of Directors” means (a) with respect to TopCo, the board of directors or board of managers of ETC GP, if ETC GP is a corporation or a limited liability company, or the board of directors or board of managers of the general partner of ETC GP, if ETC GP is a limited partnership, as applicable, or any other body performing similar functions, or any duly authorized committee of that board; and (b) with respect to Parent, the board of directors or board of managers of ETE GP, if ETE GP is a corporation or a limited liability company, or the board of directors or board of managers of the general partner of ETE GP, if ETE GP is a limited partnership, as applicable, or any other body performing similar functions, or any duly authorized committee of that board.
“Board Resolution” means a copy of a resolution certified by an officer of ETC GP, to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.
“Business Day” means any day on which banks are not required or authorized to be closed in the City of New York.
“Cancelation Date” shall have the meaning set forth in Section 7.1(a).
“Cancelation Event” shall have the meaning set forth in Section 7.1(b).

“CCR Agreement” means this instrument as originally executed and as it may from time to time be supplemented or amended pursuant to the applicable provisions hereof.
“CCR Payment” means any Shortfall Payment due and payable to the Holders of CCRs.
“CCR Payment Register” shall have the meaning set forth in Section 2.2.
“CCRs” shall have the meaning set forth in the Preamble of this CCR Agreement.
“Close of Business” with respect to any date means 4:00:00 p.m., New York time (or such other time as the NYSE publicly announces is the official close of trading).
“Conflicts Committee” means the conflicts committee of the Board of Directors of TopCo. Any calculations or determinations to be made pursuant to the terms of this CCR Agreement by the Conflicts Committee shall be made in conjunction with the Conflicts Committee’s legal and financial advisors.
“End Date” means the date that is the second (2nd) anniversary of the Closing Date or, if such date is not a Trading Day, then the last Trading Day occurring prior to the second (2nd) anniversary of the Closing Date.
“End Date Holders” shall have the meaning set forth in Section 2.2.
“ETC GP” shall have the meaning set forth in the Recitals of this CCR Agreement.
“ETE GP” shall have the meaning set forth in the Recitals of this CCR Agreement.
“Excess Amount” shall have the meaning set forth in Section 6.1.
“Excess Shares” shall have the meaning set forth in Section 3.1(d)(2).
“Exchange Ratio” means the ratio of the number of Parent Class E Units held by TopCo or any of its wholly owned Subsidiaries as of the Settlement Date over the number of TopCo Common Shares outstanding as of the Settlement Date.
“Governmental Entity” means any Federal, state, local or foreign government, any court of competent jurisdiction, any administrative, regulatory (including any stock exchange) or other governmental agency, commission, branch or authority or other governmental entity or body, independent system operator, regional transmission organization or national, regional or state reliability organization.
“Holder” means a Person in whose name a CCR is registered in the CCR Register.
“Law” means any statute, law, ordinance, rule, regulation, common law, code, injunction, order, judgment, ruling, decree, agency requirement, writ, governmental guideline or interpretation having the force of law or permit or regulation of any Governmental Entity.

“Maximum CCR Cash” shall have the meaning set forth in Section 3.1(e)(2).
“Measurement Period” means the period beginning on the Start Date and ending on the End Date.
“Merger” shall have the meaning set forth in the Recitals of this CCR Agreement.
“Merger Agreement” shall have the meaning set forth in the Recitals of this CCR Agreement.
“NYSE” means the New York Stock Exchange.
“Opinion of Counsel” means a written opinion of counsel, who may be counsel for TopCo or Parent.
“Outstanding” when used with respect to CCRs means, as of the date of determination, all CCRs theretofore authenticated and delivered with the accompanying TopCo Common Share under this CCR Agreement, except: (i) CCRs theretofore canceled by the Rights Agent or delivered to the Rights Agent for cancellation and (ii) CCRs in exchange for or in lieu of which other CCRs have been authenticated and delivered pursuant to this CCR Agreement, other than any such CCRs in respect of which there shall have been presented to the Rights Agent proof satisfactory to it that such CCRs are held by a bona fide purchaser of TopCo Common Shares in whose hands the CCRs are valid obligations of TopCo; provided, however, that in determining whether the Holders of the requisite Outstanding CCRs have given any request, demand, authorization, direction, consent, waiver or other action hereunder, CCRs attached to TopCo Common Shares owned by TopCo or any Subsidiary of TopCo, whether held as treasury securities or otherwise, shall be disregarded and deemed not to be Outstanding.
“Parent” means the Person (as defined herein) named as “Parent” in the Preamble of this CCR Agreement, until a successor Person shall have become such pursuant to the applicable provisions of this CCR Agreement, and thereafter “Parent” shall mean such successor Person.
“Parent Class E Units” shall have the meaning set forth in the Recitals of this CCR Agreement.
“Parent Common Units” means the authorized equity interests of Parent consisting of common units representing limited partner interests in Parent.
“Parent Common Units VWAP” means (a) the sum of the daily dollar volume-weighted average price for the Parent Common Units on the NYSE, as reported by Bloomberg, L.P. through its “ETE UN Equity AQR” function (or, if such function or service ceases to exist, any substitute function or service mutually agreed among the Parties), for each Trading Day in the Measurement Period, divided by (b) the total number of Trading Days in the Measurement Period.
“Party” means the Rights Agent, Parent, TopCo and/or Holder(s), as applicable.

“Paying Agent” shall have the meaning set forth in Section 3.1(b).
“Payment Date” means the date that is five (5) Business Days following the Settlement Date.
“Person” means any individual, corporation, partnership, joint venture, association, jointstock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.
“Rights Agent” means the Rights Agent named in the first paragraph of this CCR Agreement, until a successor Rights Agent shall have become such pursuant to the applicable provisions of this CCR Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.
“Rights Agent Costs” means the costs and expenses which the Rights Agent is entitled to be paid under Section 8.2 and the Rights Agent Fee.
“Rights Agent Fee” means the fee of the Rights Agent to act in such capacity pursuant to the terms of this CCR Agreement as set forth on Schedule 1 hereto, as revised by the parties from time to time.
“Rights Agent Initial Payment” means the out-of-pocket costs and expenses reasonably incurred and invoiced by the Rights Agent prior to the date hereof in connection with the negotiation of this CCR Agreement and any other reasonable out-of-pocket costs and expenses reasonably incurred by the Rights Agent in connection herewith prior to the date hereof.
“SEC” means the U.S. Securities and Exchange Commission.
“Settlement Calculation VWAP” means (a) the sum of the daily dollar volume-weighted average price for the TopCo Common Shares on the NYSE, as reported by Bloomberg, L.P. through its “ETC UN Equity AQR” function (or, if such function or service ceases to exist, any substitute function or service mutually agreed among the Parties), for the five (5) Trading Days starting with the first Trading Day after the End Date, divided by (b) five (5).
“Settlement Date” means the fifth (5th) Trading Day after the End Date.
“Shortfall Amount” shall have the meaning set forth in Section 3.1(b).
“Shortfall Payment” shall have the meaning set forth in Section 3.1(b).
“Specified Date” shall have the meaning set forth in Section 3.1(b).
“Start Date” means the twenty-first (21st) Trading Day after the Closing Date.
“Subsidiary” of any person means another person, an amount of the Voting Securities of which is sufficient to elect at least a majority of its board of directors or other governing body

(or, if there are no such voting interests, more than fifty percent (50%) of the equity interests of which is owned directly or indirectly by such first person).
“TopCo” means the Person (as defined herein) named as “TopCo” in the Preamble of this CCR Agreement, until a successor Person shall have become such pursuant to the applicable provisions of this CCR Agreement, and thereafter “TopCo” shall mean such successor Person.
“TopCo Common Share” shall have the meaning set forth in the Recitals of this CCR Agreement.
“TopCo Common Shares VWAP” means (a) the sum of the daily dollar volume-weighted average price for the TopCo Common Shares on the NYSE, as reported by Bloomberg, L.P. through its “ETC UN Equity AQR” function (or, if such function or service ceases to exist, any substitute function or service mutually agreed among the Parties), for each Trading Day in the Measurement Period, divided by (b) the total number of Trading Days in the Measurement Period.
“Trading Day” means any Business Day on which the NYSE is open for the buying and selling of securities.
“Voting Securities” means securities or other interests having voting power, or the right, to elect or appoint a majority of the directors, or any Persons performing similar functions, irrespective of whether or not stock or other interests of any other class or classes shall have or might have voting power or any right by reason of the happening of any contingency.
“WMB” shall have the meaning set forth in the Recitals of this CCR Agreement.
“WMB Common Stock” shall have the meaning set forth in the Recitals of this CCR Agreement.
Section 1.2    Effect of Headings and Table of Contents. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 1.3    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, faxed (with confirmation), electronically mailed in portable document format (PDF) (with confirmation) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
if to TopCo or Parent, to:
Energy Transfer Equity, L.P.
3738 Oak Lawn Avenue
Dallas, Texas 75219
Fax No.: (214) 981-0703

Attention:    Thomas P. Mason
Email:        tom.mason@energytransfer.com
with a copy to (which shall not constitute notice):
Wachtell, Lipton, Rosen & Katz
51 West 52nd St.
New York, New York 10019
Fax No.: (212) 403-2000
Attention:    David A. Katz, Esq.
        David K. Lam, Esq.
Email:        DAKatz@wlrk.com
        DKLam@wlrk.com
if to the Rights Agent, to:
[●]

Section 1.4    Benefits of Agreement. Nothing in this CCR Agreement, express or implied, shall give to any Person (other than the Parties hereto and their successors hereunder, any Paying Agent and the Holders) any benefit or any legal or equitable right, remedy or claim under this CCR Agreement or under any covenant or provision herein contained, all such covenants and provisions being for sole benefit of the Parties hereto and their successors, any Paying Agent and of the Holders.

Section 1.5    Governing Law. THIS CCR AGREEMENT AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS CCR AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS CCR AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS CCR AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS CCR AGREEMENT), SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE INCLUDING WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. EACH OF TOPCO, PARENT, THE RIGHTS AGENT AND EACH OF THE HOLDERS BY THEIR ACCEPTANCE OF THE CCRS, HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY DELAWARE STATE COURT OR ANY FEDERAL COURT SITTING IN DELAWARE IN RESPECT OF ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS CCR AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS CCR AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR

RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS CCR AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS CCR AGREEMENT), AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, JURISDICTION OF THE AFORESAID COURTS. EACH OF TOPCO, PARENT AND THE RIGHTS AGENT AGREES THAT PROCESS MAY BE SERVED UPON THEM IN ANY MANNER AUTHORIZED BY THE LAWS OF THE STATE OF DELAWARE FOR SUCH PERSONS. EACH OF TOPCO, PARENT AND THE RIGHTS AGENT HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, COUNTERCLAIM OR OTHERWISE, IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS CCR AGREEMENT (A) THE DEFENSE OF SOVEREIGN IMMUNITY, (B) ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE ABOVE-NAMED COURTS FOR ANY REASON OTHER THAN THE FAILURE TO SERVE PROCESS IN ACCORDANCE WITH THIS SECTION 1.5, (C) THAT IT OR ITS PROPERTY IS EXEMPT OR IMMUNE FROM JURISDICTION OF ANY SUCH COURT OR FROM ANY LEGAL PROCESS COMMENCED IN SUCH COURTS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF JUDGMENT, EXECUTION OF JUDGMENT OR OTHERWISE), AND
(D) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW THAT (I) THE SUIT, ACTION OR PROCEEDING IN SUCH COURT IS BROUGHT IN AN INCONVENIENT FORUM, (II) THE VENUE OF SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER AND (III) THIS CCR AGREEMENT, OR THE SUBJECT MATTER HEREOF, MAY NOT BE ENFORCED IN OR BY SUCH COURTS.

Section 1.6    Legal Holidays. In the event that the Payment Date shall not be a Business Day, then (notwithstanding any provision of this CCR Agreement to the contrary) payment on the CCRs need not be made on such date, but may be made, without the accrual of any interest thereon, on the next succeeding Business Day with the same force and effect as if made on such Payment Date.

Section 1.7    Separability Clause. In the event any provision in this CCR Agreement or in the CCRs shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 1.8    Successors. All covenants, provisions and agreements in this CCR Agreement by or for the benefit of TopCo, the Rights Agent or the Holders shall bind and inure to the benefit of their respective successors and assigns, whether so expressed or not. TopCo may assign this CCR Agreement without the prior written consent of the other Parties to this CCR Agreement to one or more of its direct or indirect Subsidiaries; provided, however, that in the event of any such assignment

TopCo shall remain subject to its obligations and covenants hereunder, including but not limited to its obligation to make any Shortfall Payments, and shall remain responsible for any breach of this CCR Agreement by such Subsidiary.

Section 1.9    No Recourse Against Others. A director, officer, partner, manager, member or employee, as such, of TopCo, Parent or the Rights Agent shall not have any personal liability for any obligations of TopCo, Parent or the Rights Agent under this CCR Agreement or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a CCR each Holder waives and releases all such personal liability. The waiver and release are part of the consideration for the issue of the CCRs.

Section 1.10    Counterparts. This CCR Agreement shall be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this CCR Agreement.

Section 1.11    Termination. This CCR Agreement shall terminate, and be of no further force and effect, and the parties hereto shall have no liability hereunder, upon the earliest of (i) the Cancelation Date, (ii) termination of the CCRs pursuant to Section 3.1(a) and (iii) TopCo having paid or caused to be paid or deposited with the Rights Agent all cash amounts payable or TopCo Common Shares deliverable to the Holders pursuant to Section 3.1(b) and such cash amounts or TopCo Common Shares have in fact been delivered to Holders pursuant to Section 4.1; provided, however, that in the case of any termination of this CCR Agreement, this Article 1 Section 4.2(c), Section 4.4 and Article 8 shall survive.

Section 1.12    Entire Agreement. This CCR Agreement and the Merger Agreement represent the entire understanding of Parent and TopCo with reference to the CCRs, and this CCR Agreement supersedes any and all other oral or written agreements hereto made with respect to the CCRs. This CCR Agreement represents the entire understanding of the Rights Agent with reference to the CCRs, and this CCR Agreement supersedes any and all other oral or written agreements hereto made with respect to the CCRs. If and to the extent that any provision of this CCR Agreement is inconsistent or conflicts with the Merger Agreement, this CCR Agreement shall govern and be controlling, and this CCR Agreement may be amended, modified, supplemented or altered only in accordance with the terms of Article 9. No party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein.

ARTICLE 2
FORM OF CCRS

Section 2.1    Appointment of Rights Agent. TopCo and Parent hereby appoint [●] as the Rights Agent to act as the rights agent for TopCo in accordance with the terms and conditions set forth in this CCR Agreement, and the Rights Agent hereby accepts such appointment.

Section 2.2    No CCR Certificates. (a) From the Effective Time until the earlier of the Cancelation Date, if any, and the End Date, (i) the CCRs will be evidenced by certificates for TopCo Common Shares registered in the names of the holders thereof (which certificates shall also be deemed to be certificates representing CCRs) and not by separate CCR certificates, and CCRs associated with any uncertificated TopCo Common Shares will be evidenced by the registration of such TopCo Common Shares in TopCo’s share register in the names of the holders thereof (which registration shall also be deemed to be the registration of ownership of the associated CCRs) and not by separate CCR certificates or registrations and (ii) the right to receive any CCR Payment will only be transferable in connection with the transfer of TopCo Common Shares. As soon as practicable after the End Date, if a Shortfall Payment is owed pursuant to Section 3.1(b), TopCo will establish a payment register for the CCRs (the “CCR Payment Register”) and cause to be issued to holders of TopCo Common Shares as of the Close of Business on the End Date (the “End Date Holders”) the right to receive a CCR Payment for each TopCo Common Share so held and the Paying Agent will then issue a CCR Payment to End Date Holders pursuant to Section 4.1.

Section 2.3    Transfer of CCRs. Until the earlier of the Cancelation Date and the End Date, the surrender for transfer of any certificate evidencing TopCo Common Shares shall also constitute the transfer of the CCRs associated with the TopCo Common Shares represented thereby, and the registration of transfer of ownership of any uncertificated TopCo Common Shares in respect of which CCRs have been issued shall also constitute the transfer of the CCRs associated with the TopCo Common Shares the ownership of which is so transferred.

Section 2.4    Legends. Certificates for TopCo Common Shares issued and outstanding as of immediately following the Effective Time shall have impressed on, printed on, written on or otherwise affixed to them the following legend:

This certificate also evidences and entitles the holder hereof to certain contingent consideration rights as set forth in the Contingent Consideration Rights Agreement, dated as of          , 201[●], by and among Energy Transfer Corp LP, Energy Transfer Equity, L.P. and [●], as Rights Agent, as such agreement may be amended from time to time (the “CCR Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of Energy Transfer Corp LP. Energy Transfer Corp LP will mail to the holder of this certificate a copy of the CCR Agreement without charge after receipt of a written request therefor.

In the case of the initial transaction statement or subsequent periodic statements with respect to uncertificated TopCo Common Shares, such statements shall bear the following legend:
The registration in the share register of Energy Transfer Corp LP of the common shares to which this statement relates also evidences and entitles the registered holder of such shares to certain contingent consideration rights as set forth in the Contingent Consideration Rights Agreement, dated as of          , 201[●], by and among Energy Transfer Corp LP, Energy Transfer Equity, L.P. and [●], as Rights Agent, as such agreement may be amended from time to time (the “CCR Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of Energy Transfer Corp LP. Energy Transfer Corp LP will mail to the holder of this certificate a copy of the CCR Agreement without charge after receipt of a written request therefor.
Notwithstanding this Section 2.4, the omission of a legend shall not affect the enforceability of any part of this CCR Agreement or the rights of any holder of the CCRs.

Section 2.5    CCR Payment Register Notations. The registrations in the CCR Payment Register may be accompanied by such marks of identification or designation and such legends, summaries or endorsements as may be required to comply with any applicable law or with any applicable rule or regulation made pursuant thereto or with any applicable rule or regulation of any stock exchange or to conform to usage.

ARTICLE 3
TERMS OF CCRS
Section 3.1    Title and Terms.
(a)    In the event that the TopCo Common Shares VWAP is equal to or greater than the Parent Common Units VWAP, then each CCR Outstanding as of the Close of Business on the End Date shall (unless otherwise canceled earlier pursuant to Article 7) be deemed immediately and automatically canceled and extinguished and no consideration of any kind shall be delivered, and Parent, TopCo and the Rights Agent, shall have no further obligations, in respect thereof. In addition, the provisions in Section 6.1 will apply.
(b)    Subject to Article 7, in the event that the TopCo Common Shares VWAP is less than the Parent Common Units VWAP (the amount of such difference, the “Shortfall Amount”), then each CCR Outstanding as of the Close of Business on the End Date shall be deemed immediately and automatically canceled and extinguished and converted into the right to receive the Shortfall Payment. Such Shortfall Payment shall be paid to the Holders in accordance with Section 4.1. The “Shortfall Payment” means either, at Parent’s election, (i) a number of TopCo Common Shares equal to the Shortfall Amount divided by the Settlement Calculation VWAP, or (ii) subject to Section 3.1(e)(2), an amount in cash equal to the Shortfall Amount. Parent’s election under the preceding sentence shall be made at any time prior to the End Date by notice in writing to the Rights Agent and the Conflicts Committee. In the absence of any written election, Parent shall be deemed to have elected to make the Shortfall Payment in TopCo Shares.
(c)    After the close of trading on the NYSE on the End Date, the chief financial officer of Parent shall calculate, in accordance with this CCR Agreement, the Parent Common Units VWAP, the TopCo Common Shares VWAP and the Shortfall Amount and certify and submit such calculations to the Conflicts Committee for its approval. After the close of trading on the NYSE on the Settlement Date, the chief financial officer of Parent shall if required calculate, in accordance with this CCR Agreement, the Shortfall Payment and certify and submit such calculation to the Conflicts Committee for its approval.
(d)    Shortfall Payments Made in TopCo Common Shares.
(1)    If Parent elects for the Shortfall Payment to be made in TopCo Common Shares, then Parent shall, as soon as practicable after the Settlement Date (but in no event later than the Payment Date), issue to TopCo, as an adjustment to the consideration issued to TopCo in respect of the Contribution (as defined in the Merger Agreement), a number of Parent Class E Units equal to the product of (i) the Exchange Ratio multiplied by (ii) the aggregate number of TopCo Common Shares to be issued pursuant to Section 3.1(c), including the Excess Shares.

(2)    Notwithstanding anything to the contrary, no certificates or scrip representing fractional shares or book-entry credit of TopCo Common Shares shall be issued upon the conversion of CCRs. Each former holder of a CCR who otherwise would have been entitled to a fraction of a TopCo Common Share shall receive in lieu thereof cash (rounded to the nearest cent) equal to such fraction as determined below. If Parent elects for the Shortfall Payment to be made in TopCo Common Shares, then as promptly as practicable following the Settlement Date (but in no event later than the Payment Date), the Paying Agent shall determine the excess of (i) the number of full TopCo Common Shares equal to the number of CCRs Outstanding at Close of Business on the End Date multiplied by the Shortfall Amount divided by the Settlement Calculation VWAP over (ii) the aggregate number of full TopCo Common Shares to be distributed to Holders of CCRs (such excess being herein referred to as the “Excess Shares”). As promptly as practicable following the Settlement Date, the Paying Agent, as agent for such holders of CCRs, shall sell the Excess Shares at then prevailing prices on the NYSE, all in the manner provided herein. The sale of the Excess Shares by the Paying Agent shall be executed on the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to the holders of CCRs, the Paying Agent shall hold such proceeds in trust for such holders. The net proceeds of any such sale or sales of Excess Shares to be distributed to the holders of CCRs shall be reduced by any and all reasonable and customary commissions, transfer taxes and other reasonable out-of-pocket out-of-pocket transaction costs, as well as any expenses, of the Paying Agent incurred in connection with such sale or sales. The Paying Agent shall determine the portion of such net proceeds to which each holder of CCRs shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of CCRs is entitled (after taking into account all CCRs then held by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of CCRs are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of CCRs with respect to any fractional share interests, the Paying Agent shall promptly pay, in accordance with Section 4.1, such amounts to such holders subject to and in accordance with this Section 3.1(e)(2).

(e)    Shortfall Payments Made in Cash.
(1)    If Parent elects for the Shortfall Payment to be made in cash, then, as soon as practicable after the Settlement Date (but in no event later than the Payment Date), (x) Parent shall purchase from TopCo, and TopCo shall issue to Parent, that number of TopCo Common Shares equal to (a) any Shortfall Amount determined pursuant Section 3.1(b) multiplied by the number of CCRs Outstanding at Close of Business on the End Date (the “Aggregate Cash Payment”), divided by (b) the Settlement Calculation VWAP, in exchange for the payment by Parent to TopCo of cash in an amount equal to the Aggregate Cash Payment, and (y) Parent shall issue to TopCo, as an adjustment to the consideration issued to TopCo in respect of the Contribution, a number of Parent Class E Units equal to the product of (i) the Exchange Ratio multiplied by (ii) the number of TopCo Common Shares purchased by Parent pursuant to this Section 3.1(e)(1).

(2)    Notwithstanding anything to the contrary, in no event shall the aggregate cash payment in respect of the Shortfall Payment exceed an amount of cash (the “Maximum CCR Cash”) equal to: (a) the product of the value (as determined by the Conflicts Committee) of the Merger Consideration as of the Closing Date and 55%, minus (b) the sum of (i) the Pre-Merger Special Dividend, (ii) the Cash Component (as defined in the Merger Agreement), (iii) the aggregate amount of cash paid to former holders of Company Common Stock in lieu of issuing fractional shares of TopCo Common Shares and (iv) the aggregate amount of cash paid in respect of Appraisal Shares (as defined in the Merger Agreement). If Parent elects for the Shortfall Payment to be made in cash, and the aggregate Shortfall Payments to be made pursuant to Section 3.1(b) exceeds the Maximum CCR Cash, then any difference between the amount of cash paid in respect of a Shortfall Payment and the amount that a former holder of a CCR would otherwise be entitled to receive pursuant to Section 3.1(b) shall be paid in TopCo Common Shares valued at the Settlement Calculation VWAP. Parent agrees that it shall, as soon as practicable after the Settlement Date (but in no event later than the Payment Date), issue to TopCo, as an adjustment to the consideration issued to TopCo in respect of the Contribution, a number of Parent Class E Units equal to the product of (i) the Exchange Ratio multiplied by (ii) the aggregate number of TopCo Common Shares issued pursuant to the prior sentence.

(f)    If, between the date of this CCR Agreement and the Settlement Date, the shares of TopCo Common Stock or Parent Common Units shall have been changed into a different number of shares or units or a different class of shares or units by reason of any equity dividend or distribution, subdivision, reorganization, reclassification, recapitalization, equity split, reverse equity split, combination or exchange of shares or units, or any similar event shall have occurred (an “Adjustment Event”), then the Parent Common Units VWAP, the TopCo Common Shares VWAP and any other similar items, the calculation of which is affected by such Adjustment Event, shall be equitably adjusted, without duplication, to provide the Holders with the same economic benefit, if any, that such Holders would have had the right to receive if the Adjustment Event had not occurred. The chief financial officer of Parent shall make the calculations of all adjustments to be made pursuant to this Section 3.1(f), if any and certify and submit such calculations to the Conflicts Committee for its approval.

ARTICLE 4
PAYMENT PROCEDURES
Section 4.1    Payment of Amounts, if any, to Holders. Prior to the Payment Date, as applicable, TopCo shall appoint a bank or trust company to act as the paying agent (the “Paying Agent”) (it being acknowledged and agreed that the Rights Agent may serve as the Paying Agent) which shall be responsible for paying to the End Date Holders any CCR Payments owed pursuant to Section 3.1. Prior to the Payment Date, TopCo shall deposit, or cause to be deposited, with the Paying Agent either (a) that number of whole uncertificated or certificated shares representing the number of TopCo Common Shares sufficient to pay the aggregate number of TopCo Common Shares issuable (including the Excess Shares), or (b) the Aggregate Cash Payment. The Paying Agent shall then deliver cash or TopCo Common Shares to the Holders sufficient to pay all consideration then due to the Holders.

Section 4.2    Cash for CCR Payments to Be Held in Trust. (a) If Parent, TopCo or any of their respective Subsidiaries or Affiliates shall at any time act as the Paying Agent, it will, on or before the Payment Date, as the case may be, segregate and hold in trust for the benefit of the Holders all sums or securities held by such Paying Agent for payment on the CCRs until such sums or securities shall be paid to the Holders as herein provided, and will promptly notify the Rights Agent of any default by TopCo in making payment or causing payment to be made on the CCRs.
(b)    TopCo will cause the Paying Agent (unless the Paying Agent is the Rights Agent) to execute and deliver to the Rights Agent an instrument in which the Paying Agent shall agree with the Rights Agent, subject to the provisions of this Section 4.2, that the Paying Agent (i) will hold all sums or securities held by it for the payment of any amount payable on the CCRs in trust for the benefit of the Persons entitled thereto until such sums or securities shall be paid to such Persons or otherwise disposed of as herein provided and will notify the Rights Agent of the sums or securities so held and (ii) will give the Rights Agent notice of any failure by TopCo (or by any other obligor on the CCRs) to make any payment, or cause payment to be made, on the CCRs when the same shall be due and payable.

(c)    Any cash or securities deposited with the Rights Agent or the Paying Agent, or then held by Parent, TopCo or any of their respective Affiliates, in trust for the payment on any CCR and remaining unclaimed for one (1) year after the Payment Date shall be paid or returned, as applicable, to TopCo on TopCo’s request, or (if then held by TopCo) shall be discharged from such trust; and the Holder of such CCR shall thereafter, as an unsecured general creditor, look only to TopCo for payment thereof, and all liability of the Rights Agent or such Rights Agent with respect to such trust money or securities shall thereupon cease.
Section 4.3    Payments with Respect to CCRs. Payment of any amounts pursuant to the CCRs shall be made in either, as permitted pursuant to the terms of this CCR Agreement, (i) such coin or currency of the United States of America as at the time is legal tender for the payment of public and private debts; or (ii) TopCo Common Shares.

Section 4.4    Withholding. Notwithstanding any other provision of this CCR Agreement, Parent, TopCo, any of their respective Affiliates, the Rights Agent and the Paying Agent shall be entitled to deduct and withhold, or cause to be deducted and withheld, from TopCo Common Shares or cash amounts otherwise payable pursuant to this CCR Agreement such amounts as are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, TopCo, any of their respective Affiliates, the Rights Agent or the Paying Agent, such withheld amounts shall be treated for all purposes of this CCR Agreement as having been paid to such Holder in respect of which such deduction and withholding was made. The Parties hereto agree to cooperate in good faith to reduce or eliminate any deduction or withholding with respect to payments made pursuant to this CCR Agreement.

ARTICLE 5
NO VOTING, DIVIDENDS OR INTEREST
Section 5.1    No Voting Rights. The Holder of any CCR is not, and shall not, solely by virtue thereof, be entitled to any rights of a holder of any Voting Securities or other equity security or other ownership interest of TopCo, Parent or in any constituent entity to the Merger or in any of such entities’ Affiliates or other subsidiaries, either at Law or in equity (other than in respect of its rights as a holder of the TopCo Common Share to which the CCR is attached), and the rights of the Holders are limited to those contractual rights expressed in this CCR Agreement.

Section 5.2    No Joint Venture Relationship. The Holders of the CCRs, by acceptance thereof, agree that no joint venture, partnership or other fiduciary relationship is created hereby or by the CCRs.

Section 5.3    No Interest or Dividends. No interest or dividends shall accrue on any amounts payable in respect of the CCRs.

ARTICLE 6

RETURN OF PARENT CLASS E UNITS
Section 6.1    Return of Parent Class E Units in Certain Circumstances. Subject to Article 7, if the TopCo Common Shares VWAP is greater than the Parent Common Units VWAP (such difference, the “Excess Amount”), then TopCo agrees that it shall transfer to Parent, as an adjustment to the number of Class E Units issued in the Contribution, within five (5) Business Days of the Settlement Date, a number of Class E Units equal to (a) (i) the number of CCRs Outstanding at the Close of Business on the End Date, multiplied by (ii) a fraction, the numerator of which is the Excess Amount and the denominator of which is the Settlement Calculation VWAP, multiplied by (b) the Exchange Ratio. After the close of trading on the NYSE on the End Date, the chief financial officer of Parent shall calculate, in accordance with this CCR Agreement, the Excess Amount and certify and submit such calculation to the Conflicts Committee for its approval. After the close of trading on the NYSE on the Settlement Date, the chief financial officer of Parent shall, if required calculate, in accordance with this CCR Agreement, the number of Class E Units to be transferred under this Section 6.1 and certify and submit such calculation to the Conflicts Committee for its approval.

ARTICLE 7
EARLY CANCELATION OF CCRS
Section 7.1    Cancelation of CCR in Certain Circumstances. The CCRs shall be automatically canceled and extinguished and shall cease to exist or be outstanding, without any consideration of any kind being delivered, and Parent, TopCo and the Rights Agent, shall have no further obligations in respect thereof, in the event that both of the following exist at any time during the Measurement Period:

(a)    the daily dollar volume-weighted average price for the TopCo Common Shares on the NYSE, as reported by Bloomberg, L.P. through its “ETC UN Equity AQR” function (or, if such function or service ceases to exist, any substitute function or service mutually agreed among the Parties) is greater than the daily dollar volume-weighted average price for the Parent Common Units on the NYSE, as reported by Bloomberg, L.P. through its “ETE UN Equity AQR” function for twenty (20) consecutive Trading Days (the Close of Business on the twentieth (20th) such Trading Day, the “Specified Date”); and
(b)    the average daily dollar volume-weighted average price for the TopCo Common Shares on the NYSE, as reported by Bloomberg, L.P. through its “ETC UN Equity AQR” function for the period beginning on the Start Date and ending on the Specified Date is equal or greater than the average daily dollar volume-weighted average price for the Parent Common Units on the NYSE, as reported by Bloomberg, L.P. through its “ETE UN Equity AQR” function for the period beginning on the Start Date and ending on the Specified Date (a “Cancelation Event” and, if the events described in both clause (a) and clause (b) above exist on Specified Date, such Specified Date shall be the “Cancelation Date”).
ARTICLE 8 THE RIGHTS AGENT

Section 8.1    Certain Duties and Responsibilities. (a) The Rights Agent shall not have any liability for any actions taken or not taken in connection with this CCR Agreement, except to the extent of its willful misconduct, bad faith or gross negligence. No provision of this CCR Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers. Notwithstanding anything contained herein to the contrary, the Rights Agent’s aggregate liability shall be limited as set forth in Section 8.2(f) below.
(b)    The Rights Agent shall, once every ninety (90) calendar days, post the trailing Parent Common Units VWAP, the Settlement Calculation VWAP and the TopCo Common Shares VWAP on [its website or other means], to be made available to the Parties or the Holders of CCRs. The Rights Agent shall also post Parent Common Units VWAP, the Settlement Calculation VWAP and the TopCo Common Shares VWAP fifteen (15) consecutive Trading Days into a potential Cancellation Event.

Section 8.2    Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this CCR Agreement, and no implied covenants or obligations shall be read into this CCR Agreement against the Rights Agent. In addition:
(a)    the Rights Agent may rely and shall be protected in acting or refraining from acting in connection with its performance under this CCR Agreement upon any resolution, certificate, statement, instrument, opinion, report, notice, request, instruction, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;
(b)    the Rights Agent may consult with, and obtain advice from, legal counsel in the event of any question as to any of the provisions hereof or the duties hereunder, and it shall incur no liability and shall be deemed to be acting in accordance with the opinion and instructions of such counsel. The reasonable costs of such counsel’s services shall be paid to the Rights Agent in accordance with Section 8.2(f) below. The Rights Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians and/or nominees;
(c)    if the Rights Agent becomes involved in litigation on account of this CCR Agreement, it shall have the right to retain counsel and shall be entitled to reimbursement for all reasonable documented out-of-pocket costs and expenses related thereto as provided in this Section 8.2(c) and (f) hereof; provided, however, that the Rights Agent shall not be entitled to any such reimbursement to the extent such litigation ultimately determines that the Rights Agent acted with willful misconduct, bad faith or gross negligence and provided further that the Rights Agent shall be entitled to reimbursement of the reasonable documented out-of-pocket costs and expenses of a single outside counsel. In the event that conflicting demands are made upon the Rights Agent for any situation addressed or not addressed in this CCR Agreement, the Rights Agent may withhold performance of the terms of this CCR Agreement until such time as said conflicting demands shall have been withdrawn or the rights of the respective parties shall have been settled by court adjudication, arbitration, joint order or otherwise;

(d)    the permissive rights of the Rights Agent to do things enumerated in this CCR Agreement shall not be construed as a duty;
(e)    the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;
(f)    Parent shall indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with the Rights Agent’s duties under this CCR Agreement, including the costs and expenses of defending the Rights Agent against any claims, charges, demands, suits or loss, unless such loss shall have been determined by a court of competent jurisdiction to be a result of the Rights Agent’s willful misconduct, bad faith or gross negligence; provided, however, that the Rights Agent’s aggregate liability with respect to, arising from, or arising in connection with this CCR Agreement, or from all services provided or omitted to be provided under this CCR Agreement, whether in contract, in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by Parent to the Rights Agent as fees and charges, but not including reimbursable expenses; and
(g)    as between Parent, TopCo and the Rights Agent, Parent shall be responsible for paying the Rights Agent Costs and the Rights Agent Initial Payment. As between Parent, TopCo and the Rights Agent, Parent agrees to pay the fees and expenses (including taxes and other charges) of the Rights Agent in connection with this CCR Agreement as may be agreed from time to time by Parent and the Rights Agent. The Rights Agent shall also be entitled to reimbursement from Parent for all reasonable and necessary out-of-pocket expenses (including reasonable fees and expenses of the Rights Agent’s counsel and agent) paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder. The final invoice for the Rights Agent Fee (which shall include a reasonable estimate of all remaining fees and expenses) will be rendered a reasonable time prior to the Payment Date. An invoice for any out-of-pocket expenses and per item fees realized will be rendered and payable within thirty (30) days after receipt by Parent, except for postage and mailing expenses, which funds must be received one (1) Business Day prior to the scheduled mailing date.
Section 8.3    Resignation and Removal; Appointment of Successor. (a) The Rights Agent may resign at any time by giving written notice thereof to Parent and TopCo specifying a date when such resignation shall take effect, which notice shall be sent at least thirty (30) days prior to the date so specified, and such resignation shall take effect on such specified date.
(b)    If the Rights Agent shall resign, be removed or become incapable of acting, Parent and TopCo shall promptly appoint a qualified successor Rights Agent. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with this Section 8.3, become the successor Rights Agent.
(c)    TopCo or Parent shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail, postage prepaid to the Holders. If Parent or TopCo fails to send such notice within ten (10) days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause such notice to be mailed at the expense of Parent.
(d)    Any such successor to the Rights Agent shall agree to be bound by the terms of this CCR Agreement and shall become the Rights Agent hereunder. The Rights Agent shall deliver all of the relevant books and records, pursuant to the terms of this Section 8.3 to the successor Rights Agent. The Rights Agent is hereby authorized, in any and all events, to comply with and obey any and all final judgments, orders and decrees of any court of competent jurisdiction which may be filed, entered or issued with regard to the Rights Agent, and all final arbitration awards with regard to the Rights Agent and, if it shall so comply or obey, it shall not be liable to any other person by reason of such compliance or obedience.
Section 8.4    Acceptance of Appointment of Successor. Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to TopCo, Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this CCR Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent.
Section 8.5    Non-Use of Name. Neither the Rights Agent nor the Holders shall use the name, trademark, trade name, or logo of Parent, TopCo, their respective Affiliates, or their respective employees in any publicity or news release relating to this CCR Agreement or its subject matter, without the prior express written permission of Parent.

ARTICLE 9
AMENDMENTS
Section 9.1    Amendments without Consent of Holders. Parent, TopCo and the Rights Agent may, at any time and from time to time and without the consent of any Holder, enter into one or more amendments hereto for any of the following purposes:
(a)    to evidence the succession of another Person as a successor Rights Agent and the assumption by any successor of the covenants and obligations of the Rights Agent herein;
(b)    to evidence the succession of another Person to TopCo, and the assumption by any such successor of the covenants of TopCo herein;
(c)    to evidence the succession of another Person to Parent, and the assumption by any such successor of the covenants of Parent herein;
(d)    to add to the covenants of Parent and TopCo such further covenants, restrictions, conditions or provisions as its Board of Directors and the Rights Agent shall consider to be for the protection of the Holders of the CCRs, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions or conditions permitting the enforcement of all or any of the several remedies provided in this CCR Agreement as herein set forth;

(e)    to cure any ambiguity, or to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein; provided that such provisions shall not materially reduce the benefits of this CCR Agreement or the CCRs to the Holders;
(f)    to make any other provisions with respect to matters or questions arising under this CCR Agreement; provided that such provisions shall not adversely affect the interests of the Holders in any material respect; or
(g)    to make any change that is not adverse in any material respect to the interests of the Holders.
Promptly following any amendment of this CCR Agreement in accordance with this Section 9.1, the Rights Agent shall notify the Holders of the Securities of such amendment; provided that any failure so to notify the Holders shall not affect the validity of such amendment.
Section 9.2    Amendments with Consent of Holders. With the consent of the Conflicts Committee, Parent and the Rights Agent may enter into one or more amendments hereto or the CCRs for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this CCR Agreement or to the CCRs or of modifying in any manner the rights of the Holders under this CCR Agreement or to the CCRs; provided, however, that no such amendment shall, without the consent of the Holder of each CCR affected thereby:
(a)    modify in a manner materially adverse any Holder, relative to all other Holders (i) any provision contained herein with respect to the termination of this CCR Agreement or the Securities, (ii) the time for payment and amount of any Shortfall Payment or otherwise modify any other payment term or payment date;
(b)    reduce the number of CCRs, the consent of whose Holders is required for any such amendment; or
(c)    modify any of the provisions of this Section 9.2(c), except to increase any such percentage or to provide that certain other provisions of this CCR Agreement cannot be modified or waived without the consent of the Holder of each CCR affected thereby.
Section 9.3    Execution of Amendments. In executing any amendment permitted by this Article 9, the Rights Agent (subject to Section 8.1) shall be fully protected in relying upon an Opinion of Counsel stating that the execution of such amendment is authorized or permitted by this CCR Agreement. The Rights Agent shall execute any amendment authorized pursuant to this Article 9 if the amendment does not adversely affect the Rights Agent’s own rights, duties or immunities under this CCR Agreement or otherwise. Otherwise, the Rights Agent may, but need not, execute such amendment.
Section 9.4    Effect of Amendments; Notice to Holders. (a) Upon the execution of any amendment under this Article 9, this CCR Agreement shall be modified in accordance therewith, and such amendment shall form a part of this CCR

Agreement and the CCRs for all purposes; and every Holder of CCRs theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.
(b)    Promptly after the execution by TopCo, Parent and the Rights Agent of any amendment pursuant to the provisions of this Article 9, TopCo shall mail a notice thereof by first class mail to the Holders of CCRs at their addresses as they shall appear on TopCo’s share register, setting forth in general terms the substance of such amendment. Any failure of TopCo to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment.

IN WITNESS WHEREOF, the Parties hereto have caused this CCR Agreement to be duly executed, all as of the day and year first above written.
ENERGY TRANSFER EQUITY, L.P.
By: Energy Transfer Equity GP, LLC, its general partner

By:	Name: Title:
ENERGY TRANSFER CORP LP
By: ETE CORP GP, LLC, its general partner

By:	Name: Title:
[●],
as the Rights Agent

By:	Name: Title:

Schedule 1 – Schedule of Fees